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TABLE OF CONTENTS
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on June 8, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HUNTSMAN INTERNATIONAL LLC
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2800 (Primary Standard Industrial Classification Code Number)	87-0630358 (I.R.S. Employer IdentificationNumber)

500 Huntsman Way
Salt Lake City, UT 84108
(801) 584-5700
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrants' Principal Executive Offices)

Samuel D. Scruggs, Esq.
Executive Vice President, General Counsel and Secretary
Huntsman International LLC
500 Huntsman Way
Salt Lake City, UT 84108
(801) 584-5700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Nathan W. Jones, Esq.
Stoel Rives LLP
201 South Main Street, Suite 1100
Salt Lake City, UT 84111
(801) 328-3131

Exact Name of Additional Registrants*	Jurisdiction of Incorporation/Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Eurofuels LLC	Delaware	2800	91-2064641
Eurostar Industries LLC	Delaware	2800	87-0658223
Huntsman EA Holdings LLC	Delaware	2800	87-0667306
Huntsman Ethyleneamines Ltd.	Texas	2800	87-0668124
Huntsman International Financial LLC	Delaware	2800	87-0632917
Huntsman International Fuels, L.P.	Texas	2800	91-2073796
Huntsman Propylene Oxide Holdings LLC	Delaware	2800	91-2064642
Huntsman Propylene Oxide Ltd.	Texas	2800	91-2073797
Huntsman Texas Holdings LLC	Delaware	2800	87-0658222
Tioxide Americas Inc.	Cayman Islands	2800	98-0015568
Tioxide Group	U.K.	2800	00-0000000

        *Address and telephone number of principal executive office are the same as those of Huntsman International LLC.

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

7 3/8% Senior Subordinated Notes due 2015	$175,000,000	100%	$175,000,000	$20,597.50

Guarantees of 7 3/8% Senior Subordinated Notes due 2015	(2)	(2)	(2)	(2)

7 1/2% Senior Subordinated Notes due 2015	€135,000,000	100%	€135,000,000	$19,507.54(3)

Guarantees of 7 1/2% Senior Subordinated Notes due 2015	(2)	(2)	(2)	(2)

Total registration fee				$40,105.04

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees of the new notes being registered.

(3)
Euro amounts have been translated into U.S. dollars at 1 euro = $1.2277, which was the noon buying rate in New York City for cable transfers in euros as certified for custom purposes by the Federal Reserve Bank of New York on June 7, 2005.

        The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Subject to Completion—Dated June 8, 2005

PRELIMINARY PROSPECTUS

Huntsman International LLC

Exchange Offer for
$175,000,000 7 3/8% Senior Subordinated Notes due 2015
and
€135,000,000 7 1/2% Senior Subordinated Notes due 2015

This exchange offer will expire at 5:00 p.m., New York City Time,
on                        , 2005, unless extended.

Terms of the exchange offer:

  •
  We will exchange all outstanding 7 3/8% Senior Subordinated Notes due 2015 ("old dollar notes") and all outstanding 7 1/2% Senior Subordinated Notes due 2015 ("old euro notes" and, together with the old dollar notes, "old notes") that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of old notes will not be a taxable event for United States federal income tax purposes.

  •
  The terms of the new 7 3/8% Senior Subordinated Notes due 2015 ("new dollar notes") and the new 7 1/2% Senior Subordinated Notes due 2015 ("new euro notes" and, together with the new dollar notes, "new notes") to be issued in this exchange offer are substantially identical to the terms of the old notes, except for transfer restrictions and registration rights relating to the old notes. The old notes and the new notes are collectively referred to herein as the "notes."

  •
  We will not receive any proceeds from the exchange offer.

  •
  There is no existing market for the new notes, and we have not and will not apply to list the new dollar notes on any securities exchange. We intend to apply to list the new euro notes on the Luxembourg Stock Exchange.

        See the "Description of New Notes" section on page 124 for more information about the new notes to be issued in this exchange offer.

        This investment involves risks. See the section entitled "Risk Factors" that begins on page 12 for a discussion of the risks that you should consider prior to tendering your old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes it receives. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
CONDENSED CONSOLIDATING FINANCIAL INFORMATION
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER INDEBTEDNESS AND CERTAIN FINANCING ARRANGEMENTS
DESCRIPTION OF NEW NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

i

PROSPECTUS SUMMARY

        In this prospectus, the terms "we," "us," "our" and the "Company" refer to Huntsman International LLC, the issuer of the new notes, and its subsidiaries. The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. This prospectus contains information regarding our business and detailed financial information. You should carefully read this entire document.

Our Business

        We are a global manufacturer and marketer of differentiated and commodity chemicals. We manage our business through four segments: Polyurethanes, Performance Products, Pigments and Base Chemicals. We manufacture our products at facilities located primarily in North America, Europe, Asia and Africa and sell our products throughout the world.

Our Products and Segments

        Our business is organized around our four segments: Polyurethanes, Performance Products, Pigments and Base Chemicals. These segments can be divided into two broad categories: differentiated and commodity. We produce differentiated products primarily in our Polyurethanes and Performance Products segments. These products serve diverse end markets and are generally characterized by historical growth in excess of GDP growth resulting from product substitution and new product development, proprietary manufacturing processes and product formulations and a high degree of customer loyalty. Demand for these products tends to be driven by the value-added attributes that they create in our customers' end-use applications. While the demand for these differentiated products is also influenced by worldwide economic conditions and GDP growth, our differentiated products have tended to produce more stable profit margins and higher demand growth rates than our commodity products.

        In our commodity chemical businesses, we produce titanium dioxide derived from titanium-bearing ores in our Pigments segment and petrochemical-based olefins, aromatics and polyolefins products in our Polymers and Base Chemicals segments. Since the coatings industry consumes a substantial portion of titanium dioxide production, seasonal demand patterns in the coatings industry drive the profitability of our Pigments segment; profitability is also driven by industry-wide operating rates, with a lag of up to twelve months due to the effects of stocking and destocking by customers and suppliers. The profitability of our Base Chemicals products is cyclical and has been experiencing a down cycle for the last several years, resulting primarily from significant new capacity additions, a decrease in demand reflecting weak global economic conditions and high raw material costs. Certain industry fundamentals have recently improved and, we believe, point to increased profitability in the markets for the major commodity products that we manufacture.

Our Company

History

        Our Company, Huntsman International LLC, is a Delaware limited liability company. It was formed in 1999 in connection with a transaction between Huntsman International Holdings, LLC ("HIH"), Huntsman Specialty Chemicals Corporation ("Huntsman Specialty") and Imperial Chemical Industries PLC ("ICI"). In that transaction, on June 30, 1999, HIH acquired ICI's polyurethane chemicals, selected petrochemicals and titanium dioxide ("TiO2" or "Tioxide") businesses and Huntsman Specialty's propylene oxide ("PO") business. HIH also acquired the 20% ownership interest of BP Chemicals Limited in an olefins facility located at Wilton, U.K. and certain related assets. HIH then transferred the acquired businesses to us and to our subsidiaries. In August 2000, we completed our acquisition of the Morton global TPU business from The Rohm and Haas Company; in

February 2001, we completed our acquisition of the global ethyleneamines business of Dow Chemical Company; and, in April 2001, we completed our acquisition of the Albright & Wilson European surfactants business from Rhodia S.A.

Recent Developments

Voluntary Prepayment on Senior Secured Credit Facilities

        On June 6, 2005, we made a $100 million dollar equivalent voluntary prepayment to the term B loan under our senior secured credit facilities. The balance outstanding on our senior secured credit facilities as of March 31, 2005 was $1,235.9 million. After application of this prepayment, the pro forma balance as of March 31, 2005 would have been $1,135.9 million.

  Huntsman Corporation Initial Public Offering

        On February 16, 2005, Huntsman Corporation, our ultimate parent corporation, completed an initial public offering of 55,681,819 shares of its common stock sold by Huntsman Corporation and 13,579,546 shares of its common stock sold by a selling stockholder, in each case at a price to the public of $23 per share, and 5,750,000 shares of its 5% mandatory convertible preferred stock sold by Huntsman Corporation at a price to the public of $50 per share. Net proceeds to Huntsman Corporation from the offering were approximately $1,500 million, substantially all of which was used to repay outstanding indebtedness of certain of Huntsman Corporation's subsidiaries, including HMP Equity Holdings Corporation ("HMP"), Huntsman LLC ("HLLC") and HIH.

  Dividend to HIH

        On February 28, 2005, we paid a dividend in the amount of $35 million to HIH. The dividend was used together with proceeds from the Huntsman Corporation initial public offering to redeem the HIH senior discount notes due 2009.

  MDI Initiative

        On March 14, 2005, we announced an initiative designed to significantly increase our global capacity for the manufacture of diphenylmethane diisocyanate ("MDI"). The initiative involves expansions at our two major MDI manufacturing facilities located in Geismar, Louisiana and Rozenburg, Netherlands. We expect that the capacity of our Geismar plant will be expanded by 130 million pounds per year to 990 million pounds per year, while the capacity of the Rozenburg plant will be expanded by 220 million pounds per year to 880 million pounds per year. The capacity expansions will be completed in increments beginning in the first quarter of 2005, with final completion expected by late 2006. These expansions are in addition to our previously announced investments in our Chinese MDI joint ventures.

Ownership

        All of our membership interests are owned by HIH. Initially in 1999, HIH was owned 60% by Huntsman Specialty, 30% by ICI and 10% by institutional investors. In 2002, HMP purchased approximately 1% of the HIH membership interests held by an institutional investor. On May 9, 2003, HMP exercised an option and purchased the ICI subsidiary ("Alta One") that held ICI's 30% membership interest in HIH. At that time, HMP also purchased the remaining approximately 9% of the HIH membership interests held by institutional investors. As a result, HMP owned directly, and indirectly through its ownership of Huntsman Specialty and Alta One, 100% of the HIH membership interests.

        In connection with Huntsman Corporation's initial public offering, Huntsman Corporation and certain affiliates completed a series of reorganization transactions. As a result of these reorganization transactions, our Company now is owned 58% by Huntsman Corporation and 42% by Huntsman LLC. The chart below shows our current organizational structure:

        Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108, and our telephone number is (801) 584-5700.

The Exchange Offer

Securities Offered	$175,000,000 aggregate principal amount at maturity of new dollar notes and €135,000,000 aggregate principal amount at maturity of new euro notes, all of which have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The terms of the new notes offered in the exchange offer are substantially identical to those of the old notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes do not apply to the new registered notes.
The Exchange Offer
We are offering to issue registered notes in exchange for a like principal amount and like denomination of our old notes. We are offering to issue these registered notes to satisfy our obligations under an exchange and registration rights agreement that we entered into with the initial purchasers of the old notes when we sold them in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your old notes for exchange by following the procedures described under the heading "The Exchange Offer."
Tenders; Expiration Date; Withdrawal
The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we extend it. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any notes that you tender for exchange at any time prior to , 2005. If we decide for any reason not to accept any old notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer" and "—Withdrawal Rights" for a more complete description of the tender and withdrawal provisions.

Conditions to the Exchange Offer
The exchange offer is subject to customary conditions and we may terminate or amend the exchange offer if any of these conditions occur prior to the expiration of the exchange offer. These conditions include any change in applicable law or legal interpretation or governmental or regulatory actions that would impair our ability to proceed with the exchange offer, any general suspension or general limitation relating to trading of securities on any national securities exchange or the over-the-counter market or a declaration of war or other hostilities involving the United States. We may waive any of these conditions in our sole discretion.
Procedures for Tendering Old Notes
A holder who wishes to tender old notes in the exchange offer must transmit to the exchange agent an agent's message, transmitted by a book-entry transfer facility, which agent's message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company, or DTC, under the procedures for book-entry transfers described in "The Exchange Offer—How to Tender Old Notes for Exchange."

Old notes may be tended by electronic transmission of acceptance through DTC's Automated Tender Offer Program, which we refer to as ATOP. Custodial entities that are participants in DTC must tender old notes through ATOP. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this document on how to tender your securities. See "The Exchange Offer—Book Entry Transfers."
U.S. Federal Tax Consequences
Your exchange of old notes for new notes in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See "Material United States Federal Income Tax Consequences."
Use of Proceeds
We will not receive any cash proceeds from the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds" for a discussion of the use of proceeds from the issuance of the old notes.
Exchange Agent	Wells Fargo Bank, N.A.
Consequences of Failure to Exchange
Old notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the old notes. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.

Consequences of Exchanging Your Old Notes
Based on interpretations of the SEC set forth in certain no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:
	•	acquire the new notes issued in the exchange offer in the ordinary course of your business;
	•	are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and
	•	are not an "affiliate" of our Company as defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells or transfers any new notes. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

The New Notes

        The terms of the new notes and those of the outstanding old notes are identical in all material respects, except:

  (1)
  the new notes will have been registered under the Securities Act;

  (2)
  the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

  (3)
  the new notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

        A brief description of the material terms of the new notes follows:

Issuer	Huntsman International LLC.
Notes Offered	$175,000,000 aggregate principal amount at maturity of 7 3/8% Senior Subordinated Notes due 2015.
€135,000,000 aggregate principal amount at maturity of 7 1/2% Senior Subordinated Notes due 2015.
Maturity	January 1, 2015.

Interest Rate	The new dollar notes bear interest at a rate of 7 3/8% per annum. The new euro notes bear interest at a rate of 7 1/2% per annum.
Interest Payment Dates	We will pay interest on the notes each January 1 and July 1, beginning on July 1, 2005.
Guarantee	The notes are guaranteed by our subsidiaries. If we cannot make payments on the notes when they are due, then our subsidiary guarantors are required to make payments on our behalf.
Optional Redemption
Prior to January 1, 2008, we may, at our option and subject to certain requirements, use the net proceeds from (i) one or more offerings of qualified capital stock or (ii) capital contributions to our equity, to redeem up to 40% of the aggregate principal amount of the notes of either series at a redemption price equal to 107.375% (for dollar notes) or 107.500% (for euro notes) of their face amount, plus accrued and unpaid interest. See "Description of New Notes—Optional Redemption."
On or after January 1, 2010, we may redeem some or all of the notes of either series, at our option, at any time at the redemption prices listed in "Description of New Notes—Optional Redemption."

Prior to January 1, 2010, we may redeem some or all of the notes of either series, at our option, at any time at a redemption price equal to 100% of their face amount plus a "make whole" premium. See "Description of New Notes—Optional Redemption."
Ranking	The notes will be:
• our general unsecured senior subordinated obligations;
•
subordinated in right of payment to all our existing and future senior indebtedness and structurally subordinated to all liabilities (including trade payables) of our subsidiaries which are not guarantors (except with respect to indebtedness owed to us or other guarantors);
• equal in right of payment to all our existing and future senior subordinated indebtedness; and
• unconditionally guaranteed by the guarantors on a senior subordinated basis.
Since the notes are unsecured, in the event of a bankruptcy or insolvency, our secured lenders will have a prior secured claim to any collateral securing the debt owed to them.
The guarantees will be:
• the general unsecured senior subordinated obligations of the guarantors;
• subordinated in right of payment to all existing and future senior indebtedness of the guarantors; and
• equal in right of payment to all existing and future senior subordinated indebtedness of the guarantors.

Since the guarantees are unsecured obligations of each guarantor, in the event of a bankruptcy or insolvency, such guarantor's secured lenders will have a prior secured claim to any collateral securing the debt owed to them.

As of March 31, 2005, we and the guarantors had approximately $1,701.2 million of senior indebtedness outstanding (of which approximately $1,245.5 million is secured indebtedness), and our subsidiaries which are not guarantors had approximately $30.6 million of indebtedness outstanding, excluding intercompany indebtedness due to us or the guarantors.
Change of Control Offer
If we undergo a change of control, we will be required to make an offer to purchase each holder's notes at a price equal to 101% of their face amount plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of New Notes—Repurchase at the Option of Holders upon a Change of Control."
Asset Sales
We may have to use the net proceeds from asset sales to offer to repurchase the notes under certain circumstances at their face amount, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of New Notes—Certain Covenants—Limitation on Asset Sales."
Covenants	The indenture governing the notes contains covenants that limit our ability and the ability of certain of our subsidiaries to:
	•	incur additional indebtedness;
	•	pay dividends or distributions on, or redeem, repurchase or issue our capital stock;
	•	issue capital stock;
	•	make certain investments;
	•	create liens;
	•	engage in transactions with affiliates;
	•	enter into sale and leaseback transactions;
	•	merge or consolidate; and
	•	transfer or sell assets.
These covenants are subject to important exceptions and qualifications, which are described in "Description of New Notes—Certain Covenants."

Exchange Offer; Registration Rights
Under the registration rights agreement, we have agreed to consummate the exchange offer within 45 days after the date on which the exchange offer registration statement is declared effective. In addition, we have agreed to file a "shelf registration statement" that would allow some or all of the old notes to be offered to the public if we are unable to complete the exchange offer or a change in applicable laws or legal interpretation occurs that would limit the intended effects or availability of the exchange offer.

If we fail to fulfill our obligations with respect to registration of the notes (a "registration default"), the annual interest rate on the notes will increase by 0.25% during the first 90-day period during which the registration default continues, and will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum increase of 1.00% over the interest rate that would otherwise apply to the notes. As soon as we cure a registration default, the interest rates on the notes will revert to their original levels.

If we must pay additional interest, we will pay it to holders in cash on the same dates that we make other interest payments on the notes, until we correct the registration default. See "Description of New Notes—Registration Covenant; Exchange Offer."
Use of Proceeds
We will not receive any proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness. See "Use of Proceeds."
Risk Factors
You should carefully consider all the information set forth in this prospectus and, in particular, should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 12, before participating in this exchange offer.

For additional information regarding the notes, see "Description of New Notes."

Failure to Exchange Your Old Notes

        The old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and all applicable state securities laws. We will issue the new notes in exchange for the old notes under the exchange offer only following the satisfaction of the procedures and conditions described under the caption "The Exchange Offer."

        Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the markets, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the old notes.

Other Debt

        As of March 31, 2005, we had $2,939.2 million in debt outstanding other than the old notes.

        The indenture governing the notes limits our ability to incur additional debt. Consequently, we would be required to obtain an amendment of the indenture before we incurred any additional debt, other than the types of debt specifically identified in the indenture as permitted. For more information, see "Other Indebtedness and Certain Financing Arrangements" below.

Summary Historical Financial Data

        The summary historical financial data below presents the historical financial data of our Company as of the dates and for the periods indicated. The summary financial and other data as of and for the three months ended March 31, 2005 and for the three months ended March 31, 2004 has been derived from the unaudited financial statements of our Company included elsewhere in this prospectus. The summary financial and other data as of March 31, 2004 has been derived from the unaudited financial statements of our Company. The summary financial and other data as of December 31, 2004 and December 31, 2003, and for each of the three years and the period ended December 31, 2004 has been derived from the audited financial statements of our Company included elsewhere in this prospectus.

        The summary financial data set forth below should be read in conjunction with our audited and unaudited consolidated financial statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Data," and "Selected Historical Financial Data" included elsewhere in this prospectus and, in each case, any related notes thereto.

	Summary Historical Financial Data
	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Dollars in Millions)
Statements of Operations Data:
Revenues	$1,961.9	$1,498.1	$6,503.4	$5,245.5	$4,518.1	$4,575.2	$4,447.9
Cost of goods sold	1,605.5	1,350.0	5,678.5	4,661.1	3,902.7	3,990.1	3,705.4

Gross profit	356.4	148.1	824.9	584.4	615.4	585.1	742.5
Operating expenses	130.7	100.0	394.2	351.8	379.6	378.6	331.4
Restructuring, impairment and plant closing costs	7.0	8.7	249.5	56.7	7.7	46.6	—

Operating income	218.7	39.4	181.2	175.9	228.1	159.9	411.1
Interest expense—net	(63.8)	(69.0)	(254.2)	(251.5)	(245.4)	(228.3)	(222.4)
Loss on accounts receivable securitization program	(3.2)	(3.5)	(15.6)	(32.4)	(5.5)	(12.8)	(1.9)
Other (expense) income	(1.3)	(0.2)	(19.5)	(1.3)	1.3	(2.0)	(3.2)

Income (loss) before income taxes, minority interest and cumulative effect of accounting change	150.4	(33.3)	(108.1)	(109.3)	(21.5)	(83.2)	183.6
Income tax (expense) benefit	(23.5)	(3.6)	58.6	(21.6)	41.5`	26.0	(30.1)
Minority interest in subsidiaries (income) loss	(0.1)	—	—	—	0.1	(2.2)	(2.8)

Income (loss) before cumulative effect of accounting changes	126.8	(36.9)	(49.5)	(130.9)	20.1	(59.4)	150.7
Cumulative effect of accounting changes	—	—	—	—	—	(1.5)	—

Net income (loss)	126.8	(36.9)	(49.5)	(130.9)	20.1	(60.9)	150.7
Depreciation and amortization	75.8	77.0	312.4	277.9	256.2	240.5	216.2
Interest expense, net	63.8	69.0	254.2	251.5	245.4	228.3	222.4
Income tax expense (benefit)	23.5	3.6	(58.6)	21.6	(41.5)	(26.0)	30.1

EBITDA(1)	$289.9	$112.7	$458.5	$420.1	$480.2	$381.9	$619.4

Other Data:
Capital expenditures	$33.5	$38.2	$141.3	$127.4	$190.5`	$291.0	$204.5
Ratio of earnings to fixed charges(2)	3.3	—	—	—	—	—	1.7
Balance Sheet Data (at period end):
Total assets	6,013.8		5,848.9	5,492.7	5,079.8	4,862.1	4,815.4
Total debt	2,939.2		3,054.8	2,927.1	2,773.8	2,637.9	2,350.5

(1)
EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe that EBITDA enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the U.S. ("GAAP"). Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company's capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our Company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization. EBITDA excludes interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes interest expense has material limitations. EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations. Our management compensates for the limitations of using EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions. For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments. Our management also uses trade working capital to evaluate its investment in accounts receivable and inventory, net of accounts payable.

(2)
We have calculated the ratio of earnings to fixed charges according to a formula the SEC requires us to use. This formula defines earnings generally as our pre-tax earnings from operations, less interest expense and defines fixed charges generally as all interest and interest-related payments and accruals. Earnings for each of the three month period ended March 31, 2004 and for the years ended December 31, 2004, 2003, 2002 and 2001 would have to be $32.9 million, $108.3 million, $109.8 million, $28.8 million and $90.2 million higher, respectively, to achieve a one-to-one ratio. The calculation of these ratios is presented at Exhibit 12.1 to the registration statement of which this prospectus forms a part.

RISK FACTORS

        You should carefully consider the risks described below in addition to all other information provided to you in this prospectus before participating in this exchange offer. Any of the following risks could materially and adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

Our available cash and access to additional capital may be limited by our substantial leverage, which could restrict our ability to grow our businesses.

        We have a substantial amount of indebtedness outstanding. As of March 31, 2005, we had total consolidated outstanding indebtedness of approximately $2,939.2 million (including the current portion of long-term debt) and a debt to total capitalization ratio of approximately 70%. We may incur substantial additional debt from time to time for a variety of purposes. Our outstanding debt could have important consequences for our businesses, including:

  •
  a high degree of debt will make us more vulnerable to a downturn in our businesses, our industry or the economy in general as a significant percentage of our cash flow from operations will be required to make payments on our indebtedness, making it more difficult to react to changes in our business and in market or industry conditions;

  •
  a substantial portion of our future cash flow from operations may be required to be dedicated to the payment of principal and interest on indebtedness, thereby reducing the funds available for other purposes, including the growth of our businesses;

  •
  our ability to obtain additional financing may be constrained due to our existing level of debt; and

  •
  part of our indebtedness is, and any future debt may be, subject to variable interest rates, which makes us vulnerable to increases in interest rates.

        We require substantial capital to finance our operations and continued growth, and we may incur substantial additional debt from time to time for a variety of purposes, including acquiring additional businesses. However, the indentures governing the notes and our outstanding senior notes and senior subordinated notes and our senior secured credit facilities all contain restrictive covenants. Among other things, these covenants limit or prohibit our ability to incur more debt; make prepayments of other debt, including our outstanding senior notes and our senior subordinated notes; pay dividends, redeem stock or make other distributions; issue capital stock; make investments; create liens; enter into transactions with affiliates; enter into sale and leaseback transactions; and merge or consolidate and transfer or sell assets. Additionally, our senior secured credit facilities provide that we will not, and will not permit any of our subsidiaries to, amend, modify or terminate any provisions of the notes or our outstanding senior notes or senior subordinated notes. Also, if we undergo a change of control, the indentures governing the notes and our outstanding senior notes and senior subordinated notes may require us to make an offer to purchase such notes. Under these circumstances, we may also be required to repay indebtedness under our senior secured credit facilities prior to the notes. In this event, we may not have the financial resources necessary to purchase such notes, which would result in an event of default under the indentures governing such notes. See "Description of New Notes."

        We have no scheduled principal payments under our senior secured credit facilities until the second quarter of 2006. Our annual scheduled principal payments under our senior secured credit facilities will be approximately $12.5 million per year. Our $375 million revolving facility matures in September 2008. Our ability to make scheduled payments of principal and interest on, or to refinance, our debt (including the notes) depends on our future performance, which, to a certain extent, is subject to economic, competitive, regulatory and other factors beyond our control. We cannot guarantee that we will have sufficient cash from our operations or other sources to service our debt (including the notes). If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or seek to obtain additional equity capital or restructure or refinance our debt. We cannot guarantee that such alternative measures would be successful or would permit us to meet our scheduled debt service obligations. In the absence of operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service obligations. We cannot guarantee our ability to consummate any asset sales or that any proceeds from an asset sale would be sufficient to meet the obligations then due.

        If we are unable to generate sufficient cash flow or are otherwise unable to obtain the funds required to meet payments of principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness, we could be in default under the terms of those instruments. In the event of a default, a holder of the indebtedness could elect to declare all the funds borrowed under those instruments to be due and payable together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder and we could be forced into bankruptcy or liquidation. Any of the foregoing consequences could have a material adverse effect on our business, results of operations and financial condition and on our ability to make payments on the notes.

If our subsidiaries do not make sufficient distributions to us, then we will not be able to make payment on our debt, including the notes.

        The notes are the exclusive obligations of our company and the guarantors of the notes and not of any of our other subsidiaries. Because a significant portion of our operations are conducted by our subsidiaries, our cash flow and our ability to service indebtedness, including our ability to pay the interest on and principal of the notes at maturity, are dependent to a large extent upon cash dividends and distributions or other transfers from our subsidiaries. In addition, we must first pay amounts due on our senior indebtedness, including our outstanding senior notes, prior to making payments on the notes. Any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate, and any restrictions imposed by the current and future debt instruments of our subsidiaries. In addition, payments to us by our subsidiaries are contingent upon our subsidiaries' earnings.

        Our subsidiaries are separate and distinct legal entities and, except for the guarantors of the notes, have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available therefor, whether by dividends, loans, distributions or other payments, and do not guarantee the payment of interest on, or principal of, the notes. Any right that we have to receive any assets of any of our subsidiaries that are not guarantors upon the liquidation or reorganization of any such subsidiary, and the consequent right of holders of notes to realize proceeds from the sale of their assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by that subsidiary. The guarantees are unsecured senior subordinated obligations of the guarantors, subordinated to all senior indebtedness of the guarantors, and in the event of the bankruptcy or insolvency of a guarantor, such guarantor's secured lenders will have a prior secured claim to any collateral securing the debt owed to them.

Demand for some of our products is cyclical, and we may experience prolonged depressed market conditions for our products, which may adversely affect our ability to make payments on the notes.

        Historically, the markets for many of our products, particularly our commodity products, have experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods of capacity additions, resulting in oversupply and declining prices and profit margins. Several of our markets have experienced conditions of oversupply, and the profitability of our products in these markets has been depressed in recent years. We cannot guarantee that future growth in demand for these products will be sufficient to alleviate any existing or future conditions of excess industry capacity or that such conditions will not be sustained or further aggravated by anticipated or unanticipated capacity additions or other events.

        We derive a substantial portion of our revenue from sales of commodity products, including most of the products of our Base Chemicals and Pigments segments, which generated approximately 47% of our revenue for the year ended December 31, 2004. Due to the commodity nature of these products, competition in these markets is based primarily on price and to a lesser extent on performance, product quality, product deliverability and customer service. As a result, we may not be able to protect our market position for these products by product differentiation and may not be able to pass on cost increases to our customers. Historically, the prices for our commodity products have been cyclical and sensitive to relative changes in supply and demand, the availability and price of feedstocks and general economic conditions. Our other products may be subject to these same factors, but, typically, the impact of these factors is greatest on our commodity products.

We depend on several key customers in our Base Chemicals segment, the loss of whom could have a material adverse effect on our business, results of operations and financial condition and on our ability to make payments on the notes.

        Sales of certain of our products, particularly ethylene and propylene in our Base Chemicals segment, are, and historically have been, dependent upon the continued demand from several key customers. This is a common characteristic in the Base Chemicals business. Six customers are expected to account for approximately 73% of our ethylene sales in 2005, and four customers are expected to account for approximately 93% of our propylene sales in 2005. Accordingly, the loss of any of our key Base Chemicals customers could have a material adverse effect on our business, results of operations, financial condition, liquidity and on our ability to make payments on the notes.

        A major customer of our Base Chemicals segment has indicated that, upon termination of our existing contract as of December 31, 2005, it will discontinue purchasing ethylene and propylene from us. We expect this customer to purchase approximately 18% of our 2005 ethylene production and approximately 19% of our 2005 propylene production pursuant to such contract. We believe the expected market conditions in Europe for ethylene and propylene will be such that we will be able to sell, upon expiration of the contract, a substantial portion of the ethylene and propylene such customer historically purchased at prices that generate margins comparable to those historically obtained on sales to such customer. However, if market demand for ethylene or propylene in Europe is weaker than expected, we may experience difficulty in selling the ethylene and propylene historically purchased by such customer, or we may have difficulty selling such ethylene and propylene at comparable margins. Failure to sell such ethylene or propylene, or the failure to receive comparable margins for such ethylene and propylene, could have a material adverse effect on our business, results of operations, financial condition, liquidity and on our ability to make payments on the notes.

        We have announced plans to construct a low-density polyethylene facility at our Wilton, U.K. site with annual production capacity of 900 million pounds. We expect this facility to be operational in late 2007, and, when completed, we expect that it will consume approximately 50% of our annual ethylene output, although we can give you no assurance that it will do so.

Significant price volatility or interruptions in supply of our raw materials may result in increased costs that we may be unable to pass on to our customers, which could negatively affect our ability to make payments on the notes.

        The prices of the raw materials that we purchase from third parties are cyclical and volatile. We purchase a substantial portion of these raw materials from third party suppliers, and the cost of these raw materials represents a substantial portion of our operating expenses. The prices for a number of these raw materials generally follow price trends of, and vary with market conditions for, crude oil and natural gas feedstocks, which are highly volatile and cyclical. In recent periods, we have experienced significantly higher crude oil prices, which have resulted in increased raw material prices.

        Although we frequently enter into supply agreements to acquire these raw materials, these agreements typically provide for market-based pricing and provide us only limited protection against price volatility. While we attempt to match cost increases with corresponding product price increases, we are not always able to raise product prices immediately or at all. Timing differences between raw material prices, which may change daily, and contract product prices, which in many cases are negotiated only monthly or less often, have had and may continue to have a negative effect on our cash flow. If any of our suppliers is unable to meet its obligations under present supply agreements, we may be forced to pay higher prices to obtain the necessary raw materials from other sources and we may not be able to increase prices for our finished products to recoup the higher raw materials cost. In addition, if any of the raw materials that we use become unavailable within the geographic area from which they are now sourced, then we may not be able to obtain suitable and cost effective substitutes. Any cost increase that we are not able to pass on to our customers or any interruption in supply of raw materials could have a material adverse effect on our business, results of operations, financial condition, liquidity and on our ability to make payments on the notes.

The industries in which we compete are highly competitive, and we may not be able to compete effectively with our competitors that have greater financial resources, which could have a material adverse effect on our business, results of operations and financial condition and on our ability to make payments on the notes.

        The industries in which we operate are highly competitive. Among our competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, certain of our businesses use technology that is widely available. Accordingly, barriers to entry, apart from capital availability, are low in certain product segments of our business, and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing. Further, petroleum-rich countries have become more significant participants in the petrochemical industry and may expand this role significantly in the future. Increased competition in any of our businesses could compel us to reduce the prices of our products, which could result in reduced profit margins and loss of market share and have a material adverse effect on our business, results of operations, financial condition, liquidity and on our ability to make payments on the notes.

Our operations involve risks that may increase our operating costs, which could have a material adverse effect on our business, results of operations and financial condition and on our ability to make payments on the notes.

        Although we take precautions to enhance the safety of our operations and minimize the risk of disruptions, our operations are subject to hazards inherent in the manufacturing and marketing of differentiated and commodity chemical products. These hazards include: pipeline leaks and ruptures; explosions; fires; severe weather and natural disasters; mechanical failures; unscheduled downtimes; labor difficulties; transportation interruptions; remediation complications; chemical spills; discharges or releases of toxic or hazardous substances or gases; storage tank leaks; and other risks. Some of these hazards can cause bodily injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties and liabilities. Furthermore, we are subject to present and future claims with respect to workplace exposure, exposure of contractors on our premises as well as other persons located nearby, workers' compensation and other matters.

        We maintain property, business interruption and casualty insurance policies which we believe are in accordance with customary industry practices, but we are not fully insured against all potential hazards and risks incident to our business. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our business, results of operations, financial condition, liquidity and on our ability to make payments on the notes.

        In addition, we are subject to various claims and litigation in the ordinary course of business. We maintain insurance to cover many of our potential losses, but we are subject to various self-retentions and deductibles under our insurance. In conjunction with many of our past acquisitions, we have obtained indemnity agreements from the prior owners addressing liabilities that may arise from operations and events prior to our ownership. We are a party to several pending lawsuits and proceedings. It is possible that a judgment could be rendered against us in these cases or others in which we could be uninsured or not covered by indemnity and beyond the amounts that we currently have reserved or anticipate incurring for such matters.

Material weaknesses in our internal controls could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and result in a lower trading price of our securities.

        In connection with the audit of the financial statements of our parent and its subsidiaries (the "Huntsman Companies" or "Group") for the year ended December 31, 2003, the Group's independent registered public accounting firm, or auditors, identified several matters that they deemed to be "material weaknesses" in the Group's internal controls as defined in standards established by the American Institute of Certified Public Accountants. The principal material weakness identified by the auditors was that the Group's controllership function did not have an adequate formal process in place to gather the data required to prepare the financial statements and disclosures required for the numerous financial reporting requirements of the Huntsman Companies. The auditors noted that these material weaknesses had led to restatements of the financial statements of certain of the Huntsman Companies, including us, in recent periods.

        In connection with the audit of the Group's financial statements for the year ended December 31, 2004, the auditors did not identify any matters that they deemed to be material weaknesses. In conducting their audit, however, the auditors did not undertake to audit the Group's internal controls, and thus we cannot give any assurance that they would not have noted additional material weaknesses, or reiterated the material weaknesses described above, had they done so. Nor can we give any assurance that the auditors will not note additional material weaknesses, or reiterate the material weaknesses described above, in future audits of the Group's financial statements. Any such material weaknesses could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements.

        The Group has engaged Ernst & Young LLP to assist the Group's management in its evaluation of the Group's internal controls in preparation for the periodic management evaluations and annual auditor attestation reports regarding the effectiveness of its "internal control over financial reporting" that will be required when the SEC's rules under Section 404 of the Sarbanes-Oxley Act of 2002 become applicable to the Group beginning with its Annual Reports on Form 10-K for the year ending December 31, 2006 to be filed in the first quarter of 2007. We cannot give any assurance, however, that the Group's internal controls will be effective when Section 404 becomes applicable to it. Ineffective internal controls could cause investors to lose confidence in our reported financial information and could result in a lower trading price for our securities.

Our ability to repay our debt may be adversely affected if our joint venture partners do not perform their obligations or we have disagreements with them.

        We conduct a substantial amount of our operations through our joint ventures. Our ability to meet our debt service obligations depends, in part, upon the operation of our joint ventures. If any of our joint venture partners fails to observe its commitments, that joint venture may not be able to operate according to its business plans or we may be required to increase our level of commitment to give effect to those plans. In general, joint venture arrangements may be affected by relations between the joint venture partners. Differences in views among the partners may, for example, result in delayed decisions or in failure to agree on significant matters. Such circumstances may have an adverse effect on the business and operations of the joint ventures, adversely affecting the business and operations of our company. If we cannot agree with our joint venture partners on significant issues, we may experience a material adverse effect on our business, results of operations, financial condition, liquidity and on our ability to make payments on the notes.

If we are unable to maintain our relationships with Huntsman LLC then we may not be able to replace on favorable terms our contracts with them or the services and facilities that they provide, if at all.

        We have entered and will continue to enter into certain agreements, including service, supply and purchase contracts with Huntsman LLC. If Huntsman LLC or any of its affiliates fails to perform its obligations under any of these agreements, or if any of these agreements terminate or we are otherwise unable to obtain the benefits thereunder for any reason, there could be a material adverse effect on our business, results of operations and financial condition and on our ability to make payments on the notes if we are unable to obtain similar service, supply or purchase contracts on the same terms from third parties. For example, we have only one operating facility for our production of propylene oxide, which is located in Port Neches, Texas. The facility is dependent on the existing infrastructure and adjacent facilities of Huntsman LLC for certain utilities, raw materials, product distribution systems and safety systems. In addition, we depend upon employees of Huntsman LLC to operate our Port Neches facility. We purchase all of the propylene used in the production of propylene oxide through Huntsman LLC's pipeline, which is the only existing propylene pipeline connected to our propylene oxide facility. If we were required to obtain propylene from another source, we would need to make a substantial investment in an alternative pipeline. This could have a material adverse effect on our business, results of operations and financial condition and on our ability to make payments on the notes.

We are subject to many environmental and safety regulations that may result in unanticipated costs or liabilities, which could have a material adverse effect on our business, results of operations and financial condition and on our ability to make payments on the notes.

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities, which could have a material adverse effect on our business, results of operations, financial condition and liquidity.

        In addition, we could incur significant expenditures in order to comply with existing or future environmental or safety laws. Capital expenditures and costs relating to environmental or safety matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Therefore, we cannot assure you that capital expenditures and costs beyond those currently anticipated will not be required under existing or future environmental or safety laws.

        Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous materials or from disposal activities that pre-dated the purchase of our businesses. We cannot assure you that additional costs and expenditures beyond those currently anticipated will not be incurred to address all such known and unknown situations under existing and future environmental law.

        For additional information, see "Business—Environmental, Health and Safety Matters" below.

Existing or future litigation or legislative initiatives restricting the use of MTBE in gasoline may subject us or our products to environmental liability or materially adversely affect our sales and costs.

        We produce methyl tertiary butyl ether, or MTBE, an oxygenate that is blended with gasoline to reduce vehicle air emissions and to enhance the octane rating of gasoline. The use of MTBE is controversial in the U.S. and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. For example, California, New York and Connecticut have adopted rules that prohibit the use of MTBE in gasoline sold in those states as of January 1, 2004. Overall, states that have taken some action to prohibit or restrict the use of MTBE in gasoline account for a substantial portion of the "pre-ban" U.S. MTBE market. Additional phase-outs or other future regulation of MTBE may result in a significant reduction in demand for our MTBE, a material loss in revenues or material increase in compliance costs or expenditures. In addition, a number of lawsuits have been filed, primarily against gasoline manufacturers, marketers and distributors, by persons seeking to recover damages allegedly arising from the presence of MTBE in groundwater. While we have not been named as a defendant in any litigation concerning the environmental effects of MTBE, we cannot provide assurances that we will not be involved in any such litigation or that such litigation will not have a material adverse effect on our business, results of operations, financial condition, liquidity or on our ability to make payments on the notes.

        For additional information, see "Business—Environmental, Health and Safety Matters—MTBE Developments."

Our results of operations may be adversely affected by fluctuations in currency exchange rates and international business risks.

        We conduct a significant portion of our business outside the U.S. Our operations outside the U.S. are subject to risks normally associated with international operations. These risks include the need to convert currencies which may be received for our products into currencies required to pay our indebtedness or into currency in which we purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. In addition, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during the reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, our reported international sales and earnings may be reduced because the local currency may translate into fewer U.S. dollars.

        Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks and required compliance with a variety of foreign laws, including tax laws and the difficulty of enforcing agreements and collecting receivables through foreign legal systems. The occurrence of these risks could adversely affect the businesses of our international subsidiaries, which could significantly affect their ability to make distributions to us.

Our business is dependent on our intellectual property. If our patents are declared invalid or our trade secrets become known to our competitors, our ability to compete may be adversely affected.

        Proprietary protection of our processes, apparatuses and other technology is important to our business. Consequently, we may have to rely on judicial enforcement of our patents and other proprietary rights. While a presumption of validity exists with respect to patents issued to us in the U.S., there can be no assurance that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, if any pending patent application filed by us does not result in an issued patent, or if patents are issued to us, but such patents do not provide meaningful protection of our intellectual property, then our ability to compete may be adversely affected. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could have a material adverse effect on our business, results of operations, financial condition, liquidity and on our ability to make payments on the notes.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements may be breached, may not provide meaningful protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, others could obtain knowledge of such trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how could have a material adverse effect on our business, results of operations, financial condition, liquidity and on our ability to make payments on the notes.

Loss of key members of our management could adversely affect our business.

        We depend on the continued employment and performance of our senior executives and other key members of management. If any of these individuals resigns or becomes unable to continue in his present role and is not adequately replaced, our business operations could be materially adversely affected. In addition, the achievement of our financial goals requires significant management time and, to the extent that members of senior management are unavailable, for any reason, including allocation of management time to other companies, such as Huntsman LLC and Huntsman Advanced Materials LLC ("AdMat"), that are now or may become part of the Huntsman organization, our business could be adversely affected. We generally do not have employment agreements with, and we do not maintain any "key man" life insurance for, any of our executive officers.

Certain events could result in a change of control or default under our existing indebtedness or the notes.

        Huntsman LLC indirectly owns approximately 42% of the equity interests in our parent HIH. Huntsman LLC issued its senior secured notes, which are secured by, among other things, a pledge of approximately 42% of the equity interests of HIH. Huntsman LLC's credit facilities are also secured by, among other things, a pledge of apprximately 42% of the equity interests of HIH. In the case of an event of default under Huntsman LLC's senior secured notes or its credit facilities, the trustee under the indenture governing the Huntsman LLC senior secured notes, acting on behalf of the holders of the Huntsman LLC senior secured notes, or the lenders under the Huntsman LLC credit facilities, could exercise remedies against the collateral securing the Huntsman LLC senior discount notes or the Huntsman LLC credit facilities, as the case may be, including the pledged equity interests. Sale of the pledged equity interests, whether as a result of foreclosure or in connection with bankruptcy or similar proceedings or otherwise, could result in an event of default under our senior secured credit facilities and a change of control under the indentures governing our senior notes, our senior subordinated notes and the notes offered hereby. In such case, the lenders under our senior secured credit facilities could exercise their rights thereunder, including the acceleration of all amounts outstanding. In addition, the holders of our senior notes and our senior subordinated notes and the notes offered hereby would have the right to require us to repurchase their notes at 101% of the aggregate principal amount. There can be no assurance that we will have funds available to pay all amounts outstanding under our senior secured credit facilities in the event of acceleration or to complete repurchases of such notes.

Terrorist attacks, such as the attacks that occurred on September 11, 2001, the continuing military action in Iraq, general instability in various OPEC member nations, the threat of other attacks or acts of war in the U.S. and abroad and increased security regulations related to our industry could adversely affect our business.

        The attacks of September 11, 2001, and subsequent events, including the continuing military action in Iraq, have caused instability in the U.S. and other financial markets and have led, and may continue to lead, to further armed hostilities, prolonged military action in Iraq, or further acts of terrorism in the U.S. or abroad, which could cause further instability in financial markets. Current regional tensions and conflicts in various OPEC member nations, including the continuing military action in Iraq, have caused, and may cause further, increases in raw material costs, particularly crude oil and natural gas feedstocks, which are used in our operations. The uncertainty surrounding the continuing military action in Iraq and the threat of further armed hostilities or acts of terrorism may impact any or all of our physical facilities and operations, which are located in North America, Europe, Asia, Africa, South America and the Middle East, or those of our customers. Furthermore, the terrorist attacks, subsequent events and future developments in any of these areas may result in reduced demand from our customers for our products. In addition, local, state and federal governments have begun a regulatory process that could lead to new regulations impacting the security of chemical plant locations and the transportation of hazardous chemicals, which could result in higher operating costs. These developments will subject our worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business, results of operations, financial condition, liquidity and on our ability to make payments on the notes.

Future acquisitions, partnerships and joint ventures may require significant resources and/or result in unanticipated adverse consequences that could adversely affect our business, results of operations and financial condition and on our ability to make payments on the notes.

        In the future we may seek to grow our company and businesses by making acquisitions or entering into partnerships and joint ventures. Any future acquisition, partnership or joint venture may require that we make a significant cash investment, issue stock or incur substantial debt. In addition, acquisitions, partnerships or investments may require significant managerial attention, which may be diverted from our other operations. These capital, equity and managerial commitments may impair the operation of our businesses. Furthermore, any future acquisitions of businesses or facilities could entail a number of additional risks, including:

  •
  problems with effective integration of operations;

  •
  the inability to maintain key pre-acquisition business relationships;

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  increased operating costs;

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  exposure to unanticipated liabilities; and

  •
  difficulties in realizing projected efficiencies, synergies and cost savings.

We have incurred indebtedness to finance past acquisitions. We may finance future acquisitions with additional indebtedness. We could face the financial risks associated with incurring additional indebtedness such as reducing our liquidity and access to financing markets and increasing the amount of cash flow required to service such indebtedness, which could adversely affect our ability to make payments on the notes.

Risks Related to the Notes

Despite our current levels of indebtedness, we may incur substantially more debt, which could further increase the risks associated with our substantial indebtedness.

        Although the agreements governing our outstanding indebtedness contain, and the indenture governing the notes contains, restrictions on the incurrence of additional indebtedness by us and our restricted subsidiaries, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. As of March 31, 2005, we had approximately $367.8 million available for additional revolving borrowings, or, within limits, issuances of letters of credit under our senior secured credit facilities. In addition to amounts that may be borrowed under our senior secured credit facilities, the indenture governing the notes also will allow us and our restricted subsidiaries to borrow significant amounts of money from other sources and will place no restrictions on borrowings by our unrestricted subsidiaries. Also, these restrictions do not prevent us from incurring obligations that do not constitute "indebtedness" as defined in the relevant agreement. If new debt is added to the current debt levels, the related risks that we now face could intensify.

We may incur substantial amounts of additional senior secured and unsecured indebtedness as a result of guarantees of such indebtedness of our direct or indirect parent following an initial public offering of common stock of such parent. Our guarantee of such indebtedness which is secured will be effectively senior to the notes to the extent of the value of the property or assets securing such indebtedness. Our guarantee of unsecured indebtedness will rank pari passu with the notes. The indenture does not contain restrictions on such parent company and in certain circumstances the guarantees that we and the guarantors are permitted to issue in respect of such parent company's debt that may be senior in right of payment to the notes or the guarantees of the notes, as the case may be.

        The indenture provides that we and the guarantors of the notes may provide guarantees of indebtedness of our direct or indirect parent following an initial public offering of common stock of such parent if, among other things, the proceeds of such parent's indebtedness are used to refinance our indebtedness. The amount of such guarantees by us and the guarantors shall be limited to the amount of our indebtedness that is so refinanced plus the amount of premiums and expenses to be paid, in each case in connection with such refinancing of our debt. Furthermore, if our indebtedness that is refinanced ranks senior in right of payment to the notes, then the guarantees that we and the guarantors will be permitted to issue may rank senior in right of payment to the notes or the guarantees of the notes to the same extent. The parent company whose indebtedness we and the guarantors so guarantee will not be governed by the covenants in the indenture governing the notes relating to, among other things, restricted payments and incurrence of indebtedness. There is a significant risk that such parent company's indebtedness, including our and our subsidiaries' guarantees of such parent indebtedness, may be satisfied from the assets of our company and the guarantors. If our or our subsidiaries' guarantees of parent indebtedness rank senior in right of payment to the notes and the guarantees and our parent becomes insolvent, our parent's creditors may assert claims against us or our subsidiaries that are senior in right of payment to claims of holders of the notes. See "Description of New Notes—Certain Covenants—Limitation on Incurrence of Additional Indebtedness," "—Limitation on Restricted Payments," "—Limitation on Liens" and "—Limitations on Transactions with Affiliates."

The instruments governing our debt contain cross default provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument.

        The indentures governing our outstanding senior notes and senior subordinated notes and the notes contain numerous covenants, and the agreements governing our senior secured credit facilities contain numerous covenants and require us to meet certain financial ratios and tests. Our failure to comply with the obligations contained in the indentures governing our outstanding senior notes and senior subordinated notes and the notes, our senior secured credit facilities or other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail operations in order to pay our creditors.

The notes and the subsidiary guarantees are subordinated to our and the subsidiary guarantors' senior debt.

        The notes are our senior subordinated obligations. Accordingly, the notes are subordinated to all of our existing and future senior debt. We expect to incur additional senior debt from time to time in the future. The indenture governing the notes limits, but does not prohibit, the incurrence of other debt by us, including senior debt. As a result of such subordination, upon any distribution to our creditors in a liquidation, dissolution, bankruptcy, reorganization or any similar proceeding by or relating to us or our property, the holders of our senior debt would be entitled to receive payment in full before the holders of the notes would be entitled to receive any payment. In addition, all payments on the notes could be blocked in the event of a default on our senior debt. See "Description of New Notes—Subordination."

        The notes are not secured. The borrowings under our senior secured credit facilities are secured by liens on our assets. If we or any of our subsidiary guarantors liquidates, dissolves or declares bankruptcy, or if payment under the credit agreement or any of our other secured debt is accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the notes. The guarantees are unsecured senior subordinated obligations of the guarantors, subordinated to all senior indebtedness of the guarantors, and in the event of the bankruptcy or insolvency of a guarantor, such guarantor's secured lenders will have a prior secured claim to any collateral securing the debt owed to them. As of March 31, 2005, we and the subsidiary guarantors have approximately $1,701.2 million of senior debt outstanding to which the notes and the subsidiary guarantees are subordinated, and approximately $367.8 million of additional debt is available for borrowing under our senior secured credit facilities.

The notes are structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.

        We derive substantially all of our revenue from our consolidated subsidiaries. While certain of our subsidiaries will guarantee the notes, other subsidiaries are not guaranteeing the notes. You will not have any claim as a creditor against our other subsidiaries that are not guarantors of the notes.

Accordingly, all obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. As of March 31, 2005, our non-guarantor subsidiaries had approximately $36.6 million of total indebtedness, excluding intercompany indebtedness owed to us or the guarantors.

We may not have the ability to repurchase notes upon a change of control as required by the indenture.

        Upon the occurrence of certain change of control events, each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase. Our ability to repurchase the notes upon a change of control is prohibited by our senior secured credit facilities. In any event, we cannot assure you that we will have sufficient funds to repurchase the notes upon a change of control. Our failure to repurchase the notes upon a change of control would result in a default under the indenture governing the notes, which would, in turn, result in a default under our senior secured credit facilities and our outstanding senior notes and senior subordinated notes.

The notes and guarantees may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency.

        We have incurred substantial debt, including our outstanding senior notes and senior subordinated notes and our senior secured credit facilities. Various fraudulent conveyance laws enacted for the protection of creditors may apply to our issuance of the notes and the guarantors' issuance of the guarantees. To the extent that a court were to find that:

          (1)   the notes were issued or a guarantee was incurred with actual intent to hinder, delay or defraud any present or future creditor; or

          (2)   we or a guarantor did not receive fair consideration or reasonably equivalent value for issuing the notes or guarantees;

    and that we or a guarantor

          (A)  was insolvent;

          (B)  was rendered insolvent by reason of the issuance of the notes or a guarantee;

          (C)  was engaged or about to engage in a business or transaction for which our or its remaining assets or those of a guarantor constituted unreasonably small capital; or

          (D)  intended to incur, or believed that we or it would incur, debts beyond our or its ability to pay those debts as they matured;

then the court could void the notes and the guarantees or subordinate the notes or the guarantees in favor of our or the guarantor's other creditors. Furthermore, to the extent that the notes or a guarantee were voided as a fraudulent conveyance or held unenforceable for any other reason:

  •
  claims of holders of the notes against us or a guarantor would be adversely affected;

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  the notes or the guarantees would be effectively subordinated to all obligations of our other creditors or the creditors of the guarantor; and

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  the other creditors would be entitled to be paid in full before any payment could be made on the notes or the guarantees.

There is no established trading market for the new notes, and any market for the new notes may be illiquid.

        The new notes are a new issue of securities with no established trading market. We cannot assure you that a liquid market will develop for the new notes, that you will be able to sell your new notes at a particular time or that the prices that you will receive when you sell will be favorable. We do not intend to apply for listing of the new notes on any U.S. securities exchange or for quotation through an automated dealer quotation system. We do intend to list the euro notes on the Luxemborg Stock Exchange. The liquidity of the trading market in the new notes and the market price quoted for the new notes may be adversely affected by changes in the overall market for high yield securities generally or the interest of securities dealers in making a market in the new notes and by changes in our financial performance or prospects or in the prospects for companies in the chemical industry generally. As a result, you cannot be sure that an active trading market will develop for the new notes. This offer to exchange the new notes for the old notes does not depend upon any minimum amount of old notes being tendered for exchange.

        Unless you are an affiliate of our Company within the meaning of Rule 405 under the Securities Act, you may offer for resale, resell or otherwise transfer new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you acquired the new notes in the ordinary course of business and have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. If you tender your old notes for the purpose of participating in a distribution of the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you do not exchange your old notes, they may be difficult to resell.

        It may be difficult for you to sell old notes that are not exchanged in this exchange offer, since any old notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act. These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for new notes in this exchange offer will remain restricted securities and, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in this exchange offer, we do not intend to register the old notes under the Securities Act.

        To the extent any old notes are tendered and accepted in this exchange offer, the trading market, if any, for the old notes that remain outstanding after this exchange offer would be adversely affected due to a reduction in market liquidity.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "except", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurances that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        When we sold the old notes on December 17, 2004, we entered into an exchange and registration rights agreement with the initial purchasers of those notes. Under the exchange and registration rights agreement, we agreed to file the registration statement of which this prospectus forms a part regarding the exchange of the old notes for notes which are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC, and to conduct this exchange offer after the registration statement was declared effective. We will use our best efforts to keep the registration statement effective until the exchange offer is completed. The exchange and registration rights agreement provides that we will be required to pay liquidated damages to the holders of the old notes if the exchange offer has not been completed within 45 days after the effective date of the registration statement. A copy of the exchange and registration rights agreement is filed as an exhibit to the registration statement.

Terms of the Exchange Offer

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange old notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on                        , 2005, or such later date and time to which we, in our sole discretion, extend the exchange offer. The exchange offer, however, will be in effect no longer than 45 days from the date of this prospectus.

        The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the old notes, except that:

  •
  the new notes will have been registered under the Securities Act;

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  the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

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  the new notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

        Old dollar notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 or any integral multiple thereof. Old euro notes tendered in the exchange offer must be in denominations of the principal amount of €1,000 or any integral multiple thereof.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

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  to delay accepting any old notes;

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  if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any notes for exchange; and

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  to amend the exchange offer in any manner.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

How to Tender Old Notes for Exchange

        When the holder of old notes tenders, and we accept, notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of old notes who wishes to tender notes for exchange must, on or prior to the expiration date:

          (1)   transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Wells Fargo Bank, N.A. (the "exchange agent") at the address set forth below under the heading "—The Exchange Agent"; or

          (2)   if old notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "—The Exchange Agent."

        In addition:

          (1)   the exchange agent must receive, on or before the expiration date, the certificates for the old notes and the letter of transmittal; or

          (2)   the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the old notes being tendered into the exchange agent's account at The Depository Trust Company, the book entry transfer facility, according to the procedure for book-entry described below, along with the letter of transmittal or an agent's message; or

          (3)   the holder must comply with the guaranteed delivery procedures described below.

        The Depository Trust Company is referred to as DTC in this prospectus.

        The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry transfer (a "book-entry confirmation"), which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

        The method of delivery of the old notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or old notes should be sent directly to us.

        If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

          (1)   by a holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

          (2)   for the account of an "eligible institution."

        An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

          (1)   reject any and all tenders of any old note improperly tendered;

          (2)   refuse to accept any old note if, in our judgment or the judgment of our counsel, acceptance of the old note may be deemed unlawful; and

          (3)   waive any defects or irregularities or conditions of tender as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

        Our interpretation of the terms and conditions of tender as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of us incur any liability for failure to give such notification.

        If a person or persons other than the registered holder or holders of the old notes tendered for exchange signs the letter of transmittal, the tendered notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

        By tendering, each holder will represent to us, among other things, that the person acquiring new notes in this exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes issued in this exchange offer. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired in this exchange offer, such holder or any such other person:

          (1)   may not rely on the applicable interpretations of the staff of the SEC; and

          (2)   must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer who acquired its old notes as a result of market-making activities or other trading activities and thereafter receives new notes issued for its own account in this exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes issued in this exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to this exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes registered under the Securities Act. For purposes of this exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any old notes for exchange.

        For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of this exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the old notes, from December 17, 2004. Old notes that we accept for exchange will cease to accrue interest from and after the date of consummation of this exchange offer. Under the exchange and registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the old notes under circumstances relating to the timing of this exchange offer.

        In all cases, we will issue new notes in this exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

          (1)   certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the book entry transfer facility;

          (2)   a properly completed and duly executed letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message; and

          (3)   all other required documents.

        If for any reason set forth in the terms and conditions of this exchange offer we do not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged notes without cost to the tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged old notes will be credited to an account maintained with DTC promptly after the expiration or termination of this exchange offer.

Book Entry Transfers

        The exchange agent will make a request to establish an account at DTC with respect to old notes for purposes of this exchange offer promptly upon receipt of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's electronic Automated Tender Offer Program procedures for such transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of new notes may be effected through book-entry transfer at DTC, as applicable. However, the letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message, and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under "—The Exchange Agent" on or prior to the expiration date or comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

            (1)   stating the name and address of the holder of old notes and the amount of old notes tendered;

            (2)   stating that the tender is being made; and

            (3)   guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

        You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "—The Exchange Agent." Any such notice of withdrawal must:

          (1)   specify the name of the person having tendered the old notes to be withdrawn;

          (2)   identify the old notes to be withdrawn, including the principal amount of such old notes; and

          (3)   where certificates for old notes are transmitted, specify the name in which old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes tendered for exchange that are not exchanged for any reason will be returned to the holder without cost to such holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under "—How to Tender Old Notes for Exchange" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of this exchange offer, we will not be required to accept for exchange, or to issue new notes in this exchange offer for any old notes, and we may terminate or amend this exchange offer, if at any time before the expiration of this exchange offer:

          (1)   any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer;

          (2)   any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

          (3)   there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued in this exchange offer in exchange for the old notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes acquired in this exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such new notes issued in this exchange offer;

          (4)   there has occurred any general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

          (5)   any governmental agency creates limits that adversely affect our ability to complete this exchange offer; or

          (6)   there shall occur any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence this exchange offer.

        The non-occurrence of each of the preceding events is a condition to this exchange offer. We expressly reserve the right to amend or terminate this exchange offer upon the occurrence of any of these events. The conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion prior to the expiration of this exchange offer. If we do so, this exchange offer will remain open for at least three (3) business days following any waiver of the preceding conditions and, if we determine that any waiver constitutes a material change to the terms of this exchange offer, this exchange offer will remain open for at least five (5) business days following any such waiver. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time, except that all conditions to this exchange offer must be satisfied or waived by us prior to the expiration of this exchange offer. We will give oral or written notice or public announcement of any waiver by us of any condition and any related amendment, termination or extension of this exchange offer. In the case of any extension, such oral or written notice or public announcement will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

The Exchange Agent

        Wells Fargo Bank, N.A. has been appointed as our exchange agent for this exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By registered mail or certified mail:

Wells Fargo Bank, N.A.
Corporate Trust Operations
MAC N9303-121
P.O. Box 1517
Minneapolis, MN 55480
Attn: Huntsman Administrator

By regular mail or overnight courier:

Wells Fargo Bank, N.A.
Corporate Trust Operations
MAC N9303-121
6th Street and Marquette Avenue
Minneapolis, MN 55479
Attn: Huntsman Administrator

By hand before 4:30 p.m.:

Wells Fargo Bank, N.A.
Northstar East Building
608 2nd Avenue South
12th Floor—Corporate Trust Services
Minneapolis, MN 55402
Attn: Huntsman Administrator

For information, call:
(800) 344-5128

By facsimile transmission:
(for eligible institutions only)
(612) 667-4927

Confirm by Telephone:
(612) 667-9764

        Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptance of this exchange offer except for reimbursement of mailing expenses.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of this exchange offer. We will amortize the expense of this exchange offer over the term of the new notes in accordance with accounting principles generally accepted in the United States of America.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of your old notes in this exchange offer. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with this exchange offer, then you must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to you.

Consequences of Failing to Exchange Old Notes

        Holders who desire to tender their old notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor our Company is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

        Old notes that are not tendered or are tendered but not accepted will, following the consummation of this exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and in the offering circular dated June 23, 2003, relating to the old notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the untendered old notes under the Securities Act or under any state securities laws.

        Upon completion of this exchange offer, holders of the old notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances.

        Holders of the new notes and any old notes which remain outstanding after consummation of this exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Old Notes

        Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder which is a broker-dealer or an "affiliate" of our Company within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

          (1)   the new notes are acquired in the ordinary course of such holder's business; and

          (2)   such holder has no arrangement or understanding with any person to participate in the distribution of the new notes.

        However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.

        Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

          (1)   it is not an affiliate of ours;

          (2)   it is not engaged in, and does not intend to engage in, a distribution of the new notes and has no arrangement or understanding to participate in a distribution of the new notes;

          (3)   it is acquiring the new notes in the ordinary course of its business; and

          (4)   it is not acting on behalf of a person who could not make representations (1)-(3).

        Each broker-dealer that receives new notes in this exchange offer for its own account in exchange for old notes must acknowledge that it acquired such old notes as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

        In addition, to comply with state securities laws of certain jurisdictions, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the exchange and registration rights agreement that, prior to any public offering of transfer restricted securities, we will register or qualify the transfer restricted securities for offer or sale under the securities laws of any jurisdiction requested by a holder. Unless a holder requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available. "Transfer restricted securities" means each old note until:

          (1)   the date on which such old note has been exchanged by a person other than a broker-dealer or an affiliate for a new note;

          (2)   following the exchange by a broker-dealer in this exchange offer of an old note for a new note, the date on which the new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

          (3)   the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement that we file in accordance with the exchange and registration rights agreement; or

          (4)   the date on which such old note is distributed to the public in a transaction under Rule 144 of the Securities Act.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

        The aggregate net proceeds received by us from the sale of the old notes, after deducting the initial purchasers' discounts and commissions and offering expenses, were approximately 355 million U.S. dollar equivalents in cash. We used all of the net proceeds to redeem part of our outstanding 10.125% senior subordinated notes due 2009.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated:

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Ratio of Earnings to Fixed Charges(a)	3.3	—	—	—	—	—	1.7

(a)
We have calculated the ratio of earnings to fixed charges according to a formula the SEC requires us to use. This formula defines earnings generally as our pre-tax earnings from operations, less interest expense and defines fixed charges generally as all interest and interest-related payments and accruals. Earnings for each of the three month period ended March 31, 2004 and for the years ended December 31, 2004, 2003, 2002 and 2001 would have to be $32.9 million, $108.3 million, $109.8 million, $28.8 million and $90.2 million higher, respectively, to achieve a one-to-one ratio. The calculation of these ratios is presented at Exhibit 12.1 to the registration statement of which this prospectus forms a part.

CAPITALIZATION

        The following table sets forth our cash and capitalization as of March 31, 2005. The information presented below should be read in conjunction with our consolidated financial statements, "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Historical Financial Data" included in this prospectus and, in each case, any related notes thereto. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our capitalization.

As of March 31, 2005
(in millions)
Cash and cash equivalents	$121.1

Long-term debt (including current portion)(a):
HI credit facilities:
Revolving loan facility	$—
Term Loan B	1,235.9
Senior Notes	455.7
Senior Subordinated Notes	1,203.2
Other	44.4

Total long-term debt	2,939.2
Members' equity	1,245.3

Total capitalization	$4,184.5

(a)
Excludes off-balance sheet indebtedness associated with our accounts receivable securitization program of approximately $202 million in U.S. dollar equivalents, consisting of medium term notes and commercial paper issued by a non-consolidated special purpose entity.

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The summary financial data set forth below should be read in conjunction with the audited consolidated financial statements of the Company, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Selected Historical Financial Data" included elsewhere in this prospectus and, in each case, any related notes thereto.

        The following condensed consolidating financial statements present, in separate columns, financial information for the following: Huntsman International LLC (on a parent only basis), with our investment in subsidiaries recorded under the equity method; the HI Guarantors on a combined, and where appropriate, consolidated basis; and the non-guarantors on a combined, and where appropriate, consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of March 31, 2005 and December 31, 2004 and for the three months ended March 31, 2005 and 2004. There are no contractual restrictions limiting transfers of cash from guarantor subsidiaries to us. Each of the HI Guarantors is 100% owned by us and has fully and unconditionally guaranteed the notes, the HI Senior Notes and the HI Subordinated Notes on a joint and several basis. We have not presented separate financial statements and other disclosures for each of the HI Guarantors because management believes that such information is not material to investors.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS (UNAUDITED)

AS OF MARCH 31, 2005

(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
ASSETS
Current Assets:
Cash and cash equivalents	$5.7	$(0.4)	$115.8	$—	$121.1
Accounts receivable, net	81.6	99.2	1,005.4	(173.1)	1,013.1
Inventories	84.4	87.2	651.4	—	823.0
Prepaid expenses	1.5	0.9	31.1	—	33.5
Deferred income taxes	—	—	10.2	—	10.2
Other current assets	81.4	435.6	161.7	(614.2)	64.5

Total current assets	254.6	622.5	1,975.6	(787.3)	2,065.4
Property, plant and equipment, net	482.7	309.2	2,276.8	—	3,068.7
Investment in unconsolidated affiliates	3,790.8	881.0	26.2	(4,548.6)	149.4
Intangible assets, net	224.5	2.4	18.4	—	245.3
Other noncurrent assets	56.0	1,812.4	402.4	(1,785.8)	485.0

Total assets	$4,808.6	$3,627.5	$4,699.4	$(7,121.7)	$6,013.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$96.9	$82.5	$991.9	$(173.0)	$998.3
Accrued liabilities	514.6	28.1	386.5	(614.4)	314.8
Current portion of long-term debt	0.3	—	9.3	—	9.6

Total current liabilities	611.8	110.6	1,387.7	(787.4)	1,322.7
Long-term debt	2,921.0	—	1,794.4	(1,785.8)	2,929.6
Deferred income taxes	—	—	161.2	—	161.2
Other noncurrent liabilities	30.6	0.5	305.7	—	336.8

Total liabilities	3,563.4	111.1	3,649.0	(2,573.2)	4,750.3

Minority interests	—	—	18.2	—	18.2

Equity:
Member's equity	1,026.1	—	—	—	1,026.1
Subsidiary equity	—	2,151.4	1,078.5	(3,229.9)	—
Retained earnings	97.9	897.0	(41.3)	(855.7)	97.9
Accumulated other comprehensive income	121.2	468.0	(5.0)	(462.9)	121.3

Total equity	1,245.2	3,516.4	1,032.2	(4,548.5)	1,245.3

Total liabilities and equity	$4,808.6	$3,627.5	$4,699.4	$(7,121.7)	$6,013.8

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS (UNAUDITED)

AS OF DECEMBER 31, 2004

(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
ASSETS
Current Assets:
Cash and cash equivalents	$7.4	$(0.4)	$131.0	$—	$138.0
Accounts and notes receivables, net	72.2	102.8	731.2	(100.2)	806.0
Inventories	81.3	85.0	569.3	—	735.6
Prepaid expenses	2.4	1.8	26.6	—	30.8
Deferred tax asset	—	—	10.2	—	10.2
Other current assets	59.5	401.6	71.5	(482.1)	50.5

Total current assets	222.8	590.8	1,539.8	(582.3)	1,771.1
Property, plant and equipment, net	494.0	313.9	2,375.8	—	3,183.7
Investment in unconsolidated affiliates	3,814.7	788.2	18.9	(4,475.6)	146.2
Intangible assets, net	230.6	2.9	20.5	—	254.0
Notes receivable—affiliates	10.8	1,889.9	—	(1,889.9)	10.8
Other noncurrent assets	65.2	28.0	389.9	—	483.1

Total assets	$4,838.1	$3,613.7	$4,344.9	$(6,947.8)	$5,848.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$70.2	$105.4	$612.9	$(100.2)	$688.3
Accrued liabilities	456.4	32.9	412.5	(482.1)	419.7
Current portion of long-term debt	1.6	—	8.9	—	10.5

Total current liabilities	528.2	138.3	1,034.3	(582.3)	1,118.5
Long-term debt	3,046.5	—	1,887.7	(1,889.9)	3,044.3
Deferred income taxes	—	—	179.2	—	179.2
Notes payable—affiliates	29.9	—	—	—	29.9
Other noncurrent liabilities	34.8	0.2	234.5	—	269.5

Total liabilities	3,639.4	138.5	3,335.7	(2,472.2)	4,641.4

Minority interests	—	—	8.8	—	8.8

Equity:
Member's equity	1,026.1	—	—	—	1,026.1
Subsidiary equity	—	2,198.3	1,128.0	(3,326.3)	—
Retained earnings	6.1	736.0	(146.6)	(589.4)	6.1
Accumulated other comprehensive income	166.5	540.9	19.0	(559.9)	166.5

Total equity	1,198.7	3,475.2	1,000.4	(4,475.6)	1,198.7

Total liabilities and equity	$4,838.1	$3,613.7	$4,344.9	$(6,947.8)	$5,848.9

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2005

(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Revenues:
Trade sales, services, and fees	$228.9	$220.6	$1,446.2	$—	$1,895.7
Related party sales	85.2	60.6	249.8	(329.4)	66.2

Total revenue	314.1	281.2	1,696.0	(329.4)	1,961.9
Cost of goods sold	238.1	249.0	1,447.8	(329.4)	1,605.5

Gross profit	76.0	32.2	248.2	—	356.4
Expenses:
Selling, general and administrative	29.3	4.3	53.0	—	86.6
Research and development	8.9	0.4	1.2	—	10.5
Other operating expense	9.7	7.5	16.4	—	33.6
Restructuring and plant closing costs	—	—	7.0	—	7.0

Total expenses	47.9	12.2	77.6	—	137.7

Operating income	28.1	20.0	170.6	—	218.7
Interest (expense) income, net	(64.5)	36.7	(36.0)	—	(63.8)
Gain (loss) on accounts receivable securitization program	3.3	(0.7)	(5.8)	—	(3.2)
Equity in earnings of unconsolidated affiliates	161.3	105.0	—	(266.3)	—
Other expense	(1.3)	—	—	—	(1.3)

Income before income taxes	126.9	161.0	128.8	(266.3)	150.4
Income tax expense	—	—	(23.5)	—	(23.5)
Minority interest	(0.1)	—	—	—	(0.1)

Net income	126.8	161.0	105.3	(266.3)	126.8
Other comprehensive loss	(45.2)	(72.9)	(24.0)	96.9	(45.2)

Comprehensive income	$81.6	$88.1	$81.3	$(169.4)	$81.6

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2004

(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Revenues:
Trade sales, services, and fees	$186.0	$141.4	$1,134.2	$—	$1,461.6
Related party sales	46.5	49.3	25.7	(85.0)	36.5

Total revenue	232.5	190.7	1,159.9	(85.0)	1,498.1
Cost of goods sold	184.8	190.3	1,059.9	(85.0)	1,350.0

Gross profit	47.7	0.4	100.0	—	148.1
Expenses:
Selling, general and administrative	31.9	3.6	57.5	—	93.0
Research and development	7.0	0.5	4.7	—	12.2
Other operating (income) expense	(0.1)	0.9	(6.0)	—	(5.2)
Restructuring and plant closing costs	—	—	8.7	—	8.7

Total expenses	38.8	5.0	64.9	—	108.7

Operating income (loss)	8.9	(4.6)	35.1	—	39.4
Interest (expense) income, net	(69.0)	38.3	(38.3)	—	(69.0)
Loss on accounts receivable securitization program	(0.2)	(0.3)	(3.0)	—	(3.5)
Equity in earnings (losses) of unconsolidated affiliates	23.6	(10.1)	—	(13.5)	—
Other expense	(0.2)	—	—	—	(0.2)

(Loss) income before income taxes	(36.9)	23.3	(6.2)	(13.5)	(33.3)
Income tax expense	—	—	(3.6)	—	(3.6)

Net (loss) income	(36.9)	23.3	(9.8)	(13.5)	(36.9)
Other comprehensive income (loss)	1.8	(5.6)	(31.7)	37.3	1.8

Comprehensive (loss) income	$(35.1)	$17.7	$(41.5)	$23.8	$(35.1)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2005

(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Net cash (used in) provided by operating activities	$(61.1)	$8.3	$183.5	$—	$130.7
Investing activities:
Capital expenditures	(2.7)	(0.5)	(30.3)	—	(33.5)
Proceeds from sale of fixed asset	4.6	—	—	—	4.6
Investment in unconsolidated affiliate	—	—	(8.1)	—	(8.1)
Advances to unconsolidated affiliates	(0.8)	—	—	—	(0.8)

Net cash provided by (used in) investing activities	1.1	(0.5)	(38.4)	—	(37.8)

Financing activities:
Dividends paid to parent	(35.0)	—	—	—	(35.0)
Repayment of long term debt	(75.2)	—	—	—	(75.2)
Repayments of senior notes	(4.1)	—	—	—	(4.1)
Cash contributions by parent	—	—	898.6	(898.6)	—
Cash distributions from subsidiaries	1,000.9	—	—	(1,000.9)	—
Cash distributions to parent	—	(46.9)	(954.0)	1,000.9	—
Cash distributions to subsidiaries	(898.6)	—	—	898.6	—
Shares issued to minority shareholders for cash	—	—	3.6	—	3.6
Other	2.5	—	—	—	2.5
Intercompany advances—net of repayments	67.8	39.1	(106.9)	—	—

Net cash provided by (used in) financing activities	58.3	(7.8)	(158.7)	—	(108.2)

Effect of exchange rate changes on cash	—	—	(1.6)	—	(1.6)

Decrease in cash and cash equivalents	(1.7)	—	(15.2)	—	(16.9)
Cash and cash equivalents at beginning of period	7.4	(0.4)	131.0	—	138.0

Cash and cash equivalents at end of period	$5.7	$(0.4)	$115.8	$—	$121.1

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2004

(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Net cash (used in) provided by operating activities	$(88.7)	$27.3	$0.1	$—	$(61.3)
Investing activities:
Capital expenditures	(1.5)	(2.1)	(34.6)	—	(38.2)
Investment in unconsolidated affiliate	—	—	(11.9)	—	(11.9)
Net cash received from unconsolidated affiliates	—	1.8	—	—	1.8
Advances to unconsolidated affiliates	(0.6)	—	—	—	(0.6)

Net cash used in investing activities	(2.1)	(0.3)	(46.5)	—	(48.9)

Financing activities:
Borrowings under revolving loan facilities	88.0	—	—	—	88.0
Net borrowings under overdraft facility	4.9	—	—	—	4.9
Cash contributions by parent	—	129.1	1,102.2	(1,231.3)	—
Cash distributions from subsidiaries	1,174.1	—	—	(1,174.1)	—
Cash distributions to parent	—	(65.9)	(1,108.2)	1,174.1	—
Cash distributions to subsidiaries	(1,231.3)	—	—	1,231.3	—
Intercompany advances—net of repayments	38.8	(89.0)	50.2	—	—

Net cash provided by (used in) financing activities	74.5	(25.8)	44.2	—	92.9

(Decrease) increase in cash and cash equivalents	(16.3)	1.2	(2.2)	—	(17.3)
Cash and cash equivalents at beginning of period	16.6	(0.3)	81.5	—	97.8

Cash and cash equivalents at end of period	$0.3	$0.9	$79.3	$—	$80.5

SELECTED HISTORICAL FINANCIAL DATA

        The selected financial data set forth below presents the historical financial data of the Company as of the dates and for the periods indicated. The selected financial data as of March 31, 2005 and for the three-month period ended March 31, 2005 and 2004 have been derived from the unaudited consolidated financial statements of the Company included elsewhere in this prospectus. The selected financial data as of March 31, 2004 has been derived from the unaudited consolidated financial statements of the Company. The selected financial data as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 has been derived from the audited consolidated financial statements of the Company included elsewhere in this prospectus. The selected financial data as of December 31, 2002 and 2001 and for the years ended December 31, 2001 and 2000 has been derived from the audited consolidated financial statements of the Company. You should read the selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited consolidated financial statements and accompanying notes of the Company included elsewhere in this prospectus.

	Three months ended March 31,		Year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Dollars in Millions)
Statement of Operations Data:
Revenues	$1,961.9	$1,498.1	$6,503.4	$5,245.5	$4,518.1	$4,575.2	$4,447.9
Gross profit	356.4	148.1	824.9	584.4	615.4	585.1	742.5
Operating income	218.7	39.4	181.2	175.9	228.1	159.9	411.1
Income (loss) before cumulative effect of accounting change	126.8	(36.9)	(49.5)	(130.9)	20.1	(59.4)	150.7
Cumulative effect of accounting change	—	—	—	—	—	(1.5)	—
Net income (loss)	$126.8	$(36.9)	$(49.5)	$(130.9)	$20.1	$(60.9)	$150.7
Depreciation and amortization	75.8	77.0	312.4	277.9	256.2	240.5	216.2
Interest expense, net	63.8	69.0	254.2	251.5	245.4	228.3	222.4
Income tax expense (benefit)	23.5	3.6	(58.6)	21.6	(41.5)	(26.0)	30.1

EBITDA(1)	$289.9	$112.7	$458.5	$420.1	$480.2	$381.9	$619.4

Other Data:
Capital expenditures	$33.5	$38.2	$141.3	$127.4	$190.5	$291.0	$204.5
Ratio of earnings to fixed charges(2)	3.3	—	—	—	—	—	1.7
Balance Sheet Data (at period end):
Total assets	6,013.8	5,468.0	5,848.9	5,492.7	5,079.8	4,862.1	4,815.4
Total debt	2,939.2	2,999.0	3,054.8	2,927.1	2,773.8	2,637.9	2,350.5

(1)
EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe that EBITDA enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the U.S. ("GAAP"). Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company's capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our Company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization. EBITDA excludes interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes interest expense has material limitations. EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations. Our management compensates for the limitations of using EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions. For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments. Our management also uses trade working capital to evaluate its investment in accounts receivable and inventory, net of accounts payable.

(2)
We have calculated the ratio of earnings to fixed charges according to a formula the SEC requires us to use. This formula defines earnings generally as our pre-tax earnings from operations, less interest expense and defines fixed charges generally as all interest and interest-related payments and accruals. Earnings for each of the three month periods ended March 31, 2004 and for the years ended December 31, 2004, 2003, 2002 and 2001 would have to be $32.9 million, $108.3 million, $109.8 million, $28.8 million and $90.2 million higher, respectively, to achieve a one-to-one ratio. The calculation of these ratios is presented at Exhibit 12.1 to the registration statement of which this prospectus forms a part.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the historical financial statements and other financial information appearing elsewhere in the prospectus, including "Prospectus Summary—Summary Historical Financial Data," "Capitalization" and "Selected Historical Financial Data."

Forward-looking Statements

        Some of the statements contained in this prospectus are forward-looking in nature. In some cases, you can identify forward-looking statements by terminology such as "believes," "expects," "may," "will," "should," "anticipates" or "intends" or the negative of such terms or other comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Some of the risks and uncertainties are discussed below in "—Cautionary Statement for Forward Looking Information" and elsewhere in this prospectus.

Certain Defined Terms

        In this prospectus, "HI," the "Company," "we," "us" or "our" refer to Huntsman International LLC and, unless the context otherwise requires, its subsidiaries. In this prospectus, "HIH" refers to Huntsman International Holdings LLC, "Huntsman LLC" or "HLLC" refers to Huntsman LLC and, unless the context otherwise requires, its subsidiaries, "Huntsman Holdings" refers to Huntsman Holdings LLC, "MatlinPatterson" refers to MatlinPatterson Global Opportunities Partners L.P. and, unless the context otherwise requires, its affiliates, and "ICI" refers to Imperial Chemical Industries PLC and, unless the context otherwise requires, its subsidiaries.

Recent Developments

        For information with respect to recent developments concerning our Company, see "Business—Recent Developments" below.

Overview

        We derive our revenues, earnings and cash flow from the sale of a wide variety of differentiated and commodity chemicals. We manage our operations through our four principal operating segments: Polyurethanes, Performance Products, Pigments and Base Chemicals. We manufacture products at facilities located in North America, Europe, Asia, Australia and Africa, and our products are sold throughout the world. The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO and MTBE
Performance Products	Surfactants, ethyleneamines and other performance chemicals
Pigments	Titanium dioxide ("TiO2")
Base Chemicals	Ethylene, propylene, benzene, cyclohexane and paraxylene

        Our products are divided into two broad categories—differentiated and commodity chemicals. Our Polyurethanes and Performance Products businesses mainly produce differentiated products and our Pigments and Base Chemicals businesses mainly produce commodity chemicals. Among our commodity products, our Pigments business, while cyclical, tends to follow different trends and is not influenced by the same factors as our petrochemical-based commodity products. In addition, there are a limited number of significant competitors in our Pigments business, relatively high barriers to entry and strong customer loyalty. Each of our four operating segments is impacted to varying degrees by economic conditions, prices of raw materials and global supply and demand pressures.

        Growth in our Polyurethanes segment has been driven by the continued substitution of our products for other materials across a broad range of applications as well as the level of global economic activity. Historically, demand for many of these products has grown at rates in excess of GDP growth. In Polyurethanes, this growth, particularly in Asia, has recently resulted in even stronger demand and higher industry capacity utilization rates for many of our key products, including MDI. In the first quarter of 2005, the profitability of our Polyurethanes segment improved on continued strong demand in many of our key industrial end markets. We have further restored value to the business through increased selling prices, which more than offset increases in the cost of our primary raw materials.

        The global PO market is influenced by supply and demand imbalances. PO demand is largely driven by growth in the polyurethane industry, and, as a result, growth rates for PO have generally exceeded GDP growth rates. As a co-product of our PO manufacturing process, we also produce MTBE. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "—Environmental, Health and Safety Matters—MTBE Developments" for more information on the legal and regulatory developments that may curtail or eliminate the use of MTBE in gasoline in the U.S.

        In our Performance Products segment, demand for our ethyleneamines has generally continued to grow at rates in excess of GDP as overall demand is significantly influenced by new product and application development. In the first quarter of 2005, excess surfactants manufacturing capacity in Europe continued to limit our ability to fully recover the impact of higher raw material costs through increased selling prices.

        Historically, demand for titanium dioxide pigments has grown at rates approximately equal to global GDP growth. Pigment prices have historically reflected industry-wide operating rates but have typically lagged behind movements in these rates by up to twelve months due to the effects of product stocking and destocking by customers and producers, contract arrangements and seasonality. The industry experiences some seasonality in its sales because sales of paints, the largest end use for titanium dioxide, generally peak during the spring and summer months in the northern hemisphere. This results in greater sales volumes in the second and third quarters of the year.

        The profitability of our Base Chemicals segment has historically been cyclical in nature. The industry has recently operated in a down cycle that resulted from significant new capacity additions, weak demand reflecting soft global economic conditions and high crude oil and natural gas-based raw material costs. Despite continued high feedstock costs, the profitability of our Base Chemicals segment improved in the first quarter of 2005 as demand strengthened and average selling prices and profit margins increased in most of our product lines.

Results of Operations

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004 (Dollars in Millions)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004	Percent Change 2005 vs 2004
Revenues	$1,961.9	$1,498.1	31%
Cost of goods sold	1,605.5	1,350.0	19%

Gross profit	356.4	148.1	141%
Operating expenses (including expenses of selling, general, and administrative, research and development and other operating costs)	130.7	100.0	31%
Restructuring and plant closing costs	7.0	8.7	(20)%

Operating income	218.7	39.4	455%
Interest expense, net	(63.8)	(69.0)	(8)%
Loss on accounts receivable securitization program	(3.2)	(3.5)	(9)%
Other expense	(1.3)	(0.2)	NM

Income (loss) before income taxes	150.4	(33.3)	NM
Income tax expense	(23.5)	(3.6)	553%
Minority interests in subsidiaries' income	(0.1)	—	NM

Net income (loss)	126.8	(36.9)	NM
Interest expense, net	63.8	69.0	(8)%
Income tax expense	23.5	3.6	553%
Depreciation and amortization	75.8	77.0	(2)%

EBITDA(1)	$289.9	$112.7	157%

NM—Not meaningful

        Included in EBITDA are the following unusual items of expense:

	March 31, 2005	March 31, 2004
Loss on sale of accounts receivable securitization program	$(3.2)	$(3.5)
Loss on early extinguishment of debt	(1.3)	—
Restructuring and plant closing costs:
Polyurethanes	(1.9)	(4.8)
Pigments	(2.9)	(3.9)
Base Chemicals	(2.2)	—

Total restructuring and plant closing costs	(7.0)	(8.7)

Total unusual items of expense included in EBITDA	$(11.5)	$(12.2)

(1)
EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe that EBITDA enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the U.S. ("GAAP"). Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company's capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our Company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization. EBITDA excludes interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes interest expense has material limitations. EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations. Our management compensates for the limitations of using EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions. For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments. Our management also uses trade working capital to evaluate its investment in accounts receivable and inventory, net of accounts payable.

  We believe that net income (loss) is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and that cash provided by (used in) operating activities is the liquidity measure calculated and presented in accordance with

  GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to our net income (loss) and to our cash provided by (used in) operations:

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
EBITDA	$289.9	$112.7
Depreciation and amortization expense	(75.8)	(77.0)
Interest expense, net	(63.8)	(69.0)
Income tax expense	(23.5)	(3.6)

Net income (loss)	126.8	(36.9)
Depreciation and amortization expense	75.8	77.0
Deferred income taxes	11.5	3.0
Unrealized loss (gains) on foreign currency transactions	12.6	(20.1)
Other, net	1.8	4.5
Changes in operating assets and liabilities	(97.8)	(88.8)

Net cash provided by (used in) operating activities	$130.7	$(61.3)

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

        For the three months ended March 31, 2005, we had net income of $126.8 million on revenues of $1,961.9 million as compared to a net loss of $36.9 million on revenues of $1,498.1 million for the same period in 2004. The increase of $163.7 million in net income was the result of the following items:

  •
  Revenues for the three months ended March 31, 2005 increased by $463.8 million, or 31%, as compared to the same period in 2004 due to higher average selling prices in all segments and increased sales volumes in our Polyurethanes segment, offset somewhat by lower sales volumes in our Performance Products, Pigments and Base Chemicals segments. For details of the changes in selling prices and sales volumes in the first quarter of 2005 as compared to the same period in 2004, see the operating segment discussion below.

  •
  Gross profit for the three months ended March 31, 2005 increased by $208.3 million, or 141%, as compared to the same period in 2004. This increase, which occurred in all of our business segments except Performance Products, was mainly due to higher contribution margins in the first quarter of 2005 compared to the same period in 2004 as average selling prices increased more than raw material and energy costs.

  •
  Operating expenses for the three months ended March 31, 2005 increased by $30.7 million, or 31%, as compared to the same period in 2004, primarily resulting from an increase in foreign currency transaction losses.

  •
  Restructuring and plant closing costs for the three months ended March 31, 2005 decreased by $1.7 million to $7.0 million from $8.7 million in the same period in 2004. For further discussion of restructuring activities, see "—Liquidity and Capital Resources—Restructuring and Plant Closing Costs" below.

  •
  Net interest expense for the three months ended March 31, 2005 decreased by $5.2 million, or 8%, when compared to the same period in 2004. This decrease was principally a result of lower interest rates on our recently issued senior subordinated notes and lower average debt balances during the 2005 period.

  •
  Income tax expense increased by $19.9 million to $23.5 million for the three months ended March 31, 2005 as compared to $3.6 million in the same period in 2004. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate. The increase in the tax expense was largely due to changes in pre-tax income and the tax jurisdictions in which the changes to pre-tax income occurred. We are treated as a partnership for U.S. federal tax purposes and as such are generally not subject to U.S. income tax, but rather such income is taxed directly to our owners. Accordingly, the $23.5 million of expense at March 31, 2005 is attributable to non-U.S. operations.

        The following table sets forth the revenues and segment EBITDA for each of our operating segments.

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004	Percent Change
Revenues
Polyurethanes	$906.9	$639.6	42%
Performance Products	210.5	184.1	14%
Pigments	263.2	254.9	3%
Base Chemicals	678.6	473.9	43%
Eliminations	(97.3)	(54.4)	(79)%

Total	$1,961.9	$1,498.1	31%

Segment EBITDA
Polyurethanes	$185.7	$72.7	155%
Performance Products	0.2	1.9	(89)%
Pigments	39.3	7.7	410%
Base Chemicals	102.2	31.4	225%
Corporate and other	(37.5)	(1.0)	NM

Total	$289.9	$112.7	157%

Polyurethanes

        For the three months ended March 31, 2005, Polyurethanes revenues increased by $267.3 million, or 42%, as compared to the same period in 2004, primarily on higher average selling prices for MDI. MDI revenues increased by 46%, resulting from 45% higher average selling prices and 1% higher sales volumes. In addition, average selling prices and sales volumes of propylene oxide ("PO") and the co-product, MTBE, were also higher. The increase in MDI average selling prices is a result of the combination of strong growth in higher value applications, a continued strong supply/demand position and the strength of the major European currencies versus the U.S. dollar, and to higher raw material and energy costs.

        For the three months ended March 31, 2005, Polyurethanes segment EBITDA increased by $113.0 million, or 155%, as compared to the same period in 2004. Restructuring and plant closing costs of $1.9 million and $4.8 million for the three months ended March 31, 2005 and 2004, respectively, were included in segment EBITDA. For further discussion of restructuring activities, see "—Liquidity and Capital Resources—Restructuring and Plant Closing Costs" below. Excluding restructuring charges, segment EBITDA increased by $110.1 million in the first quarter of 2005, as a result of higher margins as average selling prices more than offset the increases in raw material and energy costs.

Performance Products

        For the three months ended March 31, 2005, Performance Products revenues increased by $26.4 million, or 14%, as compared to the same period in 2004, primarily as a result of higher average selling prices, offset somewhat by lower sales volumes. Overall, average selling prices increased by 16% in response to higher raw material costs and the strengthening of the major European currencies versus the U.S. dollar. A 2% decrease in sales volumes resulted principally from lower surfactant sales.

        For the three months ended March 31, 2005, Performance Products segment EBITDA decreased to $0.2 million from $1.9 million in the same period in 2004. This decrease was due primarily to lower margins as raw material and energy costs increased more than average selling prices.

Pigments

        For the three months ended March 31, 2005, Pigments revenues increased by $8.3 million, or 3%, as compared to the same period in 2004, resulting principally from a 12% increase in average selling prices, partially offset by 9% lower sales volumes. Average selling prices increased in all regions and benefited from the strengthening of the major European currencies versus the U.S. dollar as well as price increase initiatives implemented during the second half of 2004 and early 2005. Sales volumes were lower following the restructuring of our Grimsby, U.K. and Umbogintwini, South Africa facilities during 2004 and due to lower end use demand.

        Pigments segment EBITDA for the three months ended March 31, 2005 increased by $31.6 million, or 410%, as compared to the same period in 2004. During the three months ended March 31, 2005 and 2004, our Pigments segment recorded restructuring and plant closing charges of $2.9 million and $3.9 million, respectively. For further discussion of restructuring activities, see "—Liquidity and Capital Resources—Restructuring and Plant Closing Costs" below. Excluding restructuring charges, EBITDA increased by $30.6 million primarily as a result of higher average selling prices and lower fixed costs as a result of our restructuring activities.

Base Chemicals

        For the three months ended March 31, 2005, Base Chemicals revenues increased by $204.7 million, or 43%, as compared to the same period in 2004, resulting from a 41% increase in average selling prices and a 2% increase in sales volumes. Average selling prices increased primarily in response to higher raw material and energy costs and tightening supply and demand balances.

        For the three months ended March 31, 2005, Base Chemicals segment EBITDA increased by $70.8 million, or 225%, as compared to the same period in 2004, principally as a result of higher margins as higher average selling prices more than offset higher raw material costs. EBITDA for the three months ended March 31, 2005 included charges for restructuring and plant closing costs of $2.2 million. For further discussion of restructuring activities, see "—Liquidity and Capital Resources—Restructuring and Plant Closing Costs" below.

Corporate and Other

        Corporate and other items include unallocated corporate overhead, loss on our accounts receivable securitization program and unallocated foreign exchange gains and losses. For the three months ended March 31, 2005, EBITDA from corporate and other items decreased by $36.5 million to a loss of $37.5 million from a loss of $1.0 million in the same period in 2004. The decrease in EBITDA resulted primarily from a $33.9 million increase in unallocated foreign currency transaction losses.

Results of Operations

        The following sets forth the consolidated results of operations for the three years ended December 31, 2004, 2003 and 2002.

	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002	Percent Change 2004 vs 2003	Percent Change 2003 vs 2002
Revenues	$6,503.4	$5,245.5	$4,518.1	24%	16%
Cost of goods sold	5,678.5	4,661.1	3,902.7	22%	19%

Gross profit	824.9	584.4	615.4	41%	(5)%
Operating expenses (including expenses of selling, general, and administrative, research and development and other operating costs)	394.2	351.8	379.6	12%	(7)%
Restructuring and plant closing costs	249.5	56.7	7.7	340%	636%

Operating income	181.2	175.9	228.1	3%	(23)%
Interest expense, net	(254.2)	(251.5)	(245.4)	1%	2%
Loss on accounts receivable securitization program	(15.6)	(32.4)	(5.5)	(52)%	489%
Other (expense) income	(19.5)	(1.3)	1.3	NM	NM

Loss before income taxes	(108.1)	(109.3)	(21.5)	(1)%	408%
Income tax benefit (expense)	58.6	(21.6)	41.5	NM	NM
Minority interests in subsidiaries' income	—	—	0.1	NM	NM

Net (loss) income	(49.5)	(130.9)	20.1	(62)%	NM
Interest expense, net	254.2	251.5	245.4	1%	2%
Income tax (benefit) expense	(58.6)	21.6	(41.5)	NM	NM
Depreciation and amortization	312.4	277.9	256.2	12%	8%

EBITDA(1)	$458.5	$420.1	$480.2	9%	(13)%

NM—Not meaningful

        Included in EBITDA are the following unusual items of expense:

	Years ended December 31,
	2004	2003	2002
Loss on sale of accounts receivable securitization program	$(15.6)	$(32.4)	$(5.5)
Asset write-downs	—	(5.8)	—
Legal Settlement, net of recoveries	(15.1)	—	—
Loss on early extinguishment of debt	(19.5)	—	—
Restructuring, impairment, and plant closing costs:
Polyurethanes	$(36.9)	$(28.1)	$—
Performance Products	(73.0)	(22.1)	(4.6)
Pigments	(123.3)	(6.5)	(3.1)
Base Chemicals	(16.3)	—	—

Total restructuring and plant closing costs	$(249.5)	$(56.7)	$(7.7)

(1)
EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe that EBITDA enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the U.S. ("GAAP"). Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company's capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our Company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization. EBITDA excludes interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes interest expense has material limitations. EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations. Our management compensates for the limitations of using EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions. For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments. Our management also uses trade working capital to evaluate its investment in accounts receivable and inventory, net of accounts payable.

  We believe that net income (loss) is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and that cash provided by (used in) operating activities is the liquidity measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to our net loss and to our cash provided by (used in) operations:

	Years ended December 31,
	2004	2003	2002
EBITDA	$458.5	$420.1	$480.2
Depreciation and amortization expense	(312.4)	(277.9)	(256.2)
Interest expense, net	(254.2)	(251.5)	(245.4)
Income tax benefit (expense)	58.6	(21.6)	41.5

Net (loss) income	(49.5)	(130.9)	20.1
Depreciation and amortization expense	312.4	277.9	256.2
Non-cash restructuring, plant closing and asset
impairment charges	116.4	11.4	6.1
Loss on early extinguishment of debt	19.5	—	—
Deferred income taxes	(75.3)	—	(59.8)
Unrealized gains on foreign currency transactions	(61.5)	(64.3)	(29.5)
Other, net	18.5	26.4	16.7
Changes in operating assets and liabilities	(134.7)	(22.0)	(31.7)

Net cash provided by operating activities	$145.8	$98.5	$178.1

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

        For the year ended December 31, 2004, we had a net loss of $49.5 million on revenues of $6,503.4 million as compared to a net loss of $130.9 million on revenues of $5,245.5 million for 2003. The decrease of $81.4 million in net loss was the result of the following items:

  •
  Revenues for the year ended December 31, 2004 increased by $1,257.9 million, or 24%, as compared to 2003, due to higher average selling prices in all segments and increased sales volumes in our Polyurethanes, Pigments and Base Chemicals segments, offset somewhat by lower sales volumes in our Performance Products segment. For details of the changes in 2004 selling prices and sales volumes as compared to 2003, see the operating segment discussion below.

  •
  Gross profit for the year ended December 31, 2004 increased by $240.5 million, or 41%, as compared to 2003. This increase, which occurred in all of our business segments except Performance Products, was mainly due to higher contribution margins in 2004 as average selling prices increased more than raw material and energy costs.

  •
  Operating expenses for the year ended December 31, 2004 increased by $42.4 million, or 12%, as compared to 2003, primarily resulting from a $24.3 million reduction in foreign exchange gains and a $15.1 million expense associated with the settlement of Discoloration Claims.

  •
  Restructuring and plant closing costs for the year ended December 31, 2004 increased by $192.8 million to $249.5 million from $56.7 million in 2003. For further discussion of restructuring activities, see "—Restructuring and Plant Closing Costs" below.

  •
  Net interest expense for the year ended December 31, 2004 was $254.2 million and remained relatively unchanged from 2003 net interest expense of $251.5 million.

  •
  Loss on our accounts receivable securitization program decreased by $16.8 million, or 52%, when compared to 2003. This decrease is mainly attributable to reduced losses on foreign currency hedging contracts in 2004 as compared to 2003, primarily as a result of an amendment to our accounts receivable securitization program permitting euro-denominated debt, thereby reducing the need for foreign currency hedge contracts.

  •
  Other expense for the year ended December 31, 2004 increased to $19.5 million from $1.3 million in 2003 primarily as a result of a $17.0 million loss on early retirement of debt in 2004.

  •
  Income tax benefit increased by $80.2 million to benefit of $58.6 million for the year ended December 31, 2004 as compared to a $21.6 million expense in 2003. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate. The increase in the tax benefit was largely due to changes in pre-tax income and the tax jurisdictions in which the changes to pre-tax income occurred. During the current period, additional pre-tax losses were recorded in jurisdictions where a tax benefit is provided. We are treated as a partnership for U.S. federal income tax purposes and as such are generally not subject to U.S. income tax, but rather such income is taxed directly to our owners. Accordingly, $58.6 million of benefit at December 31, 2004 is attributable to non-U.S. operations. In particular, during the year ended December 31, 2004, we recognized non-recurring benefits in Spain, France and Holland of approximately $28.3 million associated with enacted changes in tax rates, the settlement of tax authority examinations and the reversal of previously established valuation allowances. In addition, we recognized an approximately $63.6 million benefit from losses in jurisdictions not subject to valuation allowances as well as treaty negotiated reductions in statutory rates.

        The following table sets forth the revenues and segment EBITDA for each of our operating segments.

	Year Ended December 31, 2004	Year Ended December 31, 2003	Percent Change
Revenues
Polyurethanes	$2,877.4	$2,297.5	25%
Performance Products	751.3	659.6	14%
Pigments	1,048.1	1,009.9	4%
Base Chemicals	2,118.5	1,421.8	49%
Eliminations	(291.9)	(143.3)	(104)%

Total	$6,503.4	$5,245.5	24%

Segment EBITDA
Polyurethanes	$364.0	$233.4	56%
Performance Products	(69.1)	(15.8)	(337)%
Pigments	(30.0)	105.4	NM
Base Chemicals	206.9	77.7	166%
Corporate and other	(13.3)	19.4	NM

Total	$458.5	$420.1	9%

NM—Not meaningful

Polyurethanes

        For the year ended December 31, 2004, Polyurethanes revenues increased by $579.9 million, or 25%, as compared to 2003, primarily from higher average selling prices and higher sales volumes for MDI. MDI revenues increased by 31%, resulting from 17% higher average selling prices and 12% higher sales volumes. The increase in MDI average selling prices resulted principally from improved market demand coupled with tighter supply, the strength of the major European currencies versus the U.S. dollar and in response to higher raw material and energy costs. Higher MDI volumes reflect further extension of markets for MDI and recent improvements in global economic conditions.

        For the year ended December 31, 2004, Polyurethanes segment EBITDA increased by $130.6 million, or 56%, as compared to 2003. Restructuring and plant closing costs of $36.9 million and $28.1 million for the years ended December 31, 2004 and 2003, respectively, were included in segment EBITDA. For further discussion of restructuring activities, see "—Restructuring and Plant Closing Costs" below. Excluding restructuring charges, segment EBITDA increased by $139.4 million in 2004, resulting mainly from higher contribution margins as average selling prices increased more than raw material and energy costs.

Performance Products

        For the year ended December 31, 2004, Performance Products revenues increased by $91.7 million, or 14%, as compared to 2003, primarily as a result of higher average selling prices, offset somewhat by lower sales volumes. Overall, average selling prices increased by 17% in response to higher raw material costs and the strengthening of the major European currencies versus the U.S. dollar. A 2% decrease in sales volumes resulted principally from lower surfactants sales.

        For the year ended December 31, 2004, Performance Products segment EBITDA decreased by $53.3 million to a loss of $69.1 million from a loss of $15.8 million in 2003. This decrease was due primarily to a $50.8 million increase in restructuring and plant closing costs in 2004. Restructuring and plant closing costs of $73.0 million and $22.1 million for the years ended December 31, 2004 and 2003, respectively, were included in segment EBITDA. For further discussion of restructuring activities, see "—Restructuring and Plant Closing Costs" below. Excluding restructuring charges, 2004 EBITDA was relatively unchanged from 2003.

Pigments

        For the year ended December 31, 2004, Pigments revenues increased by $38.2 million, or 4%, as compared to 2003, resulting principally from 4% higher average selling prices. Average selling prices benefited primarily from the strengthening of the major European currencies versus the U.S. dollar.

        Pigments segment EBITDA for the year ended December 31, 2004 decreased by $135.4 million to a loss of $30.0 million from income of $105.4 million in 2003. The decrease is mainly the result of an increase in restructuring and plant closing costs of $116.8 million and charges of $15.1 million relating to the payment of costs and settlement amounts relating to Discoloration Claims recorded in 2004. The remaining decrease in segment EBITDA of $3.5 million resulted principally from a $14.5 million reduction in EBITDA primarily in response to the strengthening of the major European currencies versus the U.S. dollar, offset somewhat by lower fixed costs resulting from cost reduction initiatives. During 2004 and 2003, our Pigments segment recorded restructuring and plant closing charges of $123.3 million and $6.5 million, respectively. For further discussion of restructuring activities, see "—Restructuring and Plant Closing Costs" below.

Base Chemicals

        For the year ended December 31, 2004, Base Chemicals revenues increased by $696.7 million, or 49%, as compared to 2003, primarily resulting from a 40% increase in average selling prices and a 6% increase in sales volumes. Average selling prices were higher primarily in response to higher raw material and energy costs and the strengthening of the major European currencies versus the U.S. dollar. Sales volumes increased for all key products, principally as a result of increased customer demand.

        For the year ended December 31, 2004, Base Chemicals segment EBITDA increased by $129.2 million, or 166%, as compared to 2003, principally as a result of higher contribution margins as higher average selling prices more than offset higher raw material costs. EBITDA for the year ended December 31, 2004 included charges for restructuring and plant closing costs of $16.3 million. For further discussion of restructuring activities, see "—Restructuring and Plant Closing Costs" below.

Corporate and Other

        Corporate and other items include unallocated corporate overhead, loss on our accounts receivable securitization program and unallocated foreign exchange gains and losses. For the year ended December 31, 2004, EBITDA from corporate and other items decreased by $32.7 million to a loss of $13.3 million from income of $19.4 million in 2003. The decrease resulted primarily from a reduction in unallocated foreign exchange gains.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        For the year ended December 31, 2003, we had a net loss of $130.9 million on revenues of $5,245.5 million, compared to net income of $20.1 million on revenues of $4,518.1 million for 2002. The increase of $151.0 million in net loss was the result of the following items:

  •
  Revenues for the year ended December 31, 2003 increased by $727.4 million, or 16%, to $5,245.5 million from $4,518.1 million in 2002. Increased revenues resulted primarily from increased selling prices and the effects of the strength of the major European currencies versus the U.S. dollar. Selling prices increased primarily in response to increased underlying raw material prices.

  •
  Gross profit for the year ended December 31, 2003 decreased by $31.0 million to $584.4 million from $615.4 million in 2002. The decrease in gross profit was mainly the result of higher overall raw material prices during 2003 as compared to 2002. Increased raw material prices were only partially offset by increased average selling prices.

  •
  Operating expenses for the year ended December 31, 2003 decreased by $27.8 million, or 7%, to $351.8 million from $379.6 million in 2002. This decrease was primarily the result of a $48.3 million increase in unallocated foreign exchange gains, offset by increased expenses resulting from foreign currency movements. Expenses also increased due to $24.5 million in increased pension expenses, a $2.8 million asset write off in the first quarter 2003, $2.4 million in abortive capital expenditures in our Base Chemicals segment and a $3.5 million increase in the management fee we pay to Huntsman LLC. These increases were offset by $15.1 million in cost savings resulting from cost reduction efforts in our Polyurethanes segment, $2.6 million in insurance recoveries in our Base Chemicals segment and a $3.3 million gain on the sale of precious metals used in our Base Chemicals manufacturing processes.

  •
  During the year ended December 31, 2003 and 2002, we recorded restructuring and plant closing charges of $56.7 million and $7.7 million, respectively. For further discussion of restructuring activities, see "—Restructuring and Plant Closing Costs" below.

  •
  Net interest expense for the year ended December 31, 2003 increased by $6.1 million to $251.5 million from $245.4 million for 2002. The increase was primarily due to additional debt in the year ended December 31, 2003, a portion of which represents additional fixed rate senior notes issued in 2003, partially offset by lower average underlying base interest rates and lower borrowings under the HI Credit Facilities. Increased interest expense was also partially offset by the $11.5 million positive impact of adjusting interest rate instruments to fair value.

  •
  Loss on our accounts receivable securitization program increased $26.9 million to a loss of $32.4 million for the year ended December 31, 2003 as compared to a loss of $5.5 million for 2002. Losses on the accounts receivable securitization program include the discount on receivables sold into the program, fees and expenses associated with the program and gains (losses) on foreign currency hedge contracts mandated by the terms of the program to hedge currency exposures on the collateral supporting the off-balance sheet debt issued. This increase is mainly attributable to losses on foreign currency hedge contracts mandated by the accounts receivable securitization program, and the increase in the size of our accounts receivable securitization program effective October 2002.

  •
  Income tax expense increased by $63.1 million to an expense of $21.6 million for the year ended December 31, 2003 as compared to a benefit of $41.5 million for 2002. Increased tax expenses were due primarily to an increase in our valuation allowance of $54.4 million, which has the effect of reducing deferred tax assets related to net operating loss carryforwards ("NOLs") in certain foreign jurisdictions, and a change in the mix of income (loss) earned in the various taxing jurisdictions in which we operate.

        The following table sets forth the revenues and EBITDA for each of our operating segments.

	Year Ended December 31, 2003	Year Ended December 31, 2002	Percent Change
Revenues
Polyurethanes	$2,297.5	$2,066.0	11%
Performance Products	659.6	574.3	15%
Pigments	1,009.9	880.3	15%
Base Chemicals	1,421.8	1,097.5	30%
Eliminations	(143.3)	(100.0)	(43)%

Total	$5,245.5	$4,518.1	16%

Segment EBITDA
Polyurethanes	$233.4	$365.1	(36)%
Performance Products	(15.8)	27.2	NM
Pigments	105.4	68.3	54%
Base Chemicals	77.7	13.8	463%
Corporate and other	19.4	5.8	234%

Total	$420.1	$480.2	(13)%

NM—Not meaningful

Polyurethanes

        For the year ended December 31, 2003, Polyurethanes revenues increased by $231.5 million, or 11%, to $2,297.5 million from $2,066.0 million for 2002. MDI sales revenue increased by 11%, due to 11% higher average selling prices and relatively flat volumes. The overall lack of MDI volume growth was largely the result of a reduction in spot sales to co-producers in 2003. MDI sales volumes, excluding spot sales, rose by 6%, with increases of 20%, 6% and 2% in Asia, the Americas and Europe, respectively, driven by the improved rigid polyurethanes market in the fourth quarter 2003. MDI overall average selling prices increased by 11%, 7% of which was attributable to the strength of the major European currencies versus the U.S. dollar and 4% of which was attributable to our continued efforts to increase sales prices as raw material costs increased. Polyol sales revenue increased by 16% as sales volumes increased by 4%, consistent with underlying MDI volumes, and average selling prices increased by 12%, 7% of which was attributable to the strength of the major European currencies versus the U.S. dollar. PO revenue decreased 8%, primarily due to the conversion of certain sales to a tolling arrangement, which affected revenues but only had a minimal impact on gross margin. MTBE sales revenue increased by 14% due to a 7% increase in volumes and a 7% increase in selling prices due to stronger crude oil and gasoline markets.

        For the year ended 2003, Polyurethanes segment EBITDA decreased by $131.7 million to $233.4 million from $365.1 million for the same period in 2002. Lower EBITDA resulted mainly from a $271.9 million increase in raw material and energy costs, partly offset by a $200.5 million improvement in average selling prices. We also recorded $28.1 million in restructuring charges in connection with the integration of our global flexible products unit into our urethane specialties unit and cost reduction efforts at our Rozenburg, Netherlands site. These charges are part of an overall cost reduction program that is expected to be implemented and recorded from 2003 to 2005. We also incurred a $2.5 million charge due to the write-off of an asset formerly used in connection with our Geismar, Louisiana TDI facility. Fixed production costs increased $33.6 million, primarily due to the $18.9 million impact of the strengthening of the major European currencies versus the U.S. dollar, increased pension costs of $10.1 million and a $7.1 million fixed cost absorption as a result of a reduction in inventory levels.

Operating expenses also increased by $1.5 million due to a $16.6 million adverse foreign currency exchange impact, partly offset by $15.1 million in cost savings as measured in local currencies.

Performance Products

        For the year ended 2003, Performance Products revenues increased by $85.3 million, or 15%, to $659.6 million from $574.3 million in 2002. Overall, Performance Products sales volumes fell by 4% and average selling prices increased by 20%, of which 12% was due to foreign currency movements. Surfactants revenues increased by 6% as compared to 2002, resulting from a 15% increase in average selling prices and a 7% decrease in sales volumes. Average selling prices of surfactants in local currencies fell due to intense competition, but our selling prices increased by 19% due to the strength of the major European currencies versus the U.S. dollar. The reduction in surfactants' sales volumes was largely the result of softer European demand, competitive activity and decreased export business as a result of the strength of the major European currencies versus the U.S. dollar. Ethyleneamines revenues increased by 17% compared with 2002, resulting primarily from a 7% increase in average selling prices and a 9% increase in sales volumes. The increase in ethyleneamines average selling prices was due to price increases implemented to offset increased raw material costs. Sales volumes of ethyleneamines increased largely due to higher export sales. Other sales revenues, primarily amines, increased by 56% compared with 2002. This increase resulted primarily from a 19% increase in sales volumes and a 31% increase in average selling prices. These increases were primarily the result of the initiation of tolling agreements with affiliates.

        For the year ended 2003, Performance Products segment EBITDA decreased by $43.0 million to a loss of $15.8 million from a profit of $27.2 million in 2002. Restructuring costs in the year ended December 31, 2003 were $17.5 million higher than in the same period in 2002, due to the $20.1 million charge taken in connection with the closure of certain units at our Whitehaven, U.K. facility in September 2003 and $2.0 million charged in respect of severance costs arising from the closure of an administrative office in London, U.K., the rationalization of our surfactants technical center in Oldbury, U.K. and the restructuring of our facility in Barcelona, Spain. Lower sales volumes negatively impacted EBITDA by approximately $3.7 million. An $89.0 million increase in selling prices was largely offset by raw material cost increases of $87.5 million. Fixed production costs were relatively unchanged as negative currency impacts of $10.0 million were offset by the effect of cost reduction programs and the operation of only one of our two ethyleneamines units at our Freeport, Texas facility for much of the year. Operating expenses increased by $22.6 million, of which $9.0 million was attributable to adverse currency movements and $9.0 million of which was due mainly to costs paid to Huntsman LLC under tolling and commercial arrangements for the sale of performance products on their behalf, which were entirely offset by the margin earned on the sale of such products.

Pigments

        For the year ended December 31, 2003, Pigments revenues increased by $129.6 million, or 15%, to $1,009.9 million from $880.3 million for the same period in 2002. Average selling prices increased by 13%, of which 9% resulted from the strength of the major European currencies versus the U.S. dollar, and the remainder of which resulted from improved supply and demand conditions. Average selling prices as measured in local currencies increased by 5%, 3% and 6% in Europe, North America and Asia-Pacific ("APAC"), respectively, due to price increases implemented in early 2003 as a result of favorable supply and demand conditions that existed at that time. Sales volumes increased overall by 1%, with North America showing an increase of 1% and APAC showing an increase of 6%, while Europe was unchanged.

        For the year ended December 31, 2003, Pigments segment EBITDA increased by $37.1 million to $105.4 million from $68.3 million in 2002. The increase in EBITDA is primarily a result of a $114.6 million increase in selling prices and the $5.3 million impact of the 1% increase in sales volume, partially offset by an increase in manufacturing costs of $83.1 million. The manufacturing costs increase was caused mainly by foreign currency movements of $84.6 million, which were partially offset by savings of $4.9 million, as measured in local currencies, from our cost reduction initiatives. Operating expenses increased by $1.6 million mainly due to an increase in restructuring charges of $3.4 million and a $3.2 million increase in pension costs, partially offset by the release of $2.6 million of surplus environmental provisions recorded in relation to our Tracy, Canada facility which was closed in 2000.

Base Chemicals

        For the year ended December 31, 2003, Base Chemicals revenues increased by $324.3 million, or 30%, to $1,421.8 million from $1,097.5 million for 2002. The increase in revenues was caused by a 33% increase in average selling prices, partially offset by a 3% reduction in overall sales volumes. Base Chemicals average selling prices were up 21% in response to higher raw material and energy prices and favorable supply and demand conditions, and 12% due to the strength of the major European currencies versus the U.S. dollar. The reduction in Base Chemicals volumes was caused primarily by reduced sales of raw materials, primarily naphtha, which we sell from time to time as favorable opportunities arise. Ethylene revenues increased 39%, resulting from a 12% increase in volumes and a 24% increase in average sales prices. Propylene revenues increased 50%, resulting from a 17% increase in volumes and a 28% increase in average sales prices. Paraxylene revenues increased 28%, resulting from a 4% decrease in volumes and a 34% increase in average sales prices. Benzene revenues increased 17%, resulting from a 15% decrease in volumes and a 37% increase in average sales prices. Cyclohexane revenues increased 41%, resulting from a 7% increase in volumes and a 32% increase in average sales prices. Sales volume increases for ethylene and propylene reflected increased demand and the fact that 2002 included a turnaround at our Wilton, U.K. olefins facility.

        For the year ended December 31, 2003, Base Chemicals segment EBITDA increased by $63.9 million to $77.7 million from $13.8 million in 2002. Increased segment EBITDA primarily resulted from the impact of increased selling prices of $348.4 million, offset by increased raw material costs of $258.2 million, mainly due to a 23% increase in the cost of our main feedstock, naphtha. Fixed production costs increased $37.0 million, of which $16.0 million was due to foreign currency impacts, $11.0 million due to costs reclassified from operating expenses and $7.0 million due to higher pension costs. Operating expenses decreased $11.9 million, which included $11.0 million of costs reclassified as fixed production costs, insurance claim recoveries of $2.6 million and recoveries from the sale of precious metals used in the manufacturing process amounting to $3.3 million. These operating expense decreases were partially offset by $2.4 million associated with various terminated capital projects and reduced foreign currency translation gains of $1.9 million.

Corporate and Other

        Corporate and other items include unallocated corporate overhead, loss on our accounts receivable securitization program and unallocated foreign exchange gains and losses. For the year ended December 31, 2003, EBITDA from corporate and other items increased by $13.6 million to $19.4 million from $5.8 million for 2002. The increase resulted primarily from increased unallocated foreign exchange gains caused primarily by the strength of the major European currencies versus the U.S. dollar. Unallocated foreign exchange gains were $48.3 million higher, with a gain of $95.3 million in the year ended December 31, 2003 as compared to a gain of $47.0 million in the year ended December 31, 2002. In general, our unallocated foreign exchange gains and losses result primarily from movements in the foreign exchange rates used to translate the current portion of intercompany balances to the functional currency at the end of the period and from the translation of foreign currency receivable balances sold into our accounts receivable securitization program to U.S. dollars.

        The increased unallocated foreign exchange gains were partially offset by increased losses on the accounts receivable securitization program, which increased by $26.9 million to a loss of $32.4 million in the year ended December 31, 2003 as compared to a loss of $5.5 million in 2002. Losses on the accounts receivable securitization program include the discount on receivables sold into the program, fees and expenses associated with the program and gains (losses) on foreign currency hedge contracts mandated by the terms of the program to hedge currency exposures on the collateral supporting the off-balance sheet debt issued. The increased losses on the accounts receivable securitization program were primarily due to losses on foreign exchange hedge contracts mandated by our accounts receivable securitization program and the increase in the size of our securitization facility effective October 2002. Other cost increases were the result of a higher management fee paid to Huntsman LLC of $3.5 million, an asset valuation adjustment of $2.8 million, and the expensing of $1.1 million of abandoned transaction costs.

Liquidity and Capital Resources

Three Months Ended March 31, 2005 and 2004

        Net cash provided by operating activities for the three months ended March 31, 2005 increased by $192.0 million to $130.7 million from $61.3 million used in operating activities in the same period in 2004. The increase is primarily attributable to increased net income of $163.7 million and favorable variances in adjustments to reconcile net income (loss) to net cash provided by operations, including a favorable variance of $32.7 million in unrealized losses (gains) on foreign currency transactions.

        Net cash used in investing activities for the three months ended March 31, 2005 decreased by $11.1 million primarily as a result of proceeds from the sales of fixed assets and lower investments in our Chinese MDI joint ventures.

        Net cash used in financing activities for the three months ended March 31, 2005 increased by $201.1 million to $108.2 million, as compared to $92.9 million provided by financing activities in the same period in 2004. The increase in use is mainly a result of a voluntary repayment of indebtedness of $75 million during the first quarter of 2005 resulting from improved operating cash flow as compared to revolver borrowings experienced during the same period of 2004 to fund negative operating cash flow. In addition, in the first quarter 2005, we paid a dividend of $35 million to HIH, that together with proceeds from the Huntsman Corporation initial public offering, was used to redeem the HIH senior discount notes due 2009.

Years Ended December 31, 2004 and 2003

        Net cash provided by operating activities for the year ended December 31, 2004 increased by $47.3 million to $145.8 million from $98.5 million provided by operating activities in 2003. The increase is primarily attributable to a reduced net loss of $81.4 and favorable variances in adjustments to reconcile net income (loss) to net cash provided by operations, including favorable variances of $105.0 million in non-cash restructuring charges, $34.5 million in depreciation and $19.5 million on early extinguishment of debt, partially offset by a negative variance of $112.7 million in changes in operating assets and liabilities and $75.3 million in deferred income taxes.

        Net cash used in investing activities for the year ended December 31, 2004 increased by $11.4 million to $147.1 million from $135.7 million for 2003, partly as a result of increased capital expenditures and investments associated with our Chinese joint ventures.

        Net cash provided by financing activities for the year ended December 31, 2004 decreased by $24.4 million to $30.0 million, as compared to $54.4 million in 2003. The decrease is mainly a result of reduced net borrowings to fund operating cash requirements. The financing activities for the year ended December 31, 2003 include (i) the issuance of $205 million of additional term loans under the HI Credit Facilities, the net proceeds of which were applied to pay down a portion of outstanding borrowings under the HI revolving credit facility and other term debt under the HI Credit Facilities, and (ii) the issuance of $150 million of additional senior unsecured notes, the net proceeds of which were used to repay amounts outstanding under the HI Credit Facilities. The financing activities for the year ended December 31, 2004 include (i) the refinancing of the HI Credit Facilities, (ii) the issuance of $175 million 7.50% and €135 million 7.375% HI Senior Subordinated Notes due 2015 (defined below), the net proceeds of which were used to redeem in part the HI Senior Subordinated Notes (defined below), and (iii) the repayment of $59.0 million of debt under the HI Credit Facilities with excess cash flow on December 31, 2004.

Changes in Financial Condition

	March 31, 2005	December 31, 2004	Difference	Percent Change
Current assets:
Cash and cash equivalents	$121.1	$138.0	$(16.9)	(12)%
Accounts receivable	1,013.1	806.0	207.1	26%
Inventories	823.0	735.6	87.4	12%
Prepaid expenses	33.5	30.8	2.7	9%
Deferred income taxes	10.2	10.2	—	—
Other current assets	64.5	50.5	14.0	28%

Total current assets	2,065.4	1,771.1	294.3	17%

Current liabilities:
Accounts payable	998.3	688.3	310.0	45%
Accrued liabilities	314.8	419.7	(104.9)	(25)%
Current portion of long-term debt	9.6	10.5	(0.9)	(9)%

Total current liabilities	1,322.7	1,118.5	204.2	18%

Working capital	$742.7	$652.6	$90.1	14%

        As of March 31, 2005, our working capital increased by $90.1 million as a result of the net impact of the following significant changes:

  •
  The decrease in cash balances of $16.9 million resulting from the matters identified in the Condensed Consolidated Statement of Cash Flows.

  •
  The increase in accounts receivable of $207.1 million is primarily due to the consolidation of the results of operations and financial position of Rubicon LLC in accordance with FIN 46R as discussed in "Note 5. Investments in Unconsolidated Affiliates" to our consolidated financial statements, which resulted in an increase of $280.0 million in accounts receivable. Partially offsetting this increase, our receivables decreased by $64.8 million resulting from an increase in outstanding off-balance sheet borrowings of $64.8 million under our accounts receivable securitization program. (See discussion in "Off-Balance Sheet Arrangements" below).

  •
  The increase in inventories of $87.4 million is largely due to higher raw material and energy costs and the consolidation of the results of operations and financial position of Rubicon LLC as previously discussed, which resulted in an increase of $43.1 million in inventories.

  •
  The increase in other current assets of $14.0 million primarily results from an increase in tax receivables of $5.3 million and $8.7 million of other miscellaneous receivables.

  •
  The increase of $310.0 million in accounts payable is primarily attributable to the consolidation of the results of operations and financial position of Rubicon LLC as previously discussed, which resulted in an increase in accounts payable of $290.0 million. In addition, we experienced increases in raw material and energy costs and improved payment terms.

  •
  The decrease in accrued liabilities of $104.9 million primarily resulted from a reduction in various accruals including such items as interest, payroll, property taxes, and restructuring and plant closing costs.

Debt and Liquidity

  HI Credit Facilities

        As of March 31, 2005, we had senior secured credit facilities (the "HI Credit Facilities") which consisted of a revolving loan facility of up to $375 million maturing in September 2008 (the "HI Revolving Facility"), which includes a $50 million multicurrency revolving loan facility available in euros, GBP Sterling and U.S. dollars, and a term loan B facility consisting of a $1,177.5 million term portion and a € 45.1 million (approximately $58.5 million) term portion (the "HI Term Facility"). The maturity of the HI Term Facility is December 31, 2010; provided that the maturity will be accelerated to December 31, 2008 if we have not refinanced all of the outstanding HI Senior Notes and the HI Subordinated Notes (as defined below) on or before December 31, 2008 on terms satisfactory to the administrative agent under the HI Credit Facilities. Scheduled amortization of the HI Term Facility is approximately $12.5 million per annum commencing June 30, 2006, with the remaining unpaid balance due at maturity. The HI Credit Facility allows us to borrow up to $100 million secured by letters of credit; however, the $375 million revolving credit facility is reduced dollar-for-dollar by any letters of credit outstanding. As of March 31, 2005, there were no loans outstanding on the HI Revolving Facility, and there were $7.2 million in letters of credit outstanding.

        In compliance with applicable provisions in our credit facilities, on December 31, 2004, we prepaid $59 million dollar equivalents on the HI Term Facility as a result of excess cash flow. On March 24, 2005, we made a $75 million dollar equivalent voluntary repayment on the HI Term Facility. Such prepayments have been applied in accordance with the provisions of the HI Credit Facilities in such a manner that there will be no scheduled maturities under the HI Credit Facilities due until June 2006 and such that all remaining scheduled maturities under the HI Term Facility shall be reduced pro rata.

        Interest rates for the amended and restated HI Credit Facilities are based upon, at our option, either a eurocurrency rate (LIBOR) or a base rate (prime) plus the applicable spread. The applicable spreads vary based on a pricing grid, depending on the loan facility and whether specified conditions have been satisfied, in the case of eurocurrency-based term loans, from 2.25% to 2.50% for term loan B dollar loans per annum and from 3.00% to 3.25% for term loan B Euro loans per annum, and, in the case of base rate term loans, from 1.00% to 1.25% for term B dollar loans per annum. The applicable spread for eurocurrency-based revolving loans ranges from 2.25% to 3.25% and for base rate revolving loans from 1.00% to 2.00%. As of March 31, 2005 and December 31, 2004, the average interest rates on the HI Credit Facilities were 5.38% and 5.0%, respectively, excluding the impact of interest rate hedges.

        The HI Credit Facilities are secured by a first priority lien on substantially all our assets and all the assets of our domestic subsidiaries and certain of our foreign subsidiaries. The HI Credit Facilities are also guaranteed by HIH, our domestic subsidiaries and certain of our foreign subsidiaries (the "HI Guarantors").

        The agreements governing the HI Credit Facilities contain customary financial covenants; covenants relating to the incurrence of debt, the purchase and sale of assets, limitations on investments and affiliate transactions; change in control provisions; events of default provisions; and acceleration provisions. Management believes that we were in compliance with the covenants of the HI Credit Facilities as of March 31, 2005.

  Notes

        In March 2002, we sold $300 million aggregate principal amount of HI Senior Notes due 2009. On April 11, 2003, we sold an additional $150 million aggregate principal amount of the HI Senior Notes at an issue price of 105.25%. Net proceeds from the sale of these notes were used to repay amounts outstanding under the HI Credit Facilities. The HI Senior Notes are unsecured obligations. Interest on the HI Senior Notes is payable semiannually in March and September of each year. The HI Senior Notes are redeemable after March 1, 2006 at 104.937% of the principal amount thereof, declining ratably to par on and after March 1, 2008.

        On December 17, 2004, we completed the offering of the old notes. We used all of the net proceeds to redeem part of our outstanding 10.125% senior subordinated notes due 2009 (the "HI Senior Subordinated Notes due 2009" and, together with the notes, the "HI Senior Subordinated Notes"). Prior to the partial redemptions of the HI Senior Subordinated Notes due 2009 discussed below, we had outstanding $600 million and €450 million HI Senior Subordinated Notes due 2009. The HI Senior Subordinated Notes due 2009 became redeemable on July 1, 2004 at 105.063% of the principal amount thereof, which declines ratably to par on and after July 1, 2007. We redeemed $231 million and €77 million of HI Senior Subordinated Notes due 2009 on December 31, 2004 and $2.9 million and €1.0 million of HI Senior Subordinated Notes due 2009 on January 3, 2005. In connection with these redemptions, we paid approximately $17.0 million and $0.2 million in U.S. dollar equivalents in redemption premiums on December 31, 2004 and January 3, 2005, respectively.

        As of December 31, 2004, following the December 31, 2004 partial redemption of the HI Senior Subordinated Notes due 2009, we had outstanding $369 million and €373 million of HI Senior Subordinated Notes due 2009 and $175 million and €135 million of the notes, for a combined total of $544 million and €508 million of HI Senior Subordinated Notes plus $5.3 million of unamortized premium. As of March 31, 2005, we had outstanding $366.1 million and €372.0 million of HI Senior Subordinated Notes due 2009 and $175 million and €135 million of the notes, for a combined total of $541.1 million and €507.0 million of HI Senior Subordinated Notes plus $4.9 million of unamortized premium. The $175 million and €135 million notes are redeemable on or after January 1, 2010 at 103.688% and 103.750%, respectively, of the principal amount thereof, which declines ratably to par on and after January 1, 2013. In addition, at any time prior to January 1, 2008, we may redeem up to 40% of the aggregate principal amount of the $175 million and €135 million notes at redemption prices of 107.375% and 107.5% plus accrued and unpaid interest, respectively. The HI Senior Subordinated Notes are unsecured and interest is payable semiannually in January and July of each year.

        The HI Senior Notes and the HI Senior Subordinated Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. They also contain a change of control provision requiring us to offer to repurchase the HI Senior Notes and the HI Subordinated Notes upon a change of control. Management believes that we were in compliance with the covenants of the HI Senior Notes and the HI Senior Subordinated Notes as of March 31, 2005.

        On December 10, 2004, we entered into a cross-currency swap. The cross-currency swap requires us to pay euros and receive U.S. dollars at the maturity date of January 1, 2010. The U.S. dollar notional amount is $175 million and bears interest at a fixed rate of 7.375%, payable semiannually on January 1 and July 1. The euro notional amount is approximately €132 million and bears interest at a blended fixed rate of approximately 6.63%, payable semiannually on January 1 and July 1.

  Other Debt

        We maintain a $25 million multicurrency overdraft facility used for working capital needs for our European subsidiaries (the "HI European Overdraft Facility"), all of which was available as of

March 31, 2005. As of December 31, 2004, there were no borrowings outstanding under the HI European Overdraft Facility.

        Included within other debt is debt associated with one of our Chinese MDI joint ventures. In January 2003, we entered into a joint venture agreement with Shanghai Chlor-Alkali Chemical Company, Ltd. to build MDI production facilities near Shanghai, China. We own 70% of Huntsman Polyurethanes Shanghai Ltd. ("Consolidated Chinese Splitting JV"), which is a consolidated affiliate. On September 19, 2003, the Consolidated Chinese Splitting JV obtained secured financing for the construction of the production facilities, consisting of various committed loans in the aggregate amount of approximately $119 million in U.S. dollar equivalents. As of March 31, 2005, there were $10.0 million outstanding in U.S. dollar borrowings and 40.0 million in RMB borrowings ($4.8 million) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of March 31, 2005, the interest rate for U.S. dollar borrowings was approximately 3.3% and 5.5% for RMB borrowings. The loans are secured by substantially all the assets of the Consolidated Chinese Splitting JV and will be repaid in 16 semiannual installments, beginning no later than June 30, 2007. The financing is non-recourse to us, but is guaranteed during the construction phase by affiliates of the Consolidated Chinese Splitting JV, including Huntsman Corporation, as the successor to Huntsman Holdings. Huntsman Corporation has unconditionally guaranteed 70% of any amounts due and unpaid by the Consolidated Chinese Splitting JV under the loans described above (except for the VAT facility, which is not guaranteed). Huntsman Corporation's guarantees remain in effect until the Consolidated Chinese Splitting JV has (i) commenced production at at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1.5:1. Our Chinese MDI joint ventures are unrestricted subsidiaries under the HI Credit Facilities and under the indentures governing the HI Senior Notes and the HI Subordinated Notes.

  Short-Term and Long-Term Liquidity; Compliance with Covenants

        We depend upon the HI Revolving Facility and our off-balance sheet accounts receivable securitization facility (the "HI A/R Securitization Program") to provide liquidity for our operations and working capital needs. For further discussion of the HI A/R Securitization Program, see "—Off-Balance Sheet Arrangements—Receivables Securitization" below. As of March 31, 2005, we had no outstanding borrowings and approximately $7.2 million of outstanding letters of credit under the HI Revolving Facility, and we had $121.1 million in cash. We also maintain $25.0 million of short-term overdraft facilities, of which the entire amount was available at March 31, 2005. Furthermore, as of March 31, 2005, we had available capacity of approximately $51.8 million under the HI A/R Securitization Program without triggering a mandatory prepayment under the HI Credit Facilities. Our total cash and unused borrowing capacity as of March 31, 2005 was approximately $565.7 million.

        On February 28, 2005, we paid a dividend to HIH of $35 million. The dividend was used together with proceeds from the Huntsman Corporation initial public offering to redeem the HIH senior discount notes due 2009. On March 24, 2005, we made a $75 million dollar equivalent voluntary prepayment on the HI Term Facility.

        We believe our current liquidity, together with funds generated by our businesses, is sufficient to meet the short-term and long-term needs of our businesses, including funding operations, making capital expenditures and servicing our debt obligations in the ordinary course. We believe that we are currently in compliance with the covenants contained in the agreements governing all of our debt obligations.

Off-Balance Sheet Arrangements

  Receivables Securitization

        On December 21, 2000, we initiated an accounts receivable securitization program under which we grant an undivided interest in certain of our trade receivables to a qualified off-balance sheet entity (the "Receivables Trust") at a discount. This undivided interest serves as security for the issuance of commercial paper and medium-term notes by the Receivables Trust.

        At March 31, 2005 and December 31, 2004, the Receivables Trust had approximately $202.3 million and $208.4 million, respectively in U.S. dollar equivalents in medium-term notes outstanding and approximately $70.9 million in U.S. dollar equivalents and nil, respectively in commercial paper outstanding. The medium-term notes have a scheduled maturity date of September 15, 2006. Our commercial paper facility has a maturity date of March 31, 2007 and provides for the issuance of both euro- and U.S.-denominated commercial paper. Under the terms of the agreements, we and our subsidiaries continue to service the receivables in exchange for a fee of 1% of the outstanding receivables, and we are subject to recourse provisions.

        Our retained interest in receivables (including servicing assets) subject to the program was approximately $278.3 million and $337.8 million as of March 31, 2005 and December 31, 2004, respectively. The value of the retained interest is subject to credit and interest rate risk. For the three months ended March 31, 2005 and 2004, new sales of accounts receivable sold into the program totaled approximately $1,413.3 million and $1,095.6 million, respectively, and cash collections from receivables sold into the program that were reinvested totaled $1,386.3 million and $1,086.8 million, respectively. Servicing fees received during the three months ended March 31, 2005 and 2004 were approximately $1.5 million and $1.2 million, respectively.

        We incur losses on the accounts receivable securitization program for the discount on receivables sold into the program and fees and expenses associated with the program. We also retain responsibility for the economic gains and losses on forward contracts mandated by the terms of the program to hedge the currency exposures on the collateral supporting the off-balance sheet debt issued. Gains and losses on forward contracts included as a component of the loss on accounts receivable securitization program are nil and a loss of $1.4 million for the three months ended March 31, 2005 and 2004, respectively. As of each of March 31, 2005 and December 31, 2004, the fair value of the open forward currency contracts was nil.

  Financing of Chinese MDI Facilities

        In 2003, we entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. Our Unconsolidated Chinese Manufacturing JV, with BASF AG and three Chinese chemical companies, will build three plants to manufacture MNB, aniline, and crude MDI. We effectively own 35% of the Unconsolidated Chinese Manufacturing JV. Our Consolidated Chinese Splitting JV, with Shanghai Chlor-Alkali Chemical Company, Ltd., will build a plant to manufacture pure MDI, polymeric MDI and MDI variants. We own 70% of the Consolidated Chinese Splitting JV.

        On September 19, 2003, the joint ventures obtained secured financing for the construction of the production facilities. The Consolidated Chinese Splitting JV is our consolidated subsidiary, and the details of its financing are described in "—Debt and Liquidity—Other Debt" above. The Unconsolidated Chinese Manufacturing JV is not our consolidated subsidiary. The Unconsolidated Chinese Manufacturing JV obtained various committed loans in the aggregate amount of approximately $224 million in U.S. dollar equivalents. As of March 31, 2005, there were $22.0 million outstanding in U.S. dollar borrowings and 230 million in outstanding RMB ($27.8 million) borrowings under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. The loans are secured by substantially all the assets of the Unconsolidated Chinese Manufacturing JV and will be paid in 16 semiannual installments, beginning no later than June 30, 2007. Huntsman Corporation, as successor to Huntsman Holdings, unconditionally guarantees 35% of any amounts due and unpaid by the Unconsolidated Chinese Manufacturing JV under the loans described above (except for a VAT facility of approximately $1.5 million which is not guaranteed). Huntsman Corporation's guarantee remains in effect until the Unconsolidated Chinese Manufacturing JV has commenced production of at least 70% of capacity for at least 30 days and achieved a debt service coverage ratio of at least 1:1.

Contractual Obligations and Commercial Commitments

        We have various purchase commitments for materials and supplies entered into in the ordinary course of business. Those commitments extend up to 13 years and the purchase price is generally based on market prices subject to certain minimum price provisions.

        As of March 31, 2005, the maturity of our debt is as follows (dollars in millions):

	2005	2006-2007	2008-2009	Thereafter	Total
Long-term debt	$8.9	$25.5	$1,325.3	$1,569.5	$2,929.2
Capital lease obligations	1.6	3.0	3.7	1.7	10.0
Operating leases	16.4	19.3	7.6	46.7	90.0
Purchase commitments(1)	1,282.8	1,627.9	486.5	331.9	3,729.1
Interest on long-term debt (assuming December 31, 2004 interest rates on variable rate debt)	231.6	451.9	382.5	239.1	1,305.1

Total	$1,541.3	$2,127.6	$2,205.6	$2,188.9	$8,063.4

(1)
We have various purchase commitments extending through 2015 for materials, supplies and services entered into in the ordinary course of business. Included in the purchase commitments table above are contracts which require minimum volume purchases that extend beyond one year or are renewable annually and have been renewed for 2005. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. To the extent the contract requires a minimum notice period, such notice period has been included in the above table. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. We have estimated our contractual obligations by using the terms of our 2004 pricing for each contract. We also have a limited number of contracts which require a minimum payment, even if no volume is purchased. These contracts approximate $143 million in 2005, declining to approximately $17 million after 2009, and are included in the table above. We believe that all of our purchase obligations will be utilized in our normal operations.

(2)
Totals do not include commitments pertaining to our pension and other postretirement obligations. Our estimated future obligations are as follows in millions:

	2005-2007	2008-2009	Average Annual Amount for Next Five years
Pension plans	$189.1	$137.7	$355.6
Other postretirement obligations	2.4	1.7	4.4

Total	$191.5	$139.4	$360.0

Restructuring and Plant Closing Costs

        As of March 31, 2005 and December 31, 2004, accrued restructuring and plant closing costs by type of cost and activity consist of the following (dollars in millions):

	Workforce reductions	Demolition and decommissionig	Non-cancelable lease costs	Other restructuring costs	Total(1)
Accrued liabilities as of December 31, 2004	$82.9	$4.8	$5.1	$13.8	$106.6
2005 Charges for 2003 activities	4.2	—	—		4.2
2005 Charges for 2004 activities	2.4	0.2	0.1	0.1	2.8
2005 Payments for 2003 activities	(5.5)	—	—	—	(5.5)
2005 Payments for 2004 activities	(14.0)	—	—	—	(14.0)
Foreign currency effect on reserve balance	(3.0)	—	—	—	(3.0)

Accrued liabilities as of March 31, 2005	$67.0	$5.0	$5.2	$13.9	$91.1

(1)
Accrued liabilities by initiatives are as follows:

	March 31, 2005	December 31, 2004
2003 activities	$21.3	$22.6
2004 activities	69.1	80.3
Foreign currency effect on reserve balance	0.7	3.7

Total	$91.1	$106.6

        Details with respect to our reserves for restructuring and plant closing costs are provided below by segments and activity (dollars in millions):

	Polyurethanes	Performance Products	Pigments	Base Chemicals	Total
Accrued liabilities as of December 31, 2004	$19.0	$50.5	$22.0	$15.1	$106.6
2005 Charges for 2003 activities	1.4	—	2.8	—	4.2
2005 Charges for 2004 activities	0.5	—	0.1	2.2	2.8
2005 Payments for 2003 activities	(1.6)	(0.2)	(3.7)	—	(5.5)
2005 Payments for 2004 activities	(2.1)	(1.8)	(5.9)	(4.2)	(14.0)
Foreign currency effect on reserve balance	(0.5)	(1.4)	(1.0)	(0.1)	(3.0)

Accrued liabilities as of March 31, 2005	$16.7	$47.1	$14.3	$13.0	$91.1

Current portion of restructuring reserve	$7.3	$32.6	$14.3	$13.0	$67.2
Long-term portion of restructuring reserve	9.4	14.5	—	—	23.9
Estimated additional future charges for current restructuring projects:
Estimated additional charges within one year
Cash charges	$4.0	$—	$11.6	$1.3	$16.9
Noncash charges	—	—	—	—	—
Estimated additional charges beyond one year
Cash charges	$—	$—	$9.6	$—	$9.6
Noncash charges	—	—	—	—	—

        As of March 31, 2005 and December 31, 2004, we had reserves for restructuring and plant closing costs of $91.1 million and $106.6 million, respectively. During the three months ended March 31, 2005, we, recorded additional charges of $7.0 million, payable in cash, for workforce reductions, demolition and decommissioning and other restructuring costs associated with closure or curtailment of activities at our smaller, less efficient manufacturing facilities. During the first quarter of 2005, we made cash payments against these reserves of $19.5 million. For purposes of measuring impairment charges, the fair value of the assets was determined by using the present value of expected cash flows.

        As of December 31, 2004, the Polyurethanes segment reserve consisted of $19.0 million related to various restructuring programs, including the closure of its West Deptford, New Jersey site (as announced in 2004), restructuring activities, at the Rozenburg, Netherlands site (as announced in 2003), the workforce reductions throughout the Polyurethanes segment (as announced in 2003), and the closure of the Shepton Mallet, U.K. site (as announced in 2002). During the three months ended March 31, 2005, the Polyurethanes segment recorded restructuring charges of $1.9 million related to these activities, all of which was payable in cash, and made cash payments of $3.7 million. These restructuring activities are expected to result in additional restructuring charges of approximately $4.0 million through 2005 and result in additional workforce reductions of approximately 65 positions. We have reduced 13 positions during the three months ended March 31, 2005. During the three months ended March 31, 2004, the Polyurethanes segment recorded restructuring charges of $4.8 million.

        As of December 31, 2004, the Performance Products segment reserve consisted of $50.5 million related to various restructuring programs across its European surfactants business, including the closure of substantially all of its Whitehaven, U.K. surfactants facility. These restructuring activities are not expected to result in additional restructuring charges and will result in workforce reductions of approximately 300 additional positions. During the three months ended March 31, 2005, the Performance Products segment made cash payments of $2.0 million.

        As of December 31, 2004, the Pigments segment reserve consisted of $22.0 million related to its global workforce reductions announced in 2003 and the reduction of its TiO2 production capacity announced in 2004. During the three months ended March 31, 2005, the Pigments segment recorded restructuring charges of $2.9 million related to these restructuring activities, all of which was payable in cash, and made cash payments of $9.6 million. These restructuring activities are expected to result in additional restructuring charges of approximately $21.3 million through 2006 and result in workforce reductions of approximately 300 positions, of which 100 positions have been reduced during the three months ended March 31, 2005. During the three months ended March 31,2004, the Pigments segment recorded restructuring charges of $3.9 million.

        As of December 31, 2004, the Base Chemicals segment reserve consisted of $15.1 million related primarily to workforce reductions arising from the announced change in work shift schedules and in the engineering and support functions at the Wilton and North Tees, U.K. facilities. During the three months ended March 31, 2005, the Base Chemicals segment recorded restructuring charges of $2.2 million related to these activities, all of which is payable in cash, and made cash payments of $4.2 million. These restructuring activities are expected to result in additional restructuring charges of approximately $1.3 million through 2005 and result in workforce reductions of approximately 100 positions.

Capital Expenditures

        During 2005, we expect to spend approximately $265 million on capital projects, including capital expenditures of approximately $80 million on our LDPE facility at Wilton, U.K. In addition, we expect to spend approximately $51 million in capital expenditures associated with our Consolidated Chinese Splitting JV and we expect to invest, as equity, approximately $14 million in the Unconsolidated Chinese Manufacturing JV.

        Regarding our Chinese MDI joint ventures, during 2005 we expect to invest approximately $8.3 million (all of which was invested within the first quarter) in our Consolidated Chinese

Splitting JV, which expects to have approximately $51 million of capital expenditures during 2005 (of which approximately $6.2 million was spent in the first quarter). The remaining funding of the Consolidated Chinese Splitting JV's capital expenditures will be financed through equity investments by the other joint venture partners and loans from local Chinese lenders. During 2005, we expect to invest, as equity, approximately $14 million in the Unconsolidated Chinese Manufacturing JV (of which approximately $8.1 million was invested in the first quarter 2005). We expect that our total equity investment in the Chinese MDI joint ventures will be approximately $85 million, of which approximately $42 million will be in the Unconsolidated Chinese Manufacturing JV and approximately $43 million in the Consolidated Chinese Splitting JV. We expect that the total project capital expenditures by the Consolidated Chinese Splitting JV will be approximately $125 million, of which approximately $43 million will be funded from our equity investment and the remainder from equity investments by joint venture partners and loans from local Chinese lenders. We expect completion of our spending on the Chinese MDI joint ventures in 2006. Our Chinese MDI joint ventures are unrestricted subsidiaries under the HI Credit Facilities and under the indentures governing the HI Senior Notes and the HI Subordinated Notes.

        We believe that the cost position of our Wilton, U.K. olefins facility uniquely positions it to be the site of a polyethylene production facility. While we export approximately one-third of our ethylene production each year to continental Europe, incurring significant shipping and handling costs, the U.K. annually imports approximately 1.9 billion pounds of polyethylene. We believe this provides an opportunity to capitalize on the low-cost operating environment and extensive petrochemical infrastructure and logistics at Wilton, as supported by a feasibility study that was conducted with respect to the construction of a world-scale LDPE facility at our Wilton site. The LDPE facility will have the capacity to produce approximately 900 million pounds of LDPE annually and is estimated to cost $300 million to construct, net of any grant proceeds obtained. We have been awarded a grant of £16.5 million (approximately $30 million) from the U.K. Government's Department of Trade and Industry to finance a portion of the construction of the LDPE facility. We expect construction of the LDPE facility to be complete in late 2007. During 2005, we expect to spend approximately $80 million in capital expenditures associated with the LDPE facility at Wilton, U.K.

        We expect to finance our capital expenditure commitments through a combination of our financing arrangements and cash flow from operations.

  Three months ended March 31, 2005

        Capital expenditures for the three months ended March 31, 2005 were $33.5 million compared to $38.2 million for the same period in 2004. In the first quarter of 2005, we spent approximately $8.1 million to fund the Unconsolidated Chinese Manufacturing JV as an investment in unconsolidated affiliates as compared to $11.9 million in the same period of 2004.

        In connection with our agreements with our Rubicon and Louisiana Pigment joint ventures, we are obligated to fund our proportionate share of capital expenditures. During the three months ended March 31, 2004 we invested $1.8 million in Rubicon. With respect to Louisiana Pigment, during the three months ended March 31, 2005 and 2004, we received $0.8 million and $0.6 million, respectively.

Environmental, Health and Safety Matters

        For a discussion of environmental health and safety matters, please see "Business—Environmental, Health and Safety Matters" below.

Recently Issued Financial Accounting Standards

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Financial Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities." FIN 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. In December 2003, the FASB issued a complete replacement of FIN 46 (FIN 46R) to clarify certain complexities. We were required to adopt this financial interpretation on January 1, 2005. The adoption of the standard required us to consolidate our Rubicon LLC joint venture; however the consolidation of the joint venture was not significant to the financial statements.

        In November 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs—an amendment of ARB No. 43." SFAS No. 151 requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material to be recognized as current-period charges. It also requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The requirements of the standard will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are reviewing SFAS No. 151 to determine the statement's impact on our consolidated financial statements.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29." SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in APB Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this standard are effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. We will apply this standard prospectively.

        In December 2004, the FASB issued SFAS No. 123R, "Share Based Payment." SFAS No. 123R requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. This standard eliminates the alternative to use the intrinsic value method of accounting for share based payments as previously provided in APB Opinion No. 25, "Accounting for Stock Issued to Employees." We adopted SFAS No. 123R effective January 1, 2005, and have applied this standard prospectively to share-based awards issued to our employees in connection with Huntsman Corporation's initial public offering. In connection with Huntsman Corporation's initial public offering of common stock on February 16, 2005, certain of our employees received Huntsman Corporation stock options and restricted stock. Accordingly, we were allocated share-based compensation expense of $0.2 million during the three months ended March 31, 2005. We did not have share-based awards prior to the awards issued in connection with Huntsman Corporation's initial public offering.

        In March 2005, the FASB issued FIN 47, "Accounting for Conditional Asset Retirement Obligations." FIN 47 clarifies the term conditional asset retirement obligation used in SFAS No. 143, "Accounting for Asset Retirement Obligations," and clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of December 2005. We are reviewing FIN 47 to determine its impact on our financial statements.

        In March 2005, the Emerging Issues Task Force issued a preliminary consensus on issue 04-13, "Accounting for Purchase and Sales of Inventory with the Same Counterparty," that, if adopted, would require companies to recognize an exchange of finished goods for raw materials or work-in-process within the same line of business at fair value. All other exchanges of inventory would be reflected at the recorded amount. We are evaluating the impact of this preliminary consensus to determine its impact on our results of operations.

Critical Accounting Policies

        The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, estimates and assumptions that affect the reported amounts in the consolidated financial statements. Our significant accounting policies are summarized in "Note 2—Summary of Significant Accounting Policies" to our consolidated financial statements. Summarized below are our critical accounting policies:

Revenue Recognition

        We generate substantially all of our revenues through sales in the open market and long-term supply agreements. We recognize revenue when it is realized or realizable and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectibility is reasonably assured and pricing is fixed or determinable. This occurs at the time shipment is made.

Long-Lived Assets

        The determination of useful lives of our property, plant and equipment is considered a critical accounting estimate. Such lives are estimated based upon our historical experience, engineering estimates and industry information and are reviewed when economic events indicate that we may not be able to recover the carrying value of the assets. The estimated lives of our property range from 3 to 30 years and depreciation is recorded on the straight-line method. Inherent in our estimates of useful lives is the assumption that periodic maintenance and an appropriate level of annual capital expenditures will be performed. Without on-going capital improvements and maintenance, the productivity and cost efficiency of our assets would decline and the useful lives of our assets would be shorter.

        Management uses judgment to estimate the useful lives of our long-lived assets. If the useful life of our property, plant and equipment as of December 31, 2004 were to have been estimated to be one year greater or one year less, then depreciation expense for the twelve month period ending December 31, 2004 would have been approximately $17 million less or approximately $20 million greater, respectively.

        We are required to evaluate our plant assets whenever events indicate that the carrying value may not be recoverable in the future or when management's plans change regarding those assets, such as idling or closing a plant. We evaluate impairment by comparing undiscounted cash flows of the related property to the carrying value. Key assumptions in determining the future cash flows include the useful life, technology, competitive pressures, raw material pricing and regulations.

Restructuring and Plant Closing Costs

        We have recorded restructuring charges in recent periods in connection with closing certain plant locations, work force reductions and other cost savings programs. These charges are recorded when management has committed to a plan and incurred a liability related to the plan. Estimates for plant closing include the write-off of the carrying value of the plant, any necessary environmental and/or regulatory costs, contract termination and demolition costs. Estimates for work force reductions and other costs savings are recorded based upon estimates of the number of positions to be terminated, termination benefits to be provided and other information as necessary. While management evaluates the estimates on a quarterly basis and will adjust the reserve when information indicates that the estimate is above or below the initial estimate, management's estimates on a project-by-project basis have not varied to a material degree. See "Note 10—Restructuring and Plant Closing Costs" to our consolidated financial statements included elsewhere in this prospectus for further discussion of our restructuring activities.

Income Taxes

        Deferred income taxes are provided for temporary differences between financial statement income and taxable income using the asset and liability approach. We have significant NOLs in various non-U.S. jurisdictions. While the majority of the NOLs have no expiration date, certain NOLs have a limited life and begin to expire in 2006. We record valuation allowances based upon our evaluation of positive and negative evidence regarding the realization of such deferred tax assets. Such evaluations require us to consider future taxable income in the related jurisdictions. Significant judgment is required due to the nature of our operations and the complexity of the numerous tax jurisdictions in which we operate.

Employee Benefit Programs

        We sponsor various contributory and non-contributory defined benefit plans covering employees in the U.S., U.K., Netherlands, Belgium, Canada and a number of other countries. We fund the material plans through trust arrangements (or local equivalents) where the assets are held separately from the employer. We also sponsor unfunded post-retirement plans which provide medical and life insurance benefits covering certain employees in the U.S. and Canada. Amounts recorded in the consolidated financial statements are recorded based upon actuarial valuations performed by various independent actuaries. Inherent in these valuations are numerous assumptions regarding expected return on assets, discount rates, compensation increases, mortality rates and health care costs trends. These assumptions are disclosed in the notes to the consolidated financial statements.

        During 2004, we revised our expected return on plan assets and rate of compensation increases for our defined benefit plans to 7.26% from 7.29% and to 3.90% from 3.76% respectively, and the discount rate on our defined benefit plans to 5.03% from 5.51%, respectively, as a result of current economic conditions based upon discussions with our actuaries, the historical long-term returns of our pension assets, recent market information related to interest rates and equity performance.

        Management, with the advice of its actuaries, uses judgment to make assumptions on which our employee benefit plan liabilities and expenses are based. The effect of a 1% change in three key assumptions is summarized as follows (dollars in millions):

Assumption	Income Statement Impact(1)	Balance Sheet Impact(2)
Discount rate
—1% increase	$(20.6)	$(86.6)
—1% decrease	25.7	165.9
Expected return on assets
—1% increase	11.6	—
—1% decrease	(11.6)	—
Rate of compensation increase
—1% increase	(19.6)	—
—1% decrease	13.5	—

(1)
Estimated impact on 2004 net periodic benefit cost.

(2)
Estimated impact on 2004 "Additional Minimum Liability" and "Reduction in Shareholder Equity."

Environmental Reserves

        Environmental remediation costs for our facilities are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. Estimates of environmental reserves require evaluating government regulation, available technology, site-specific information and remediation alternatives. We accrue an amount equal to our best estimate of the costs to remediate based upon the available information. Adjustments to our estimates are made periodically based upon additional information received as remediation progresses. For further information see "Business—Environmental, Health and Safety Matters" and "Note 22—Environmental, Health and Safety Matters" to the consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to market risk, including changes in currency exchange rates, interest rates and certain commodity prices. To manage the volatility relating to these exposures, from time to time, we enter into various derivative transactions. We hold and issue derivative financial instruments for economic hedging purposes only.

Currency Exchange Rates

        Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Our sales prices are typically denominated in euros or U.S. dollars. From time to time, we may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Short-term exposures to changing foreign currency exchange rates at certain foreign subsidiaries are generally netted where practicable with exposures of other subsidiaries and the remaining exposures then, from time to time, may be managed through financial market transactions, principally through the purchase of spot or forward foreign exchange contracts (with maturities of nine months or less) with various financial institutions, to reflect the currency denomination of our cash flows. We do not hedge our currency exposures in a manner that would entirely eliminate the effect of changes in exchange rates on our cash flows and earnings. Our hedging activity from time to time comprises selling forward surpluses of non-dollar receivables for U.S. dollars. In addition, our accounts receivable securitization program requires in certain circumstances that we enter into certain forward foreign currency hedges intended to hedge currency exposures on the collateral supporting the off-balance sheet debt issued in the program. As of March 31, 2005, our outstanding forward foreign exchange contracts were not considered significant.

        On December 10, 2004, we entered into a cross currency swap of fixed rate debt with several financial institutions in order to more effectively hedge our overall underlying euro long-term net asset and euro cash flow exposures. In this transaction, we agreed to swap $175 million of 7.375% fixed rate debt for €132.4 million of 6.63% fixed rate debt. As a result, we will pay fixed rate interest at an annual rate of 6.63% on €132.4 million of principal and will receive fixed rate interest at an annual rate of 7.375% on $175 million of principal through January 1, 2010. At maturity on January 1, 2010, we are required to pay principal of €132.4 million and will receive principal of $175 million. Interest installments are paid semiannually on January 1 and July 1 of each year beginning July 1, 2005 through maturity. The swap will receive effective treatment as a net investment hedge under GAAP.

        We finance certain of our non-U.S. subsidiaries with intercompany loans. In some cases, these loans are denominated in currencies other than the subsidiaries' functional currency. Foreign currency transaction gains and losses on intercompany loans that are expected to be repaid in the foreseeable future are recorded in earnings. Foreign currency transaction gains and losses on intercompany loans that are not expected to be repaid in the foreseeable future ("Permanent Loans") are recorded in other comprehensive income. As a result of our review of certain of our intercompany loans in the first quarter of 2005, we have increased the amount of our Permanent Loans. In addition, during the first quarter of 2005, we dedesignated €275 million of euro-denominated debt as a net investment hedge that had the effect of reducing our foreign currency losses recognized in earnings by $7.4 million during the first quarter of 2005. Additionally, effective April 1, 2005, we dedesignated €97 million of euro-denominated debt as a net investment hedge. We expect that this will result in less foreign currency transaction gains and losses reflected in earnings.

Interest Rates

        As of March 31, 2005, the estimated fair value of our consolidated debt was approximately $2,984.4 million, and the weighted average interest rate of our combined borrowings was approximately 7.7%. As of March 31, 2005, we had combined outstanding variable rate borrowings of approximately

$1.3 billion. The weighted average interest rate of these borrowings was approximately 5.4%. Assuming a 1.0% increase in interest rates, the effect on the annual interest expense would be an increase of approximately $13 million.

Commodity Prices

        Our exposure to changing commodity prices is somewhat limited since the majority of our raw materials are acquired at posted or market related prices, and sales prices for finished products are generally at market related prices which are largely set on a monthly or quarterly basis in line with industry practice. In order to reduce overall raw material cost volatility, from time to time we enter into various commodity contracts to hedge our purchase of commodity products. We do not hedge our commodity exposure in a manner that would eliminate the effects of changes in commodity prices on our cash flows and earnings. At March 31, 2005, we had no forward purchase contracts in place and had forward sales contracts for 10,000 tonnes of naphtha and other hydrocarbons, which do not qualify for hedge accounting. Assuming a 10% increase or a 10% decrease in the price per tonne of naphtha, the impact on the forward purchase contracts would result in losses or gains of approximately $0.5 million, respectively.

BUSINESS

History

        Our Company, Huntsman International LLC, is a Delaware limited liability company. It was formed in 1999 in connection with a transaction between HIH, Huntsman Specialty and Imperial Chemical Industries PLC ("ICI"). In that transaction, on June 30, 1999, HIH acquired ICI's polyurethane chemicals, selected petrochemicals and titanium dioxide ("TiO2" or "Tioxide") businesses and Huntsman Specialty's propylene oxide ("PO") business. HIH also acquired the 20% ownership interest of BP Chemicals Limited in an olefins facility located at Wilton, U.K. and certain related assets. HIH then transferred the acquired businesses to us and to our subsidiaries. In August 2000, we completed our acquisition of the Morton global TPU business from The Rohm and Haas Company; in February 2001, we completed our acquisition of the global ethyleneamines business of Dow Chemical Company; and, in April 2001, we completed our acquisition of the Albright & Wilson European surfactants business from Rhodia S.A.

Recent Developments

Voluntary Prepayment on HI Credit Facilities

        On June 6, 2005, we made a $100 million dollar equivalent voluntary prepayment to the term B loan under the HI Credit Facilities. The balance outstanding under the HI Credit Facilities as of March 31, 2005 was $1,235.9 million. After application of this prepayment, the pro forma balance as of March 31, 2005 would have been $1,135.9 million.

  Huntsman Corporation Initial Public Offering

        On February 16, 2005, Huntsman Corporation, our ultimate parent corporation, completed an initial public offering of 55,681,819 shares of its common stock sold by Huntsman Corporation and 13,579,546 shares of its common stock sold by a selling stockholder, in each case at a price to the public of $23 per share, and 5,750,000 shares of its 5% mandatory convertible preferred stock sold by Huntsman Corporation at a price to the public of $50 per share. Net proceeds to Huntsman Corporation from the offering were approximately $1,500 million, substantially all of which is being used to repay outstanding indebtedness of certain of Huntsman Corporation's subsidiaries, including HMP, Huntsman LLC and HIH.

  Dividend to HIH

        On February 28, 2005, we paid a dividend in the amount of $35 million to HIH. The dividend was used together with proceeds from the Huntsman Corporation initial public offering to redeem the HIH senior discount notes due 2009.

  MDI Initiative

        On March 14, 2005, we announced an initiative designed to significantly increase our global capacity for the manufacture of MDI. The initiative involves expansions at our two major MDI manufacturing facilities located in Geismar, Louisiana and Rozenburg, Netherlands. We expect that the capacity of our Geismar plant will be expanded by 130 million pounds per year to 990 million pounds per year, while the capacity of the Rozenburg plant will be expanded by 220 million pounds per year to 880 million pounds per year. The capacity expansions will be completed in increments beginning in the first quarter of 2005, with final completion expected by late 2006. These expansions are in addition to our previously announced investments in our Chinese MDI joint ventures.

Ownership

        All of our membership interests are owned by HIH. Initially in 1999, HIH was owned 60% by Huntsman Specialty, 30% by ICI and 10% by institutional investors. In 2002, HMP purchased approximately 1% of the HIH membership interests held by an institutional investor. On May 9, 2003, HMP exercised an option and purchased the ICI subsidiary ("Alta One") that held ICI's 30% membership interest in HIH. At that time, HMP also purchased the remaining approximately 9% of the HIH membership interests held by institutional investors. As a result, HMP owned directly, and indirectly through its ownership of Huntsman Specialty and Alta One, 100% of the HIH membership interests.

        In connection with Huntsman Corporation's initial public offering, Huntsman Corporation and certain affiliates completed a series of reorganization transactions. As a result of these reorganization transactions, our Company now is owned 58% by Huntsman Corporation and 42% by Huntsman LLC. The chart below shows our current organizational structure:

Overview

        We are a global manufacturer of differentiated and commodity chemical products. We manufacture a broad range of chemical products, which are marketed globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications. We are a leading global producer in many of our key product lines, including MDI and titanium dioxide. We operate 35 manufacturing facilities located around the world and employ over 5,700 associates. Our businesses benefit from significant integration, large production scale and proprietary manufacturing technologies, which allow us to maintain a low-cost position.

Our Products and Segments

        Our business is organized around our four segments: Polyurethanes, Performance Products, Pigments and Base Chemicals. These segments can be divided into two broad categories: differentiated and commodity. We produce differentiated products primarily in our Polyurethanes and Performance Products segments. These products serve diverse end markets and are generally characterized by historical growth in excess of GDP growth resulting from product substitution and new product development, proprietary manufacturing processes and product formulations and a high degree of customer loyalty. Demand for these products tends to be driven by the value-added attributes that they create in our customers' end-use applications. While the demand for these differentiated products is also influenced by worldwide economic conditions and GDP growth, our differentiated products have tended to produce more stable profit margins and higher demand growth rates than our commodity products.

        In our commodity chemical businesses, we produce titanium dioxide derived from titanium-bearing ores in our Pigments segment and petrochemical-based olefins, aromatics and polyolefins products in our Polymers and Base Chemicals segments. Since the coatings industry consumes a substantial portion of titanium dioxide production, seasonal demand patterns in the coatings industry drive the profitability of our Pigments segment; profitability is also driven by industry-wide operating rates, with a lag of up to twelve months due to the effects of stocking and destocking by customers and suppliers. The profitability of our Base Chemicals products is cyclical and has been experiencing a down cycle for the last several years, resulting primarily from significant new capacity additions, a decrease in demand reflecting weak global economic conditions and high raw material costs. Certain industry fundamentals have recently improved and, we believe, point to increased profitability in the markets for the major commodity products that we manufacture.

Polyurethanes

  General

        We are a leading global manufacturer and marketer of a broad range of polyurethane chemicals, including MDI, PO, polyols, PG, TDI and TPU. Polyurethane chemicals are used to produce rigid and flexible foams, as well as coatings, adhesives, sealants and elastomers. We focus on the higher-margin, higher-growth markets for MDI and MDI-based polyurethane systems. Growth in our Polyurethanes segment has been driven primarily by the continued substitution of MDI-based products for other materials across a broad range of applications. We operate four primary Polyurethanes manufacturing facilities in the U.S. and Europe. We also operate 14 Polyurethanes formulation facilities, which are located in close proximity to our customers worldwide. We have a significant interest in a manufacturing joint venture that has recently begun construction of a low-cost, world-scale, integrated MDI production facility near Shanghai, China. We expect production at this facility to commence in 2006.

        Our customers produce polyurethane products through the combination of an isocyanate, such as MDI or TDI, with polyols, which are derived largely from PO and EO. While the range of TDI-based products is relatively limited, we are able to produce over 2,000 distinct MDI-based polyurethane products by varying the proportion and type of polyol used and by introducing other chemical additives to our MDI formulations. As a result, polyurethane products, especially those derived from MDI, are continuing to replace traditional products in a wide range of end-use markets, including insulation in construction and appliances, cushioning for automotive and furniture, adhesives, wood binders, footwear and other specialized engineering applications.

        We are a leading North American producer of PO. We and some of our customers process PO into derivative products such as polyols for polyurethane products, PG and various other chemical products. End uses for these derivative products include applications in the home furnishings, construction, appliance, packaging, automotive and transportation, food, paints and coatings and cleaning products industries We also produce MTBE as a co-product of our PO manufacturing process. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "—Environmental, Health and Safety Matters—MTBE Developments" for a further discussion of legal and regulatory developments that may curtail or eliminate the use of MTBE in gasoline in the U.S. and elsewhere in the future.

        In 1992, we were the first global supplier of polyurethane chemicals to open a technical service center in China. We have since expanded this facility to include an integrated polyurethanes formulation facility. In January 2003, we entered into two related joint ventures to build MDI production facilities near Shanghai, China. Our MDI joint ventures will enable us to strengthen our long-standing presence in China and to further capitalize on the growth in demand for MDI in Asia.

        Our Polyurethanes business accounted for 42%, 43% and 45% of net sales in 2004, 2003 and 2002, respectively

  Industry Overview

        MDI is used primarily in rigid foam applications and in a wide variety of customized higher-value flexible foam and coatings, adhesives, sealants and elastomers; conversely, TDI is used primarily in commodity flexible foam applications. Polyols, including polyether and polyester polyols, are used in conjunction with MDI and TDI in rigid foam, flexible foam and other non-foam applications. PO is one of the principal raw materials for producing polyether polyols. The following chart illustrates the range of product types and end uses for polyurethane chemicals:

Polyurethane chemicals are sold to customers who combine the chemicals to produce polyurethane products. Depending on their needs, customers will use either commodity polyurethane chemicals produced for mass sales or polyurethane systems tailored for their specific requirements. By varying the blend, additives and specifications of the polyurethane chemicals, manufacturers are able to produce and develop a breadth and variety of polyurethane products

        MDI.    MDI has a substantially larger market size and a higher growth rate than TDI. This is primarily because MDI can be used to make polyurethanes with a broader range of properties and can therefore be used in a wider range of applications than TDI. We believe that future growth of MDI is expected to be driven by the continued substitution of MDI-based polyurethane for fiberglass and other materials currently used in rigid insulation foam for construction. We expect that other markets, such as binders for reconstituted wood board products, specialty cushioning applications and coatings will further contribute to the continued growth of MDI.

        The U.S. and European markets currently consume the largest quantities of MDI. With the recent rapid growth of the developing Asian economies, the Asian markets are becoming an increasingly important market for MDI, and we currently believe that per-capita demand for MDI in Asia will continue to increase as its less-developed economies continue to grow.

        There are four major global producers of MDI: Bayer, our Company, BASF and Dow. We believe it is unlikely that any new global producers of MDI will emerge in the foreseeable future due to the substantial requirements for entry such as the limited availability of licenses for MDI technology and the substantial capital commitment and integration that is required to develop both the necessary technology and the infrastructure to manufacture and market MDI.

        TDI.    The consumers of TDI consist primarily of numerous manufacturers of flexible foam blocks sold for use as furniture cushions and mattresses. Flexible foam is typically the first polyurethane market to become established in developing countries because smaller local plants can be constructed using technology and intermediate chemicals that are easier to obtain than those required for MDI production. As a result, TDI production typically precedes MDI production in developing markets.

        TPU.    TPU is a high-quality fully formulated thermal plastic derived from the reaction of MDI or an aliphatic isocyanate with polyols to produce unique qualities such as durability, flexibility, strength, abrasion-resistance, shock absorbency and chemical resistance. We can tailor the performance characteristics of TPU to meet the specific requirements of our customers. TPU is used in injection molding and small components for the automotive and footwear industries. It is also extruded into films, wires and cables for use in a wide variety of applications in the coatings, adhesives, sealants and elastomers markets.

        Polyols.    Polyols are combined with MDI, TDI and other isocyanates to create a broad spectrum of polyurethane products. Demand for specialty polyols has been growing at approximately the same rate at which MDI consumption has grown.

        Aniline.    Aniline is an intermediate chemical used primarily to manufacture MDI. Generally, most aniline is either consumed internally by the producers of the aniline or is sold to third parties under long-term supply contracts. We believe that the lack of a significant spot market for aniline means that in order to remain competitive, MDI manufacturers must either be integrated with an aniline manufacturing facility or have a long-term cost-competitive aniline supply contract.

        PO.    PO is an intermediate chemical used mainly to produce a wide range of polyols and PG. Demand for PO depends largely on overall economic demand, especially that of consumer durables. The following chart illustrates the primary end markets and applications for PO.

        MTBE.    We currently use our entire production of TBA, a co-product of our PO production process, to produce MTBE. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. Historically, the refining industry utilized tetra ethyl lead as the primary additive to increase the octane rating of gasoline until health concerns resulted in the removal of tetra ethyl lead from gasoline. This led to the increasing use of MTBE as a component in gasoline during the 1980s. MTBE has experienced historical growth due to its ability to satisfy the oxygenation requirement of amendments to the Clean Air Act of 1990 (the

"Clean Air Act") with respect to exhaust emissions of carbon monoxide and hydrocarbon emissions from automobile engines. Some regions of the U.S. adopted this oxygenate requirement to improve air quality even though they were not mandated to do so by the Clean Air Act. The use of MTBE is controversial in the U.S. and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. See "—Environmental, Health and Safety Matters—MTBE Developments."

  Sales and Marketing

        We manage a global sales force, with 40 locations in 35 countries, which sells our polyurethane chemicals to over 2,000 customers in more than 90 countries. Our sales and technical resources are organized to support major regional markets, as well as key end-use markets which require a more global approach. These key end-use markets include the appliance, automotive, footwear, furniture and coatings, construction products, adhesives, sealants and elastomers industries.

        We provide a wide variety of polyurethane solutions as components (i.e., the isocyanate or the polyol) or in the form of "systems" in which we provide the total isocyanate and polyol formulation to our customers in ready-to-use form. Our ability to deliver a range of polyurethane solutions and technical support tailored to meet our customers' needs is critical to our long term success. We have strategically located our polyurethane formulation facilities, commonly referred to in the chemicals industry as "systems houses," close to our customers, enabling us to focus on customer support and technical service. We believe this customer support and technical service system contributes to customer retention and also provides opportunities for identifying further product and service needs of customers. We manufacture TDI and polyols primarily to support our MDI customers' requirements.

        We believe that the extensive market knowledge and industry experience of our sales teams and technical experts, in combination with our strong emphasis on customer relationships, have facilitated our ability to establish and maintain long-term customer supply positions. Due to the specialized nature of our markets, our sales force must possess technical knowledge of our products and their applications. Our strategy is to continue to increase sales to existing customers and to attract new customers by providing innovative solutions, quality products, reliable supply, competitive prices and superior customer service.

  Manufacturing and Operations

        Our MDI production facilities are located in Geismar, Louisiana and Rozenburg, Netherlands. These facilities receive aniline, which is a primary material used in the production of MDI, from our facilities located in Geismar, Louisiana and Wilton, U.K. We believe that this relative scale and product integration of our large facilities provide a significant competitive advantage over other producers. In addition to reducing transportation costs for our raw materials, integration helps reduce our exposure to cyclical prices. Since 1996, we have invested over $600 million to significantly enhance our production capabilities through the rationalization of our older, less efficient facilities and the modernization of our newer facilities at Rozenburg and Geismar.

        The following table sets forth the annual production capacity of polyurethane chemicals at each of our polyurethanes facilities:

	MDI	TDI	Polyols	TPU	Aniline		Nitrobenzene		PO	PG	MTBE(1)
	(millions of pounds)
Geismar, Louisiana	860	90	160		715	(2)	935	(2)
Port Neches, Texas									525	145	260
Ringwood, Illinois				20
Rozenburg, Netherlands	660		120
Wilton, U.K.					670		880
Osnabrück, Germany			20	30

Total	1,520	90	300	50	1,385		1,815		525	145	260

(1)
Millions of gallons.

(2)
Represents our approximately 78% share of capacity under our Rubicon LLC manufacturing joint venture with Crompton Corporation.

        At both our Geismar and Rozenburg facilities we utilize sophisticated proprietary technology to produce our MDI. This technology, which will be used in our world scale joint venture in Shanghai, China, contributes to our position as a low cost MDI producer. In addition to MDI, we use a proprietary manufacturing process to manufacture PO. We own or license all technology, know-how and patents developed and utilized at our PO facility. Our process combines isobutane and oxygen in proprietary oxidation (peroxidation) reactors, thereby forming TBHP and TBA, which are further processed into PO and MTBE, respectively. Because our PO production process is less expensive relative to other technologies and allows all of our PO co-products to be processed into saleable or useable materials, we believe that our PO production technology possesses several distinct advantages over its alternatives.

        We also operate polyurethane systems houses in Deerpark, Australia; Shanghai, China; Cartagena, Colombia; Deggendorf, Germany; Thane (Maharashtra), India; Ternate, Italy; Tlalnepantla, Mexico; Mississauga, Ontario; Kuan Yin, Taiwan; and Samuprakam, Thailand.

        We currently market approximately 95% of our MTBE to customers located in the U.S. for use as a gasoline additive. If the use of MTBE in gasoline in the U.S. is further curtailed or eliminated in the future, we believe that we will be able to export MTBE to Europe, Asia or South America, although this may produce a lower level of cash flow than the sale of MTBE in the U.S. We may also elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities will require us to make significant capital expenditures and the sale of such other products may produce a lower level of cash flow than the sale of MTBE.

  Joint Ventures

        Rubicon Joint Venture.    We and Crompton Corporation own Rubicon LLC, which owns aniline, nitrobenzene and DPA manufacturing facilities in Geismar, Louisiana. We are entitled to approximately 78% of the nitrobenzene and aniline production capacity of Rubicon LLC, and Crompton Corporation is entitled to 100% of the DPA production. In addition to operating the joint venture's owned aniline, nitrobenzene and DPA facilities, Rubicon LLC also operates our wholly owned MDI, TDI and polyol facilities at Geismar and is responsible for providing other auxiliary services to the entire Geismar complex. As a result of this joint venture, we are able to achieve greater scale and lower costs for our products than we would otherwise have been able to obtain.

        Chinese MDI Joint Ventures.    In January 2003, we entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. The manufacturing joint venture with BASF and three Chinese chemical companies (the "Unconsolidated Chinese Manufacturing JV") will build three plants to manufacture MNB, aniline, and crude MDI. We effectively own 35% of the Unconsolidated Chinese Manufacturing JV. The other joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd. (the "Consolidated Chinese Splitting JV"), will build a plant to manufacture pure MDI, polymeric MDI and MDI variants. We own 70% of the Consolidated Chinese Splitting JV. A feasibility study for the project has been approved by the appropriate Chinese authorities, preliminary engineering work has commenced and a business license was issued in March 2003, making the joint ventures the first entities with foreign investors to receive a license to construct an integrated MDI plant in China.

        The project is funded by a combination of equity invested by the joint venture partners and borrowed funds. We anticipate that our equity investment in the joint ventures will be approximately $85 million, and of this amount approximately $42 million will be an investment in an unconsolidated affiliate. The remaining approximately $43 million will be invested in a consolidated affiliate, which we expect will have approximately $125 million of total capital expenditures through project completion. Upon expected completion in 2006, the production capacity of this facility will be 525 million pounds per year.

  Raw Materials

        The primary raw materials for MDI-based polyurethane chemicals are benzene and PO. Benzene is a widely available commodity that is the primary feedstock for the production of MDI and aniline. Historically, benzene has been the largest component of our raw material costs. We use the benzene produced in our Base Chemicals segment and purchase benzene from third parties to manufacture nitrobenzene and aniline, almost all of which we then use to produce MDI. Our vertical integration provides us with a competitively priced supply of feedstocks and reduces our exposure to supply interruption.

        A major cost in the production of polyols is attributable to the costs of PO. The integration of our PO business with our polyurethane chemicals business gives us access to a competitively priced, strategic source of PO and the opportunity to develop polyols that enhance our range of MDI products. The primary raw materials used in our PO production process are butane/isobutane, propylene, methanol and oxygen, which accounted for 55%, 29%, 14% and 2%, respectively, of total raw material costs in 2004. We purchase our raw materials primarily under long-term contracts. While most of these feedstocks are commodity materials generally available to us from a wide variety of suppliers at competitive prices in the spot market, all the propylene used in the production of our PO is produced internally and delivered through a pipeline connected to our PO facility.

  Competition

        Our competition in the polyurethane chemicals business includes BASF, Bayer, Dow and Lyondell. While these competitors and others produce various types and quantities of polyurethane chemicals, we focus on MDI and MDI-based polyurethane systems. We compete based on technological innovation, technical assistance, customer service and product reliability. Our polyurethane chemicals business competes in two basic ways: (1) where price is the dominant element of competition, our polyurethane chemicals business differentiates itself by its high level of customer support including cooperation on technical and safety matters; and (2) elsewhere, we compete on the basis of product performance and our ability to react quickly to changing customer needs and by providing customers with innovative solutions to their needs.

Performance Products

  General

        Our Performance Products include surfactants and amines. We have the capacity to produce approximately 1.7 billion pounds of surfactant products annually at our six facilities located in the U.K. (at Whitehaven), France (at Lavera and St. Mihiel), Spain (at Barcelona), and Italy (at Castiglione and Patrica). Our surfactants facilities are well located throughout Europe, with broad capabilities in conversion, sulfonation and ethoxylation. To improve competitiveness we are restructuring our European surfactants business.

        We have the capacity to produce approximately 190 million pounds of ethyleneamines annually at our facilities located at Freeport, Texas and Dow Chemical's facilities located at Terneuzen, Netherlands.

        Our Performance Products business accounted for 11%, 12% and 12% of net sales in 2004, 2003 and 2002, respectively.

  Industry Overview

  Surfactants

        Surfactants or "surface active agents" are substances which combine a water-soluble component with a water insoluble component in the same molecule. While surfactants are most commonly used for their detergency in cleaning applications, they are also valued for their emulsification, foaming, dispersing, penetrating and wetting properties in a variety of industries. While growth in demand for surfactants is highly correlated with GDP due to its strong links with the household cleaning and general industrial markets, certain segments of the surfactants market, including personal care, are expected to grow faster than GDP.

        The table below identifies the major surfactant product groups that we produce and some common applications.

Product Group	Application
Alkoxylates	household detergents industrial cleaners shampoos polymerization additives
Sulfonates/Sulfates	powdered detergents liquid detergents dishwashing liquids industrial cleaners emulsion polymerization concrete superplasticizers gypsum wallboard agricultural adjuvants for herbicides
Esters and Derivatives	shampoo body wash other personal care products textile and leather treatment
Nitrogen Derivatives	bleach thickeners shampoo fabric conditioners other personal care products and applications
Formulated Blends	household detergents textile and leather treatment personal care products and applications foundry catalysts concrete additives pharmaceutical intermediates
EO/PO Block Co-Polymers	automatic dishwasher detergents

        We believe that demand growth for surfactants is relatively stable and exhibits little cyclicality. The main consumer product applications for surfactants can demand new formulations with unproved performance characteristics which may require further development, and as a result life cycles for these consumer end products can often be quite short. This affords considerable opportunity for innovative surfactants manufacturers to provide surfactants and blends with differentiated specifications and properties. For basic surfactants, pricing tends to have a strong relationship to underlying raw material prices and usually lags petrochemical price movements.

  Amines

        Amines broadly refer to the family of intermediate chemicals that are produced by reacting ammonia with various ethylene and propylene derivatives. Generally, amines are valued for their properties such as reactivity, emulsification, dispersancy, detergency, and as solvents or corrosion inhibiting agents. Similar to surfactants, growth in demand for amines is highly correlated with GDP due to its strong links to general industrial and consumer products markets. However, certain segments of the amines market, including polyetheramines and carbonates, have grown at rates well in excess of

GDP due to new product development, technical innovation, and substitution and replacement of competing products.

        As amines are generally sold based upon the performance characteristics that they provide to customer-specific end use applications, pricing for amines tends to be stable and does not generally fluctuate with movements in underlying raw materials.

Product	Applications
Ethyleneamines	lube oil additives epoxy hardeners wet strength resins chelating agents fungicides

        The primary raw materials for ethyleneamines are ethylene dichloride and caustic soda. We have entered into long-term arrangements for the supply of ethylene dichloride and caustic soda from Dow, which produces these raw materials at facilities that are in close proximity to our Freeport, Texas manufacturing facility.

  Sales and Marketing

        We sell our products to customers globally through a commercial organization which has extensive market knowledge, lengthy industry experience and long-standing customer relationships. Our sales force is organized into specialized teams tailored to each market segment's specific needs, thereby enhancing customer service.

        We also provide extensive pre- and post-sales technical service support to our customers. Our technical service professionals bring sophisticated skills to our customers and are well regarded within their field of expertise. Moreover, these professionals help tailor the application of our products to meet our customers' unique needs and interact closely with our cross functional business teams.

        In addition to direct sales efforts, we also sell some of our products through a network of distributors. In most cases, sales through these distributors have a higher profit margin than direct sales to end users. Distributors typically promote our products to smaller end use customers who cannot cost-effectively be served by our direct sales force.

  Manufacturing and Operations

        We have the capacity to produce approximately 1.9 billion pounds of surfactant products annually at our six facilities located in the U.K. (at Whitehaven), France (at Lavera and St. Mihiel), Spain (at Barcelona), and Italy (at Castiglione and Patrica). Our surfactants facilities are well located in Europe, with broad capabilities in conversion, sulfonation and ethoxylation. The surfactants facilities use modern production tools that allow for flexibility in production capabilities and technical innovation. In order to improve the competitiveness of our European surfactants business, we have taken measures to reduce the operating costs of the business. During 2003, the Performance Products segment recorded a charge of $22.1 million relating to the closure of a number of plants at the Whitehaven, U.K. facility, the closure of an administrative office in London, U.K., the rationalization of a surfactants technical center in Oldbury, U.K., and the restructuring of a facility in Barcelona, Spain. During 2004, the Company announced a further rationalization of its European surfactants business involving the elimination of approximately 320 jobs. These reductions will occur across all of our European manufacturing locations as well as in business support and administration. This plan includes the closure of substantially all of our Whitehaven, U.K. facility. During the year ended December 31, 2004, the Performance Products segment recorded additional restructuring charges of $73.0 million consisting of $48.6 million of charges payable in cash and $24.4 million of asset impairment charges.

        We have the capacity to produce approximately 190 million pounds of ethyleneamines annually at our facilities located at Freeport, Texas and Dow Chemical's facilities located at Terneuzen, Netherlands. When we acquired our ethyleneamines business, we acquired a long-term supply arrangement for up to 50% of the existing production capacity of Dow Chemical's ethyleneamines plant in Terneuzen, Netherlands.

  Competition

        There are numerous surfactants producers in Europe and worldwide. Our main competitors include worldwide leading chemical companies such as Sasol, BASF, Shell, Cognis Group, Clariant Ltd, AKZO Nobel N.V., Dow, as well as various smaller or more local competitors. We compete on the basis of price with respect to our basic surfactant product offering and, in addition to price, on the basis of performance and service with respect to our specialty and blended surfactant products. Our main competitors in ethyleneamines include BASF, Dow and AKZO.

Pigments

  General

        We are a leading global manufacturer and marketer of titanium dioxide, which is a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, fibers and ceramics. The global titanium dioxide market is characterized by a small number of large, global producers. We operate eight chloride-based and sulfate-based titanium dioxide manufacturing facilities located in North America, Europe, Asia and Africa.

        We offer an extensive range of products that are sold worldwide to approximately 1,500 customers in all major titanium dioxide end markets and geographic regions. The geographic diversity of our manufacturing facilities allows our Pigments segment to service local customers, as well as global customers that require delivery to more than one location. Our diverse customer base includes Ampacet, A. Schulman, Akzo Nobel, Atofina, BASF, Cabot, Clariant, ICI, Jotun and PolyOne. Our pigments business has an aggregate annual nameplate capacity of approximately 550,000 tonnes at our eight production facilities. Five of our titanium dioxide manufacturing plants are located in Europe, one is in North America, one is in Asia, and one is in South Africa. Our North American operation consists of a 50% interest in a manufacturing joint venture with Kronos Worldwide, Inc.

        Our Pigments segment is focused on cost control and productivity. In July 2004, we idled 15,000 tonnes of nameplate capacity at our Umbogintwini, South Africa facility, and in November 2004 we idled 40,000 tonnes of nameplate capacity at our Grimsby, U.K. facility, which together represent about 10% of our total titanium dioxide production capacity. Through these closures and other cost saving measures, we will improve our cost position and enhance our ability to compete in the global marketplace. Our other cost saving measures include the optimization of the geographic distribution of our sales, the consolidation of back-office functions and the continued reduction of our fixed and variable costs at each of our manufacturing facilities.

        Our Pigments business accounted for 16%, 19% and 19% of net sales in 2004, 2003 and 2002, respectively.

  Industry Overview

        Historically, global titanium dioxide demand growth rates tend to closely track global GDP growth rates. However, the demand growth rate and its relationship with the GDP growth rate varies by region. Developed markets such as the U.S. and Western Europe exhibit higher absolute consumption but lower demand growth rates, while emerging markets such as Asia exhibit much higher demand growth rates. The titanium dioxide industry experiences some seasonality in its sales because paint sales generally peak during the spring and summer months in the northern hemisphere, resulting in greater sales volumes during the second and third quarters of the year.

        There are two manufacturing processes for the production of titanium dioxide, the sulfate process and the chloride process. Most recent capacity additions have employed the chloride process technology and, currently, we believe that the chloride process accounts for approximately 70% of global production capacity. However, the global distribution of sulfate- and chloride-based titanium dioxide capacity varies by region, with the sulfate process being predominant in Europe, our primary market. The chloride process is the predominant process used in North America, and both processes are used in Asia. While most end-use applications can use pigments produced by either process, market preferences typically favor products that are locally available. We believe the chloride and sulfate manufacturing processes compete effectively in the marketplace.

        The global titanium dioxide market is characterized by a small number of large global producers. The titanium dioxide industry currently has five major producers. Titanium dioxide supply has historically kept pace with increases in demand as producers increased capacity through low cost incremental debottlenecks and efficiency improvements. During periods of low titanium dioxide demand, the industry experiences high stock levels and consequently reduces production to manage working capital. Because pricing in the industry is driven primarily by supply/demand balance, prices have tended to be driven down by lower capacity utilization during periods of weak demand. The last major greenfield titanium dioxide capacity addition was in 1994. Based upon current price levels and the long lead times for planning, governmental approvals and construction, we do not expect significant additional greenfield capacity in the near future.

        We believe that demand has recovered in 2004. In addition, capacity additions have been limited. These factors have resulted in higher industry operating rates and lower inventory levels.

  Sales and Marketing

        Approximately 85% of our titanium dioxide sales are made through our direct sales and technical services network, enabling us to cooperate more closely with our customers and to respond to our increasingly global customer base. Our concentrated sales effort and local manufacturing presence have allowed us to achieve our leading market shares in a number of the countries where we manufacture titanium dioxide.

        In addition, we have focused on marketing products to higher growth industries. For example, we believe that our pigments business is well-positioned to benefit from the projected growth in the plastics sector which we expect to grow faster than the overall titanium dioxide market over the next several years.

  Manufacturing and Operations

        Our pigments business has eight manufacturing sites in seven countries with a total capacity of approximately 550,000 tonnes per year. Approximately 72% of our titanium dioxide capacity is located in Western Europe. The following table presents information regarding our titanium dioxide facilities:

Region	Site	Annual Capacity	Process
		(tonnes)
Western Europe	Greatham, U.K.	100,000	Chloride
	Calais, France	95,000	Sulfate
	Huelva, Spain	80,000	Sulfate
	Scarlino, Italy	80,000	Sulfate
	Grimsby, U.K.(1)	40,000	Sulfate
North America	Lake Charles, Louisiana(2)	70,000	Chloride
Asia	Teluk Kalung, Malaysia	60,000	Sulfate
Southern Africa	Umbogintwini, South Africa(3)	25,000	Sulfate

Total		550,000

(1)
Reflects the idling of 40,000 tonnes of nameplate capacity at our Grimsby, U.K. facility in November 2004.

(2)
This facility is owned and operated by Louisiana Pigment Company, L.P., a manufacturing joint venture that is owned 50% by us and 50% by Kronos Worldwide. The capacity shown reflects our 50% interest in Louisiana Pigment Company L.P.

(3)
Reflects the idling of 15,000 tonnes of nameplate capacity at our Umbogintwini, South Africa facility in July 2004.

        We are well positioned to implement a number of low cost expansions of our Greatham, U.K. and Huelva, Spain plants. We are also well positioned to selectively invest in new plant capacity based upon our ICON chloride technology. ICON technology allows for the construction of new capacity with world-scale economics at a minimum nameplate size of 65,000 tonnes. We believe competing chloride technologies typically require a minimum capacity of 100,000 tonnes to achieve comparable economics. Our chloride additions can be more easily absorbed into the market, which provides higher investment returns than larger capacity additions.

  Joint Ventures

        We own a 50% interest in Louisiana Pigment Company L.P., a manufacturing joint venture located in Lake Charles, Louisiana. The remaining 50% interest is held by our joint venture partner, Kronos Worldwide. We share production offtake and operating costs of the plant equally with Kronos Worldwide, though we market our share of the production independently. The operations of the joint venture are under the direction of a supervisory committee on which each partner has equal representation.

  Raw Materials

        The primary raw materials used to produce titanium dioxide are titanium-bearing ores. We purchase the majority of our ore under long-term supply contracts with a number of ore suppliers. The majority of titanium-bearing ores are sourced from Australia, South Africa and Canada. Ore accounts for approximately 40% of pigment variable manufacturing costs, while utilities (electricity, gas and steam), sulfuric acid and chlorine collectively account for approximately 25% of our variable manufacturing costs.

        The world market for titanium-bearing ores is dominated by Rio Tinto and Iluka, which account for approximately 55% of global supply. Both companies produce a range of ores for use in chloride and sulfate processes. We purchase approximately 75% of our ore from these two producers. New players, such as Taicor in South Africa and VV Minerals in India, have recently entered the market, however, creating an oversupply of most products. Consequently, the price of most titanium-bearing ores has declined in the last five years, and the ability of major producers to control prices has diminished. Given the small number of suppliers and end-users of titanium-bearing ores, we typically enter into longer-term supply agreements with beneficial terms. Approximately 80% of our ore purchases are made under agreements with terms of three to five years.

        Titanium dioxide producers extract titanium from ores and process it into pigmentary titanium dioxide using either the chloride or sulfate process. Once an intermediate titanium dioxide pigment has been produced, it is "finished" into a product with specific performance characteristics for particular end-use applications. The finishing process is common to both the sulfate and chloride processes and is a major determinant of the final product's performance characteristics.

        The sulfate process generally uses less-refined ores that are cheaper to purchase but produce more co-product than the chloride process. Co-products from both processes require treatment prior to disposal in order to comply with environmental regulations. In order to reduce our disposal costs and to increase our cost competitiveness, we have developed and marketed the co-products of our pigments business. We sell over 50% of the co-products generated by our business.

  Competition

        The global markets in which our pigments business operates are highly competitive. Competition is based primarily on price. In addition, we also compete on the basis of product quality and service. The major global producers against whom we compete are DuPont, Kerr McGee, Kronos and Lyondell. We believe that our competitive product offerings, combined with our presence in numerous local markets, makes us an effective competitor in the global market, particularly with respect to those global customers demanding presence in the various regions in which they conduct business.

Base Chemicals

  General

        We are a highly integrated European olefins and aromatics producer. Olefins, principally ethylene and propylene, are the largest volume basic petrochemicals and are the key building blocks from which many other chemicals are made. For example, olefins are used to manufacture most plastics, resins, adhesives, synthetic rubber and surfactants that are used in a variety of end-use applications. Aromatics, including paraxylene, cyclohexane and benzene, are basic petrochemicals used in the manufacture of polyurethane chemicals, nylon, polyester fibers, synthetic rubber and a variety of plastics.

        Our Base Chemicals business accounted for 31%, 26% and 24% of net sales in 2004, 2003 and 2002, respectively.

  Olefins

        We are a leading European producer of olefins. Our Wilton facility has the capacity to produce approximately 1.9 billion pounds of ethylene, 880 million pounds of propylene and 225 million pounds of butadiene per year. Our Wilton olefins facility benefits from its North Sea location and significant feedstock flexibility, which allows for processing of naphthas, condensates and NGLs. In addition, the facility benefits from extensive underground storage capacity and logistics infrastructure, including pipelines, deepwater jetties and ethylene liquefaction facilities.

  Aromatics

        We produce aromatics in Europe at our two integrated manufacturing facilities located in Wilton, U.K. and North Tees, U.K. We are a leading European producer of cyclohexane with 725 million pounds of annual capacity, a leading producer of paraxylene with 800 million pounds of annual capacity and are among Europe's larger producers of benzene with 1,200 million pounds of annual capacity. We use most of the benzene produced by our aromatics business internally in the production of nitrobenzene for our Polyurethanes business and for the production of cyclohexane. The balance of our aromatics products are sold to several key customers.

  Industry Overview

        Petrochemical markets are global commodity markets. However, the olefins market is subject to some regional price differences due to the more limited inter-regional trade resulting from the high costs of product transportation. The global petrochemicals market is cyclical and is subject to pricing swings due to supply and demand imbalances, feedstock prices (primarily driven by crude oil and natural gas prices) and general economic conditions.

        The olefins markets in Western Europe are supplied by numerous producers, none of whom has a dominant position in terms of its share of production capacity. The top three Western European producers of ethylene are AtoFina, Dow and EniChem.

        The aromatics market is primarily composed of cyclohexane, benzene and paraxylene. Like the olefins market, the aromatics market is characterized by several major producers, including Dow, AtoFina, Shell, EniChem, ExxonMobil, BASF and ChevronPhillips.

  Sales and Marketing

        In recent years, our sales and marketing efforts have focused on developing long-term contracts with customers to minimize our selling expenses and administration costs.

  Manufacturing and Operations

        We produce olefins at our facility in Wilton, U.K. In addition, we own and operate integrated aromatics manufacturing facilities at Wilton U.K. and at North Tees, U.K. Information regarding these facilities is set forth below:

Location	Product	Annual Capacity
		(millions of pounds)
Wilton, U.K.	Ethylene	1,900
	Propylene	880
	Butadiene	225
	Paraxylene	800
North Tees, U.K.	Benzene	1,200
	Cyclohexane	725

  Raw Materials

        The primary raw materials that we use as feedstocks in our Base Chemicals business are hydrocarbons produced as byproducts of the refining crude oil and natural gas, such as ethane, propane and butane. These materials are actively traded on the spot and futures markets and are readily available from multiple sources. We benefit from our locations in the U.K. where we are able to take advantage of our pipeline system and our proximity to refineries located near the North Sea. Our North Tees facility, situated on the northeast coast of England, is near a substantial supply of oil, natural gas and chemical feedstocks. Due to our location at North Tees, we have the option to purchase feedstocks from a variety of sources. However, we have elected to procure the majority of our naphtha, condensates and NGLs from local producers as they have been the most economical sources. In order to secure the optimal mix of the required quality and type of feedstock for our petrochemical operations at fully competitive prices, we regularly engage in the purchase and sale of feedstocks.

  Competition

        The markets in which our Base Chemicals business operates are highly competitive. Our competitors in the olefins and aromatics business are frequently some of the world's largest chemical companies. The primary factors for competition in this business are price, service and reliability of supply. The technology used in these businesses is widely available and licensed.

Research and Development

        For the years ended 2004, 2003 and 2002, we spent $40.9 million, $49.4 million and $54.6 million, respectively, on research and development of our products.

        We support our business with a major commitment to R&D, technical services and process engineering improvement. Our primary R&D center is located in Everberg, Belgium. Other regional development/technical service centers are located in Billingham, England (Pigments); Auburn Hills, Michigan (Polyurethanes for the automotive industry); West Deptford, New Jersey, North Andover, Massachusetts; Shanghai, China; Deggendorf, Germany; Ternate, Italy (Polyurethanes); Oldbury, U.K. (surfactants) and Wilton, U.K. for process engineering support. We have announced that we intend to close our West Deptford and Oldbury facilities in late 2005. We intend to relocate the research and development capabilities of these facilities to a new research and development center in The Woodlands, Texas that we expect to open in 2005.

Intellectual Property Rights

        Proprietary protection of our processes, apparatuses, and other technology and inventions is important to our businesses. We own approximately 180 unexpired U.S. patents, approximately 59 patent applications (including provisionals) currently pending at the U.S. Patent and Trademark Office, and approximately 1,785 foreign counterparts, including both issued patents and pending patent applications. While a presumption of validity exists with respect to issued U.S. patents, we cannot assure that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, we cannot assure the issuance of any pending patent application, or that if patents do issue, that these patents will provide meaningful protection against competitors or against competitive technologies. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. There can be no assurance, however, that confidentiality agreements into which we enter and have entered will not be breached, that they will provide meaningful protection for our trade secrets or proprietary know-how, or that adequate remedies will be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, there can be no assurance that others will not obtain knowledge of these trade secrets through independent development or other access by legal means.

        In addition to our own patents and patent applications and proprietary trade secrets and know-how, we have entered into certain licensing arrangements that authorize us to use certain trade secrets, know-how and related technology and/or operate within the scope of certain patents owned by other entities. We also license and sub-license certain intellectual property rights to affiliates and to third parties. In connection with our transaction with HIH, ICI and Huntsman Specialty (under the terms of a technology transfer agreement and a PO/MTBE technology transfer agreement), we have licensed back to ICI and Huntsman LLC (on a non-exclusive basis) certain intellectual property rights for use in their respective retained businesses, and ICI and Huntsman LLC have each licensed certain retained intellectual property to us.

        We have associated brand names with a number of our products, and we have approximately 35 U.S. trademark registrations (including applications for registration currently pending at the U.S. Patent and Trademark Office), and approximately 1,979 foreign counterparts, including both registrations and applications for registration. However, there can be no assurance that the trademark registrations will provide meaningful protection against the use of similar trademarks by competitors, or that the value of our trademarks will not be diluted.

Employees

        As of December 31, 2004, we employed approximately 5,700 people in our operations around the world. Approximately 250 of these employees are located in the U.S., while approximately 5,450 are located in other countries. We believe our relations with our employees are good.

        Huntsman LLC provides management and administrative services to us and also provides operating services for our PO business. See "Certain Relationships and Related Transactions."

Properties

        We own or lease chemical manufacturing and research facilities in the locations indicated in the list below, which we currently believe are adequate for our short-term and anticipated long-term needs. We own or lease office space and storage facilities throughout the U.S. and many foreign countries. Our principal executive offices, which are leased from Huntsman LLC, are located at 500 Huntsman Way, Salt Lake City, Utah 84108. Our operational headquarters, which are leased, are located at 10003 Woodloch Forest Drive, The Woodlands, Texas 77380. The following is a list of our material owned or leased properties where manufacturing, research and main office facilities are located.

Location	Description of Facility
Geismar, Louisiana(1)	MDI, TDI, Nitrobenzene(1), Aniline(1) and Polyols Manufacturing Facilities
Rozenburg, Netherlands(2)	MDI Manufacturing Facility, Polyols Manufacturing Facilities and Systems House
Wilton, U.K.	Aniline and Nitrobenzene Manufacturing Facilities
Peel, Canada(2)	Polyurethane Systems House
West Deptford, New Jersey(3)	Polyurethane Systems House, Research Facility and U.S. Regional Headquarters
Auburn Hills, Michigan(2)	Polyurethane Office Space and Research Facility
Deerpark, Australia(2)	Polyurethane Systems House
Cartagena, Colombia	Polyurethane Systems House
Deggendorf, Germany	Polyurethane Systems House
Ternate, Italy	Polyurethane Systems House
Shanghai, China(2)	Polyurethane Systems House
Thane (Maharashtra), India(2)	Polyurethane Systems House
Samuprakam, Thailand(2)	Polyurethane Systems House
Kuan Yin, Taiwan(2)	Polyurethane Systems House
Tlalnepantla, Mexico	Polyurethane Systems House
Everberg, Belgium	Polyurethane Research Facility, Global Headquarters and European Headquarters
Gateway West, Singapore(2)	Polyurethane Regional Headquarters
Ringwood, Illinois(2)	TPU Manufacturing Facility
Osnabrück, Germany	TPU Manufacturing Facility

Port Neches, Texas	PO Manufacturing Facility and MTBE Manufacturing Facility
Wilton, U.K.	Olefins and Aromatics Manufacturing Facilities, Base Chemicals Headquarters
North Tees, U.K.(2)	Aromatics Manufacturing Facility and Logistics/Storage Facility
Grimsby, U.K.	TiO2 Manufacturing Facility
Greatham, U.K.	TiO2 Manufacturing Facility
Calais, France	TiO2 Manufacturing Facility
Huelva, Spain	TiO2 Manufacturing Facility
Scarlino, Italy	TiO2 Manufacturing Facility
Teluk Kalung, Malaysia	TiO2 Manufacturing Facility
Lake Charles, Louisiana(4)	TiO2 Manufacturing Facility
Umbogintwini, South Africa	TiO2 Manufacturing Facility
Billingham, U.K.	TiO2 Research and Technical Facility, and Pigments Headquarters
Warrenville, Illinois(1)	Titanium Dioxide North American Technical and Commercial Center
Whitehaven, U.K.(5)	Surfactants Manufacturing Facility
St Mihiel, France	Surfactants Manufacturing Facility
Lavera, France(2)	Surfactants Manufacturing Facility
Castiglione, Italy	Surfactants Manufacturing Facility
Patrica/Frosinone, Italy	Surfactants Manufacturing Facility
Barcelona, Spain	Surfactants Manufacturing Facility
Oldbury, U.K.(2)(6)	Surfactants Research Facility
Warley, U.K.(2)(6)	Surfactants Regional Headquarters
Freeport, Texas	Amines Manufacturing Facility

(1)
50% owned manufacturing joint venture with Crompton Corp.

(2)
Leased land and/or building.

(3)
We intend to close this facility in late 2005.

(4)
50% owned manufacturing joint venture with Kronos Louisiana, Inc., a subsidiary of Kronos Worldwide.

(5)
We intend to substantially reduce our operations at this site.

(6)
We intend to close this facility in the second half of 2005.

Environmental, Health and Safety Matters

  General

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

  Environmental, Health and Safety Systems

        We are committed to achieving and maintaining compliance with all applicable environmental, health and safety ("EHS") legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, ensure the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and minimizing overall risk to us.

  EHS Capital Expenditures

        We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the three months ended March 31, 2005 and 2004, our capital expenditures for EHS matters totaled $2.7 million and $4.6 million, respectively. Since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, we cannot provide assurance that our recent expenditures will be indicative of future amounts required under EHS laws.

  Governmental Enforcement Proceedings

        On occasion, we receive notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable EHS law. By way of example, we are aware of the individual matters set out below, which we believe to be the most significant presently pending matters and unasserted claims. Although we may incur costs or penalties in connection with the governmental proceedings discussed below, based on currently available information and our past experience, we believe that the ultimate resolution of these matters will not have a material impact on our results of operations, financial position or liquidity.

        In the third quarter of 2004, our Jefferson County, Texas facilities received notification from the Texas Commission on Environmental Quality ("TCEQ") of potential air emission violations relating to the operation of cooling towers at two of our plants, and alleged upset air emissions. TCEQ proposed penalties of $0.2 million for the alleged upset violations and $0.1 million for the alleged cooling tower violations. Negotiations are anticipated between us and TCEQ with respect to the resolution of these alleged violations. We do not believe that the final cost to resolve these matters will be material.

  Remediation Liabilities

        We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of wastes that were disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources. Specifically, under the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. In addition, under the U.S. Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and similar state laws, we may be required to remediate contamination originating from our properties as a condition to our hazardous waste permit. In many cases, our potential liability arising from historical contamination is based on operations and other events occurring prior to our ownership of the relevant facility. In these situations, we frequently obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. We have successfully exercised our rights under these contractual covenants for a number of sites, and where applicable, mitigated our ultimate remediation liability. We cannot assure you, however, that all of such matters will be subject to indemnity or that our existing indemnities will be sufficient to cover our liabilities for such matters.

  Environmental Reserves

        We have established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are based upon available facts, existing technology and past experience. On a consolidated basis, we have accrued approximately $20.2 million and $21.2 million for environmental liabilities as of March 31, 2005 and December 31, 2004, respectively. Of these amounts, approximately $5.5 million and $5.7 million are classified as accrued liabilities on our consolidated balance sheets as of March 31, 2005 and December 31, 2004, respectively, and approximately $14.7 million and $15.5 million are classified as other noncurrent liabilities on our consolidated balance sheets as of March 31, 2005 and December 31, 2004, respectively. In certain cases, our remediation liabilities are payable over periods of up to 30 years. We may incur losses for environmental remediation in excess of the amounts accrued; however, we are not able to estimate the amount of such losses.

  Regulatory Developments

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross-media (air, water and waste) environmental permitting program for individual facilities. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, we have submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. We expect to submit all other IPPC applications and related documents on a timely basis as the various countries implement the IPPC permit program. Although we do not know with certainty what each IPPC permit will require, we believe, based upon our experience with the permits received to date, that the costs of compliance with the IPPC permit program will not be material to our results of operations, financial position or liquidity.

        In October 2003, the European Commission adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called "REACH" (Registration, Evaluation and Authorization of Chemicals), companies that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. The REACH initiative, as proposed, would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require capital expenditures by us. As proposed, REACH would take effect in three primary stages over the eleven years following the final effective date (assuming final approval). The impacts of REACH on the chemical industry and on us are unclear at this time because the parameters of the program are still being actively debated.

  MTBE Developments

        The use of MTBE is controversial in the U.S. and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, California, New York and Connecticut have adopted rules that prohibit the use of MTBE in gasoline sold in those states as of January 1, 2004. Overall, states that have taken some action to prohibit or restrict the use of MTBE in gasoline account for a substantial portion of the "pre-ban" U.S. MTBE market. Thus far, attempts by others to challenge these state bans in federal court under the reformulated gasoline provisions of the federal Clean Air Act have been unsuccessful.

        The U.S. Congress has been considering legislation that would eliminate the oxygenated fuels requirements in the Clean Air Act and phase out or curtail MTBE use over a period of years. To date, no such legislation has become law. If it were to become law, it could result in a federal phase-out of the use of MTBE in gasoline in the U.S., but it would not prevent us from manufacturing MTBE in our plants. In addition, in March 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. EPA has not yet acted on this proposal, however. In Europe, the EU issued a final risk assessment report on MTBE in September 2002. No ban of MTBE was recommended, though several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended.

        We currently market approximately 95% of our MTBE to customers located in the U.S. for use as a gasoline additive. Any phase-out or other future regulation of MTBE in other jurisdictions, nationally or internationally, may result in a significant reduction in demand for our MTBE and in a material loss in revenues or material costs or expenditures. In the event that there should be a complete phase-out of MTBE in the U.S., we believe we will be able to export MTBE to Europe, Asia or South America, although this may produce a lower level of cash flow than the sale of MTBE in the U.S. We may also elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        In addition to the use limitations described above, a number of lawsuits have been filed, primarily against gasoline manufacturers, marketers and distributors, by persons seeking to recover damages allegedly arising from the presence of MTBE in groundwater. While we have not been named as a defendant in any litigation concerning the environmental effects of MTBE, we cannot provide assurances that we will not be involved in any such litigation or that such litigation will not have a material adverse effect on our results of operations, financial position or liquidity.

Legal Proceedings

        Certain claims have been filed against us relating to discoloration of unplasticized polyvinyl chloride products allegedly caused by our titanium dioxide ("Discoloration Claims"). Substantially all of the titanium dioxide that is the subject of these claims was manufactured prior to our acquisition of our titanium dioxide business from ICI in 1999. Net of amounts we have received from insurers and pursuant to contracts of indemnity, we have paid approximately $15.8 million in costs and settlement amounts for Discoloration Claims as of March 31, 2005.

        The following table presents information about the number of Discoloration Claims for the period indicated. Claims include all claims for which service has been received by us, and each such claim represents a plaintiff who is pursuing a claim against us.

Three months ended March 31, 2005
Claims filed during period	0
Claims resolved during period	1
Claims unresolved at end of period	2

        In March 2005, one of the Discoloration Claims that was unresolved as of December 31, 2004 was amended to assert additional damages of approximately $56 million. During the three months ended March 31, 2005, we settled a claim for approximately $0.9 million all of which is indemnified and for which we are currently seeking reimbursement. The two Discoloration Claims unresolved as of March 31, 2005 asserted aggregate damages of approximately $58.7 million. A liability has been accrued for these claims. Based on our understanding of the merits of these claims and our rights under contracts of indemnity and insurance, we do not believe that the net impact on our financial condition, results of operations or liquidity will be material.

        While additional Discoloration Claims may be made in the future, we cannot reasonably estimate the amount of loss related to such claims. Although we may incur additional costs as a result of future claims (including settlement costs), based on our history with Discoloration Claims to date, the fact that substantially all of the titanium dioxide that has been the subject of these Discoloration Claims was manufactured and sold more than five years ago, and the fact that we have rights under contract to indemnity, including from ICI, we do not believe that any unasserted possible Discoloration Claims, if any, will have a material impact on our financial condition, results of operations or liquidity. Based on this conclusion and our inability to reasonably estimate our expected costs with respect to these unasserted possible claims, we have made no accruals in our financial statements as of March 31, 2005 for costs associated with unasserted possible Discoloration Claims, if any.

        Certain insurers have denied coverage with respect to certain Discoloration Claims. We brought suit against these insurers to recover the amounts we believe are due to us. The court found in favor of the insurers, and we lodged an application for leave to appeal that decision. Leave to appeal was granted in December 2004. We expect the appeal to be heard during the third quarter of 2005.

        We are a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this report, we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition, results of operations or liquidity. See "—Environmental, Health and Safety Matters" for a discussion of environmental proceedings.

MANAGEMENT

        The current members of our board of managers and our current executive officers are listed below. The members of our board of managers are appointed by the owner of our membership interest and hold office until their successors are duly appointed and qualified. All officers serve at the pleasure of our board of managers.

Board of Managers and Executive Officers

Name	Age	Position
Jon M. Huntsman*	67	Chairman of the Board and Manager
Peter R. Huntsman*	42	President, Chief Executive Officer and Manager
J. Kimo Esplin	42	Executive Vice President, Chief Financial Officer and Manager
Samuel D. Scruggs	45	Executive Vice President, General Counsel, Secretary and Manager
Anthony P. Hankins	47	Division President, Polyurethanes
Paul G. Hulme	48	Executive Vice President
Thomas J. Keenan	52	Division President, Pigments
Kevin J. Ninow	41	Division President, Base Chemicals and Polymers
Donald J. Stanutz	54	Division President, Performance Products
Michael J. Kern	55	Senior Vice President, Environmental, Health & Safety and Chief Information Officer
Don H. Olsen	59	Senior Vice President, Global Public Affairs
Brian V. Ridd	47	Senior Vice President, Purchasing
L. Russell Healy	49	Vice President and Controller

*
Jon M. Huntsman is the father of Peter R. Huntsman.

        Jon M. Huntsman is Chairman of the Board of Managers of our Company and has held this position since our Company was formed. He has been Chairman of the Board of all Huntsman companies since he founded his first plastics company in 1970. Mr. Huntsman served as Chief Executive Officer of Huntsman Corporation and its affiliated companies from 1970 to 2000. Mr. Huntsman is a director or manager, as applicable, of Huntsman Corporation, AdMat, HLLC and certain of Huntsman Corporation's other subsidiaries. In addition, Mr. Huntsman serves or has served as Chairman or as a member of numerous corporate, philanthropic and industry boards, including the American Red Cross, The Wharton School, University of Pennsylvania, Primary Children's Medical Center Foundation, the Chemical Manufacturers Association and the American Plastics Council. Mr. Huntsman was selected in 1994 as the chemical industry's top CEO for all businesses in Europe and North America. Mr. Huntsman formerly served as Special Assistant to the President of the United States and as Vice Chairman of the U.S. Chamber of Commerce. He is the Chairman and Founder of the Huntsman Cancer Institute.

        Peter R. Huntsman is President, Chief Executive Officer and a Manager of our Company. Prior to his appointment in July 2000 as Chief Executive Officer, Mr. Huntsman had served as President and Chief Operating Officer since 1994. In 1987, Mr. Huntsman joined Huntsman Polypropylene Corporation as Vice President before serving as Senior Vice President and General Manager.

Mr. Huntsman has also served as President of Olympus Oil, as Senior Vice President of Huntsman Chemical Corporation and as a Senior Vice President of Huntsman Packaging Corporation, a former subsidiary of Huntsman Corporation. Mr. Huntsman is a director or manager, as applicable, of Huntsman Corporation, AdMat, HLLC and certain of Huntsman Corporation's other subsidiaries.

        J. Kimo Esplin is Executive Vice President, Chief Financial Officer and a Manager of our Company. Mr. Esplin has served as a Manager since May 2005. Mr. Esplin has served as chief financial officer of all of the Huntsman companies since 1999. From 1994 to 1999, Mr. Esplin served as Huntsman Corporation's Treasurer. Prior to joining Huntsman in 1994, Mr. Esplin was a Vice President in the Investment Banking Division of Bankers Trust Company, where he worked for seven years. Mr. Esplin also serves as a director of Nutraceutical International Corporation, a publicly traded nutrition supplements company.

        Samuel D. Scruggs is Executive Vice President, General Counsel, Secretary and a Manager of our Company. Mr. Scruggs has served as a Manager since May 2005. Mr. Scruggs served as Vice President and Treasurer from 2000 to 2002 and as Vice President and Associate General Counsel from 1999 to 2000. Prior to joining Huntsman in 1995, Mr. Scruggs was an associate with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

        Anthony P. Hankins is Division President, Polyurethanes. Mr. Hankins was appointed to this position in March 2004. From May 2003 to February 2004, Mr. Hankins served as President, Performance Products, from January 2002 to April 2003, he served as Global Vice President, Rigids Division for Huntsman Corporation's Polyurethanes business, from October 2000 to December 2001, he served as Vice President—Americas for Huntsman Corporation's Polyurethanes business, and from March 1998 to September 2000, he served as Vice President—Asia Pacific for Huntsman Corporation's Polyurethanes business. Mr. Hankins worked for ICI from 1980 to February 1998, when he joined Huntsman Corporation. At ICI, Mr. Hankins held numerous management positions in the plastics, fibers and polyurethanes businesses. He has extensive international experience, having held senior management positions in Europe, Asia and the U.S.

        Paul G. Hulme is Executive Vice President. Mr. Hulme was appointed to this position in December 2004. Mr. Hulme is also Division President, Advanced Materials, of Huntsman Corporation and has served in that role since June 2003. From February 2000 to May 2003, Mr. Hulme served as Vice President, Performance Chemicals, and from December 1999 to February 2000 he served as Operations Director, Polyurethanes. Prior to joining Huntsman in 1999, Mr. Hulme held various positions with ICI in finance, accounting and information systems roles. Mr. Hulme is a Chartered Accountant.

        Thomas J. Keenan is Division President, Pigments, and has served in that role since August 2003. From January 2000 to August 2003, Mr. Keenan served as President, North American Petrochemicals and Polymers, and from January 1998 to January 2000, he served as Senior Vice President of Huntsman Chemical Company LLC. Prior to joining Huntsman in 1994, Mr. Keenan was Vice President and General Manager, Olefins and Polyolefins for Mobil Chemical Company, where he worked for more than sixteen years.

        Kevin J. Ninow is Division President, Base Chemicals and Polymers, and has served in that role since July 2003. From July 1999 to July 2003, Mr. Ninow served as Senior Vice President, European Petrochemicals. Mr. Ninow joined Huntsman in 1989.

        Donald J. Stanutz is Division President, Performance Products. Mr. Stanutz was appointed to this position in March 2004. Mr. Stanutz served as Executive Vice President and Chief Operating Officer of our Company from December 2001 to February 2004, as Executive Vice President, Global Sales and Marketing from July 2000 to November 2001 and as Executive Vice President, Polyurethanes, PO and

Performance Chemicals from July 1999 to June 2000. Prior to joining Huntsman in 1994, Mr. Stanutz served in a variety of senior positions with Texaco Chemical Company.

        Michael J. Kern is Senior Vice President—Environmental, Health & Safety, and Chief Information Officer. Mr. Kern has held this position since December 2003. Mr. Kern has served in several senior management positions of Huntsman Corporation, including Senior Vice President, Environmental, Health & Safety from July 2001 to December 2003 and Senior Vice President, Manufacturing from December 1995 to July 2001. Prior to joining Huntsman, Mr. Kern held a variety of positions within Texaco Chemical Company, including Area Manager—Jefferson County Operations from April 1993 until joining Huntsman Corporation, Plant Manager of the Port Neches facility from August 1992 to March 1993, Manager of the PO/MTBE project from October 1989 to July 1992, and Manager of Oxides and Olefins from April 1988 to September 1989.

        Don H. Olsen is Senior Vice President, Global Public Affairs. Mr. Olsen served as Senior Vice President, Public Affairs from August 1993 until he was appointed to his current position in June 2003 and as Vice President, Communications from November 1988 until August 1993. Prior to joining Huntsman in 1988, Mr. Olsen had a 17-year career in broadcast journalism. He also spent three years in Washington, D.C. as Director of Communications for former U.S. Senator Jake Garn.

        Brian V. Ridd is Senior Vice President, Purchasing. Mr. Ridd has held this position since July 2000. Mr. Ridd served as Vice President, Purchasing from December 1995 until he was appointed to his current position. Mr. Ridd joined Huntsman in 1984.

        L. Russell Healy is Vice President and Controller. Mr. Healy is also Vice President and Controller of Huntsman Corporation, HIH, HLLC and AdMat and has served in these capacities since April 2004. From August 2001 to April 2004, Mr. Healy served as Vice President, Finance, and from July 1999 to July 2001, he served as Vice President and Finance Director for our Company. Prior to joining Huntsman in 1995, Mr. Healy was a partner with the accounting firm of Deloitte & Touche, LLP. Mr. Healy is a Certified Public Accountant and holds a master's degree in accounting.

Audit Committee Financial Expert

        The board of managers of our Company has determined that Mr. Esplin is an audit committee financial expert as defined by Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended. Mr. Esplin is not independent as defined under the standards adopted by the New York Stock Exchange.

Code of Ethics

        Huntsman Corporation has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K under the Exchange Act, that applies to our principal executive officer, principal financial officer and principal accounting officer or controller. A copy of the code of ethics is posted on our website, at www.huntsman.com. We intend to disclose any amendments to, or waivers from, our code of ethics on our website.

Summary of Compensation

        The following summary compensation table sets forth information concerning compensation earned in the fiscal years ended December 31, 2004, 2003 and 2002 by our chief executive officer and our four other most highly compensated executive officers at the end of 2004. Information is also included for the former president of our polyurethanes business, who would have been among the most highly compensated executive officers if he had not ceased to be an executive officer during 2004. We refer to these six persons collectively as the "named executive officers."

SUMMARY COMPENSATION TABLE

Annual Compensation(1)
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation(2)			All Other Compensation
Peter R. Huntsman President, Chief Executive Officer and Manager	2004 2003 2002	$ $ $	1,359,085 1,329,249 1,144,000	$ $ $	550,000 500,000 750,000	$ $	1,538,136 452,434	(4) (5)	$ $ $	158,022 172,340 135,520	(3) (3) (3)
J. Kimo Esplin Executive Vice President, Chief Financial Officer and Manager	2004 2003 2002	$ $ $	420,007 410,775 397,318	$ $ $	360,000 300,000 400,000				$ $ $	72,001 49,336 23,464	(6) (6) (6)
Samuel D. Scruggs Executive Vice President, General Counsel and Manager	2004 2003 2002	$ $ $	350,175 342,448 332,350	$ $ $	325,000 450,000 400,000				$ $ $	42,941 37,122 22,970	(7) (7) (7)
Anthony P. Hankins Division President, Polyurethanes	2004 2003 2002	$ $ $	423,466 360,630 339,446	$ $ $	350,000 200,000 157,021	$ $ $	92,564 147,518 121,597	(8) (10) (11)	$ $ $	23,327 5,063 3,440	(9) (9) (9)
Paul G. Hulme Executive Vice President	2004 2003 2002	$ $ $	395,605 332,040 179,942	$ $ $	300,000 329,691 167,555	$ $	84,457 91,105 107,714	(12) (13) (14)
Patrick W. Thomas(15) Former Division President, Polyurethanes	2004 2003 2002	$ $ $	335,847 554,792 484,544	$ $	233,000 452,136	$ $ $	3,317,789 168,476 143,329	(16) (17) (18)

(1)
All compensation for Messrs. Huntsman, Esplin and Scruggs was paid entirely by Huntsman LLC. All compensation for Messrs. Hankins, Hulme and Thomas was paid entirely by our Company or one of our subsidiaries. Compensation figures for these executives shown on the table represent 100% of the compensation paid by Huntsman Corporation and all of its affiliates to such executives.

(2)
Excludes perquisites and other personal benefits, securities or property received by the named executive officer which are less than either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(3)
Consists of $4,100, $4,000 and $4,000 employer's contribution to the 401(k) Plan for 2004, 2003 and 2002, respectively, $5,195 and $2,000 employer's contribution to the Supplemental 401(k) Plan for 2004 and 2003, respectively, $16,400, $16,000 and $16,000 employer's contribution to the Money Purchase Plan for 2004, 2003 and 2002, respectively, and $132,327, $150,340 and $115,520 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2004, 2003 and 2002, respectively.

(4)
Perquisites and other personal benefits in the amount of $1,538,136 were provided for the named executive officer, including $1,190,763 for taxes and tax gross-ups paid in connection with foreign assignment.

(5)
Perquisites and other personal benefits in the amount of $452,434 were provided for the named executive officer, including $345,244 for taxes paid in connection with foreign assignment.

(6)
Consists of $4,100, $4,000 and $4,000 employer's contribution to the 401(k) Plan for 2004, 2003 and 2002, respectively, $10,300 and $12,215 employer's contribution to the Supplemental 401(k) Plan for 2004 and 2003, respectively, $16,400, $6,000 and $6,000 employer's contribution to the

  Money Purchase Plan for 2004, 2003 and 2002, respectively, and $41,201, $27,121 and $13,464 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2004, 2003 and 2002, respectively.

(7)
Consists of $4,100, $4,000 and $4,000 employer's contribution to the 401(k) Plan for 2004, 2003 and 2002, respectively, $11,903 and $10,849 employer's contribution to the Supplemental 401(k) Plan for 2004 and 2003, respectively, $6,150, $6,000 and $6,000 employer's contribution to the Money Purchase Plan for 2004, 2003 and 2002, respectively, and $20,788, $16,273 and $12,970 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2004, 2003 and 2002, respectively.

(8)
Perquisites and other personal benefits in the amount of $92,564 were provided for the named executive officer, including $52,175 as a housing allowance and $40,390 for location and other allowances for foreign assignment.

(9)
Consists of $9,225 employer's contribution to the 401(k) Plan for 2004, $7,477 employer's contribution to the Supplemental 401(k) Plan for 2004, $6,085 employer's contribution to the Money Purchase Plan for 2004, and $540, $5,063 and $3,440 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2004, 2003 and 2002, respectively.

(10)
Perquisites and other personal benefits in the amount of $147,518 were provided for the named executive officer, including $52,609 for taxes and tax gross-ups paid in connection with foreign assignment, $50,172 as a housing allowance and $44,737 for other allowances for foreign assignment.

(11)
Perquisites and other personal benefits in the amount of $121,597 were provided for the named executive officer, including $27,842 for taxes and tax gross-ups paid in connection with foreign assignment, $50,172 as a housing allowance and $34,388 for other allowances for foreign assignment.

(12)
Perquisites and other personal benefits in the amount of $84,457 were provided for the named executive officer, including $51,737 as a housing allowance and $24,809 for location and other allowances for foreign assignment.

(13)
Perquisites and other personal benefits in the amount of $91,105 were provided for the named executive officer, including $46,006 as a housing allowance and $38,458 for location and other allowances for foreign assignment.

(14)
Perquisites and other personal benefits in the amount of $107,714 were provided for the named executive officer, including $64,380 as a temporary allowance and $27,585 as a housing allowance.

(15)
Mr. Thomas ceased to be an executive officer on February 29, 2004.

(16)
Perquisites and other personal and severance benefits in the amount of $3,317,789 were provided for the named executive officer, including $48,610 as a housing allowance, $17,009 for location and other allowances, $8,653 for school fees and $3,237,771 for various severance payments.

(17)
Perquisites and other personal benefits in the amount of $168,476 were provided for the named executive officer, including a payment of $98,593 as a housing allowance and $58,788 for location and other allowances for foreign assignment.

(18)
Perquisites and other personal benefits in the amount of $143,329 were provided for the named executive officer, including a payment of $82,180 for housing expenses and $39,260 for location and other allowances for foreign assignment.

Cost Reduction Incentive Plan

        In connection with Huntsman Corporation's Project Coronado cost reduction program, Huntsman Corporation adopted the Huntsman Cost Reduction Incentive Plan. The purpose of the plan is to encourage key employees to reduce fixed costs by providing incentive pay based upon the reduction in fixed costs for 2005 and 2006 relative to fixed costs for 2002. Fixed costs are calculated in accordance with the plan, on a constant currency basis. There are approximately 63 participants in the plan, including Huntsman Corporation's Chairman of the Board and all of Huntsman Corporation's executive officers. Plan participants will receive a bonus for 2005 if Huntsman Corporation's annualized fixed costs as measured at the end of the second half of 2005 are at least $150 million less than Huntsman Corporation's fixed costs for 2002 and will receive a bonus for 2006 if Huntsman Corporation's annualized fixed costs as measured at the end of the first half of 2006 are at least $150 million less than Huntsman Corporation's fixed costs for 2002. The aggregate bonus pool amount for each of 2005 and 2006 will be between 5% and 10% of the fixed cost reduction for the applicable period, depending on the amount of the reduction. No bonus will be paid for a period if the amount of the fixed cost reduction for that period is less than $150 million. Each participant's share of the aggregate bonus pool was determined by the compensation committee of Huntsman Corporation. In general, in order to receive a bonus for 2005 or 2006, a participant must be employed at the end of that year or either have been terminated by Huntsman Corporation other than for reasonable cause or have voluntarily terminated for good reason. Bonuses for 2005 will be payable no later than March 31, 2006, and bonuses for 2006 will be payable no later than January 7, 2007. However, Huntsman Corporation has the right to defer payments under certain circumstances. Bonuses will be payable in lump-sum cash payments, subject to Huntsman Corporation's right to pay all or part of a bonus in shares of Huntsman Corporation's common stock.

        The bonuses will be taxable to the participants as ordinary income, and Huntsman Corporation will be entitled to a corresponding tax deduction, for the year in which such bonuses are paid. Huntsman Corporation intends to operate the plan in a manner that complies with Section 409A of the Internal Revenue Code so that the participants are not subject to the additional 20% tax imposed on certain deferred compensation.

Retirement Plans

Huntsman Pension Plan and Huntsman SERP

        Huntsman Corporation sponsors the Huntsman Defined Benefit Pension Plan (the "Huntsman Pension Plan"), a tax-qualified defined benefit pension plan, and a non-qualified supplemental pension plan (the "Huntsman SERP"). Effective July 1, 2004, the formula used to calculate future benefits under the Huntsman Pension Plan and the Huntsman SERP was changed to a cash balance formula. The benefits accrued under the plans as of June 30, 2004 were used to calculate opening cash balance accounts.

        Huntsman Pension Plan.    Of the named executive officers, Messrs. Peter Huntsman, Esplin and Scruggs were participants in the Huntsman Pension Plan in 2004. The Huntsman Pension Plan expresses benefits as a hypothetical cash balance account established in each participant's name. A participant's account receives two forms of credits: "pay credits" and "interest credits." Pay credits equal a percentage of a participant's compensation and are credited to a participant's account on an annual basis. "Compensation" for this purpose includes both salary and bonus as described in the summary compensation table, but subject to the compensation limit applicable to tax-qualified plans ($205,000 for 2004). The applicable pay credit percentage ranges between 4% and 12% depending on the participant's combined age and years of service as of the start of each plan year. "Interest credits" for a plan year are based on the 30-year U.S. Treasury yield for November of the prior year. The minimum annual interest credit rate is 5.0%. In addition, plan participants who met certain age and service requirements on July 1, 2004 are entitled to receive "transition credits." Transition credits are payable for up to five years and equal a percentage of a participant's compensation. The applicable transition credit percentage is from 1% to 8% depending on the participant's combined age and years of service as of July 1, 2004.

        At termination of employment after having completed at least five years of service, a participant will receive the amount then credited to the participant's cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). Participants may also choose from other optional forms of benefit, including a lump-sum payment in the amount of the cash balance account. The Huntsman Pension Plan also includes a minimum benefit that guarantees that a participant's benefit will not be less than the benefit accrued under the prior formula at transition (July 1, 2004) plus the benefit attributable to pay credits, with interest credits, beginning July 1, 2004.

        Huntsman SERP.    The Huntsman SERP provides benefits for designated executive officers based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Pension Plan. Of the named executive officers, Messrs. Peter Huntsman, Esplin, and Scruggs were participants in the Huntsman SERP in 2004. The compensation amounts taken into account for these named executive officers under the Huntsman SERP include compensation in excess of the qualified plan limitations. The Huntsman SERP benefit is calculated as the difference between (1) the benefit determined using the Huntsman Pension Plan formula with unlimited base salary plus bonus, and (2) the benefit determined using base salary plus bonus as limited by federal regulations. Upon a change in control (as defined in the Huntsman SERP), participants will receive the present value of the benefits payable to them under the Huntsman SERP.

        The number of completed years of credited service as of December 31, 2004 for Messrs. Peter Huntsman, Esplin and Scruggs under the Huntsman Pension Plan and Huntsman SERP were 21 years, 10 years and 9 years, respectively. At December 31, 2004, these named executive officers were 41, 42 and 45 years of age, respectively.

        Estimated Annual Benefits Payable to Named Executive Officers.    The following table provides the estimated projected annual benefits from the Huntsman Pension Plan and the Huntsman SERP, payable as a lifetime annuity, commencing at normal retirement age (age 65) for Messrs. Huntsman, Esplin and Scruggs. These projections are based on continued employment to age 65 and a 5.12% interest credit rate (the rate in effect for 2004).

Name	Year of 65th Birthday	Estimated Annual Benefit
Peter Huntsman	2028	$1,585,000
Kimo Esplin	2027	375,000
Sam Scruggs	2024	313,000

        The Huntsman SERP also provides benefits not available under the Huntsman Money Purchase Pension Plan (a qualified money purchase pension plan in which Messrs. Peter Huntsman, Esplin and Scruggs participate) because of limits under federal law on compensation that can be counted and amounts that can be allocated to accounts within the Huntsman Money Purchase Pension Plan. The amount of benefits accrued under the Huntsman SERP relating to the Huntsman Money Purchase Pension Plan for these named executive officers is included in the summary compensation table in the "All Other Compensation" column.

Huntsman Belgium Pension Fund

        Messrs. Hulme and Thomas participate in the Huntsman Pension Fund VZW in Belgium (the "Huntsman Belgium Pension Fund"). The following table shows the estimated annual benefit payable under the Huntsman Belgium Pension Fund on reaching age 60 in specified final pensionable earnings and years-of-benefit service classifications.

	Year of Benefit Service at Retirement
Final Pensionable Compensation
	5	10	15	20	25	30	35	40
$ 200,000	12,609	25,217	37,826	50,434	63,043	75,651	88,260	100,869
250,000	16,364	32,728	49,092	65,456	81,820	98,184	114,548	130,912
300,000	20,119	40,239	60,358	80,478	100,597	120,717	140,836	160,955
350,000	23,875	47,750	71,625	95,499	119,374	143,249	167,124	190,999
400,000	27,630	55,261	82,891	110,521	138,151	165,782	193,412	221,042
450,000	31,386	62,771	94,157	125,543	156,929	188,314	219,700	251,086
500,000	35,141	70,282	105,423	140,565	175,706	210,847	245,988	281,129
550,000	38,897	77,793	116,690	155,586	194,483	233,379	272,276	311,173
600,000	42,652	85,304	127,956	170,608	213,260	255,912	298,564	341,216
650,000	46,407	92,815	139,222	185,630	232,037	278,445	324,852	371,259
700,000	50,163	100,326	150,489	200,651	250,814	300,977	351,140	401,303
750,000	53,918	107,837	161,755	215,673	269,591	323,510	377,428	431,346
800,000	57,674	115,347	173,021	230,695	288,369	346,042	403,716	461,390
850,000	61,429	122,858	184,287	245,717	307,146	368,575	430,004	491,433
900,000	65,185	130,369	195,554	260,738	325,923	391,107	456,292	521,477
950,000	68,940	137,880	206,820	275,760	344,700	413,640	482,580	551,520
1,000,000	72,695	145,391	218,086	290,782	363,477	436,173	508,868	581,563

Participants in the Huntsman Belgium Pension Fund may elect a lump sum benefit equal to 8.57% of final pensionable compensation up to the Belgian Social Security earnings ceiling, plus 18.21% of pensionable compensation above the ceiling, times years of service. Final pensionable compensation is 12 times the monthly base salary for the final year of employment. Covered compensation for Messrs. Hulme and Thomas under the plan is reflected in the "Salary" column of the summary compensation table. As of December 31, 2004, Mr. Hulme had approximately 16 years of service in Belgium and was 48 years of age. On July 31, 2004, the date of his separation, Mr. Thomas had 15 years of service in Belgium (in addition to 39 months that were credited in connection with his termination) and was 47 years of age. The benefit amounts for the Huntsman Belgium Pension Fund shown in the table do not include Belgian Social Security benefits, which are payable in addition to such benefit amounts.

Huntsman Pension Scheme

        Messrs. Hankins, Hulme and Thomas participate in the Huntsman Pension Scheme in the U.K. The following table shows the estimated annual benefit payable under the Huntsman Pension Scheme on reaching age 62 in specified final pensionable earnings and years-of-service classifications.

	Years of Benefit Service at Retirement
Final Pensionable Compensation
	5	10	15	20	25	30	35	40
$ 200,000	17,920	35,840	53,760	71,680	89,599	107,519	125,439	133,333
250,000	22,495	44,990	67,485	89,980	112,474	134,969	157,464	166,667
300,000	27,070	54,140	81,210	108,280	135,349	162,419	189,489	200,000
350,000	31,645	63,290	94,935	126,580	158,224	189,869	221,514	233,333
400,000	36,220	72,440	108,660	144,880	181,099	217,319	253,539	266,667
450,000	40,795	81,590	122,385	163,180	203,974	244,769	285,564	300,000
500,000	45,370	90,740	136,110	181,480	226,849	272,219	317,589	333,333
550,000	49,945	99,890	149,835	199,780	249,724	299,669	349,614	366,667
600,000	54,520	109,040	163,560	218,080	272,599	327,119	381,639	400,000
650,000	59,095	118,190	177,285	236,380	295,474	354,569	413,664	433,333
700,000	63,670	127,340	191,010	254,680	318,349	382,019	445,689	466,667
750,000	68,245	136,490	204,735	272,980	341,224	409,469	477,714	500,000
800,000	72,820	145,640	218,460	291,280	364,099	436,919	509,739	533,333
850,000	77,395	154,790	232,185	309,580	386,974	464,369	541,764	566,667
900,000	81,970	163,940	245,910	327,880	409,849	491,819	573,789	600,000
950,000	86,545	173,090	259,635	346,180	432,724	519,269	605,814	633,333
1,000,000	91,120	182,240	273,360	364,480	455,599	546,719	637,839	666,667

        The Huntsman Pension Scheme provides benefits equal to 2.2% (1/45th) of final pensionable compensation up to $20,072 (£11,250), plus 1.83% of final pensionable compensation above $20,072 (£11,250), minus 1/50th of the current State pension benefit, times actual years of service; subject to a maximum limit of 2/3rd of final pensionable compensation times actual years of service, divided by total possible service to retirement. Final pensionable compensation is gross salary received during the 12 months prior to retirement less any profit sharing payments. These benefits include U.K. social security benefits. As of December 31, 2004, Mr. Hankins had approximately 25 years of service in the U.K. and Mr. Hulme had approximately 5 years of service in the U.K. As of July 31, 2004, Mr. Thomas had approximately 10 years of service in the U.K.

International Pension Plan

        Messrs. Hulme and Thomas also participate in the International Pension Plan (the "IPP"), which is a nonregistered plan designed to protect the pension benefits of employees whose service involves participation in pension plans in more than one country. Through the IPP, each of Messrs. Hulme and Thomas at retirement can elect to receive a total pension benefit (which includes retirement benefits being provided by the Huntsman Belgium Pension Fund and the Huntsman Pension Scheme) that is the greater of (1) the benefit under the Huntsman Pension Scheme (with slight modifications if he has less than 10 years of actual U.K. service) based upon his combined service in Belgium and the U.K. and his U.K. notional salary, or (2) the benefit under the Huntsman Belgium Pension Fund based upon his combined service in Belgium and the U.K. Currently, the benefit under the IPP using the Huntsman Belgium Pension Fund is the most beneficial for both Mr. Hulme, who had 21 years of total service as of December 31, 2004, and Mr. Thomas, who had approximately 25 total years of service (in addition to 39 months that were credited in connection with his termination) as of July 31, 2004.

Stock Incentive Plan

        The following contains a summary of the material terms of the Huntsman Stock Incentive Plan (the "Stock Incentive Plan"), which was adopted by Huntsman Corporation's Board of Directors and approved by Huntsman Corporation's stockholders.

        The Stock Incentive Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, phantom stock, performance awards and other stock-based awards ("Awards") to Huntsman Corporation's employees, directors and consultants and to employees and consultants of Huntsman Corporation's subsidiaries, provided that incentive stock options may be granted solely to employees. A maximum of 21,590,909 shares of common stock may be delivered pursuant to Awards under the Stock Incentive Plan. The number of shares deliverable pursuant to the Awards under the Stock Incentive Plan is subject to adjustment on account of mergers, consolidations, reorganizations, stock splits, stock dividends and other dilutive or enlarging changes in Huntsman Corporation's common stock. Shares of common stock used to pay exercise prices and to satisfy tax withholding obligations with respect to Awards as well as shares covered by Awards that expire, terminate or lapse will again be available for Awards under the Stock Incentive Plan.

Administration

        The Stock Incentive Plan is administered by a committee, which will be Huntsman Corporation's board of directors or a committee of Huntsman Corporation's board of directors designated by Huntsman Corporation's board of directors to serve as the committee, which will satisfy independence requirements under applicable law. The committee has the sole discretion to determine the employees, directors and consultants to whom Awards may be granted under the Stock Incentive Plan and the manner in which such Awards will vest, although the committee may delegate to officers of Huntsman Corporation the authority to grant Awards to employees and consultants who are not, and whose family members are not, subject to Section 16(b) of the Exchange Act. Awards are granted by the committee to employees, directors and consultants in such numbers and at such times during the term of the Stock Incentive Plan as the committee shall determine. The committee is authorized to interpret the Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Stock Incentive Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Stock Incentive Plan. The committee may correct any defect, supply any omission or reconcile any inconsistency in the Stock Incentive Plan in the manner and to the extent the committee deems necessary or desirable.

Options

        The committee determines the exercise price for each option. However, options must generally have an exercise price at least equal to the fair market value of the common stock on the date the option is granted. An option holder may exercise an option by written notice and payment of the exercise price:

  •
  in cash;

  •
  through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver to Huntsman Corporation an amount out of the proceeds of the sale equal to the aggregate exercise price for the shares being purchased; or

  •
  another method approved by the committee.

        In connection with Huntsman Corporation's initial public offering, Huntsman Corporation granted to certain of Huntsman Corporation's employees options to purchase an aggregate of 2,372,740 shares of common stock at an exercise price per share equal to the initial public offering price per share of common stock. Huntsman Corporation granted a portion of such options to Huntsman Corporation's named executive officers. The options will vest one-third on each of the first, second and third anniversaries of the date of grant. The options will expire on the tenth anniversary of the date of grant.

Stock Appreciation Rights

        The exercise price per share of a stock appreciation right will be an amount determined by the committee. However, stock appreciation rights must generally have an exercise price at least equal to the fair market value of the common stock on the date the stock appreciation right is granted. Generally, each stock appreciation right will entitle a participant upon exercise to an amount equal to (i) the excess of (1) the fair market value on the exercise date of one share of common stock over (2) the exercise price, times (ii) the number of shares of common stock covered by the stock appreciation right. The committee will determine whether payment will be made in cash, shares of common stock, or a combination of both, provided however that recipients who are subject to U.S. tax will not receive cash in either full or partial payment.

Performance Awards

        The committee may grant performance awards denominated in dollars or other currencies that vest upon such terms and conditions as the committee may establish, including the achievement of performance criteria. To the extent earned, performance awards may be paid in common stock or in cash or any combination thereof as determined by the committee.

Other Stock-Based Awards

        The committee may grant Awards of restricted stock, phantom stock and other Awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of common stock, including shares of stock in lieu of cash compensation. Other stock-based awards will be subject to the terms and conditions established by the committee.

        In connection with Huntsman Corporation's initial public offering, Huntsman Corporation granted an aggregate of 749,513 shares of restricted stock to certain of its employees. Huntsman Corporation granted a portion of such restricted stock to the named executive officers. The restrictions will lapse with respect to one-third of the restricted shares on each of the first, second and third anniversaries of the date of grant.

Transferability

        Unless otherwise determined by the committee, Awards granted under the Stock Incentive Plan are not transferable other than, in some cases, by will or by the laws of descent and distribution.

Change of Control

        In the event of a change of control of Huntsman Corporation, the committee may provide for:

  •
  assumption by the successor company of the Award, or the substitution therefor of similar options, rights or awards with respect to the stock of the successor company;

  •
  acceleration of the vesting of all or any portion of an Award;

  •
  changing the period of time during which vested Awards may be exercised (for example, but not by way of limitation, by requiring that unexercised, vested Awards terminate upon consummation of the change of control);

  •
  payment of substantially equivalent value in exchange for the cancellation of an Award; and/or

  •
  issuance of substitute awards of substantially equivalent value.

Amendment and Termination

        The board of directors or the committee may amend, alter or discontinue the Stock Incentive Plan in any respect at any time, but no such action may be taken without stockholder approval to the extent required by applicable law or stock exchange regulations, and no amendment may materially adversely affect the rights of a participant under any Awards previously granted without his or her consent, except as may be necessary to comply with applicable laws, or advisable in order to preserve or achieve the intended tax treatment, provided that such amendments shall result in substantially equivalent value to the affected participants.

Compliance with New Deferred Compensation Law

        The recently enacted American Jobs Creation Act of 2004 has added legislation concerning deferred compensation, which may require amendments to the Stock Incentive Plan to comply with this legislation. In addition, it is unclear how this legislation and future guidance will change the tax consequences set forth below. In this regard, it is Huntsman Corporation's intent that the Stock Incentive Plan and Awards granted thereunder avoid adverse tax consequences by reason of the application of this legislation and it is likely that Awards will be structured to comply with this legislation.

U.S. Federal Income Tax Consequences of Awards Under the Stock Incentive Plan

        The discussion set forth below is a general description of the U.S. federal income tax consequences of Awards under the Stock Incentive Plan applicable to participants that are U.S. citizens or residents but does not address the recently enacted deferred compensation legislation. It is unclear how this legislation and future guidance will affect the tax consequences discussed below. Participants in the Stock Incentive Plan should consult their tax adviser about the tax consequences of such legislation. Non-U.S. participants in the Stock Incentive Plan should consult their tax adviser about the tax consequences of participation in the Stock Incentive Plan. In addition, U.S. citizens that reside in foreign jurisdictions may also be subject to tax in such jurisdictions as a result of participation in the Stock Incentive Plan and should consult their tax adviser about the tax consequences of participation in the Stock Incentive Plan.

        When a non-qualified stock option is granted, there are no U.S. federal income tax consequences for the option holder or Huntsman Corporation. When a non-qualified stock option is exercised, the option holder recognizes compensation equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price multiplied by the number of shares of common stock subject to the option that was exercised. In general, Huntsman Corporation is entitled to a deduction for U.S. federal income tax purposes equal to the compensation recognized by the option holder for Huntsman Corporation's taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

        When an incentive stock option is granted, there are no U.S. federal income tax consequences for the option holder or Huntsman Corporation. When an incentive stock option is exercised, the option holder does not recognize income and Huntsman Corporation does not receive a deduction for U.S. federal income tax purposes. The option holder, however, must treat the excess of the fair market value of the common stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax.

        If the option holder disposes of the common stock received upon exercise after the option holder has held the common stock for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain for U.S. federal income tax purposes for the option holder. Huntsman Corporation is not entitled to a deduction. If the option holder makes a "disqualifying disposition" of the common stock by disposing of the common stock before it has been held for at least two years after the date the incentive option was granted and one year after the date the incentive option was exercised, the option holder recognizes compensation income for U.S. federal income tax purposes equal to the excess of (i) the fair market value of the common stock on the date the incentive option was exercised or, if less, the amount received on the disposition over (ii) the exercise price. In general, if an option holder makes a disqualifying disposition, Huntsman Corporation is entitled to a deduction for U.S. federal income tax purposes equal to the compensation recognized by the option holder for Huntsman Corporation's taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

        When a stock appreciation right is granted, there are no U.S. federal income tax consequences for the participant or Huntsman Corporation. When a stock appreciation right is exercised, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received upon exercise. In general, Huntsman Corporation is entitled to a deduction for U.S. federal income tax purposes equal to the compensation recognized by the participant with respect to a stock appreciation right.

        Generally, when phantom stock, a share of restricted stock, a performance award or other stock-based award (other than unrestricted stock in lieu of cash compensation) is granted, there are no U.S. federal income tax consequences for the participant or Huntsman Corporation. Upon the payment to the participant of common shares and/or cash in respect of the Award or the release of restrictions on restricted stock, the participant recognizes compensation equal to the fair market value of the cash and/or shares as of the date of delivery or release. Upon the grant of unrestricted stock, a participant will recognize compensation for U.S. federal income tax purposes equal to the fair market value of the shares as of the grant date. In general, Huntsman Corporation is entitled to a deduction for U.S. federal income tax purposes equal to the compensation recognized by the participant with respect to other stock-based awards.

Executive Severance Plan

        The following contains a summary of the material terms of the Huntsman Executive Severance Plan (the "Severance Plan"), which was adopted by Huntsman Corporation's Board of Directors.

        Under the Severance Plan, if Huntsman Corporation terminates a participant's employment without reasonable cause, or the participant terminates employment for good reason, Huntsman Corporation will provide the participant with severance benefits in the form of a cash payment, medical coverage, and outplacement services. "Participants" in the Severance Plan include such employees as may be designated as participants by the Compensation Committee of the Board of Directors, provided that, unless the Compensation Committee provides otherwise with respect to a particular employee, officers with a title of Vice President or higher will be participants. Under the Severance Plan, termination for "reasonable cause" means termination on account of gross negligence, fraud, dishonesty, willful violation of any law or material violation of any significant company policy, or on account of failure to substantially perform (whether as a result of a medically determinable disability or otherwise) the duties reasonably assigned or appropriate to the position, consistent with prior practice. Termination for "good reason" means a voluntary termination of employment by a participant as a result of Huntsman Corporation's making a significant detrimental reduction or change to the job responsibilities or in the current base compensation of the participant, which action is not remedied within ten days of written notice to Huntsman Corporation.

        The amount of the cash payment will be: (a) for a participant with a title of Senior Vice President or higher, an amount equal to two times the participant's base compensation at termination; and (b) for a participant with a title of Vice President or below, an amount equal to one and one-half times the participant's base compensation at termination. Medical coverage will continue for the participant and his or her dependents for the period of time determined by dividing the cash payment received by the participant by the participant's base compensation at termination. Outplacement services will be provided: (y) for a period of 12 months following termination, for participants with a title of Senior Vice President or higher; and (z) for a period of six months following termination, for participants with a title of Vice President or below.

        The Severance Plan will be administered by the Compensation Committee of the Board of Directors. Huntsman Corporation may amend or terminate the Severance Plan at any time. Any such amendment or termination will not affect benefits payable to a participant whose termination of employment occurred prior to the amendment or termination of the Severance Plan.

Employment Agreements

        Mr. Hulme is party to an employment agreement with Huntsman Advanced Materials (Europe) BVBA, which is subject to annual renewal. This agreement provides for customary expatriation arrangements. For 2003, this agreement entitled Mr. Hulme to an annual U.K. base salary of £210,000 or an annual Belgian base salary of €260,000 and a bonus of up to €130,000. The actual amounts paid to Mr. Hulme in 2004, 2003 and 2002 are disclosed above in the summary compensation table.

        Effective November 1, 2000, Mr. Hankins entered into an agreement with Huntsman Polyurethanes Americas detailing the terms of his secondment from Huntsman Polyurethanes (UK) Ltd. The agreement, which Huntsman may terminate at any time with two months' notice, expires on October 31, 2005. This agreement provides for customary expatriation arrangements. Under the terms of the agreement, Mr. Hankins' compensation included an initial U.S. base salary of $300,000, subject to annual review, and a performance-based bonus of up to 50% of his U.S. salary. The actual amounts paid to Mr. Hankins in 2004, 2003 and 2002 are disclosed above in the summary compensation table.

        There are no employment agreements with any of the other named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        As of March 31, 2005, information with respect to each of the persons or groups known to us to be the beneficial owner of more than five percent of any class of our common units, which is our only class of voting securities, is as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Huntsman International Holdings LLC(1) 500 Huntsman Way Salt Lake City, Utah 84108	1,000	100%
Huntsman Corporation(1) 500 Huntsman Way Salt Lake City, Utah 84108	1,000	100%

(1)
All of our membership units are owned directly by Huntsman International Holdings LLC. All of the membership interests of Huntsman International Holdings LLC are owned directly or indirectly by Huntsman Corporation.

        As of March 31, 2005, information with respect to each of the persons or groups known to us to be the beneficial owner of more than five percent of the common stock of Huntsman Corporation, which is the only class of voting securities of Huntsman Corporation, is as follows:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Jon M. Huntsman(3)	129,776,387	58.7%
Peter R. Huntsman(3)(4)	130,139,230	58.8%
David J. Matlin(3)(5)	129,776,387	58.7%
Christopher R. Pechock(3)(5)	129,776,387	58.7%
HMP Equity Trust(3)	129,776,387	58.7%
Huntsman Family Holdings(3)	129,776,387	58.7%
MatlinPatterson(3)	129,776,387	58.7%

Security Ownership of Management

        As of March 31, 2005, information with respect to common stock of Huntsman Corporation (which is the only class of equity securities of Huntsman Corporation beneficially owned by our managers and executive officers) beneficially owned by our managers, named executive officers, and managers and executive officers as a group is as follows:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Jon M. Huntsman(3)	129,776,387	58.7%
Peter R. Huntsman(3)(4)	130,139,230	58.8%
J. Kimo Esplin(4)	158,323	Less than 1%
Samuel D. Scruggs(4)	172,323	Less than 1%
Anthony P. Hankins(4)	54,469	Less than 1%
Paul G. Hulme(4)	58,569	Less than 1%
Patrick W. Thomas(6)	—	—
All managers and executive officers as a group (13 persons)(4)	130,866,704	59.2%

(1)
Unless otherwise indicated, the address of each beneficial owner is c/o Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 and such beneficial owner has sole voting and investment power over such shares.

(2)
Based upon an aggregate of 221,204,059 shares outstanding, which includes 749,513 restricted shares issued pursuant to the Huntsman Corporation stock incentive plan in connection with our initial public offering.

(3)
HMP Equity Trust (the "Trust") holds 129,776,387 common shares. The beneficiaries of the Trust are Huntsman Family Holdings and MatlinPatterson. Huntsman Family Holdings is controlled by Jon M. Huntsman. MatlinPatterson is controlled by David J. Matlin and Mark R. Patterson through MatlinPatterson Global Advisers LLC, MatlinPatterson Asset Management LLC, MatlinPatterson Global Partners LLC, and MatlinPatterson LLC. The address of MatlinPatterson is 520 Madison Avenue, New York, New York 10022. Jon M. Huntsman, Peter R. Huntsman, Christopher R. Pechock and David J. Matlin share voting control of the shares of common stock held by the Trust. Specifically, Jon M. Huntsman and Peter R. Huntsman control the voting of the shares of common stock held by the Trust, provided however, that the shares will not be voted in favor of certain fundamental corporate actions without the consent of MatlinPatterson, through its representatives David J. Matlin and Christopher R. Pechock. Huntsman Family Holdings has investment power over the portion of the shares owned by the Trust that are allocated to Huntsman Family Holdings' beneficial interest in the Trust. MatlinPatterson has investment power over the portion of the shares owned by the Trust that are allocated to MatlinPatterson's beneficial interest in the Trust. Huntsman Family Holdings, Jon M. Huntsman, and Peter R. Huntsman disclaim beneficial ownership of all of the shares owned by the Trust that are allocated to MatlinPatterson's beneficial interest in the Trust. David J. Matlin, Mark R. Patterson, Christopher R. Pechock, and MatlinPatterson disclaim beneficial ownership of all of the shares owned by the Trust that are allocated to Huntsman Family Holdings' beneficial interest in the Trust. The shares of common stock held by the Trust are allocated as follows: 72,168,405 shares are allocated to the beneficial interest of MatlinPatterson, 51,143,624 shares are allocated to the beneficial interest of Huntsman Family Holdings, and 6,464,358 shares are initially unallocated and will be allocated between the beneficial interests of Huntsman Family Holdings and MatlinPatterson approximately 18 months after the date of Huntsman Corporation's initial public offering based on the trading price of its common stock.

(4)
Includes restricted shares granted pursuant to the Huntsman Corporation stock incentive plan in connection with its initial public offering as follows: Peter R. Huntsman—150,134; James A. Huffman—5,774; David H. Huntsman—5,774; Paul C. Huntsman—5,774; James H. Huntsman—8,084; David S. Parkin—8,084; J. Kimo Esplin—51,969; Samuel D. Scruggs—51,969; Anthony P.

  Hankins—51,969; Paul G. Hulme—51,969; and all executive officers and directors as a group—575,125. Does not include shares that may be acquired through the exercise of options to purchase shares of common stock granted pursuant to Huntsman Corporation's stock incentive plan in connection with its initial public offering as follows: Peter R. Huntsman—454,950; James A. Huffman—17,498; David H. Huntsman—17,498; Paul C. Huntsman—17,498; James H. Huntsman—24,497; David S. Parkin—24,497; J. Kimo Esplin—157,483; Samuel D. Scruggs—157,483; Anthony P. Hankins—157,483; Paul G. Hulme—157,483; and all executive officers and directors as a group—1,742,810. None of such options are exercisable within 60 days of the date hereof.

(5)
The address of David J. Matlin and Christopher R. Pechock is c /o MatlinPatterson Global Advisers LLC, 520 Madison Avenue, New York, New York 10022.

(6)
Patrick W. Thomas ceased to be an executive officer on February 29, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Consulting Agreement with Jon M. Huntsman

        We entered into an agreement with Jon M. Huntsman on June 3, 2003, pursuant to which Mr. Huntsman provides consulting services to us at our request. Mr. Huntsman, who is the Chairman of the Board of our Company but is not our employee, provides advice and other business consulting services at our request regarding our products, customers, commercial and development strategies, financial affairs, and administrative matters based upon his experience and knowledge of our business, the industry, and the markets within which we compete. Mr. Huntsman's services are utilized both with respect to the conduct of our business in the ordinary course and with respect to strategic development and specific projects. Under the terms of the agreement, which renews automatically for successive one-year terms and which may be terminated by either party at any time, Mr. Huntsman receives $950,000 annually in exchange for his services.

Salt Lake City Office Building

        Huntsman Corporation has agreed with the Jon and Karen Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, that Huntsman Corporation will donate Huntsman Corporation's Salt Lake City office building and Huntsman Corporation's option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. Huntsman Corporation has agreed to complete this donation on the earlier of November 30, 2009 or the date on which Huntsman Corporation occupies less than 20% of the two main floors of the Salt Lake City office building. Under certain circumstances, after Huntsman Corporation makes this donation Huntsman Corporation will have the right, but not the obligation, to lease space in the Salt Lake City office building from the foundation. As of March 31, 2005, Huntsman Corporation's Salt Lake City office building had a net book value of approximately $11.3 million.

Other Transactions with the Huntsman Family

        The following table shows the compensation in excess of $60,000 paid to members of the Huntsman family (other than Peter R. Huntsman, whose compensation is included in "Executive

Compensation—Summary Compensation Table" above) for services as officers or employees of Huntsman Corporation or Huntsman Corporation's subsidiaries in each of the last three fiscal years.

Name(1)	Year	Salary		Bonus		Other Compensation
Jon M. Huntsman	2004 2003 2002	$ $ $	— — —	$ $ $	— — —	$ $ $	— — —
Karen H. Huntsman	2004 2003 2002	$ $ $	190,211 186,049 182,000	$ $ $	— 20,000 20,000	$ $ $	34,145 36,437 29,329
Jon M. Huntsman, Jr.	2004 2003 2002	$ $ $	355,250 262,500 —	$ $ $	357,000 75,000 —	$ $ $	133,532 125,202 416,000
James H. Huntsman(2)	2004 2003 2002	$ $ $	235,176 230,024 208,000	$ $ $	150,000 105,000 100,000	$ $ $	47,734 619,442 642,052
David H. Huntsman(2)	2004 2003 2002	$ $ $	299,019 292,449 286,000	$ $ $	125,000 75,000 100,000	$ $ $	51,043 53,975 73,011
Paul C. Huntsman(2)	2004 2003 2002	$ $ $	193,202 178,900 162,500	$ $ $	125,000 75,000 100,000	$ $ $	57,102 58,971 61,044
James A. Huffman(2)	2004 2003 2002	$ $ $	271,817 265,850 260,000	$ $ $	125,000 75,000 100,000	$ $ $	135,668 117,342 124,100
David S. Parkin(2)	2004 2003 2002	$ $ $	235,176 230,025 208,000	$ $ $	150,000 115,000 100,000	$ $ $	54,697 157,132 183,660
Robert P. Haight	2004 2003 2002	$ $ $	101,500 — —	$ $ $	— — —	$ $ $	— — —

(1)
Karen H. Huntsman is the wife of Jon M. Huntsman, Huntsman Corporation's Chairman of the Board and a director, and the mother of Peter R. Huntsman, Huntsman Corporation's President and Chief Executive Officer and a director. Each of Jon M. Huntsman, Jr., James H. Huntsman, David H. Huntsman and Paul C. Huntsman is a son of Jon M. Huntsman and a brother of Peter R. Huntsman. Each of James A. Huffman and David S. Parkin is a son-in-law of Jon M. Huntsman and a brother-in-law of Peter R. Huntsman. Robert P. Haight is a brother of Karen H. Huntsman and a brother-in-law of Jon M. Huntsman.

(2)
In connection with the consummation of its initial public offering, Huntsman Corporation awarded (i) the following amounts of restricted stock: Mr. James H. Huntsman—8,452 shares; Mr. David H. Huntsman—6,037 shares; Mr. Paul C. Huntsman—6,037 shares; Mr. Huffman—6,037 shares; and Mr. Parkin—8,452 shares; and (ii) the following numbers of options to purchase shares of Huntsman Corporation's common stock: Mr. James H. Huntsman—25,611; Mr. David H. Huntsman—18,293; Mr. Paul C. Huntsman—18,293; Mr. Huffman—18,293; and Mr. Parkin—25,611.

        In addition, Huntsman Financial Consulting, L.C., of which Jon M. Huntsman is the sole member, received compensation from us in the amounts of $320,814, $314,094 and $475,456 in 2004, 2003 and 2002, respectively. These amounts and the amounts shown in the "Other Compensation" column in the table above include some or all of the following: contributions to employee benefit plans, housing and education allowances for overseas assignments, travel allowances, automobile and aircraft usage, administrative and security services, and perquisites and personal benefits.

        Through May 2002, we paid the premiums on various life insurance policies for Jon M. Huntsman. These policies have been liquidated, and the cash values have been paid to Mr. Huntsman. Mr. Huntsman is indebted to us in the amount of approximately $1.4 million, which represents the insurance premiums paid on his behalf through May 2002.

Other Important Commercial Transactions

        While we were HLLC's consolidated subsidiary effective May 1, 2003 to December 31, 2004, we are separately financed from HLLC, our debt is non-recourse to HLLC, and HLLC is not obligated to make cash contributions to, or investments in, our Company. Accordingly, because HLLC shares numerous services and resources with us and because we rely on HLLC to supply some of its raw materials and to purchase a portion of our products, HLLC has entered into the agreements with us discussed below. During the year ended December 31, 2004, our purchases from and sales to HLLC and its subsidiaries were $204.3 million and $138.4 million, respectively.

Administrative

        HLLC entered into an agreement with us under which HLLC provides us with administrative support and a range of services, including treasury and risk management, human resources, technical and legal services for its businesses in the U.S. and elsewhere. In 2004, we paid $84.6 million for these services. We also participate in HLLC's worldwide insurance program. Furthermore, we provide a limited range of services to HLLC and certain of its subsidiaries, including treasury, human resources, technical and legal services for HLLC's businesses in Europe and elsewhere. These arrangements provide for fees based on an equitable allocation of the general and administrative costs and expenses.

Polyurethanes

Integration of Polyols Businesses

        HLLC produces certain polyols. Polyols are reacted with isocyanates, primarily MDI and TDI, to produce finished polyurethane products. We manage certain aspects of HLLC's polyols businesses. We purchase from HLLC and resell polyols produced by HLLC to be sold outside the Americas. HLLC has also entered into certain related technology licensing arrangements with us.

Supply Contracts

        HLLC is interdependent with us with respect to the supply of certain feedstock, utilities and products. Under a supply agreement that expires in 2012, we are required to sell, and HLLC is required to purchase, a portion of the steam that we purchase from outside parties. HLLC reimburses us for the cost of the steam that it purchases. Under separate supply agreements, we have agreed to purchase our requirements of MEG and TEG from HLLC at market prices for use in our PO operations. Furthermore, in exchange for HLLC's PG tolling services, we pay to HLLC a reservation fee, adjusted annually for inflation, plus a variable toll fee equal to HLLC's cost of operating the PG plant.

PO Supply Agreement

        Pursuant to an agreement with us that expires in 2012, we are obligated to sell, and HLLC is obligated to buy, all PO produced at our PO facility in Port Neches, Texas that is not purchased by other customers. We are entitled to receive market prices for the PO purchased by HLLC.

Propylene Supply Agreement

        Pursuant to an agreement that expires in 2012, HLLC is obligated to provide 100% of the propylene required by us for operation of our PO facility, up to a maximum of 350 million pounds per year. We pay market prices for the propylene supplied by HLLC.

Services Contracts

        In order to operate our PO business, we have entered into a series of contracts with HLLC that expire in 2012 under which HLLC operates and maintains the PO facility, including the provision of management, personnel, transportation, information systems, accounting, tax and legal services, and research and development. Generally, under these agreements, we pay HLLC an amount equal to HLLC's actual costs for providing us with each of these services.

Performance Products

Integration with HLLC's Amines Businesses

        HLLC produces certain amines. Amines are used to make products used in agricultural herbicides, personal care products, polyurethane foams, fuel and lubricant additives and paints and coatings. We manage certain aspects of HLLC's amines businesses. We purchase from HLLC and resell amines produced by HLLC to be sold outside the Americas. HLLC has also entered into certain related technology licensing arrangements with us.

Integration with Our Surfactants Business

        Certain of HLLC's subsidiaries, including Huntsman Petrochemical and Huntsman Corporation Australia Pty Limited, produce surfactants. We provide global management services for those surfactants businesses, and have entered into agreements with those companies covering marketing, technical support, technology licenses, and product purchase and sales agreements.

Ethylene and Ethylene Oxide Supply

        Currently, HLLC supplies ethylene and EO required by us for the operation of our ethyleneamines facility. We pay market prices for the ethylene supplied by HLLC.

Services Contracts

        In order to operate our ethyleneamines business, we have entered into a series of contracts with HLLC that expire in 2012 under which HLLC operates and maintains our ethyleneamines facility, including the provision of management, personnel, transportation, information systems, accounting, tax and legal services, and research and development. Generally, under these agreements, we pay HLLC an amount equal to HLLC's actual costs for providing us with each of these services.

Huntsman Advanced Materials LLC

        We have entered into contractual arrangements with AdMat regarding management, technology and commercial matters, and certain of our employees have assumed senior positions at AdMat. We believe that these transactions have been made on terms that are no less favorable to us than would be expected from an unaffiliated third-party.

OTHER INDEBTEDNESS AND CERTAIN FINANCING ARRANGEMENTS

HI Credit Facilities

        As of March 31, 2005, the HI Credit Facilities consisted of the HI Revolving Facilty of up to $375 million maturing in September 2008, which includes a $50 million multicurrency revolving loan facility available in euros, GBP Sterling and U.S. dollars, and the HI Term Facility consisting of a $1,177.5 million term loan and a € 45.1 million (approximately $58.5 million) term loan. The maturity of the HI Term Facility is December 31, 2010; provided that the maturity will be accelerated to December 31, 2008 if we have not refinanced all of the outstanding HI Senior Notes and the HI Subordinated Notes on or before December 31, 2008 on terms satisfactory to the administrative agent under the HI Credit Facilities. Scheduled amortization of the HI Term Facility is approximately $12.5 million per annum commencing June 30, 2006, with the remaining unpaid balance due at maturity. The HI Credit Facility allows us to borrow up to $100 million secured by letters of credit; however, the $375 million revolving credit facility is reduced dollar-for-dollar by any letters of credit outstanding. As of March 31, 2005, there were no loans outstanding on the HI Revolving Facility, and there were $7.2 million in letters of credit outstanding.

        In compliance with applicable provisions in our credit facilities, on December 31, 2004, we prepaid $59 million dollar equivalents on the HI Term Facility as a result of excess cash flow. On March 24, 2005, we made a $75 million dollar equivalent voluntary repayment on the HI Term Facility. Such prepayments have been applied in accordance with the provisions of the HI Credit Facilities in such a manner that there will be no scheduled maturities under the HI Credit Facilities due until June 2006 and such that all remaining scheduled maturities under the HI Term Facility shall be reduced pro rata.

        Interest rates for the amended and restated HI Credit Facilities are based upon, at our option, either a eurocurrency rate (LIBOR) or a base rate (prime) plus the applicable spread. The applicable spreads vary based on a pricing grid, depending on the loan facility and whether specified conditions have been satisfied, in the case of eurocurrency-based term loans, from 2.25% to 2.50% for term loan B dollar loans per annum and from 3.00% to 3.25% for term loan B Euro loans per annum, and, in the case of base rate term loans, from 1.00% to 1.25% for term B dollar loans per annum. The applicable spread for eurocurrency-based revolving loans ranges from 2.25% to 3.25% and for base rate revolving loans from 1.00% to 2.00%. As of March 31, 2005 and December 31, 2004, the average interest rates on the HI Credit Facilities were 5.38% and 5.0%, respectively, excluding the impact of interest rate hedges.

        The HI Credit Facilities are secured by a first priority lien on substantially all our assets and all the assets of our domestic subsidiaries and certain of our foreign subsidiaries. The HI Credit Facilities are also guaranteed by the HI Guarantors.

Notes

        In March 2002, we sold $300 million aggregate principal amount of HI Senior Notes due 2009. On April 11, 2003, we sold an additional $150 million aggregate principal amount of the HI Senior Notes at an issue price of 105.25%. Net proceeds from the sale of these notes were used to repay amounts outstanding under the HI Credit Facilities. The HI Senior Notes are unsecured obligations. Interest on the HI Senior Notes is payable semiannually in March and September of each year. The HI Senior Notes are redeemable after March 1, 2006 at 104.937% of the principal amount thereof, declining ratably to par on and after March 1, 2008.

        On December 17, 2004, we completed the offering of the old notes. We used all of the net proceeds to redeem part of our outstanding HI Senior Subordinated Notes due 2009. Prior to the partial redemptions of the HI Senior Subordinated Notes due 2009 discussed below, we had outstanding $600 million and €450 million HI Senior Subordinated Notes due 2009. The HI Senior Subordinated Notes due 2009 became redeemable on July 1, 2004 at 105.063% of the principal amount thereof, which declines ratably to par on and after July 1, 2007. We redeemed $231 million and €77 million of HI Senior Subordinated Notes due 2009 on December 31, 2004 and $2.9 million and €1.0 million of HI Senior Subordinated Notes due 2009 on January 3, 2005. In connection with these redemptions, we paid approximately $17.0 million and $0.2 million in U.S. dollar equivalents in redemption premiums on December 31, 2004 and January 3, 2005, respectively.

        As of December 31, 2004, following the December 31, 2004 partial redemption of the HI Senior Subordinated Notes due 2009, we had outstanding $369 million and €373 million of HI Senior Subordinated Notes due 2009 and $175 million and €135 million of the notes, for a combined total of $544 million and €508 million of HI Senior Subordinated Notes plus $5.3 million of unamortized premium. As of March 31, 2005, we had outstanding $366.1 million and €372.0 million of HI Senior Subordinated Notes due 2009 and $175 million and €135 million of the notes, for a combined total of $541.1 million and €507.0 million of HI Senior Subordinated Notes plus $4.9 million of unamortized premium. The HI Senior Subordinated Notes are unsecured and interest is payable semiannually in January and July of each year.

        On December 10, 2004, we entered into a cross-currency swap. The cross-currency swap requires us to pay euros and receive U.S. dollars at the maturity date of January 1, 2010. The U.S. dollar notional amount is $175 million and bears interest at a fixed rate of 7.375%, payable semiannually on January 1 and July 1. The euro notional amount is approximately €132 million and bears interest at a blended fixed rate of approximately 6.63%, payable semiannually on January 1 and July 1.

  Other Debt

        We maintain the $25 million HI European Overdraft Facility, a multicurrency overdraft facility used for working capital needs for our European subsidiaries. All of the HI European Overdraft Facility was available as of March 31, 2005. As of December 31, 2004, there were no borrowings outstanding under the HI European Overdraft Facility.

        Included within other debt is debt associated with one of our Chinese MDI joint ventures. In January 2003, we entered into the Consolidated Chinese Splitting JV, a joint venture agreement with Shanghai Chlor-Alkali Chemical Company, Ltd. to build MDI production facilities near Shanghai, China. We own 70% of the Consolidated Chinese Splitting JV, which is a consolidated affiliate. On September 19, 2003, the Consolidated Chinese Splitting JV obtained secured financing for the construction of the production facilities, consisting of various committed loans in the aggregate amount of approximately $119 million in U.S. dollar equivalents. As of March 31, 2005, there were $10.0 million outstanding in U.S. dollar borrowings and 40.0 million in RMB borrowings ($4.8 million) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of March 31, 2005, the interest rate for U.S. dollar borrowings was approximately 3.3% and 5.5% for RMB borrowings. The loans are secured by substantially all the assets of the Consolidated Chinese Splitting JV and will be repaid in 16 semiannual installments, beginning no later than June 30, 2007. The financing is non-recourse to us, but is guaranteed during the construction phase by affiliates of the Consolidated Chinese Splitting JV, including Huntsman Corporation, as the successor to Huntsman Holdings. Huntsman Corporation has unconditionally guaranteed 70% of any amounts due and unpaid by the Consolidated Chinese Splitting JV under the loans described above (except for the VAT facility, which is not guaranteed). Huntsman Corporation's guarantees remain in effect until the Consolidated Chinese Splitting JV has (i) commenced production at at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1.5:1. Our Chinese MDI joint ventures are unrestricted subsidiaries under the HI Credit Facilities and under the indentures governing the HI Senior Notes and the HI Subordinated Notes.

DESCRIPTION OF NEW NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the phrase "Huntsman International" refers only to Huntsman International LLC and not to any of its subsidiaries, and "HIH" refers only to Huntsman International Holdings LLC, our parent company. Additionally, the word "guarantors" refers to Eurofuels LLC, Eurostar Industries LLC, Huntsman EA Holdings LLC, Huntsman Ethyleneamines Ltd., Huntsman International Financial LLC, Huntsman International Fuels, L.P., Huntsman Propylene Oxide Holdings LLC, Huntsman Propylene Oxide Ltd., Huntsman Texas Holdings LLC, Tioxide Americas Inc. and Tioxide Group, and any other Restricted Subsidiary of Huntsman International that in the future agrees to become a guarantor.

        The old dollar notes and the old euro notes were, and the new dollar notes and new euro notes will be, issued under an indenture dated December 17, 2004 (the "Indenture") among Huntsman International, the guarantors and Wells Fargo Bank, N.A., as trustee (the "Trustee"). The dollar notes and the euro notes are treated as a single class of securities under the Indenture. As a result, among other things, holders of each series of notes will not have separate and independent rights to give notice of a Default or to direct the Trustee to exercise remedies in the Event of a Default or otherwise. References herein to the notes include the dollar notes and the euro notes. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        In addition to the $175 million aggregate principal amount of dollar notes outstanding under the Indenture and the €135 million aggregate principal amount of euro notes outstanding under the Indenture, which we refer to in this description as the initial notes, the Indenture also provides for unlimited additional issuances of notes, which we refer to in this description as the additional notes. Additional notes can only be issued in compliance with the covenant described below under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and provided that no Default or Event of Default exists under the Indenture at the time of issuance or would result therefrom. References herein to the notes include the initial notes and any additional notes subsequently issued under the Indenture. The initial notes and the additional notes will constitute a part of the same series, including with respect to redemption and matters requiring approval of holders.

        The following description is a summary of the material provisions of the Indenture and the exchange registration rights agreement, dated December 17, 2004, by and among Huntsman International and the initial purchasers of the notes, for the benefit of the holders of the old notes (the "Registration Rights Agreement"). It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the notes. Copies of the Indenture and Registration Rights Agreement will be filed with the registration statement of which this prospectus is a part.

Description of the Notes and the Guarantees

The Notes

        The notes are:

  •
  general unsecured senior subordinated obligations of Huntsman International;

  •
  subordinated in right of payment to all existing and future Senior Debt of Huntsman International and structurally subordinated to all liabilities (including trade payables) of Huntsman International's subsidiaries which are not guarantors (except with respect to indebtedness owed to Huntsman International or other guarantors);

  •
  equal in right of payment to all existing and future senior subordinated Indebtedness of Huntsman International; and

  •
  unconditionally guaranteed by the guarantors on a senior subordinated basis.

        Since the notes are unsecured, in the event of a bankruptcy or insolvency, Huntsman International's secured lenders will have a prior secured claim to any collateral securing the debt owed to them.

The Guarantees

        As of the date of this prospectus, Eurofuels LLC, Eurostar Industries LLC, Huntsman EA Holdings LLC, Huntsman Ethyleneamines Ltd., Huntsman International Financial LLC, Huntsman International Fuels, L.P., Huntsman Propylene Oxide Holdings LLC, Huntsman Propylene Oxide Ltd., Huntsman Texas Holdings LLC, Tioxide Americas Inc. and Tioxide Group are our only subsidiaries that guarantee Huntsman International's obligations under the notes. Other Restricted Subsidiaries may become guarantors in the future as provided in the Indenture. The obligations of the guarantors under their guarantees are limited as necessary to minimize the risk that such guarantees would constitute a fraudulent conveyance under applicable law. See "Risk Factors—The notes and guarantees may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency."

        The guarantees of the notes:

  •
  are general unsecured senior subordinated obligations of the guarantors;

  •
  are subordinated in right of payment to all existing and future Senior Debt of the guarantors, and

  •
  are equal in right of payment to all existing and future senior subordinated Indebtedness of the guarantors.

        Since the guarantees are unsecured obligations of each guarantor, in the event of a bankruptcy or insolvency, such guarantor's secured lenders will have a prior secured claim to any collateral securing the debt owed to them.

        As of March 31, 2005, Huntsman International and the guarantors had approximately $1,701.2 million of Senior Debt outstanding (of which approximately $1,245.5 million is secured indebtedness), and Huntsman International's subsidiaries that are not guarantors had approximately $36.6 million of Indebtedness outstanding. The address of each of the guarantors is: c/o Huntsman International LLC, 500 Huntsman Way, Salt Lake City, Utah 84108, and the phone number is (801) 584-5700.

        The obligations of any guarantor under its guarantee of the notes will be automatically and unconditionally released and discharged when any of the following occurs:

  (i)
  a sale, exchange, transfer or other disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of all of the Capital Stock of such guarantor to any Person that is not a Restricted Subsidiary of Huntsman International; provided that such sale, exchange, transfer or other disposition is made in accordance with the provisions of the Indenture;

  (ii)
  a sale, exchange, transfer or other disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of Capital Stock of such guarantor to any Person that is not a Restricted Subsidiary of Huntsman International, or an issuance by such guarantor of its Capital Stock, in each case as a result of which such guarantor ceases to be a majority-owned Subsidiary of Huntsman International; provided that such transaction is made in accordance with the provisions of the Indenture;

  (iii)
  such guarantor is unconditionally released and discharged from its liability with respect to Indebtedness in connection with which such guarantee was executed pursuant to clause (1) of the covenant described under the subheading "Certain Covenants—Limitation of Guarantees by Restricted Subsidiaries;"

  (iv)
  the designation of such guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture; or

  (v)
  the occurrence of Legal Defeasance or Covenant Defeasance in accordance with the Indenture.

Subordination

        The payment of principal, premium and interest, if any, on the notes is subordinated to the prior payment in full in cash of all Senior Debt of Huntsman International.

        The holders of Senior Debt are entitled to receive payment in full in cash of Obligations due in respect of Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the holders of notes are entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "—Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of Huntsman International:

  1.
  in a liquidation or dissolution of Huntsman International;

  2.
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Huntsman International or its property;

  3.
  in an assignment for the benefit of creditors; or

  4.
  in any marshaling of Huntsman International's assets and liabilities.

        Huntsman International also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") if:

  1.
  a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

  2.
  any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from Huntsman International or the holders of any Designated Senior Debt.

        Payments on the notes may and shall be resumed:

  1.
  in the case of a payment default, upon the date on which such default is cured or waived; and

  2.
  in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

        Huntsman International must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Huntsman International, holders of the notes may recover less ratably than creditors of Huntsman International who are holders of Senior Debt.

Principal, Maturity and Interest

        The Company issued $175 million aggregate principal amount of dollar notes and €135 million aggregate principal amount of euro notes on December 17, 2004. Additional notes can be issued only in compliance with the covenant described below under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and provided that no Default or Event of Default exists under the Indenture at the time of issuance or would result therefrom.

        The old dollar notes were, and the new dollar notes will be, issued in denominations of $1,000 and integral multiples thereof. The old euro notes were, and the new euro notes will be, issued in denominations of €1,000 and integral multiples thereof.

        Dollar Notes.    The dollar notes will mature on January 1, 2015 at their principal amount, plus accrued and unpaid interest to the maturity date. Interest on the dollar notes accrues at the rate of 7 3/8% per annum and is payable semi-annually in arrears on January 1 and July 1, commencing on July 1, 2005. The Company will make each interest payment to the holders of record of the dollar notes on the immediately preceding January 1 and July 1. Interest on the dollar notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Euro Notes.    The euro notes will mature on January 1, 2015 at their principal amount, plus accrued and unpaid interest to the maturity date. Interest on the euro notes accrues at the rate of 7 1/2% per annum and is payable semi-annually in arrears on January 1 and July 1, commencing on July 1, 2005. The Company will make each interest payment to the holders of record of the euro notes on the immediately preceding January 1 and July 1. Interest on the euro notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

        At any time prior to January 1, 2008, Huntsman International may on any one or more occasions redeem up to 40% of the aggregate principal amount of the dollar notes and/or the euro notes outstanding under the Indenture, at a redemption price of 107.375% or 107.500%, respectively, of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

  1.
  at least 60% of the aggregate principal amount of each of the dollar notes and euro notes originally issued under the Indenture (together with any additional notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by Huntsman International and its subsidiaries); and

  2.
  the redemption must occur within 120 days of the date of the closing of such Equity Offering.

        Notice of any such redemption must be given within 90 days after the date of such Equity Offering.

        Prior to January 1, 2010, Huntsman International may redeem all or a part of the dollar notes and/or the euro notes upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Make-Whole Price") equal to the greater of

  1.
  100% of the principal amount thereof or

  2.
  the present value, as determined by an Independent Investment Banker, of

  (a)
  103.688% in the case of the dollar notes and 103.750% in the case of euro notes of the principal amount of the notes being redeemed as of January 1, 2010 plus

  (b)
  all required interest payments due on such notes through January 1, 2010 (excluding accrued interest), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at

  •
  in the case of dollar notes, the Adjusted Treasury Rate, and

  •
  in the case of euro notes, the Adjusted Bund Rate

plus in each case accrued interest to the redemption date.

        On or after January 1, 2010, Huntsman International may redeem all or a part of the dollar notes and/or the euro notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 1 of the years indicated below:

Year	Redemption price of dollar notes	Redemption price of euro notes
2010	103.688%	103.750%
2011	102.458%	102.500%
2012	101.229%	101.250%
2013 and thereafter	100.000%	100.000%

Repurchase at the Option of Holders upon Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require Huntsman International to repurchase all or any part (equal to $1,000 or €1,000, as the case may be, or an integral multiple thereof) of that holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, Huntsman International will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, Huntsman International will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. Huntsman International will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

        On the Change of Control Payment Date, Huntsman International will, to the extent lawful:

  1.
  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  2.
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

  3.
  deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Huntsman International.

        The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in the same currency as the tendered note and in a principal amount of $1,000 or €1,000, as the case may be, or an integral multiple thereof.

        Prior to complying with any provisions of this "Change of Control" covenant, but in any event within 30 days following a Change of Control, Huntsman International must either

  •
  repay in full and terminate all commitments under Indebtedness under the Credit Facilities and all other Senior Debt, if required under the terms of the Credit Facilities or such Senior Debt,

  •
  offer to repay all commitments under all Indebtedness under the Credit Facilities and all other such Senior Debt and repay each lender that has accepted the offer, or

  •
  obtain the requisite consents, if any, under the Credit Facilities and all other Senior Debt to permit the repurchase of the notes as provided below.

        The provisions described above that require Huntsman International to make a Change of Control Offer following a Change of Control are applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that Huntsman International repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Huntsman International will not be required to make a Change of Control Offer upon a Change of Control if a third party (1) makes the Change of Control Offer in the manner, at the times and in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Huntsman International and (2) purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Selection and Notice

        If less than all the dollar notes and/or the euro notes are to be redeemed at any time in connection with an optional redemption, the Trustee will select notes of such series for redemption as follows:

  •
  if the series of notes to be redeemed are listed, in compliance with the requirements of the principal national securities exchange on which such notes are listed; or

  •
  if the series of notes to be redeemed are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No notes of $1,000 or €1,000, as the case may be, or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture, in each case in accordance with the provisions of the Indenture.

        A notice of redemption shall state the redemption date; the redemption price and the amount of accrued interest, if any, to be paid; the paragraph of the notes pursuant to which the notes are being redeemed; the name and address of the Paying Agent; that notes called for redemption must be surrendered to the Paying Agent to collect the redemption price; that unless Huntsman International defaults in making the redemption payment, interest, if any, on notes called for redemption shall cease to accrue on and after the redemption date; that, if any note is being redeemed in part, the portion of the principal amount of such note to be redeemed, and the only remaining right of the holders of such notes is to receive payment of the redemption price upon surrender to the Paying Agent of such notes; that, if less than all the notes of a series are to be redeemed, the identification of the particular notes and the principal amount (or portion thereof) of such notes to be redeemed and the aggregate principal amount of notes to be outstanding after such partial redemption; and whether the redemption is conditioned on any events and what such conditions are. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

        As of the date of this prospectus, all the subsidiaries of Huntsman International are "Restricted Subsidiaries" other than Huntsman China Investments B.V. and its subsidiaries. However, under certain circumstances we are permitted to designate certain of our other subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries are not subject to the restrictive covenants in the Indenture.

        Set forth below are summaries of certain covenants contained in the Indenture.

        Limitation on Incurrence of Additional Indebtedness.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Huntsman International and its Restricted Subsidiaries which are guarantors may incur Indebtedness (including Acquired Indebtedness), and Restricted Subsidiaries which are not guarantors may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Huntsman International is greater than 2.0 to 1.0.

        Limitation on Restricted Payments.    Huntsman International will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment or immediately after giving effect thereto,

  (a)
  a Default or an Event of Default shall have occurred and be continuing

  (b)
  Huntsman International is not able to incur at least $1.00 of additional Indebtedness other than Permitted Indebtedness in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or

  (c)
  the aggregate amount of Restricted Payments, including the proposed Restricted Payment, made after June 30, 1999, including the fair market value as determined reasonably and in good faith by the board of managers of Huntsman International of non-cash amounts constituting Restricted Payments, shall exceed the sum of:

  (i)
  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Huntsman International earned from June 30, 1999 through the last day of the last full fiscal quarter immediately preceding the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

    (ii)
    100% of the aggregate net cash proceeds received by Huntsman International from any person (other than a subsidiary of Huntsman International) from the issuance and sale subsequent to June 30, 1999 and on or prior to the Reference Date of Qualified Capital Stock of Huntsman International (other than Specified Venture Capital Stock) or debt securities of Huntsman International that are, upon issuance, convertible into or exchangeable for Qualified Capital Stock of Huntsman International, but only when and to the extent such debt securities are converted into or exchanged for Qualified Capital Stock of Huntsman International; plus

    (iii)
    without duplication of any amounts included in clause (ii) above, 100% of the aggregate net cash proceeds of any equity contribution received by Huntsman International from a holder of Huntsman International Capital Stock.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

  1.
  the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

  2.
  the acquisition of any shares of Capital Stock of Huntsman International, either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman International or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of a substantially concurrent Equity Offering (other than to a subsidiary of Huntsman International);

  3.
  the acquisition or repayment of any Indebtedness of Huntsman International that is subordinate or junior in right of payment to the notes either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman International, or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of (x) a substantially concurrent Equity Offering or (y) incurrence for cash of Refinancing Indebtedness (in the case of (x) or (y), other than to a subsidiary of Huntsman International);

  4.
  so long as no Default or Event of Default shall have occurred and be continuing, repurchases by Huntsman International of, or dividends to a Huntsman Parent Company to permit repurchases by a Huntsman Parent Company of, Common Stock of Huntsman International or a Huntsman Parent Company from employees of Huntsman International or any of its subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $4 million in any calendar year;

  5.
  the redemption or repurchase of any Common Stock of Huntsman International held by a Restricted Subsidiary of Huntsman International which obtained such Common Stock directly from Huntsman International;

  6.
  distributions to any Huntsman Parent Company in accordance with the Tax Sharing Agreement;

  7.
  payments to any Huntsman Parent Company for legal, audit, and other expenses directly relating to the administration of such Huntsman Parent Company not to exceed $3.0 million in any fiscal year;

  8.
  the payment of consideration by a third party to equity holders of Huntsman International;

  9.
  additional Restricted Payments in an aggregate amount not to exceed $10 million since the Issue Date; and

  10.
  payments of dividends on Disqualified Capital Stock issued in accordance with "Limitation on Incurrence of Additional Indebtedness" above.

        In determining the aggregate amount of Restricted Payments made subsequent to June 30, 1999 in accordance with clause (c) of the immediately preceding paragraph, cash amounts expended pursuant to clauses (1), (2), (3)(B)(x) and (4) of this paragraph shall be included in such calculation.

        Not later than the date of making any Restricted Payment pursuant to clause (c) of the second preceding paragraph or clause (9) of the immediately preceding paragraph, Huntsman International shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon Huntsman International's quarterly financial statements last provided to the Trustee pursuant to "—Reports to Holders."

        Limitation on Asset Sales.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

  1.
  Huntsman International or the applicable Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as determined in good faith by Huntsman International's board of managers;

  2.
  at least 75% of the consideration received by Huntsman International or the applicable Restricted Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents, and is received at the time of the Asset Sale (which shall be deemed to include other consideration converted to cash or Cash Equivalents within 90 days of such Asset Sale). For the purposes of this provision, the amount of any liabilities shown on the most recent applicable balance sheet of Huntsman International or the applicable Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets will be deemed to be cash for purposes of this provision; and

  3.
  upon the consummation of an Asset Sale, Huntsman International applies, or causes the applicable Restricted Subsidiary to apply, the Net Cash Proceeds relating to the Asset Sale within 415 days of having received the Net Cash Proceeds.

        Additionally, Huntsman International must apply the Net Cash Proceeds either

    (a)
    to prepay any Senior Debt, guarantor Senior Debt or Indebtedness of a Restricted Subsidiary that is not a guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, and/or

    (b)
    to prepay any Pari Passu Indebtedness of Huntsman International, and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility; and/or

    (c)
    to make an investment in or expenditures for properties and assets (including Capital Stock of any entity) that replace the properties and assets that were the subject of the Asset Sale or in properties and assets (including Capital Stock of any entity) that will be used in the business of Huntsman International and its subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"), and/or

    (d)
    to make an acquisition of all of the capital stock or assets of any person or division conducting a business reasonably related to that of Huntsman International or its subsidiaries.

        With respect to clauses (c) and (d) above, Huntsman International only may apply Net Cash Proceeds in excess of $30 million in the aggregate since the Issue Date from Asset Sales involving assets of Huntsman International or a guarantor (other than the Capital Stock of a Foreign Subsidiary) towards

  •
  assets which will be owned by Huntsman International or a guarantor and not constituting an Investment or

  •
  the Capital Stock of a person that becomes a guarantor.

        On the 416th day after an Asset Sale or any earlier date, if any, on which the board of Huntsman International or the board of the applicable Restricted Subsidiary determines not to apply the Net Cash Proceeds in accordance with the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied or contractually committed to be applied (and to the extent not subsequently applied, the Net Proceeds Offer Trigger Date related thereto shall be deemed to be the date of termination of such contractual commitment or any earlier date, if any, on which the board of Huntsman International or the board of the applicable Restricted Subsidiary determines not to apply the Net Cash Proceeds in accordance with such contractual commitment) on or before such Net Proceeds Offer Trigger Date as permitted by the preceding paragraph (the "Net Proceeds Offer Amount") shall be applied by Huntsman International or such Restricted Subsidiary to make an offer to purchase (or repay, prepay or redeem, as the case may be) (the "Net Proceeds Offer") on a date that is not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from:

  •
  all holders of notes and

  •
  all holders of other Indebtedness that

  •
  is equal in right of payment with the notes and

  •
  contains provisions requiring that an offer to purchase such other Indebtedness be made with the proceeds from the Asset Sale,

on a pro rata basis, the maximum principal amount of notes and other Indebtedness that may be purchased with the Net Proceeds Offer Amount. Notwithstanding the foregoing, the obligation to make a Net Proceeds Offer shall be suspended until such time as the aggregate amount of the Net Proceeds Offer Amount is equal to or exceeds $30 million. The offer price in any Net Proceeds Offer will be equal to 100% of the principal value of the notes to be purchased, plus any accrued and unpaid interest to the date of purchase.

        The following events will be deemed to constitute an Asset Sale and the Net Cash Proceeds for such Asset Sale must be applied in accordance with this covenant:

  •
  in the event any non-cash consideration received by Huntsman International or any Restricted Subsidiary of Huntsman International in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), or

  •
  in the event of the transfer of substantially all, but not all, of the property and assets of Huntsman International and its Restricted Subsidiaries as an entirety to a person in a transaction permitted under "—Merger, Consolidation and Sale of Assets," and as a result thereof Huntsman International is no longer an obligor on the notes, the successor corporation shall be deemed to have sold the properties and assets of Huntsman International and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of Huntsman International or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Notwithstanding the provisions described in the immediately preceding paragraphs, Huntsman International and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provisions to the extent

  1.
  at least 80% of the consideration for such Asset Sale constitutes Replacement Assets; and

  2.
  such Asset Sale is for fair market value.

        Any consideration that does not constitute Replacement Assets that is received by Huntsman International or any of its Restricted Subsidiaries in connection with any Asset Sale permitted under this paragraph will constitute Net Cash Proceeds and will be subject to the provisions described in the preceding paragraphs.

        Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 or €1,000, as the case may be, in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        Huntsman International will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitation on Asset Sale" provisions of the Indenture, Huntsman International shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Limitation on Asset Sale" provisions of the Indenture by virtue thereof.

        After consummation of any Net Proceeds Offer, any Net Proceeds Offer Amount not applied to any such purchase may be used for any purpose permitted by the other provisions of the Indenture, and the Net Proceeds Offer Amount shall be reset to zero.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    Huntsman International will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Huntsman International to (A) pay dividends or make any other distributions on or in respect of its Capital Stock; (B) make loans or advances or to pay any Indebtedness or other obligation owed to Huntsman International or any other Restricted Subsidiary of Huntsman International; or (C) transfer any of its property or assets to Huntsman International or any other Restricted Subsidiary of Huntsman International, except for such encumbrances or restrictions existing under or by reason of:

  1.
  applicable law, rules, regulations and/or orders;

  2.
  the Indenture relating to the notes (including, without limitation, any Liens permitted by such Indenture);

  3.
  customary non-assignment provisions of any contract or any lease governing a leasehold interest of Huntsman International or any Restricted Subsidiary of Huntsman International;

  4.
  any agreements existing at the time of any merger or consolidation with any person acquisition of any person or the properties or assets of such person (including agreements governing Acquired Indebtedness), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person merged or consolidated with or so acquired or any Subsidiary of such person;

  5.
  agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on such date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, increases, supplements, refundings, replacements or refinancings are no more restrictive (as determined by the board of managers of Huntsman International in their reasonable and good faith judgment) in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements or instruments as in effect on the Issue Date;

  6.
  restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any person pending the closing of such sale;

  7.
  any agreement or instrument governing Capital Stock of any person that is acquired;

  8.
  Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

  9.
  Liens incurred in accordance with the covenant described under "—Limitation on Liens;"

  10.
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  11.
  the Credit Facilities;

  12.
  any restriction under an agreement governing Indebtedness of a Foreign Subsidiary permitted under "—Limitation on Incurrence of Additional Indebtedness;"

  13.
  customary restrictions in Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of Huntsman International or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements or mortgages;

  14.
  customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

  15.
  contracts entered into in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Huntsman International or any Restricted Subsidiary in any manner material to Huntsman International or any Restricted Subsidiary; and

  16.
  an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5), (8), (11), (12) or (13), above;

provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to Huntsman International in any material respect as determined by the board of managers of Huntsman International in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5), (8), (11), (12) or (13).

        Limitation on Preferred Stock of Restricted Subsidiaries.    Huntsman International will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to Huntsman International or to another Restricted Subsidiary of Huntsman International) or permit any person (other than Huntsman

International or a Restricted Subsidiary of Huntsman International) to own any Preferred Stock of any Restricted Subsidiary of Huntsman International; provided, however, that any person that is not a Restricted Subsidiary of Huntsman International may issue Preferred Stock to equity holders of such person in exchange for equity interests if after such issuance such person becomes a Restricted Subsidiary of Huntsman International.

        Limitation on Liens.    Huntsman International shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any property or assets of Huntsman International or any Restricted Subsidiary, now owned or hereafter acquired, which secures Pari Passu Indebtedness or Indebtedness subordinated to the notes unless such Indebtedness is incurred in accordance with the Indenture governing the notes and

  •
  if such Lien secures Pari Passu Indebtedness of Huntsman International, the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien, or

  •
  if such Lien secures Indebtedness which is subordinated to the notes, any such Lien shall be subordinated to a Lien granted to the holders of the notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the notes.

        Prohibition on Incurrence of Senior Subordinated Debt.    Huntsman International will not incur or suffer to exist Indebtedness that is senior in right of payment to the notes and subordinate in right of payment to any other Indebtedness of Huntsman International.

        For purposes of the foregoing the phrase "subordinate in right of payment" means debt subordination only and not lien subordination, and accordingly, (i) unsecured indebtedness shall not be deemed to be subordinated in right of payment to secured indebtedness merely by virtue of the fact that it is unsecured and (ii) junior liens, second liens and other contractual arrangements that provide for priorities among holders of the same or different issues of indebtedness with respect to any collateral or the proceeds of collateral shall not constitute subordination in right of payment.

        Merger, Consolidation and Sale of Assets.    Huntsman International will not, in a single transaction or series of related transactions, consolidate or merge with or into any person, or sell, transfer, or otherwise dispose of (or permit any Restricted Subsidiary of Huntsman International to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Huntsman International's assets (determined on a consolidated basis for Huntsman International and Huntsman International's Restricted Subsidiaries) unless:

  1.
  either (A) Huntsman International shall be the surviving or continuing entity or (B) the person (if other than Huntsman International) formed by such consolidation or merger is an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia (the "Surviving Entity"),

  2.
  the Surviving Entity, if any, expressly assumes by a supplemental indenture that is in form and substance satisfactory to the Trustee all rights and obligations of Huntsman International under the notes and the Indenture;

  3.
  immediately after giving effect to such transaction, including the assumption of the notes, Huntsman International or the Surviving Entity is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant;

  4.
  immediately before and after giving effect to such transaction, including the assumption of the notes, no Default or Event of Default occurred or exists; and

  5.
  Huntsman International or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, stating that all requirements under the Indenture for such a transaction have been satisfied.

        Each guarantor (other than any guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the Indenture in connection with any transaction complying with the provisions of "—Limitation on Asset Sales") will not, and Huntsman International will not cause or permit any guarantor to, consolidate with or merge with or into any person other than Huntsman International or any other guarantor unless:

  1.
  the entity formed by or surviving any such consolidation or merger (if other than the guarantor) or to which such sale, lease, conveyance or other disposition shall have been made assumes by supplemental indenture all of the obligations of the guarantor on the guarantee;

  2.
  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

  3.
  immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Huntsman International could satisfy the provisions of clause (3) of the first paragraph of this covenant.

        Any merger or consolidation of a guarantor with and into Huntsman International (with Huntsman International being the surviving entity) or another guarantor need not comply with the first paragraph of this covenant.

        Notwithstanding anything in this section to the contrary,

  1.
  Huntsman International may merge with an Affiliate that has no material assets or liabilities and that is incorporated or organized solely for the purpose of reincorporating or reorganizing Huntsman International in another state of the United States or the District of Columbia without complying with clause (3) of the first paragraph of this covenant and

  2.
  any transaction characterized as a merger under applicable state law where each of the constituent entities survives, will not be treated as a merger for purposes of this covenant, but instead will be treated as

  •
  an Asset Sale, if the result of such transaction is the transfer of assets by Huntsman International or a Restricted Subsidiary, or

  •
  an Investment, if the result of such transaction is the acquisition of assets by Huntsman International or a Restricted Subsidiary.

        Limitations on Transactions with Affiliates.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than

  1.
  Affiliate Transactions permitted under the provision described in the last paragraph of this covenant, and

  2.
  Affiliate Transactions on terms that are no less favorable to Huntsman International or the relevant Restricted Subsidiary than those terms that might reasonably have been obtained in a comparable transaction at such time on an arm's length basis by Huntsman International or the relevant Restricted Subsidiary and an unrelated person.

        The board of managers of Huntsman International and the board of the relevant Restricted Subsidiary must approve each Affiliate Transaction to which they are a party that involves aggregate payments or other property with a fair market value in excess of $5.0 million. This approval must be evidenced by a board resolution that states that the board has determined that the transaction complies with the foregoing provisions.

        If Huntsman International or any Restricted Subsidiary of Huntsman International enters into an Affiliate Transaction that involves an aggregate fair market value of more than $10.0 million, then prior to the consummation of the Affiliate Transaction, the parties to such Affiliate Transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Huntsman International or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

        The restrictions described in the preceding paragraphs of this covenant do not apply to:

  •
  reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, manager, employees or consultants of Huntsman International or any Restricted Subsidiary of Huntsman International as determined in good faith by Huntsman International's board of managers or senior management;

  •
  transactions exclusively between or among Huntsman International and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

  •
  any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement;

  •
  Permitted Investments and Restricted Payments made in compliance with "—Limitation on Restricted Payments" covenant;

  •
  transactions between any of Huntsman International, any of its subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the Indenture;

  •
  transactions with distributors or other purchases or sales of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which when taken together are fair to Huntsman International or the Restricted Subsidiaries as applicable, in the reasonable determination of the board of managers of Huntsman International or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

  •
  guarantees by Huntsman International or a guarantor incurred in accordance with clause (23) of the definition of Permitted Indebtedness.

        Limitation of Guarantees by Restricted Subsidiaries.    Huntsman International will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of Huntsman International or any other Restricted Subsidiary other than:

  (a)
  Indebtedness under Commodity Agreements and Currency Agreements in reliance on clause (5) of the definition of "Permitted Indebtedness,"

  (b)
  Interest Swap Obligations incurred in reliance on clause (4) of the definition of "Permitted Indebtedness" or

  (c)
  any guarantee by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary permitted under "—Limitation on Incurrence of Additional Indebtedness," unless, in any such case:

  1.
  such Restricted Subsidiary that is not a guarantor guarantees payment of the notes;

  2.
  if any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Pari Passu Indebtedness, then the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Pari Passu Indebtedness shall be pari passu in right of payment with the guarantee of the notes.

  3.
  any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Indebtedness that is expressly subordinated to the notes shall be subordinated to the guarantee of the notes pursuant to subordination provisions no less favorable in any material respect to the holders of the notes than the subordination provisions contained in the Indenture.

        Capital Stock of Certain Subsidiaries.    Huntsman International will at all times hold directly, or indirectly through a wholly owned Restricted Subsidiary,

  1.
  all issued and outstanding Capital Stock of Tioxide Group, and

  2.
  all issued and outstanding Capital Stock of Holdings U.K..

Neither Tioxide Group nor Holdings U.K. will issue any Capital Stock (or any direct or indirect rights, options or warrants to acquire such Capital Stock) to any person other than Huntsman International or a wholly owned Restricted Subsidiary of Huntsman International except to qualify directors if required by applicable law or other similar legal requirements.

        Tioxide Group will not make any direct or indirect distribution with respect to its Capital Stock to any person other than Huntsman International or a wholly owned Restricted Subsidiary of Huntsman International. Holdings U.K. will not make any direct or indirect distribution with respect to its Capital Stock to any person other than Huntsman International or a wholly owned Restricted Subsidiary of Huntsman International.

        Conduct of Business.    Huntsman International and its Restricted Subsidiaries (other than a Securitization Entity) will not engage in any businesses which are not the same, similar or related to the businesses in which Huntsman International and its Restricted Subsidiaries were engaged on the Issue Date, except to the extent that after engaging in any new business, Huntsman International and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar lines of business as were conducted by them on the Issue Date. Huntsman International Financial LLC shall only conduct the business of holding Indebtedness of Restricted Subsidiaries of Huntsman International and will not incur or be liable for any Indebtedness other than guarantees otherwise permitted under the Indenture. Tioxide Group will only conduct the business of holding the equity interests in Restricted Subsidiaries and will not incur or be liable for any Indebtedness other than guarantees otherwise permitted under the Indenture. Holdings U.K. will only conduct the business of holding equity interests and Indebtedness of Restricted Subsidiaries and will not incur or be liable for any Indebtedness other than Indebtedness owing to Huntsman International or Huntsman International Financial LLC.

        Huntsman International and its Domestic Subsidiaries may advance funds to any Foreign Subsidiary only if such Funds are either:

  1.
  advanced directly by Huntsman International or a Domestic Subsidiary,

  2.
  contributed to Huntsman International Financial LLC as common equity and Huntsman International Financial LLC loans such funds, directly or indirectly through wholly owned Restricted Subsidiaries, to such Foreign Subsidiary or

  3.
  contributed to Tioxide Group as common equity and Tioxide Group invests such funds in such Foreign Subsidiary.

        Reports to Holders.    Whether or not required by the SEC, so long as any notes are outstanding, Huntsman International will furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations including any extension periods available under such rules and regulations and excluding any requirement and time periods applicable to "accelerated filers" (as defined in Rule 12b-2 under the Exchange Act) under such rules and regulations, and make available to securities analysts and potential investors upon request:

  1.
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Huntsman International were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Huntsman International's certified independent accountants; and

  2.
  all current reports that would be required to be filed with the SEC on Form 8-K if Huntsman International were required to file such reports. If Huntsman International has designated any of its subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes or schedules thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Huntsman International and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Huntsman International.

Events of Default

        Each of the following events is an "Event of Default" under the Indenture:

  1.
  the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

  2.
  the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

  3.
  the failure of Huntsman International or any guarantor to comply with any covenant or agreement contained in the Indenture for a period of 60 days after Huntsman International receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  4.
  the occurrence of any default under any agreement governing Indebtedness of Huntsman International or any of its Restricted Subsidiaries if that default:

  (a)
  is caused by the failure to pay at final maturity the principal amount of any Indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such Indebtedness or

  (b)
  results in the acceleration of the final stated maturity of any such Indebtedness and in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated aggregates $35 million or more and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

  1.
  the failure of Huntsman International or any of the guarantors to pay or otherwise discharge or stay one or more judgments in an aggregate amount in excess of $35 million, which are not covered by indemnities or third party insurance as to which the person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 days after such judgments become final and non-appealable;

  2.
  certain events of bankruptcy affecting Huntsman International or any of its Significant Subsidiaries; or

  3.
  the failure of any guarantee of any Significant Subsidiary to be in full force and effect (other than in accordance with the terms of such guarantee and the Indenture) or any of the guarantors denies its liability under its guarantee.

        If an Event of Default arising from certain events of bankruptcy with respect to Huntsman International occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes will become immediately due and payable without further action or notice. If any other Event of Default occurs and is continuing, then the Trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing (the "Acceleration Notice") to Huntsman International and the Trustee, which notice must also specify that it is a "notice of acceleration." In that event, the notes will become immediately due and payable unless, if there are any amounts outstanding under the Designated Senior Debt, then the notes will become immediately due and payable only upon the first to occur of:

  •
  an acceleration under the Designated Senior Debt or

  •
  five business days after receipt by Huntsman International and the Representative under the Designated Senior Debt of such Acceleration Notice.

        At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences

  1.
  if the rescission would not conflict with any judgment or decree,

  2.
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration,

  3.
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,

  4.
  if Huntsman International has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and

  5.
  in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount of the notes may waive any existing default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

        Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, the holders of a majority in aggregate principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power or may exercise any of the Trustee's powers. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.

        Under the Indenture, Huntsman International is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default, and to provide such certification at least annually as to whether or not they know of any Default or Event of Default, that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        Huntsman International may, at its option and at any time, elect to have its obligations and the obligations of the guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Legal Defeasance means that Huntsman International will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

  1.
  the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due from the trust fund described below,

  2.
  Huntsman International's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments,

  3.
  the rights, powers, trust, duties and immunities of the Trustee and Huntsman International's obligations in connection therewith and

  4.
  the Legal Defeasance provisions of the Indenture.

        In addition, Huntsman International may, at its option and at any time, elect to have the obligations of Huntsman International released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and will be absolved from liability thereafter for failing to comply with such obligations with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  1.
  Huntsman International must irrevocably deposit with the Trustee, in trust, for the benefit of the holders,

  (a)
  with respect to notes denominated in dollars, cash in U.S. dollars or non-callable U.S. government obligations, and

  (b)
  with respect to notes denominated in euros, euros or non-callable government obligations of any member nation of the European Union whose official currency is the euro, rated AAA or better by S&P and Aaa or better by Moody's, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on an applicable redemption date;

  2.
  in the case of Legal Defeasance, Huntsman International shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that

  (a)
  Huntsman International has received from, or there has been published by, the Internal Revenue Service a ruling or

  (b)
  since the Issue Date, there has been a change in the applicable federal income tax law,

  in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, such opinion of counsel shall not be required if all the notes will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee;

  3.
  in the case of Covenant Defeasance, Huntsman International shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the then outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  4.
  no default or Event of Default shall have occurred and be continuing on the date of such deposit (other than any default arising from the substantially contemporaneous incurrence of Indebtedness to fund the deposit described above in clause (1)) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  5.
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than any default arising from the substantially contemporaneous incurrence of Indebtedness to fund the deposit described above in clause (1)) or any other material agreement or instrument to which Huntsman International or any of its subsidiaries is a party or by which Huntsman International or any of its subsidiaries is bound;

  6.
  Huntsman International shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by Huntsman International with the intent of preferring the holders of notes over any other creditors of Huntsman International or with the intent of defeating, hindering, delaying or defrauding any other creditors of Huntsman International or others;

  7.
  Huntsman International shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

  8.
  Huntsman International shall have delivered to the Trustee an opinion of counsel to the effect that

  (a)
  either

  (i)
  Huntsman International has assigned all its ownership interest in the trust funds to the Trustee, or

      (ii)
      the Trustee has a valid perfected security interest in the trust funds and

    (b)
    assuming no intervening bankruptcy of Huntsman International between the date of the deposit and the 124th day following the perfection of a security interest in the deposit and that no holder is an insider of Huntsman International, after the 124th day following the perfection of a security interest in the deposit, the trust funds will not be subject to avoidance as a preference under Section 547 of the Federal Bankruptcy Code.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes of a series when

  1.
  either

  (a)
  all the existing authenticated and delivered notes of such series (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by Huntsman International and repaid to Huntsman International or discharged from such trust) have been delivered to the Trustee for cancellation or

  (b)
  all notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year (including by way of irrevocable instructions delivered by Huntsman International to the Trustee to effect the redemption of the notes), and Huntsman International has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of such notes, funds in amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on such notes not already delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Huntsman International directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  2.
  Huntsman International has paid all other sums payable under the Indenture by Huntsman International with respect to such series; and

  3.
  Huntsman International has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture with respect to such series have been complied with.

All funds that remain unclaimed for one year will be paid to Huntsman International, and thereafter holders of notes must look to Huntsman International for payment as general creditors.

Cancellation

        All notes which are redeemed by or on behalf of Huntsman International will be cancelled and, accordingly, may not be reissued or resold. If Huntsman International purchases any notes, such acquisition shall not operate as a redemption unless such notes are surrendered for cancellation.

Withholding Taxes

        Under certain circumstances, a holder of notes may be subject to withholding taxes and Huntsman International will not be required to pay any additional amounts to cover such withholding taxes.

Modification of the Indenture

        Without the consent of each holder of an outstanding note of a series affected, no amendment of the Indenture, the notes or the guarantees may:

  1.
  reduce the amount of such notes whose holders must consent to an amendment;

  2.
  reduce the rate of or change the time for payment of interest, including defaulted interest, on such notes;

  3.
  reduce the principal of or change or the fixed maturity of such notes, or change the date on which such notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price for such notes;

  4.
  make such notes payable in money other than that stated in the notes;

  5.
  make any change in provisions of the Indenture relating to the rights of each holder of such notes to receive payment of principal of and interest on the notes, or permitting holders of a majority in principal amount of such notes to waive defaults or Events of Default;

  6.
  amend, change or modify in any material respect the obligation of Huntsman International to make and complete a Change of Control Offer in the event of a Change of Control or make and complete a Net Proceeds Offer with respect to any Asset Sale that has been consummated;

  7.
  modify or change any provision of the Indenture affecting the subordination or ranking of such notes or any guarantee in a manner which adversely affects the holders; or

  8.
  release any guarantor from any of its obligations under its guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Other modifications and amendments of the Indenture, the notes or the guarantees may be made with the consent of the holders of a majority in principal amount of the then outstanding notes of each series affected thereby (voting as a separate class).

        Without the consent of any holders of notes, Huntsman International, the guarantors and the Trustee also may amend or supplement the Indenture or the notes or the guarantees to:

  1.
  cure any ambiguities, defect or inconsistency;

  2.
  provide for the assumption of Huntsman International's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Huntsman International's assets;

  3.
  provide for uncertificated notes in addition to or in place of certificated notes;

  4.
  add any person as a guarantor of the notes or secure the notes or the guarantees;

  5.
  make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the legal rights under the Indenture of any such holder; or

  6.
  comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Governing Law

        The Indenture provides that it, the notes and the guarantees are governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of Huntsman International, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee is permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a person or any of its subsidiaries existing at the time such person becomes a Restricted Subsidiary of Huntsman International or at the time it merges or consolidates with Huntsman International or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such person and in each case not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Restricted Subsidiary of Huntsman International or such acquisition, merger or consolidation, except for Indebtedness of a person or any of its subsidiaries that is repaid at the time such person becomes a Restricted Subsidiary of Huntsman International or at the time it merges or consolidates with Huntsman International or any of its Restricted Subsidiaries.

        "Adjusted Bund Rate" means with respect to any redemption date, the mid- market yield, under the heading which represents the average for the immediately prior week, appearing on Reuters page AABBUND01, or its successor, for the maturity corresponding to January 1, 2015 (if no maturity date is within three months before or after January 1, 2015, yields for the two published maturities most closely corresponding to January 1, 2015 shall be determined and the Bund yield shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), plus 0.50%. The Bund Rate shall be calculated on the third Business Day preceding such redemption date.

        "Adjusted Treasury Rate" means with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 0.50%.

        "Affiliate" means, with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing; provided however that none of the Initial Purchasers or their Affiliates shall be deemed to be an Affiliate of Huntsman International.

        "Asset Acquisition" means:

  •
  an Investment by Huntsman International or any Restricted Subsidiary of Huntsman International in any other person pursuant to which such person shall become a Restricted Subsidiary of Huntsman International or of any Restricted Subsidiary of Huntsman International, or shall be merged with or into Huntsman International or of any Restricted Subsidiary of Huntsman International, or

  •
  the acquisition by Huntsman International or any Restricted Subsidiary of Huntsman International of the assets of any person (other than a Restricted Subsidiary of Huntsman International) which constitute all or substantially all of the assets of such person or comprises any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Huntsman International or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any person other than Huntsman International or a Restricted Subsidiary of Huntsman International of (A) any Capital Stock of any Restricted Subsidiary of Huntsman International; or (B) any other property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International other than in the ordinary course of business; provided, however, that Asset Sales shall not include

  1.
  a transaction or series of related transactions for which Huntsman International or its Restricted Subsidiaries receive aggregate consideration of less than $10 million,

  2.
  sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof,

  3.
  sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of Huntsman International or any of its Restricted Subsidiaries to the extent that such license does not prohibit Huntsman International or any of its Restricted Subsidiaries from using the technologies licensed or require Huntsman International or any of its Restricted Subsidiaries to pay any fees for any such use,

  4.
  the sale, lease, conveyance, disposition or other transfer

  •
  of all or substantially all of the assets of Huntsman International as permitted under "Merger, Consolidation and Sale of Assets,"

  •
  of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary or a person which is not a subsidiary,

  •
  pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of Huntsman International or any subsidiary of Huntsman International with a Lien on such assets, which Lien is permitted under the Indenture; provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law,

    •
    involving only Cash Equivalents, Foreign Cash Equivalents or inventory in the ordinary course of business or obsolete or worn out property or property that is no longer useful in the conduct of the business of Huntsman International or its Restricted Subsidiaries in the ordinary course of business consistent with past practices of Huntsman International or such Restricted Subsidiaries or

    •
    including only the lease or sublease of any real or personal property in the ordinary course of business,

  5.
  the consummation of any transaction in accordance with the terms of "—Limitation on Restricted Payments" or "Merger, Consolidation and Sale of Assets" and

  6.
  Permitted Investments.

        "Capital Stock" means:

  •
  with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such person and

  •
  with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person.

        "Capitalized Lease Obligation" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

  1.
  a marketable obligation, maturing within two years after issuance thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof,

  2.
  a certificate of deposit or banker's acceptance, maturing within one year after issuance thereof, issued by any lender under the Credit Facilities, or a national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long- term unsecured debt has a rating of "A" or better by S&P or A2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers' acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 33 1/3% of all Investments described in this definition),

  3.
  open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A1 or better by S&P or P1 or better by Moody's, or the equivalent rating by any other nationally recognized rating agency,

  4.
  repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected as a primary government securities dealer by the Federal Reserve Board or whose securities are rated AA-or better by S&P or Aa3 or better by Moody's or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America,

  5.
  "Money Market" preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the United States, which has a rating of "A" or better by S&P or Moody's or the equivalent rating by any other nationally recognized rating agency,

  6.
  tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency, and

  7.
  shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody's or any other mutual fund holding assets consisting (except for de minimus amounts) of the type specified in clauses (1) through (6) above.

        "Change of Control" means:

  1.
  prior to the initial public equity offering of Huntsman International or any Huntsman Parent Company, the failure by Mr. Jon M. Huntsman, his spouse, direct descendants, an entity controlled by any of the foregoing and/or by a trust of the type described hereafter, and/or a trust for the benefit of any of the foregoing (the "Huntsman Group"), collectively to have the power, directly or indirectly, to vote or direct the voting of securities having at least a majority of the ordinary voting power for the election of directors (or the equivalent) of Huntsman International or

  2.
  after such initial public equity offering, the occurrence of the following:

  (a)
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more members of the Huntsman Group or GOP, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the then outstanding voting capital stock of Huntsman International other than in a transaction having the approval of the board of managers of Huntsman International at least a majority of which members are Continuing Managers; or

  (b)
  Continuing Managers shall cease to constitute at least a majority of the managers constituting the board of managers of Huntsman International.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by Huntsman International or any of its Restricted Subsidiaries designed to protect Huntsman International or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually at that time used in the ordinary course of business of Huntsman International or its Restricted Subsidiaries.

        "Common Stock" of any person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Comparable Treasury Issue" means the United States Treasury Security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

        "Consolidated EBITDA" means, with respect to any person, for any period, the sum (without duplication) of

  1.
  Consolidated Net Income,

  2.
  to the extent Consolidated Net Income has been reduced thereby,

  (a)
  all income taxes of such person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business) and Permitted Tax Distributions paid during such period,

  (b)
  Consolidated Interest Expense,

  (c)
  Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, and

  (d)
  the amount of net loss resulting from the payment of any premiums or similar amounts that are required to be paid under the express terms of the instrument(s) governing any Indebtedness of Huntsman International upon the repayment or other extinguishment of such Indebtedness by Huntsman International in accordance with the express terms of such Indebtedness, all as determined on a consolidated basis for such person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters for which financial statements are available under "—Reports to Holders" (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such person for the Four Quarter Period.

        In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  1.
  the incurrence or repayment or other reduction or discharge of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and

  2.
  any asset sales (other than asset sales (i) in the ordinary course of business or (ii) involving a nominal amount of gross assets of less than $5 million) or Asset Acquisitions (including, any Asset Acquisition giving rise to the need to make such calculation) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

        If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a person other than Huntsman International or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such guaranteed Indebtedness as if such person or any Restricted Subsidiary of such person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

  1.
  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

  2.
  if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

  3.
  notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any person for any period, the sum, without duplication, of

  1.
  Consolidated Interest Expense, plus

  2.
  the product of

  (a)
  the amount of all dividend payments on any series of Preferred Stock of such person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such person or to a Restricted Subsidiary of such person) paid, accrued or scheduled to be paid or accrued during such period times

  (b)
  a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any person for any period, the sum of, without duplication:

  1.
  the aggregate of the interest expense of such person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

  (a)
  any amortization of debt discount and amortization or write-off of deferred financing costs,

  (b)
  the net costs under Interest Swap Obligations,

    (c)
    all capitalized interest and

    (d)
    the interest portion of any deferred payment obligation; and

  2.
  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any person, for any period, the sum of

  1.
  aggregate net income (or loss) of such person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP plus

  2.
  cash dividends or distributions paid to such person or a Restricted Subsidiary of such person by any other person (the "Payor") other than a Restricted Subsidiary of the referent person, to the extent not otherwise included in Consolidated Net Income, which have been derived from operating cash flow of the Payor; provided that there shall be excluded therefrom

  (a)
  after-tax gains from Asset Sales or abandonments or reserves relating thereto,

  (b)
  after-tax items classified as extraordinary or nonrecurring gains,

  (c)
  the net income of any person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the person or is merged or consolidated with the person or any Restricted Subsidiary of the person,

  (d)
  the net income (but not loss) of any Restricted Subsidiary of the person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted; provided, however, that the net income of Foreign Subsidiaries shall only be excluded in any calculation of Consolidated Net Income of Huntsman International as a result of application of this clause (d) if the restriction on dividends or similar distributions results from consensual restrictions,

  (e)
  the net income or loss of any person, other than a Restricted Subsidiary of the person, except to the extent of cash dividends or distributions paid to the person or to a wholly owned Restricted Subsidiary of the person by such person,

  (f)
  any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following June 30, 1999,

  (g)
  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued),

  (h)
  in the case of a successor to the person by consolidation or merger or as a transferee of the referent person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets,

  (i)
  all gains or losses from the cumulative effect of any change in accounting principles and

  (j)
  the net amount of all Permitted Tax Distributions made during such period.

        "Consolidated Non-cash Charges" means, with respect to any person, for any period, the aggregate depreciation, amortization and other non-cash charges of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Continuing Managers" means, as of any date, the collective reference to:

  •
  all members of the board of managers of Huntsman International who have held office continuously since a date no later than twelve months prior to Huntsman International's initial public equity offering, and

  •
  all members of the board of managers of Huntsman International who assumed office after such date and whose appointment or nomination for election by the holders of Huntsman International's Capital Stock was approved by a vote of at least 50% of the Continuing Managers in office immediately prior to such appointment or nomination or by the Huntsman Group.

        "Credit Facilities" means:

  •
  the senior secured Credit Agreement, dated as of July 13, 2004 among Huntsman International and the financial institutions party thereto, together with the related documents thereto (including any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented, extended or otherwise modified from time to time, and

  •
  any one or more debt facilities, indentures or other agreements that refinances, replaces or otherwise restructures, including increasing the amount of available borrowings thereunder in accordance with the "—Limitation on Incurrence of Additional Indebtedness" covenant described above or making Restricted Subsidiaries of Huntsman International a borrower or guarantor thereunder, all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Huntsman International or any Restricted Subsidiary of Huntsman International against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Designated Senior Debt" means:

  •
  Indebtedness under or in respect of the Credit Facilities, and

  •
  any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $100,000,000 and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by Huntsman International.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the notes.

        "Domestic Subsidiary" means any subsidiary other than a Foreign Subsidiary.

        "Equity Offering" means any sale of Qualified Capital Stock of Huntsman International or any capital contribution to the equity of Huntsman International.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value (i) with respect to a determination of value in excess of $5 million shall be determined by the Board of Managers of Huntsman International acting reasonably and in good faith and shall be evidenced by a Board Resolution delivered to the Trustee or (ii) in all other cases, by an Officers' Certificate delivered to the Trustee.

        "Foreign Cash Equivalents" means:

  •
  debt securities with a maturity of 365 days or less issued by any member nation of the European Union, Switzerland or any other country whose debt securities are rated by S&P and Moody's A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or AA2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an "Approved Jurisdiction") or any agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction and

  •
  debt securities in an aggregate principal amount not to exceed $25 million with a maturity of 365 days or less issued by any nation in which Huntsman International or its Restricted Subsidiaries has cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation.

        "Foreign Subsidiary" means any subsidiary of Huntsman International (other than a guarantor) organized under the laws of, and conducting a substantial portion of its business in, any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect as of (1) with respect to determinations of Consolidated Net Income solely for purposes of the covenant described under "—Limitation on Restricted Payments," June 30, 1999, and (2) for all other purposes, the Issue Date.

        "GOP" means MatlinPatterson Global Opportunities Partners L.P. and any other entity managed by its investment advisor, MatlinPatterson Global Advisers LLC.

        "Guarantor Senior Debt" means with respect to any guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, except for any such Indebtedness that is expressly subordinated or equal in right of payment to the guarantee of such guarantor. "Guarantor Senior Debt" also includes the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of,

    (a)
    all monetary obligations of every nature of a guarantor in respect of the Credit Facilities, including obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities,

    (b)
    all monetary obligations of every nature of a guarantor evidenced by a promissory note and which is, directly or indirectly, pledged as security for the obligations of Huntsman International under the Credit Facilities,

    (c)
    all Interest Swap Obligations and

    (d)
    all obligations under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.

        Notwithstanding the foregoing, "Guarantor Senior Debt" does not include

  1.
  any Indebtedness of such guarantor to its Restricted Subsidiaries or Affiliates or any of such Affiliate's subsidiaries other than as described in clause (B),

  2.
  Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such guarantor or any of its Restricted Subsidiaries,

  3.
  Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services,

  4.
  Indebtedness represented by Disqualified Capital Stock,

  5.
  any liability for federal, state, local or other taxes owed or owing by such guarantor,

  6.
  Indebtedness incurred in violation of the Indenture provisions set forth under "—Limitation on Incurrence of Additional Indebtedness,"

  7.
  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Huntsman International and

  8.
  any Indebtedness that is expressly subordinated in right of payment to any other Indebtedness of such guarantor.

        "Holdings U.K." means, Huntsman (Holdings) UK, a private unlimited company incorporated under the laws of England and Wales.

        "Huntsman Affiliate" means Huntsman International or any of its Affiliates (other than HIH and its subsidiaries).

        "Huntsman Parent Company" means any entity of which Huntsman International is a direct or indirect wholly owned Subsidiary.

        "Huntsman Public Parent" means any Huntsman Parent Company that has completed an Initial Public Equity Offering.

        "Indebtedness" means with respect to any person, without duplication,

  1.
  all Obligations of such person for borrowed money,

  2.
  all Obligations of such person evidenced by bonds, debentures, notes or other similar instruments,

  3.
  all Capitalized Lease Obligations of such person,

  4.
  all Obligations of such person issued or assumed as the deferred purchase price of property that is due more than six months after taking delivery of such property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted),

  5.
  all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

  6.
  guarantees in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

  7.
  all Obligations of any other person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured,

  8.
  all Obligations under Currency Agreements and Interest Swap Agreements of such person and

  9.
  all Disqualified Capital Stock issued by such person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock. Notwithstanding the foregoing, "Indebtedness" shall not include:

    (a)
    advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future,

    (b)
    deferred taxes or

    (c)
    unsecured indebtedness of Huntsman International and/or its Restricted Subsidiaries incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by Huntsman International and/or its Restricted Subsidiaries for a three year period beginning on the date of any incurrence of such indebtedness.

        "Independent Financial Advisor" means a firm which, in the judgment of the board of managers of Huntsman International, is independent and qualified to perform the task for which it is to be engaged.

        "Independent Investment Banker" means any Reference Treasury Dealer appointed by the Trustee after consultation with Huntsman International.

        "Interest Swap Obligations" means the obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Initial Public Equity Offering" means a firm commitment underwritten offering of shares of Capital Stock of the applicable Person registered on Form S-1 under the Securities Act.

        "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person.

        "Investment" excludes extensions of trade credit by Huntsman International and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Huntsman International or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant,

  1.
  "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and

  2.
  the amount of any Investment is the original cost of such Investment plus the cost of all additional Investments by Huntsman International or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment;

provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

        If Huntsman International or any Restricted Subsidiary of Huntsman International sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Huntsman International such that, after giving effect to any such sale or disposition, Huntsman International no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, Huntsman International will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

        "Issue Date" means December 17, 2004, the date on which the old notes were originally issued under the Indenture.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest), but not including any interests in accounts receivable and related assets conveyed by Huntsman International or any of its subsidiaries in connection with any Qualified Securitization Transaction.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Huntsman International or any of its Restricted Subsidiaries from such Asset Sale net of

    (a)
    all out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions),

    (b)
    taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

    (c)
    repayment of Indebtedness that is required to be repaid in connection with such Asset Sale,

    (d)
    the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Sale and

    (e)
    appropriate amounts to be provided by Huntsman International or any Restricted Subsidiary, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by, Huntsman International or any Restricted Subsidiary, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Organizational Documents" means, with respect to any person, such person's memorandum, articles or certificate of incorporation, bylaws, partnership agreement, joint venture agreement, limited liability company agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such person's Capital Stock.

        "Pari Passu Indebtedness" means, in the case of the notes, any Indebtedness of Huntsman International that ranks equally in right of payment with the notes and, in the case of the guarantees, any Indebtedness of the applicable guarantor that ranks equally in right of payment to the guarantee of such guarantor.

        "Paying Agent" means any Person (other than Huntsman International and any of its Affiliates) authorized by Huntsman International to pay the principal of (and premium, if any) or interest on any notes on behalf of Huntsman International and perform all the other obligations and duties of a "Paying Agent" described in the Indenture.

        "Permitted Indebtedness" means, without duplication, each of the following:

  1.
  Indebtedness under the notes, the Indenture and the guarantees;

  2.
  Indebtedness incurred pursuant to the Credit Facilities in an aggregate principal amount not exceeding $2.7 billion at any one time outstanding less the amount of any payments made by Huntsman International under the Credit Facilities with the Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to the second paragraph of "—Limitation on Asset Sales;"

  3.
  other Indebtedness of Huntsman International and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any prepayments with Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to the second paragraph of "—Limitation on Asset Sales;"

  4.
  Interest Swap Obligations of Huntsman International relating to:

  •
  Indebtedness of Huntsman International or any of its Restricted Subsidiaries or

  •
  Indebtedness that Huntsman International or any of its Restricted Subsidiaries reasonably intends to incur within six months and

          Interest Swap Obligations of any Restricted Subsidiary of Huntsman International relating to:

    •
    Indebtedness of such Restricted Subsidiary.

    •
    Indebtedness that such Restricted Subsidiary reasonably intends to incur within six months;

          Any such Interest Swap Obligations will constitute "Permitted Indebtedness" only if they are entered into to protect Huntsman International and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness permitted under the Indenture to the extent the notional principal amount of such Interest Swap Obligations, when incurred, does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate.

  5.
  Indebtedness under Commodity Agreements and Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Huntsman International and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  6.
  Indebtedness of a Restricted Subsidiary of Huntsman International to Huntsman International or to a Restricted Subsidiary of Huntsman International for so long as such Indebtedness is held by Huntsman International or a Restricted Subsidiary of Huntsman International, in each case subject to no Lien held by a person other than Huntsman International or a Restricted Subsidiary of Huntsman International (other than the pledge of intercompany notes under the Credit Facilities); provided that if as of any date any person other than Huntsman International or a Restricted Subsidiary of Huntsman International owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than the pledge of intercompany notes under the Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

  7.
  Indebtedness of Huntsman International to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien (other than Liens securing intercompany notes pledged under the Credit Facilities); provided that (A) any Indebtedness of Huntsman International to any Restricted Subsidiary (other than pursuant to notes pledged under the Credit Facilities) is unsecured and subordinated, pursuant to a written agreement, to Huntsman International's obligations under the Indenture and the notes and (B) if as of any date any person other than a Restricted Subsidiary owns or holds any such Indebtedness or any person holds a Lien in respect of such Indebtedness (other than pledges securing the Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by Huntsman International;

  8.
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

  9.
  Indebtedness of Huntsman International or any of its Restricted Subsidiaries represented by letters of credit for the account of Huntsman International or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

  10.
  Refinancing Indebtedness;

  11.
  Indebtedness arising from agreements of Huntsman International or a subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Huntsman International and the subsidiary in connection with such disposition;

  12.
  Obligations in respect of performance bonds and completion, guarantee, surety and similar bonds provided by Huntsman International or any subsidiary in the ordinary course of business;

  13.
  Guarantees by Huntsman International or a Restricted Subsidiary of Indebtedness incurred by Huntsman International or a Restricted Subsidiary so long as the incurrence of such Indebtedness by Huntsman International or any such Restricted Subsidiary is otherwise permitted by the terms of the Indenture;

  14.
  Indebtedness of Huntsman International or any subsidiary incurred in the ordinary course of business not to exceed $50 million at any time outstanding

  (a)
  representing Capitalized Lease Obligations or

  (b)
  constituting purchase money Indebtedness incurred to finance property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International acquired in the ordinary course of business; provided, however, that such purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International other than the property and assets so acquired;

  15.
  Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries to the extent that the aggregate outstanding amount of Indebtedness incurred by such Foreign Subsidiaries under this clause (15) does not exceed at any one time an amount equal to the sum of

  (a)
  80% of the consolidated book value of the accounts receivable of all Foreign Subsidiaries and

  (b)
  60% of the consolidated book value of the inventory of all Foreign Subsidiaries;

    provided, however, that notwithstanding the foregoing limitation, Foreign Subsidiaries may incur in the aggregate up to $75 million of Indebtedness outstanding at any one time;

  16.
  Indebtedness of Huntsman International and its Domestic Subsidiaries pursuant to overdraft lines or similar extensions of credit in an aggregate amount not to exceed $20 million at any one time outstanding and Indebtedness of Foreign Subsidiaries pursuant to over-draft lines or similar extensions of credit in an aggregate principal amount not to exceed $60 million at any one time outstanding;

  17.
  the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to Huntsman International or any subsidiary of Huntsman International (except for Standard Securitization Undertakings);

  18.
  so long as no Event of Default or Potential Event of Default exists, Indebtedness of Huntsman International to BASF or its Affiliates in an aggregate outstanding amount not in excess of $50 million for the purpose of financing up to 50% of the cost of installation, construction or improvement of property relating to the manufacture of PO/MTBE;

  19.
  Indebtedness of Huntsman International to a Huntsman Affiliate constituting Subordinated Indebtedness;

  20.
  Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

  21.
  Indebtedness of Huntsman International to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by Huntsman International from any such subsidiary which assets are subsequently conveyed by Huntsman International to a Securitization Entity in a Qualified Securitization Transaction;

  22.
  additional Indebtedness of Huntsman International and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50 million at any one time outstanding; and

  23.
  (A) guarantees ("Upstream Guarantees") issued by Huntsman International or any guarantor at the time that a Huntsman Public Parent consummates its Initial Public Equity Offering or thereafter, of Indebtedness of such Huntsman Public Parent ("Parent Debt"), provided, that:

    (1)
    such Upstream Guarantee may guarantee only Parent Debt that was incurred, and the proceeds of which are used, to Refinance Indebtedness of Huntsman International;

    (2)
    the aggregate amount of Parent Debt that is guaranteed by the Upstream Guarantee shall not exceed the sum of (x) the aggregate amount of Indebtedness of Huntsman International that is Refinanced with the proceeds of such Parent Debt ("HI Refinanced Debt"), and (y) the amount of any premiums required to be paid under the terms of the instrument governing such HI Refinanced Debt and the amount of reasonable expenses incurred by Huntsman International, in each case in connection with the Refinancing of such HI Refinanced Debt;

    (3)
    if the HI Refinanced Debt is subordinated in right of payment to Senior Debt, then (x) the Upstream Guarantee, if any, issued by Huntsman International shall be subordinated in right of payment to Senior Debt and (y) the Upstream Guarantee, if any, issued by any guarantor shall be subordinated in right of payment to Guarantor Senior Debt of such guarantor, in the case of both clause (x) and (y) to at least the same extent that such HI Refinanced Debt is subordinated to Senior Debt;

    (4)
    the HI Refinanced Debt is not incurred in connection with or in anticipation or contemplation of the Initial Public Equity Offering of such Huntsman Public Parent or the Refinancing of such HI Refinanced Debt; and

    (5)
    both immediately before and after the issuance of any Upstream Guarantee there shall be existing no Default or Event of Default.

          For purposes of the foregoing provisions, any Upstream Guarantee given with respect to Parent Debt under a revolving or undrawn credit facility shall be deemed entered into only when such Upstream Guarantee is initially entered into with respect to the full commitment of revolving or undrawn credit facility, or,

    (B)
    guarantees by Huntsman International or any guarantor, as the case may be ("Replacement Guarantees"), that replace any Upstream Guarantee (a "Previous Guarantee") that (a) was previously issued by such person pursuant to paragraph (A) of this clause (23) or (b) was a Replacement Guarantee previously issued by such person pursuant to this paragraph (B), provided that:

      (1)
      the Replacement Guarantee may guarantee only Parent Debt ("Replacement Debt") that was incurred, and the proceeds of which are used, to Refinance the Parent Debt that was guaranteed by the Previous Guarantee being so replaced ("Previous Debt");

      (2)
      the aggregate amount of Replacement Debt that is guaranteed by the Replacement Guarantee shall not exceed the sum of (x) the aggregate amount of Previous Debt guaranteed by the Previous Guarantee being so replaced, (y) the amount of any premiums required to be paid under the terms of the instrument governing such Previous Debt with respect to the amount of Previous Debt guaranteed by the Previous Guarantee being so replaced, and (z) and the pro rata portion of the amount of reasonable expenses incurred by the Huntsman Public Parent, in each case in connection with the Refinancing of such Previous Debt;

      (3)
      if such Previous Guarantee is subordinated in right of payment to Senior Debt or Guarantor Senior Debt, as the case may be, then (x) the Replacement Guarantee, if any, issued by Huntsman International shall be subordinated in right of payment to Senior Debt to at least the same extent that its Previous Guarantee is subordinated to Senior Debt and (y) the Replacement Guarantee, if any, issued by any guarantor shall be subordinated in right of payment to Guarantor Senior Debt of such guarantor to at least the same extent that its Previous Guarantee is subordinated to Guarantor Senior Debt of such guarantor;

      (4)
      immediately following the issuance of any Replacement Guarantee, the Previous Guarantee being replaced thereby shall be automatically and unconditionally released and rendered null and void; and

      (5)
      both immediately before and after the issuance of any Replacement Guarantee there shall be existing no Default or Event of Default.

        "Permitted Investments" means:

  1.
  Investments by Huntsman International or any Restricted Subsidiary of Huntsman International in any person that is or will become immediately after such Investment a Restricted Subsidiary of Huntsman International or that will merge or consolidate into Huntsman International or a Restricted Subsidiary of Huntsman International; provided that this clause (1) shall not permit any Investment by Huntsman International or a Domestic Restricted Subsidiary in a Foreign Subsidiary consisting of a capital contribution by means of a transfer of property other than cash, Cash Equivalents or Foreign Cash Equivalents other than transfers of property of nominal value in the ordinary course of business;

  2.
  Investments in Huntsman International by any Restricted Subsidiary of Huntsman International; provided that any Indebtedness evidencing such Investment is unsecured and subordinated (other than pursuant to intercompany notes pledged under the Credit Facilities), pursuant to a written agreement, to Huntsman International's obligations under the notes and the Indenture;

  3.
  investments in cash and Cash Equivalents;

  4.
  loans and advances to employees and officers of Huntsman International and its Restricted Subsidiaries in the ordinary course of business for travel, relocation and related expenses;

  5.
  Investments in Unrestricted Subsidiaries or joint ventures not to exceed $75 million, plus

  (a)
  the aggregate net after-tax amount returned in cash on or with respect to any Investments made in Unrestricted Subsidiaries and joint ventures whether through interest payments, principal payments, dividends or other distributions or payments,

  (b)
  the net after-tax cash proceeds received by Huntsman International or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of Huntsman International),

    (c)
    upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such subsidiary and

    (d)
    the net cash proceeds received by Huntsman International from the issuance of Specified Venture Capital Stock;

  6.
  Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of Huntsman International or its Restricted Subsidiaries;

  7.
  Investments made by Huntsman International or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

  8.
  Investments existing on the Issue Date;

  9.
  any Investment by Huntsman International or a wholly owned subsidiary of Huntsman International, or by Tioxide Group or Holdings U.K., in a Securitization Entity or any Investment by a Securitization Entity in any other person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

  10.
  Investments by Huntsman International in Rubicon LLC and Louisiana Pigment Company (each a "Joint Venture"), so long as:

  (a)
  such Joint Venture does not have any Indebtedness for borrowed money at any time on or after the date of such Investment (other than Indebtedness owing to the equity holders of such Joint Venture),

  (b)
  the documentation governing such Joint Venture does not contain a restriction on distributions to Huntsman International, and

  (c)
  such Joint Venture is engaged only in the business of manufacturing product used or marketed by Huntsman International and its Restricted Subsidiaries and/or the joint venture partner, and businesses reasonably related thereto;

  11.
  Investments by Foreign Subsidiaries in Foreign Cash Equivalents;

  12.
  loans to any Huntsman Parent Company for the purposes described in clause (7) of the second paragraph of "Certain Covenants—Limitation on Restricted Payments" which, when aggregated with the payment made under such clause, will not exceed $3 million in any fiscal year;

  13.
  any Indebtedness of Huntsman International to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by Huntsman International from any such subsidiary which assets are subsequently conveyed by Huntsman International to a Securitization Entity in a Qualified Securitization Transaction;

  14.
  additional Investments in an aggregate amount not exceeding $50 million at any one time outstanding; and

  15.
  the incurrence of Guarantees permitted by clause (23) of the definition of Permitted Indebtedness.

        "Permitted Junior Securities" means:

  1.
  Capital Stock in Huntsman International or any guarantor; or

  2.
  debt securities of Huntsman International or any guarantor that

  (a)
  are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the related guarantees are subordinated to Senior Debt pursuant to the terms of the Indenture and

  (b)
  have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the notes.

        "Permitted Tax Distribution" for any fiscal year means any payments made in compliance with clause (6) of the second paragraph under "Certain Covenants—Limitation on Restricted Payments."

        "Preferred Stock" of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Huntsman International or any of its subsidiaries pursuant to which Huntsman International or any of its subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to

  1.
  a Securitization Entity or to Huntsman International which subsequently transfers to a Securitization Entity (in the case of a transfer by Huntsman International or any of its subsidiaries) and

  2.
  any other person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of Huntsman International or any of its subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

Following the Initial Public Equity Offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman International" shall be deemed also to refer to such Huntsman Public Parent.

        "Reference Treasury Dealer" means each of Goldman, Sachs & Co., Deutsche Bank Securities Inc., Chase Securities Inc. and Warburg Dillon Read LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Huntsman International shall substitute therefor another Reference Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the Trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by Huntsman International or any Restricted Subsidiary of Huntsman International of Indebtedness incurred in accordance with the Fixed Charge Coverage Ratio test set forth in the "Limitation on Incurrence of Additional Indebtedness" covenant or Indebtedness described in clauses (1), (3) or (10) of the definition of "Permitted Indebtedness," in each case that does not

  1.
  result in an increase in the aggregate principal amount of Indebtedness of such person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by Huntsman International in connection with such Refinancing) or

  2.
  create Indebtedness with

  (a)
  a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

  (b)
  a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that if such Indebtedness being Refinanced

  •
  is Indebtedness solely of Huntsman International, then such Refinancing Indebtedness shall be Indebtedness solely of Huntsman International or

  •
  is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

        "Restricted Payment" means to

  1.
  declare or pay any dividend or make any distribution, other than dividends or distributions payable in Qualified Capital Stock of Huntsman International, on or in respect of shares of Huntsman International's Capital Stock to holders of such Capital Stock,

  2.
  purchase, redeem or otherwise acquire or retire for value any Capital Stock of Huntsman International or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock,

  3.
  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Huntsman International that is subordinate or junior in right of payment to the notes or

  4.
  make any Investment other than Permitted Investments.

        "Restricted Subsidiary" of any person means any subsidiary of such person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to Huntsman International or a Restricted Subsidiary of any property, whether owned by Huntsman International or any Restricted Subsidiary on the Issue Date or later acquired, which has been or is to be sold or transferred by Huntsman

International or such Restricted Subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such property.

        "Securitization Entity" means a wholly owned subsidiary of Huntsman International (or Tioxide Group, Holdings U.K. or another person in which Huntsman International or any subsidiary of Huntsman International makes an Investment and to which Huntsman International or any subsidiary of Huntsman International transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the board of managers of Huntsman International (as provided below) as a Securitization Entity

  1.
  no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

  •
  is guaranteed by Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity) (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings,

  •
  is recourse to or obligates Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

  •
  subjects any property or asset of Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable or equipment and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by Huntsman International or any subsidiary of Huntsman International,

  2.
  with which neither Huntsman International nor any subsidiary of Huntsman International has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Huntsman International or such subsidiary than those that might be obtained at the time from persons that are not Affiliates of Huntsman International, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

  3.
  to which neither Huntsman International nor any subsidiary of Huntsman International has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of managers of Huntsman International shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the board of managers of Huntsman International giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions. Following the Initial Public Equity Offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman International" shall be deemed also to refer to such Huntsman Public Parent.

        "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Huntsman International, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, "Senior Debt" also includes the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of,

  1.
  all monetary obligations of every nature of Huntsman International under the Credit Facilities, including obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities,

  2.
  all Interest Swap Obligations and

  3.
  all Obligations under Currency Agreements and Commodity Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, "Senior Debt" does not include

  1.
  any Indebtedness of Huntsman International to a Restricted Subsidiary of Huntsman International or any Affiliate of Huntsman International or any of such Affiliate's subsidiaries,

  2.
  Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of Huntsman International or any subsidiary of Huntsman International,

  3.
  Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services,

  4.
  Indebtedness represented by Disqualified Capital Stock,

  5.
  any liability for federal, state, local or other taxes owed or owing by Huntsman International,

  6.
  Indebtedness incurred in violation of the Indenture provisions set forth under "—Limitation on Incurrence of Additional Indebtedness,"

  7.
  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Huntsman International and

  8.
  any Indebtedness that is expressly subordinated in right of payment to any other Indebtedness of Huntsman International.

        "Significant Subsidiary" means any Restricted Subsidiary of Huntsman International which, at the date of determination, is a "Significant Subsidiary" as such term is defined in Regulation S-X under the Exchange Act.

        "Specified Venture Capital Stock" means Qualified Capital Stock of Huntsman International issued to a person who is not an Affiliate of Huntsman International and the proceeds from the issuance of which are applied within 180 days after the issuance thereof to an Investment in an Unrestricted Subsidiary or joint venture.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Huntsman International or any subsidiary of Huntsman International which are reasonably customary in an accounts receivable securitization transaction. Following the Initial Public Equity Offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman International" shall be deemed also to refer to such Huntsman Public Parent.

        "Subordinated Indebtedness" means Indebtedness of Huntsman International or any guarantor which is expressly subordinated in right of payment to the notes or the guarantee of such guarantor, as the case may be.

        "subsidiary" means with respect to any person, (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of managers or directors, as applicable, under ordinary circumstances shall at the time be owned, directly or indirectly, by such person; or (2) any other person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such person.

        "Tax Sharing Agreement" means the provisions contained in the Limited Liability Company Agreements of Huntsman International and HIH as in existence on the Issue Date relating to distributions to be made to the members thereof with respect to such members' income tax liabilities, or any amendment thereto or replacement thereof so long as any such amendment or replacement provisions are not more disadvantageous to the holders of notes in any material respect than the provisions of the agreement being amended or replaced.

        "Unrestricted Subsidiary" of any person means:

  1.
  any subsidiary of such person that at the time of determination will be or continue to be designated an Unrestricted Subsidiary and

  2.
  any subsidiary of an Unrestricted Subsidiary.

Huntsman China Investments B.V. and its subsidiaries shall be Unrestricted Subsidiaries on the date of the Indenture. The board of managers of Huntsman International may designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if:

  •
  such subsidiary does not own any Capital Stock of, or does not own or hold any Lien on any property of, Huntsman International or any other subsidiary of Huntsman International that is not a subsidiary of the subsidiary to be so designated;

  •
  Huntsman International certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

  •
  each subsidiary to be designated as an Unrestricted Subsidiary and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness under which the lender has recourse to any of the assets of Huntsman International or any of its Restricted Subsidiaries.

        The board of managers of Huntsman International may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

  •
  immediately after giving effect to such designation, Huntsman International is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and

  •
  immediately before and immediately after giving effect to such designation, no default or Event of Default will have occurred and be continuing.

Any such designation by the board of managers of Huntsman International will be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution approving the designation and an officers' certificate certifying that the designation complied with the Indenture.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  1.
  the then outstanding aggregate principal amount of such Indebtedness into

  2.
  the sum of the total of the products obtained by multiplying

  •
  the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

    •
    the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

Book-Entry; Delivery and Form

        The new notes will initially be represented by one or more permanent global notes in fully registered form without interest coupons (each, a "Global Note") and will be deposited with the Trustee as a custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of such depositary. Except as set forth below under "—Certificated Securities," owners of beneficial interests in a Global Note will not be entitled to take physical delivery of their certificates (each a "Certificated Security").

        We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the notes.

        Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if there is an event of default under the Indenture or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

Exchange Offer; Registration Rights

        We the guarantors, and the initial purchasers entered into a registration rights agreement (the "Registration Rights Agreement") on the Issue Date. Pursuant to the Registration Rights Agreement, we agreed that we would, at our expense and for the benefit of the holders of the old notes (the "Holders"), use our reasonable best efforts to:

          (1)   within 180 days after the Issue Date, file a registration statement on an appropriate registration form (the "Exchange Offer Registration Statement") with respect to a registered offer (the "Exchange Offer") to exchange the old notes for new notes, which new notes will have terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions or special interest payments); and

          (2)   cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 240 days after the Issue Date.

        Promptly after the Exchange Offer Registration Statement is declared effective, we will commence the Exchange Offer. We will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders. For each of the old notes validly tendered and not withdrawn before the expiration of the Exchange Offer, the Holder who surrendered such old note will receive an exchange note having a principal amount equal to and denominated in the same currency as that of the surrendered old note.

        Under existing interpretations of the SEC contained in several no-action letters to third parties, the new notes will be freely transferable by Holders thereof after the Exchange Offer without further registration under the Securities Act; provided, however, that each Holder that wishes to exchange its old notes for new notes will be required to represent

          (1)   that any new notes to be received by it will be acquired in the ordinary course of its business;

          (2)   that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the new notes in violation of the Securities Act;

          (3)   that it is not an "affiliate" (as defined in Rule 405 promulgated under Securities Act) of ours;

          (4)   if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of new notes; and

          (5)   if such Holder is a broker-dealer (a "Participating Broker-Dealer") that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such new notes.

        We agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of new notes.

        We intend to apply to list the euro-denominated new notes on the Luxembourg Stock Exchange. We will publish a notice of the commencement of the Exchange Offer, as well as the results of the Exchange Offer and the new common codes and ISINs for the euro-denominated new notes. All documents prepared in connection with the Exchange Offer will be available for inspection, and all necessary actions and services in respect of the Exchange Offer may be done, at the office of the paying agent in Luxembourg.

        If on or before the date of consummation of the Exchange Offer, we are not permitted to effect an Exchange Offer because of any change in law or in currently prevailing interpretations of the Staff of the SEC, then we will, in lieu of effecting registration of exchange notes, use our reasonable best efforts to cause a shelf registration covering resales of the notes (the "Shelf Registration Statement") to become effective and to remain effective until the earlier of two years following the effective date of such registration statement or such time as all of the applicable notes have been sold thereunder.

        We will, in the event that a Shelf Registration Statement is filed, provide to each Holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A Holder that sells notes pursuant to the Shelf Registration Statement will generally be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a Holder (including certain indemnification rights and obligations).

        Although we intend to file the registration statement described above, we cannot assure you that the registration statement will be filed or, if filed, will become effective.

        In the event that:

          (1)   we have not filed the Exchange Offer Registration Statement (or, if applicable, the Shelf Registration Statement) within 180 days following the Issue Date; or

          (2)   such registration statement has not become effective within 240 days following the Issue Date; or

          (3)   the Exchange Offer has not been consummated within 45 business days after the effective date of the Exchange Offer Registration Statement; or

          (4)   any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement, filed and declared effective (any such event referred to in clauses (1) through (4), the "Registration Default");

then the per annum interest rate on the applicable notes will increase, for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect (at which time the interest rate will be reduced to its initial rate) by 0.25% during the first 90-day period following the occurrence of such Registration Default, which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 1.0%.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange of old notes for new notes, but is not intended to be a complete analysis of all potential tax effects. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Future legislative, judicial or administrative changes or interpretation could alter or modify the statements and conditions set forth herein. Any such changes or interpretations could be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

        The exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable event to holders for United States federal income tax purposes. Rather, the new notes received by a holder will be treated as a continuation of the old notes in the hands of such holder. Accordingly, the holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the basis in the old notes, as measured immediately before the exchange.

        WE RECOMMEND THAT EACH HOLDER CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDER'S OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in the exchange offer for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale.

        Neither we nor any of the guarantors will receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or though brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and profit on any such resale of notes issued in the exchange and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 120 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the new notes, other than the commissions or concessions of any broker-dealers and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

        Certain legal matters as to the validity of the notes and the guarantee of the notes by Huntsman International Financial LLC, Huntsman Propylene Oxide Holdings LLC, Huntsman EA Holdings LLC, Huntsman Texas Holdings LLC, Eurofuels LLC and Eurostar Industries LLC will be passed upon for these entities and for us by Stoel Rives LLP, Salt Lake City, Utah. Certain legal matters as to the validity of the guarantee of the notes by Huntsman Ethylenamines Ltd., Huntsman International Fuels, L.P., Huntsman Propylene Oxide Ltd. and Tioxide Group will be passed upon for these entities by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters as to the validity of the guarantee of the notes by Tioxide Americas, Inc. will be passed upon for Tioxide Americas Inc. by Walkers, Cayman Islands.

EXPERTS

        The consolidated financial statements of Huntsman International LLC and subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, listed in the Index of the Consolidated Financial Statements appearing in this prospectus and the related financial statement schedules included elsewhere in this registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In accordance with the Exchange Act, we file periodic reports, registration statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy our reports, registration statements and other information we file with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. In addition, reports and other filings are available to the public on the SEC's web site at http://www.sec.gov.

        If for any reason we are not subject to the reporting requirements of the Exchange Act in the future, we will still be required under the indenture governing the notes to furnish the holders of the notes with certain financial and reporting information. See "Description of New Notes—Certain Covenants—Reports to Holders" for a description of the information we are required to provide.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Millions)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$121.1	$138.0
Accounts receivable (net of allowance for doubtful accounts of $8.9 and $10.7, respectively)	1,004.5	770.1
Accounts receivable from affiliates	8.6	35.9
Inventories	823.0	735.6
Prepaid expenses	33.5	30.8
Deferred income taxes	10.2	10.2
Other current assets	64.5	50.5

Total current assets	2,065.4	1,771.1
Property, plant and equipment, net	3,068.7	3,183.7
Investment in unconsolidated affiliates	149.4	146.2
Intangible assets, net	245.3	254.0
Notes receivable—affiliates	—	10.8
Other noncurrent assets	485.0	483.1

Total assets	$6,013.8	$5,848.9

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
Accounts payable	$930.0	$589.2
Accounts payable to affiliates	68.3	99.1
Accrued liabilities	314.8	419.7
Current portion of long-term debt	9.6	10.5

Total current liabilities	1,322.7	1,118.5
Long-term debt	2,929.6	3,044.3
Deferred income taxes	161.2	179.2
Notes payable—affiliates	—	29.9
Other noncurrent liabilities	336.8	269.5

Total liabilities	4,750.3	4,641.4

Minority interests	18.2	8.8

Commitments and contingencies (Notes 16 and 17)
Member's equity:
Member's equity, 1,000 units	1,026.1	1,026.1
Retained earnings	97.9	6.1
Accumulated other comprehensive income	121.3	166.5

Total member's equity	1,245.3	1,198.7

Total liabilities and member's equity	$6,013.8	$5,848.9

See accompanying notes to unaudited condensed consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND
CONDENSED COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(Dollars in Millions)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Revenues:
Trade sales, services, and fees	$1,895.7	$1,461.6
Related party sales	66.2	36.5

Total revenues	1,961.9	1,498.1
Cost of goods sold	1,605.5	1,350.0

Gross profit	356.4	148.1

Expenses:
Selling, general and administrative	86.6	93.0
Research and development	10.5	12.2
Other operating expense (income)	33.6	(5.2)
Restructuring and plant closing costs	7.0	8.7

Total expenses	137.7	108.7

Operating income	218.7	39.4
Interest expense, net	(63.8)	(69.0)
Loss on accounts receivable securitization program	(3.2)	(3.5)
Other expense	(1.3)	(0.2)

Income (loss) before income taxes	150.4	(33.3)
Income tax expense	(23.5)	(3.6)
Minority interests	(0.1)	—

Net income (loss)	126.8	(36.9)
Other comprehensive (loss) income	(45.2)	1.8

Comprehensive income (loss)	$81.6	$(35.1)

See accompanying notes to unaudited condensed consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY (UNAUDITED)

(Dollars in Millions)

				Accumulated Other Comprehensive Income (Loss)
	Member's Equity
			Retained Earnings
	Units	Amount			Total
Balance, January 1, 2005	1,000	$1,026.1	$6.1	$166.5	$1,198.7
Net income	—	—	126.8	—	126.8
Dividends paid to parent	—	—	(35.0)	—	(35.0)
Other comprehensive loss	—	—	—	(45.2)	(45.2)

Balance, March 31, 2005	1,000	$1,026.1	$97.9	$121.3	$1,245.3

See accompanying notes to unaudited condensed consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

DOLLARS IN MILLIONS

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Cash Flows From Operating Activities:
Net income (loss)	$126.8	$(36.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	75.8	77.0
(Recovery) provision for losses on accounts receivable	(2.4)	0.3
Noncash loss on early extinguishment of debt	1.3	—
Noncash interest expense	2.9	4.2
Deferred income taxes	11.5	3.0
Unrealized losses (gains) on foreign currency transactions	12.6	(20.1)
Changes in operating assets and liabilities net of new consolidated entity:
Accounts and notes receivables	(48.5)	(103.9)
Change in receivables sold, net	64.9	8.8
Inventories	(69.0)	62.0
Prepaid expenses	(2.3)	(0.8)
Other current assets	(17.5)	(13.1)
Other noncurrent assets	13.0	(0.8)
Accounts payable	48.4	23.4
Accrued liabilities	(48.5)	(64.3)
Other noncurrent liabilities	(38.3)	(0.1)

Net cash provided by (used in) operating activities	130.7	(61.3)

Investing Activities:
Capital expenditures	(33.5)	(38.2)
Investments in unconsolidated affiliate	(8.1)	(11.9)
Net cash received from unconsolidated affiliate	—	1.8
Advances to unconsolidated affiliates	(0.8)	(0.6)
Proceeds from sale of fixed assets	4.6	—

Net cash used in investing activities	(37.8)	(48.9)

Financing Activities:
Borrowings under revolving loan facilities	—	88.0
Repayment of long-term debt—credit facilities	(75.2)	—
Net borrowings under overdraft facility	—	4.9
Shares issued to minority shareholders for cash	3.6	—
Repayments of senior notes	(4.1)	—
Dividend paid to parent	(35.0)	—
Other	2.5	—

Net cash (used in) provided by financing activities	(108.2)	92.9

Effect of exchange rate changes on cash	(1.6)	—

Decrease in cash and cash equivalents	(16.9)	(17.3)
Cash and cash equivalents at beginning of period	138.0	97.8

Cash and cash equivalents at end of period	$121.1	$80.5

Supplemental cash flow information:
Cash paid for interest	$88.9	$104.0
Cash paid for income taxes	$2.6	$3.0

See accompanying notes to unaudited condensed consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.    General

  Description of Business

        Huntsman International LLC (including its subsidiaries, unless the context otherwise requires, the "Company," "our," "us," or "we") is a global manufacturer and marketer of differentiated and commodity chemicals. We manage our business through four segments: Polyurethanes, Performance Products, Pigments and Base Chemicals. We manufacture our products at facilities located in North America, Europe, Asia and Africa and sell our products throughout the world.

  Company

        We are a wholly-owned subsidiary of Huntsman International Holdings LLC ("HIH"). All of the membership interests of HIH are owned directly and indirectly by Huntsman Corporation.

  Initial Public Offering of Huntsman Corporation

        On February 16, 2005, Huntsman Corporation, our parent corporation, completed initial public offerings of (i) 55,681,819 shares of its common stock sold by Huntsman Corporation and 13,579,546 shares of its common stock sold by a selling stockholder, in each case at a price to the public of $23 per share, and (ii) 5,750,000 shares of its 5% Mandatory Convertible Preferred Stock sold by Huntsman Corporation at a price to the public of $50 per share. Net proceeds to Huntsman Corporation from the offering were approximately $1,500 million, substantially all of which has been used to repay outstanding indebtedness of certain of Huntsman Corporation's subsidiaries, including HMP Equity Holdings Corporation, Huntsman LLC and HIH.

  Interim Financial Statements

        Our unaudited interim consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and in management's opinion, reflect all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of results of operations, financial position and cash flows for the periods presented. Results for interim periods are not necessarily indicative of those to be expected for the full year. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes to consolidated financial statements included in the our Annual Report on Form 10-K for the year ended December 31, 2004.

  Principles of Consolidation

        Our consolidated financial statements include the accounts of our majority-owned subsidiaries and variable interest entities for which we are the primary beneficiary.

  Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

        Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform with the current presentation.

2.    Recently Issued Accounting Standards

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Financial Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities." FIN 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. In December 2003, the FASB issued a complete replacement of FIN 46 (FIN 46R) to clarify certain complexities. We were required to adopt this financial interpretation on January 1, 2005. The adoption of the standard required us to consolidate our Rubicon LLC joint venture; however the consolidation of the joint venture was not significant to the financial statements.

        In November 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs—an amendment of ARB No. 43." SFAS No. 151 requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material to be recognized as current-period charges. It also requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The requirements of the standard will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are reviewing SFAS No. 151 to determine the statement's impact on our consolidated financial statements.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29." SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in APB Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this standard are effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. We will apply this standard prospectively.

        In December 2004, the FASB issued SFAS No. 123R, "Share Based Payment." SFAS No. 123R requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. This standard eliminates the alternative to use the intrinsic value method of accounting for share based payments as previously provided in APB Opinion No. 25, "Accounting for Stock Issued to Employees." We adopted SFAS No. 123R effective January 1, 2005, and have applied this standard prospectively to share-based awards issued to our employees in connection with Huntsman Corporation's initial public offering. In connection with Huntsman Corporation's initial public offering of common stock on February 16, 2005, certain of our employees received Huntsman Corporation stock options and restricted stock. Accordingly, we were allocated share-based compensation expense of $0.2 million during the three months ended March 31, 2005. We did not have share-based awards prior to the awards issued in connection with Huntsman Corporation's initial public offering.

        In March 2005, the FASB issued FIN 47, "Accounting for Conditional Asset Retirement Obligations." FIN 47 clarifies the term conditional asset retirement obligation used in SFAS No. 143, "Accounting for Asset Retirement Obligations," and clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of December 2005. We are reviewing FIN 47 to determine its impact on our financial statements.

        In March 2005, the Emerging Issues Task Force issued a preliminary consensus on issue 04-13, "Accounting for Purchase and Sales of Inventory with the Same Counterparty," that, if adopted, would require companies to recognize an exchange of finished goods for raw materials or work-in-process within the same line of business at fair value. All other exchanges of inventory would be reflected at the recorded amount. We are evaluating the impact of this preliminary consensus to determine its impact on our results of operations.

3.    Inventories

        Inventories consist of the following (dollars in millions):

	March 31, 2005	December 31, 2004
Raw materials and supplies	$224.2	$191.4
Work in progress	41.9	45.4
Finished goods	556.9	498.8

Total	$823.0	$735.6

        In the normal course of operations, we exchange raw materials with other companies. No gains or losses are recognized on these exchanges, and the net open exchange positions are valued at our cost. The amount included in inventory under open exchange agreements receivable by us at March 31, 2005 was $0.6 million (0.1 million pounds of feedstock and products), which represented the amount to be received by us under open exchange agreements. The amount included in inventory under open exchange agreements receivable by us at December 31, 2004 was $1.1 million (2.1 million pounds of feedstock and products), which represented the amount payable by us under open exchange agreements.

4.    Property, Plant and Equipment

        The cost and accumulated depreciation of property, plant and equipment are as follows (dollars in millions):

	March 31, 2005	December 31, 2004
Land	$54.0	$56.7
Buildings	226.8	230.9
Plant and equipment	3,992.6	4,095.9
Construction in progress	191.8	173.2

Total	4,465.2	4,556.7
Less accumulated depreciation	(1,396.5)	(1,373.0)

Net	$3,068.7	$3,183.7

        Depreciation expense for the three months ended March 31, 2005 and March 31, 2004, was $68.9 million and $69.3 million respectively.

        Property, plant and equipment includes gross assets acquired under capital leases of $16.6 million at both March 31, 2005 and December 31, 2004; related amounts included in accumulated depreciation were $5.6 million and $5.4 million at March 31, 2005 and December 31, 2004, respectively.

5.    Investments in Unconsolidated Affiliates

        Our ownership percentage and investments in unconsolidated affiliates, primarily manufacturing joint ventures, are as follows (dollars in millions):

	March 31, 2005	December 31, 2004
Louisiana Pigment Company, L.P. (50%)	$123.2	$121.6
BASF Huntsman Shanghai Isocyanate Investment BV (50%)	25.9	17.9
Rubicon LLC (50%)(a)	—	5.7
Others	0.3	1.0

Total	$149.4	$146.2

(a)
Beginning January 1, 2005, we consolidated the results of operations and financial position of Rubicon LLC in accordance with FIN 46R since we are the primary beneficiary of this variable interest entity. As noted, we own 50% of BASF Huntsman Shanghai Isocyanate Investment BV. BASF Huntsman Shanghai Isocyanate Investment BV owns a 70% interest in a manufacturing joint venture, thus giving us an indirect 35% interest in the manufacturing joint venture. BASF Huntsman Shanghai Isocyanate Investment BV is an unrestricted subsidiary under the HI Credit Facilities and under the indentures governing our notes.

6.    Intangible Assets

        The gross carrying amount and accumulated amortization of intangible assets were as follows (dollars in millions):

	March 31, 2005			December 31, 2004
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$388.3	$149.1	$239.2	$389.9	$142.7	$247.2
Non-compete agreements	49.7	43.6	6.1	49.9	43.1	6.8

Total	$438.0	$192.7	$245.3	$439.8	$185.8	$254.0

        Amortization expense for intangible assets for the three months ended March 31, 2005 and 2004, was $6.3 million and $8.3 million respectively. Estimated future amortization expense for intangible assets through December 31, 2009 is $26.2 million annually in 2005, $25.9 million annually in 2006, and $23.9 million annually for 2007, 2008 and 2009.

7.    Other Noncurrent Assets

        Other noncurrent assets consist of the following (dollars in millions):

	March 31, 2005	December 31, 2004
Prepaid pension costs	$259.7	$266.0
Debt issuance costs, net	48.2	52.5
Capitalized turnaround expense, net	60.7	72.7
Spare parts inventory	65.7	56.7
Other noncurrent assets	50.7	35.2

Total	$485.0	$483.1

8.    Accrued Liabilities

        Accrued liabilities consist of the following (dollars in millions):

	March 31, 2005	December 31, 2004
Payroll and related costs	$90.3	$112.1
Interest	35.7	62.8
Volume and rebates accruals	48.0	64.1
Income tax payable	29.0	26.7
Taxes (property and VAT)	13.4	36.5
Restructuring and plant closing costs	67.2	87.6
Environmental accruals	5.5	5.7
Other miscellaneous accruals	25.7	24.2

Total	$314.8	$419.7

9.    Other Noncurrent Liabilities

        Other noncurrent liabilities consist of the following (dollars in millions):

	March 31, 2005	December 31, 2004
Pension liabilities	$240.8	$168.6
Restructuring and plant closing costs	23.9	19.0
Other postretirement benefits	11.8	12.2
Environmental accruals	14.7	15.5
Other noncurrent liabilities	45.6	54.2

Total	$336.8	$269.5

10.    Restructuring and Plant Closing Costs

        As of March 31, 2005 and December 31, 2004, accrued restructuring and plant closing costs by type of cost and activity consist of the following (dollars in millions):

	Workforce reductions	Demolition and decommissioning	Non-cancelable lease costs	Other restructuring costs	Total(1)
Accrued liabilities as of December 31, 2004	$82.9	$4.8	$5.1	$13.8	$106.6
2005 Charges for 2003 activities	4.2	—	—		4.2
2005 Charges for 2004 activities	2.4	0.2	0.1	0.1	2.8
2005 Payments for 2003 activities	(5.5)	—	—	—	(5.5)
2005 Payments for 2004 activities	(14.0)	—	—	—	(14.0)
Foreign currency effect on reserve balance	(3.0)	—	—	—	(3.0)

Accrued liabilities as of March 31, 2005	$67.0	$5.0	$5.2	$13.9	$91.1

(1)
Accrued liabilities by initiatives are as follows:

	March 31, 2005	December 31, 2004
2003 activities	$21.3	$22.6
2004 activities	69.1	80.3
Foreign currency effect on reserve balance	0.7	3.7

Total	$91.1	$106.6

        Details with respect to our reserves for restructuring and plant closing costs are provided below by segments and activity (dollars in millions):

	Polyurethanes	Performance Products	Pigments	Base Chemicals	Total
Accrued liabilities as of December 31, 2004	$19.0	$50.5	$22.0	$15.1	$106.6
2005 Charges for 2003 activities	1.4	—	2.8	—	4.2
2005 Charges for 2004 activities	0.5	—	0.1	2.2	2.8
2005 Payments for 2003 activities	(1.6)	(0.2)	(3.7)	—	(5.5)
2005 Payments for 2004 activities	(2.1)	(1.8)	(5.9)	(4.2)	(14.0)
Foreign currency effect on reserve balance	(0.5)	(1.4)	(1.0)	(0.1)	(3.0)

Accrued liabilities as of March 31, 2005	$16.7	$47.1	$14.3	$13.0	$91.1

Current portion of restructuring reserve	$7.3	$32.6	$14.3	$13.0	$67.2
Long-term portion of restructuring reserve	9.4	14.5	—	—	23.9
Estimated additional future charges for current restructuring projects:
Estimated additional charges within one year
Cash charges	$4.0	$—	$11.6	$1.3	$16.9
Noncash charges	—	—	—	—	—
Estimated additional charges beyond one year
Cash charges	$—	$—	$9.6	$—	$9.6
Noncash charges	—	—	—	—	—

        As of March 31, 2005 and December 31, 2004, we had reserves for restructuring and plant closing costs of $91.1 million and $106.6 million, respectively. During the three months ended March 31, 2005, we recorded additional charges of $7.0 million, payable in cash, for workforce reductions, demolition and decommissioning and other restructuring costs associated with closure or curtailment of activities at our smaller, less efficient manufacturing facilities. During the first quarter of 2005, we made cash payments against these reserves of $19.5 million.

        As of December 31, 2004, the Polyurethanes segment reserve consisted of $19.0 million related to various restructuring programs, including the closure of its West Deptford, New Jersey site (as announced in 2004), restructuring activities, at the Rozenburg, Netherlands site (as announced in 2003), the workforce reductions throughout the Polyurethanes segment (as announced in 2003), and the closure of the Shepton Mallet, U.K. site (as announced in 2002). During the three months ended March 31, 2005, the Polyurethanes segment recorded restructuring charges of $1.9 million related to these activities, all of which was payable in cash, and made cash payments of $3.7 million. These restructuring activities are expected to result in additional restructuring charges of approximately $4.0 million through 2005 and result in additional workforce reductions of approximately 65 positions. We have reduced 13 positions during the three months ended March 31, 2005. During the three months ended March 31, 2004, the Polyurethanes segment recorded restructuring charges of $4.8 million.

        As of December 31, 2004, the Performance Products segment reserve consisted of $50.5 million related to various restructuring programs across its European surfactants business, including the closure of substantially all of its Whitehaven, U.K. surfactants facility. These restructuring activities are not expected to result in additional restructuring charges and will result in workforce reductions of approximately 300 additional positions. During the three months ended March 31, 2005, the Performance Products segment made cash payments of $2.0 million.

        As of December 31, 2004, the Pigments segment reserve consisted of $22.0 million related to its global workforce reductions announced in 2003 and the reduction of its titanium dioxide ("TiO2") production capacity announced in 2004. During the three months ended March 31, 2005, the Pigments segment recorded restructuring charges of $2.9 million related to these restructuring activities, all of which was payable in cash, and made cash payments of $9.6 million. These restructuring activities are expected to result in additional restructuring charges of approximately $21.3 million through 2006 and result in workforce reductions of approximately 300 positions, of which 100 positions have been reduced during the three months ended March 31, 2005. During the three months ended March 31,2004, the Pigments segment recorded restructuring charges of $3.9 million.

        As of December 31, 2004, the Base Chemicals segment reserve consisted of $15.1 million related primarily to workforce reductions arising from the announced change in work shift schedules and in the engineering and support functions at the Wilton and North Tees, U.K. facilities. During the three months ended March 31, 2005, the Base Chemicals segment recorded restructuring charges of $2.2 million related to these activities, all of which is payable in cash, and made cash payments of $4.2 million. These restructuring activities are expected to result in additional restructuring charges of approximately $1.3 million through 2005 and result in workforce reductions of approximately 100 positions.

11.    Debt

        Outstanding debt consists of the following (dollars in millions):

	March 31, 2005	December 31, 2004
HI Credit Facilities:
Revolving loan facility	$—	$—
Term B loan	1,235.9	1,314.1
HI Senior Notes	455.7	456.0
HI Subordinated Notes	1,203.2	1,242.0
Other debt	44.4	42.7

Total Debt	2,939.2	3,054.8
Less current portion	(9.6)	(10.5)

Long Term Debt	$2,929.6	$3,044.3

  HI Credit Facilities

        As of March 31, 2005, we had senior secured credit facilities (the "HI Credit Facilities") which consisted of a revolving loan facility of up to $375 million maturing in September 2008 (the "HI

Revolving Facility"), which includes a $50 million multicurrency revolving loan facility available in euros, GBP Sterling and U.S. dollars, and a term loan B facility consisting of a $1,177.5 million term portion and a €45.1 million (approximately $58.5 million) term portion (the "HI Term Facility"). The maturity of the HI Term Facility is December 31, 2010; provided that the maturity will be accelerated to December 31, 2008 if we have not refinanced all of the outstanding HI Senior Notes and the HI Subordinated Notes (as defined below) on or before December 31, 2008 on terms satisfactory to the administrative agent under the HI Credit Facilities. Scheduled amortization of the HI Term Facility is approximately $12.5 million per annum commencing June 30, 2006, with the remaining unpaid balance due at maturity. The HI Credit Facility allows us to borrow up to $100 million secured by letters of credit; however, the $375 million revolving credit facility is reduced dollar-for-dollar by any letters of credit outstanding. As of March 31, 2005, there were no loans outstanding on the HI Revolving Facility, and there were $7.2 million in letters of credit outstanding.

        In compliance with applicable provisions in agreements governing our credit facilities, on December 31, 2004, we prepaid $59.0 million dollar equivalents on the HI Term Facility as a result of excess cash flow. On March 24, 2005, we made a $75.0 million dollar equivalent voluntary repayment on the HI Term Facility. Such prepayments have been applied in accordance with the provisions of the HI Credit Facilities in such a manner that there will be no scheduled maturities under the HI Credit Facilities due until June 2006 and such that all remaining scheduled maturities under the HI Term Facility shall be reduced pro rata.

        Interest rates for the amended and restated HI Credit Facilities are based upon, at our option, either a eurocurrency rate (LIBOR) or a base rate (prime) plus the applicable spread. The applicable spreads vary based on a pricing grid, depending on the loan facility and whether specified conditions have been satisfied, in the case of eurocurrency-based term loans, from 2.25% to 2.50% per annum for term loan B dollar loans and from 3.00% to 3.25% per annum for term loan B Euro loans, and, in the case of base rate term loans, from 1.00% to 1.25% per annum for term B dollar loans. The applicable spread for eurocurrency-based revolving loans ranges from 2.25% to 3.25% and for base rate revolving loans from 1.00% to 2.00%. As of March 31, 2005 and December 31, 2004, the average interest rates on the HI Credit Facilities were 5.38% and 5.0%, respectively, excluding the impact of interest rate hedges.

        The HI Credit Facilities are secured by a first priority lien on substantially all our assets and all the assets of our domestic subsidiaries and certain of our foreign subsidiaries. The HI Credit Facilities are also guaranteed by HIH, our domestic subsidiaries and certain of our foreign subsidiaries (the "HI Guarantors").

        The agreements governing the HI Credit Facilities contain customary financial covenants; covenants relating to the incurrence of debt, the purchase and sale of assets, limitations on investments and affiliate transactions; change in control provisions; events of default provisions; and acceleration provisions. Management believes that we were in compliance with the covenants of the HI Credit Facilities as of March 31, 2005.

  HI Senior Notes and HI Subordinated Notes

        In March 2002, we sold $300 million aggregate principal amount of HI Senior Notes due 2009. On April 11, 2003, we sold an additional $150 million aggregate principal amount of the HI Senior Notes at an issue price of 105.25%. Net proceeds from the sale of these notes were used to repay amounts outstanding under the HI Credit Facilities. The HI Senior Notes are unsecured obligations. Interest on the HI Senior Notes is payable semiannually in March and September of each year. The HI Senior Notes are redeemable after March 1, 2006 at 104.937% of the principal amount thereof, declining ratably to par on and after March 1, 2008.

        On December 17, 2004, we completed an offering of $175 million of our 7.375% senior subordinated notes due 2015 and €135 million of our 7.5% senior subordinated notes due 2015 (the "HI Senior Subordinated Notes due 2015"). We used all of the net proceeds to redeem part of our outstanding 10.125% senior subordinated notes due 2009 (the "HI Senior Subordinated Notes due 2009" and, together with the HI Senior Subordinated Notes due 2015, the "HI Senior Subordinated Notes"). Prior to the partial redemptions discussed below, we had outstanding $600 million and € 450 million of the HI Senior Subordinated Notes due 2009. The HI Senior Subordinated Notes due 2009 became redeemable on July 1, 2004 at 105.063% of the principal amount thereof, which declines ratably to par on and after July 1, 2007. We redeemed $231 million and €77 million of Senior Subordinated Notes due 2009 on December 31, 2004 and $2.9 million and €1.0 million of Senior Subordinated Notes due 2009 on January 3, 2005. In connection with these redemptions, we paid approximately $17.0 million and $0.2 million in U.S. dollar equivalents in redemption premiums on December 31, 2004 and January 3, 2005, respectively.

        As of December 31, 2004, following the December 31, 2004 partial redemption of the HI Senior Subordinated Notes due 2009, we had outstanding $369 million and €373 million of Senior Subordinated Notes due 2009 and $175 million and €135 million of HI Senior Subordinated Notes due 2015, for a combined total of $544 million and €508 million of HI Senior Subordinated Notes plus $5.3 million of unamortized premium. As of March 31, 2005, we had outstanding $366.1 million and €372.0 million of HI Senior Subordinated Notes due 2009 and $175 million and €135 million of HI Senior Subordinated Notes due 2015, for a combined total of $541.1 million and €507.0 million of HI Senior Subordinated Notes plus $4.9 million of unamortized premium. The $175 million and €135 million HI Senior Subordinated Notes due 2015 are redeemable on or after January 1, 2010 at 103.688% and 103.750%, respectively, of the principal amount thereof, which declines ratably to par on and after January 1, 2013. In addition, at any time prior to January 1, 2008, we may redeem up to 40% of the aggregate principal amount of the $175 million and €135 million Senior Subordinated Notes due 2015 at redemption prices of 107.375% and 107.5% plus accrued and unpaid interest, respectively. The HI Senior Subordinated Notes are unsecured and interest is payable semiannually in January and July of each year.

        The HI Senior Notes and the HI Senior Subordinated Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. They also contain a change of control provision requiring us to offer to repurchase the HI Senior Notes and the HI Subordinated Notes upon a change of control. Management believes that we were in compliance with the covenants of the HI Senior Notes and the HI Senior Subordinated Notes as of March 31, 2005.

        On December 10, 2004, we entered into a cross-currency swap. The cross-currency swap requires us to pay euros and receive U.S. dollars at the maturity date of January 1, 2010. The U.S. dollar notional amount is $175 million and bears interest at a fixed rate of 7.375%, payable semiannually on January 1 and July 1. The euro notional amount is approximately €132 million and bears interest at a blended fixed rate of approximately 6.63%, payable semiannually on January 1 and July 1.

  Other Debt

        We maintain a $25 million multicurrency overdraft facility used for working capital needs for our European subsidiaries (the "HI European Overdraft Facility"), all of which was available as of March 31, 2005. As of December 31, 2004, there were no borrowings outstanding under the HI European Overdraft Facility.

        Included within other debt is debt associated with one of our Chinese MDI joint ventures. In January 2003, we entered into a joint venture agreement with Shanghai Chlor-Alkali Chemical Company, Ltd. to build MDI production facilities near Shanghai, China. We own 70% of Huntsman Polyurethanes Shanghai Ltd. ("Consolidated Chinese Splitting JV"), which is a consolidated affiliate. On September 19, 2003, the Consolidated Chinese Splitting JV obtained secured financing for the construction of the production facilities, consisting of various committed loans in the aggregate amount of approximately $119 million in U.S. dollar equivalents. As of March 31, 2005, there were $10.0 million outstanding in U.S. dollar borrowings and 40.0 million in RMB borrowings ($4.8 million) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of March 31, 2005, the interest rate for U.S. dollar borrowings was approximately 3.3% and was 5.5% for RMB borrowings. The loans are secured by substantially all the assets of the Consolidated Chinese Splitting JV and will be repaid in 16 semiannual installments, beginning no later than June 30, 2007. The financing is non-recourse to us, but is guaranteed during the construction phase by affiliates of the Consolidated Chinese Splitting JV, including Huntsman Corporation, as the successor to Huntsman Holdings. Huntsman Corporation has unconditionally guaranteed 70% of any amounts due and unpaid by the Consolidated Chinese Splitting JV under the loans described above (except for the VAT facility, which is not guaranteed). Huntsman Corporation's guarantees remain in effect until the Consolidated Chinese Splitting JV has (i) commenced production at at least 70% of capacity for at least 30 days, and (ii) achieved a debt service coverage ratio of at least 1.5:1. Our Chinese MDI joint ventures are unrestricted subsidiaries under the HI Credit Facilities and under the indentures governing the HI Senior Notes and the HI Subordinated Notes.

  Maturities

        The scheduled maturities of our debt are as follows (dollars in millions):

Year ending December 31,:
2005	$9.4
2006	14.5
2007	14.1
2008	14.4
2009	1,323.5
Later Years	1,563.3

Total	$2,939.2

12.    Derivative Instruments and Hedging Activities

        We are exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, we enter into transactions, including transactions involving derivative instruments, to manage interest rate exposure. We manage interest rate exposure through a program designed to reduce the impact of fluctuations in variable interest rates and to meet the requirements of certain financing agreements.

  Interest Rate Hedging

        Through our borrowing activities, we are exposed to interest rate risk. Such risk arises due to the structure of our debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Prior to the amendment and restatement of the HI Credit Facilities on July 13, 2004, the HI Credit Facilities required that a certain portion of debt be at fixed rates through either interest rate hedges or through other means that provided a similar effect. Effective July 13, 2004, the HI Credit Facilities no longer require interest rate hedging. In recent years, we have issued fixed rate debt in the form of the HI Senior Notes and HI Subordinated Notes that serves to reduce overall risk to interest fluctuations.

        Prior to September 30, 2004, we purchased interest rate cap and interest rate collar agreements to reduce the impact of changes in interest rates on our floating-rate long-term debt. The cap agreements entitled us to receive from the counterparties (major banks) the amounts, if any, by which our interest payments on certain of our floating-rate borrowings exceeded a certain rate. The floor agreements required us to pay to the counterparties (major banks) the amount, if any, by which our interest payments on certain of our floating-rate borrowings were less than a certain rate.

        As of March 31, 2005 and December 31, 2004, there were no swap agreement liabilities. The change in the liability resulted in interest income for the three months ended March 31, 2004 of $1.4 million.

  Commodity Price Hedging

        As of March 31, 2005, commodity price hedging contracts designated as fair value hedges are included in the balance sheet as $0.2 million in inventories and $0.2 million in accrued liabilities. As of December 31, 2004, commodity price hedging contracts designated as fair value hedges are included in the balance sheet as $1.5 million increase in other current assets and as a $1.8 million credit in inventory.

        Commodity price contracts not designated as hedges as defined by SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," are reflected in the balance sheet as $0.5 million in accrued liabilities as of March 31, 2005, and as $5.6 million in other current assets and $1.8 in accrued liabilities as of December 31, 2004.

        During the three months ended March 31, 2005 and the three months ended March 31, 2004, we recorded an increase of $2.7 million and of $2.6 million respectively, in cost of goods sold related to net gains and losses from settled contracts, net gains and losses in fair value price hedges, and the change in fair value on commodity price hedges not designated as hedges as defined in SFAS No. 133.

  Foreign Currency Rate Hedging

        We may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. These contracts are not designated as hedges for financial reporting purposes and are recorded at fair value. As of March 31, 2005 and December 31, 2004 and for the three months ended March 31, 2005 and 2004, the fair value, change in fair value, and realized gains (losses) of outstanding foreign currency rate hedging contracts were insignificant.

  Net Investment Hedging

        As of March 31, 2005, we have designated €277.1 million of our euro-denominated debt as a hedge of our net investments in foreign operations. Currency effects of net investment hedges produced a loss of $26.9 million and a gain of $15.2 million in other comprehensive income (loss) (foreign currency translation adjustments) for the three months ended March 31, 2005 and 2004, respectively. As of March 31, 2005 and December 31, 2004, there was a cumulative net loss of approximately $144.6 million and $171.5 million, respectively. During the first quarter of 2005, we dedesignated €275 million of euro-denominated debt as a net investment hedge that had the effect of reducing our foreign currency losses recognized in earnings by $7.4 million during the first quarter of 2005. Additionally, effective April 1, 2005, we dedesignated an additional €97 million of euro-denominated debt as a net investment hedge. Effective April 1, 2005, we had €180.1 million of euro-denominated debt as a hedge of our net investment in foreign operations.

        On December 10, 2004, we entered into a cross-currency swap. The cross-currency swap requires us to pay euros and receive U.S. dollars at the maturity date of January 1, 2010. The U.S. dollar notional amount is $175 million and bears interest at a fixed rate of 7.375%, payable semiannually on January 1 and July 1. The euro notional amount is approximately €132 million and bears interest at a blended fixed rate of approximately 6.63%, payable semiannually on January 1 and July 1. We have designated this cross-currency swap as a hedge of our net investment in euro-denominated operations.

13.    Securitization of Accounts Receivable

        On December 21, 2000, we initiated an accounts receivable securitization program under which we grant an undivided interest in certain of our trade receivables to a qualified off-balance sheet entity (the "Receivables Trust") at a discount. This undivided interest serves as security for the issuance of commercial paper and medium-term notes by the Receivables Trust.

        At March 31, 2005 and December 31, 2004, the Receivables Trust had approximately $202.3 million and $208.4 million, respectively in U.S. dollar equivalents in medium-term notes outstanding and approximately $70.9 million in U.S. dollar equivalents and nil, respectively in commercial paper outstanding. The medium-term notes have a scheduled maturity date of September 15, 2006. Our commercial paper facility has a maturity date of March 31, 2007 and provides for the issuance of both euro- and U.S.-denominated commercial paper. Under the terms of the agreements, we and our subsidiaries continue to service the receivables in exchange for a fee of 1% of the outstanding receivables, and we are subject to recourse provisions.

        Our retained interest in receivables (including servicing assets) subject to the program was approximately $278.3 million and $337.8 million as of March 31, 2005 and December 31, 2004, respectively. The value of the retained interest is subject to credit and interest rate risk. For the three months ended March 31, 2005 and 2004, new sales of accounts receivable sold into the program totaled approximately $1,413.3 million and $1,095.6 million, respectively, and cash collections from receivables sold into the program that were reinvested totaled $1,386.3 million and $1,086.8 million, respectively. Servicing fees received during the three months ended March 31, 2005 and 2004 were approximately $1.5 million and $1.2 million, respectively.

        We incur losses on the accounts receivable securitization program for the discount on receivables sold into the program and fees and expenses associated with the program. We also retain responsibility for the economic gains and losses on forward contracts mandated by the terms of the program to hedge the currency exposures on the collateral supporting the off-balance sheet debt issued. Gains and losses on forward contracts included as a component of the loss on accounts receivable securitization program are nil and a loss of $1.4 million for the three months ended March 31, 2005 and 2004, respectively. As of each of March 31, 2005 and December 31, 2004, the fair value of the open forward currency contracts was nil.

        The key economic assumptions used in valuing the residual interest are presented below:

March 31, 2005
Weighted average life (in months)	Approx. 1.5
Credit losses (annual rate)	Less than 1%
Discount rate (annual rate)	Approx. 1%

        A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of March 31, 2005 and December 31, 2004 were $15.2 million and $12.1 million, respectively.

14.    Employee Benefit Plans

        Components of the net periodic benefit costs for the three months ended March 31, 2005 and 2004 were as follows (dollars in millions):

	Defined Benefit Plans		Other Postretirement Benefit Plans
	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Components of net periodic benefit cost
Service cost	$10.4	$9.7	$—	$0.1
Interest cost	20.8	18.2	0.1	0.2
Expected return on assets	(24.6)	(20.2)	—	—
Amortization of prior service cost	0.1	0.1	—	—
Amortization of actuarial loss	6.2	5.0	—	0.1

Net periodic benefit cost	$12.9	$12.8	$0.1	$0.4

15.    Other Comprehensive (Loss) Income

        The components of other comprehensive (loss) income are as follows (dollars in millions):

	Accumulated other comprehensive income		Other comprehensive (loss) income
	March 31, 2005	December 31, 2004	Three Months Ended March 31, 2005		Three Months Ended March 31, 2004
Foreign currency translation adjustments	$229.0	$273.3	$(44.3)		$(3.4)
Additional minimum pension liability, net of tax of $36 million as of March 31, 2005 and $29.3 million as of December 31, 2004	(110.7)	(93.2)	(17.5	)(1)	2.7
Additional minimum pension liability—unconsolidated affiliate	—	(8.8)	8.8		—
Unrealized gain (loss) on securities	0.5	0.9	(0.4)		(0.1)
Net unrealized gain (loss) on derivative instruments	2.5	(5.7)	8.2		2.6

Total	$121.3	$166.5	$(45.2)		$1.8

(1)
Beginning January 1, 2005, we consolidated the results of operations and financial position of Rubicon LLC in accordance with FIN 46R because we are the primary beneficiary of this variable interest entity. Accordingly, we recorded a cumulative effect of accounting change of $8.7 million in other comprehensive income (loss).

        Items of other comprehensive income of our company and our consolidated affiliates have been recorded net of tax, with the exception of the foreign currency translation adjustments related to subsidiaries with earnings permanently reinvested. The tax effect is determined based upon the jurisdiction where the income or loss was recognized and is net of valuation allowances that have been recorded.

16.    Commitments and Contingencies

  Purchase Commitments

        We have various purchase commitments extending through 2023 for materials, supplies and services entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. We have also entered into a limited number of contracts which require minimum payments, even if no volume is purchased. These contracts approximate $143 million in 2005, declining to approximately $17 million after 2009. Historically, we have not made any minimum payments under our take or pay contracts.

  Legal Matters

        Certain claims have been filed against us relating to discoloration of unplasticized polyvinyl chloride products allegedly caused by our titanium dioxide ("Discoloration Claims"). Substantially all of the titanium dioxide that is the subject of these claims was manufactured prior to our acquisition of our titanium dioxide business from ICI in 1999. Net of amounts we have received from insurers and pursuant to contracts of indemnity, we have paid approximately $15.8 million in costs and settlement amounts for Discoloration Claims as of March 31, 2005.

        The following table presents information about the number of Discoloration Claims for the period indicated. Claims include all claims for which service has been received by us, and each such claim represents a plaintiff who is pursuing a claim against us.

Three months ended March 31, 2005
Claims filed during period	0
Claims resolved during period	1
Claims unresolved at end of period	2

        In March 2005, one of the Discoloration Claims that was unresolved as of December 31, 2004 was amended to assert additional damages of approximately $56 million. During the three months ended March 31, 2005, we settled a claim for approximately $0.9 million all of which is indemnified and for which we are currently seeking reimbursement. The two Discoloration Claims unresolved as of March 31, 2005 asserted aggregate damages of approximately $58.7 million. A liability has been accrued for these claims. Based on our understanding of the merits of these claims and our rights under contracts of indemnity and insurance, we do not believe that the net impact on our financial condition, results of operations or liquidity will be material.

        While additional Discoloration Claims may be made in the future, we cannot reasonably estimate the amount of loss related to such claims. Although we may incur additional costs as a result of future claims (including settlement costs), based on our history with Discoloration Claims to date, the fact that substantially all of the titanium dioxide that has been the subject of these Discoloration Claims was manufactured and sold more than five years ago, and the fact that we have rights under contract to indemnity, including from ICI, we do not believe that any unasserted possible Discoloration Claims, if any, will have a material impact on our financial condition, results of operations or liquidity. Based on this conclusion and our inability to reasonably estimate our expected costs with respect to these unasserted possible claims, we have made no accruals in our financial statements as of March 31, 2005 for costs associated with unasserted possible Discoloration Claims, if any.

        Certain insurers have denied coverage with respect to certain Discoloration Claims. We brought suit against these insurers to recover the amounts we believe are due to us. The court found in favor of the insurers, and we lodged an application for leave to appeal that decision. Leave to appeal was granted in December 2004. We expect the appeal to be heard during the third quarter of 2005.

        We are a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this prospectus, we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition, results of operations or liquidity. See "Note 17—Environmental, Health and Safety Matters."

17.    Environmental, Health and Safety Matters

  General

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

  Environmental, Health and Safety Systems

        We are committed to achieving and maintaining compliance with all applicable environmental, health and safety ("EHS") legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, ensure the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and minimizing overall risk to us.

  EHS Capital Expenditures

        We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the three months ended March 31, 2005 and 2004, our capital expenditures for EHS matters totaled $2.7 million and $4.6 million, respectively. Since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, we cannot provide assurance that our recent expenditures will be indicative of future amounts required under EHS laws.

  Governmental Enforcement Proceedings

        On occasion, we receive notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable EHS law. By way of example, we are aware of the individual matters set out below, which we believe to be the most significant presently pending matters and unasserted claims. Although we may incur costs or penalties in connection with the governmental proceedings discussed below, based on currently available information and our past experience, we believe that the ultimate resolution of these matters will not have a material impact on our results of operations, financial position or liquidity.

        In the third quarter of 2004, our Jefferson County, Texas facilities received notification from the Texas Commission on Environmental Quality ("TCEQ") of potential air emission violations relating to the operation of cooling towers at two of our plants, and alleged upset air emissions. TCEQ proposed penalties of $0.2 million for the alleged upset violations and $0.1 million for the alleged cooling tower violations. Negotiations are anticipated between us and TCEQ with respect to the resolution of these alleged violations. We do not believe that the final cost to resolve these matters will be material.

  Remediation Liabilities

        We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of wastes that were disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources. Specifically, under the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. In addition, under the U.S. Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and similar state laws, we may be required to remediate contamination originating from our properties as a condition to our hazardous waste permit. In many cases, our potential liability arising from historical contamination is based on operations and other events occurring prior to our ownership of the relevant facility. In these situations, we frequently obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. We have successfully exercised our rights under these contractual covenants for a number of sites, and where applicable, mitigated our ultimate remediation liability. We cannot assure you, however, that all of such matters will be subject to indemnity or that our existing indemnities will be sufficient to cover our liabilities for such matters.

  Environmental Reserves

        We have established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are based upon available facts, existing technology and past experience. On a consolidated basis, we have accrued approximately $20.2 million and $21.2 million for environmental liabilities as of March 31, 2005 and December 31, 2004, respectively. Of these amounts, approximately $5.5 and $5.7 million are classified as accrued liabilities on our consolidated balance sheets as of March 31, 2005 and December 31, 2004, respectively, and approximately $14.7 million and $15.5 million are classified as other noncurrent liabilities on our consolidated balance sheets as of March 31, 2005 and December 31, 2004, respectively. In certain cases, our remediation liabilities are payable over periods of up to 30 years. We may incur losses for environmental remediation in excess of the amounts accrued; however, we are not able to estimate the maximum amount of such losses.

  Regulatory Developments

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross-media (air, water and waste) environmental permitting program for individual facilities. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, we have submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. We expect to submit all other IPPC applications and related documents on a timely basis as the various countries implement the IPPC permit program. Although we do not know with certainty what each IPPC permit will require, we believe, based upon our experience with the permits received to date, that the costs of compliance with the IPPC permit program will not be material to our results of operations, financial position or liquidity.

        In October 2003, the European Commission adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called "REACH" (Registration, Evaluation and Authorization of Chemicals), companies that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. The REACH initiative, as proposed, would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require capital expenditures by us. As proposed, REACH would take effect in three primary stages over the eleven years following the final effective date (assuming final approval). The impacts of REACH on the chemical industry and on us are unclear at this time because the parameters of the program are still being actively debated.

  MTBE Developments

        The use of MTBE is controversial in the U.S. and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, California, New York and Connecticut have adopted rules that prohibit the use of MTBE in gasoline sold in those states as of January 1, 2004. Overall, states that have taken some action to prohibit or restrict the use of MTBE in gasoline account for a substantial portion of the "pre-ban" U.S. MTBE market. Thus far, attempts by others to challenge these state bans in federal court under the reformulated gasoline provisions of the federal Clean Air Act have been unsuccessful.

        The U.S. Congress has been considering legislation that would eliminate the oxygenated fuels requirements in the Clean Air Act and phase out or curtail MTBE use over a period of years. To date, no such legislation has become law. If it were to become law, it could result in a federal phase-out of the use of MTBE in gasoline in the U.S., but it would not prevent us from manufacturing MTBE in our plants. In addition, in March 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances

Control Act. EPA has not yet acted on this proposal, however. In Europe, the EU issued a final risk assessment report on MTBE in September 2002. No ban of MTBE was recommended, though several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended.

        We currently market approximately 95% of our MTBE to customers located in the U.S. for use as a gasoline additive. Any phase-out or other future regulation of MTBE in other jurisdictions, nationally or internationally, may result in a significant reduction in demand for our MTBE and in a material loss in revenues or material costs or expenditures. In the event that there should be a complete phase-out of MTBE in the U.S., we believe we will be able to export MTBE to Europe, Asia or South America, although this may produce a lower level of cash flow than the sale of MTBE in the U.S. We may also elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        In addition to the use limitations described above, a number of lawsuits have been filed, primarily against gasoline manufacturers, marketers and distributors, by persons seeking to recover damages allegedly arising from the presence of MTBE in groundwater. While we have not been named as a defendant in any litigation concerning the environmental effects of MTBE, we cannot provide assurances that we will not be involved in any such litigation or that such litigation will not have a material adverse effect on our results of operations, financial position or liquidity.

18.    Other Operating Expense (Income)

        Other operating expense (income) consisted of the following (dollars in millions):

	Three Months Ended March 31,
	2005	2004
Foreign exchange losses (gains)	$23.9	$(6.1)
Other	9.7	0.9

Total other operating expense (income)	$33.6	$(5.2)

19.    Income Taxes

        Income tax expense was $23.5 million for the three months ended March 31, 2005 and $3.6 million for the three months ended March 31, 2004. Our company and its U.S. subsidiaries are organized as limited liability companies. These entities are treated as partnerships for U.S. income tax purposes and therefore are not subject to U.S. federal income tax on their income. Subsidiaries outside the U.S. are generally taxed on the income generated in the local country. In addition, our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate.

        We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate the resulting deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances have been established against certain of our non-U.S. net deferred tax assets due to the uncertainty of realization. Valuation allowances are reviewed each period on a tax jurisdiction-by-jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax asset in future years.

20.    Operating Segment Information

        We derive our revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. We have four reportable operating segments: Polyurethanes, Performance Products, Pigments and Base Chemicals. Sales between segments are generally recognized at external market prices.

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO and MTBE
Performance Products	Surfactants, ethyleneamines and other performance chemicals
Pigments	Titanium dioxide
Base Chemicals	Ethylene, propylene, benzene, cyclohexane and paraxylene

        We use EBITDA to measure the financial performance of our global business units and for reporting the results of our operating segments. This measure includes all operating items relating to the businesses. The EBITDA of operating segments excludes items that principally apply to our company as a whole. We believe that EBITDA is useful in helping investors assess the results of our business operations. The revenues and EBITDA for each of our reportable operating segments are as follows (dollars in millions):

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Net Revenues
Polyurethanes	$906.9	$639.6
Performance Products	210.5	184.1
Pigments	263.2	254.9
Base Chemicals	678.6	473.9
Eliminations	(97.3)	(54.4)

Total	$1,961.9	$1,498.1

Segment EBITDA(1)
Polyurethanes	$185.7	$72.7
Performance Products	0.2	1.9
Pigments	39.3	7.7
Base Chemicals	102.2	31.4
Corporate and other(2)	(37.5)	(1.0)

Total EBITDA	$289.9	$112.7
Interest expense, net	(63.8)	(69.0)
Income tax expense	(23.5)	(3.6)
Depreciation and amortization	(75.8)	(77.0)

Net income (loss)	$126.8	$(36.9)

(1)
EBITDA is defined as net income (loss) from continuing operations before interest, depreciation and amortization and income taxes.

(2)
Corporate and other items includes unallocated corporate overhead, loss on sale of accounts receivable, foreign exchange gains or losses and other non-operating income (expense).

21.    Condensed Consolidating Financial Statements

        The following condensed consolidating financial statements present, in separate columns, financial information for the following: Huntsman International LLC (on a parent only basis), with our investment in subsidiaries recorded under the equity method; the HI Guarantors on a combined, and where appropriate, consolidated basis; and the non-guarantors on a combined, and where appropriate, consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of March 31, 2005 and December 31, 2004 and for the three months ended March 31, 2005 and 2004. There are no contractual restrictions limiting transfers of cash from guarantor subsidiaries to us. Each of the HI Guarantors is 100% owned by us and has fully and unconditionally guaranteed the HI Senior Notes and the HI Subordinated Notes on a joint and several basis. We have not presented separate financial statements and other disclosures for each of the HI Guarantors because management believes that such information is not material to investors.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2005
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
ASSETS
Current Assets:
Cash and cash equivalents	$5.7	$(0.4)	$115.8	$—	$121.1
Accounts receivable, net	81.6	99.2	1,005.4	(173.1)	1,013.1
Inventories	84.4	87.2	651.4	—	823.0
Prepaid expenses	1.5	0.9	31.1	—	33.5
Deferred income taxes	—	—	10.2	—	10.2
Other current assets	81.4	435.6	161.7	(614.2)	64.5

Total current assets	254.6	622.5	1,975.6	(787.3)	2,065.4
Property, plant and equipment, net	482.7	309.2	2,276.8	—	3,068.7
Investment in unconsolidated affiliates	3,790.8	881.0	26.2	(4,548.6)	149.4
Intangible assets, net	224.5	2.4	18.4	—	245.3
Other noncurrent assets	56.0	1,812.4	402.4	(1,785.8)	485.0

Total assets	$4,808.6	$3,627.5	$4,699.4	$(7,121.7)	$6,013.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$96.9	$82.5	$991.9	$(173.0)	$998.3
Accrued liabilities	514.6	28.1	386.5	(614.4)	314.8
Current portion of long-term debt	0.3	—	9.3	—	9.6

Total current liabilities	611.8	110.6	1,387.7	(787.4)	1,322.7
Long-term debt	2,921.0	—	1,794.4	(1,785.8)	2,929.6
Deferred income taxes	—	—	161.2	—	161.2
Other noncurrent liabilities	30.6	0.5	305.7	—	336.8

Total liabilities	3,563.4	111.1	3,649.0	(2,573.2)	4,750.3

Minority interests	—	—	18.2	—	18.2

Equity:
Member's equity	1,026.1	—	—	—	1,026.1
Subsidiary equity	—	2,151.4	1,078.5	(3,229.9)	—
Retained earnings	97.9	897.0	(41.3)	(855.7)	97.9
Accumulated other comprehensive income (loss)	121.2	468.0	(5.0)	(462.9)	121.3

Total equity	1,245.2	3,516.4	1,032.2	(4,548.5)	1,245.3

Total liabilities and equity	$4,808.6	$3,627.5	$4,699.4	$(7,121.7)	$6,013.8

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS (UNAUDITED)
AS OF DECEMBER 31, 2004
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
ASSETS
Current Assets:
Cash and cash equivalents	$7.4	$(0.4)	$131.0	$—	$138.0
Accounts and notes receivables, net	72.2	102.8	731.2	(100.2)	806.0
Inventories	81.3	85.0	569.3	—	735.6
Prepaid expenses	2.4	1.8	26.6	—	30.8
Deferred tax asset	—	—	10.2	—	10.2
Other current assets	59.5	401.6	71.5	(482.1)	50.5

Total current assets	222.8	590.8	1,539.8	(582.3)	1,771.1
Property, plant and equipment, net	494.0	313.9	2,375.8	—	3,183.7
Investment in unconsolidated affiliates	3,814.7	788.2	18.9	(4,475.6)	146.2
Intangible assets, net	230.6	2.9	20.5	—	254.0
Notes receivable—affiliates	10.8	1,889.9	—	(1,889.9)	10.8
Other noncurrent assets	65.2	28.0	389.9	—	483.1

Total assets	$4,838.1	$3,613.7	$4,344.9	$(6,947.8)	$5,848.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$70.2	$105.4	$612.9	$(100.2)	$688.3
Accrued liabilities	456.4	32.9	412.5	(482.1)	419.7
Current portion of long-term debt	1.6	—	8.9	—	10.5

Total current liabilities	528.2	138.3	1,034.3	(582.3)	1,118.5
Long-term debt	3,046.5	—	1,887.7	(1,889.9)	3,044.3
Deferred income taxes	—	—	179.2	—	179.2
Notes payable—affiliates	29.9	—	—	—	29.9
Other noncurrent liabilities	34.8	0.2	234.5	—	269.5

Total liabilities	3,639.4	138.5	3,335.7	(2,472.2)	4,641.4

Minority interests	—	—	8.8	—	8.8

Equity:
Member's equity	1,026.1	—	—	—	1,026.1
Subsidiary equity	—	2,198.3	1,128.0	(3,326.3)	—
Retained earnings	6.1	736.0	(146.6)	(589.4)	6.1
Accumulated other comprehensive income	166.5	540.9	19.0	(559.9)	166.5

Total equity	1,198.7	3,475.2	1,000.4	(4,475.6)	1,198.7

Total liabilities and equity	$4,838.1	$3,613.7	$4,344.9	$(6,947.8)	$5,848.9

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(LOSS) (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2005
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Revenues:
Trade sales, services, and fees	$228.9	$220.6	$1,446.2	$—	$1,895.7
Related party sales	85.2	60.6	249.8	(329.4)	66.2

Total revenue	314.1	281.2	1,696.0	(329.4)	1,961.9
Cost of goods sold	238.1	249.0	1,447.8	(329.4)	1,605.5

Gross profit	76.0	32.2	248.2	—	356.4
Expenses:
Selling, general and administrative	29.3	4.3	53.0	—	86.6
Research and development	8.9	0.4	1.2	—	10.5
Other operating expense	9.7	7.5	16.4	—	33.6
Restructuring and plant closing costs	—	—	7.0	—	7.0

Total expenses	47.9	12.2	77.6	—	137.7

Operating income	28.1	20.0	170.6	—	218.7
Interest (expense) income, net	(64.5)	36.7	(36.0)	—	(63.8)
Gain (loss) on accounts receivable securitization program	3.3	(0.7)	(5.8)	—	(3.2)
Equity in earnings of unconsolidated affiliates	161.3	105.0	—	(266.3)	—
Other expense	(1.3)	—	—	—	(1.3)

Income before income taxes	126.9	161.0	128.8	(266.3)	150.4
Income tax expense	—	—	(23.5)	—	(23.5)
Minority interest	(0.1)	—	—	—	(0.1)

Net income	126.8	161.0	105.3	(266.3)	126.8
Other comprehensive loss	(45.2)	(72.9)	(24.0)	96.9	(45.2)

Comprehensive income	$81.6	$88.1	$81.3	$(169.4)	$81.6

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(LOSS) (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2004
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Revenues:
Trade sales, services, and fees	$186.0	$141.4	$1,134.2	$—	$1,461.6
Related party sales	46.5	49.3	25.7	(85.0)	36.5

Total revenue	232.5	190.7	1,159.9	(85.0)	1,498.1
Cost of goods sold	184.8	190.3	1,059.9	(85.0)	1,350.0

Gross profit	47.7	0.4	100.0	—	148.1
Expenses:
Selling, general and administrative	31.9	3.6	57.5	—	93.0
Research and development	7.0	0.5	4.7	—	12.2
Other operating (income) expense	(0.1)	0.9	(6.0)	—	(5.2)
Restructuring and plant closing costs	—	—	8.7	—	8.7

Total expenses	38.8	5.0	64.9	—	108.7

Operating income (loss)	8.9	(4.6)	35.1	—	39.4
Interest (expense) income, net	(69.0)	38.3	(38.3)	—	(69.0)
Loss on accounts receivable securitization program	(0.2)	(0.3)	(3.0)	—	(3.5)
Equity in earnings (losses) of unconsolidated affiliates	23.6	(10.1)	—	(13.5)	—
Other expense	(0.2)	—	—	—	(0.2)

(Loss) income before income taxes	(36.9)	23.3	(6.2)	(13.5)	(33.3)
Income tax expense	—	—	(3.6)	—	(3.6)

Net (loss) income	(36.9)	23.3	(9.8)	(13.5)	(36.9)
Other comprehensive income (loss)	1.8	(5.6)	(31.7)	37.3	1.8

Comprehensive (loss) income	$(35.1)	$17.7	$(41.5)	$23.8	$(35.1)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2005
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Net cash (used in) provided by operating activities	$(61.1)	$8.3	$183.5	$—	$130.7
Investing activities:
Capital expenditures	(2.7)	(0.5)	(30.3)	—	(33.5)
Proceeds from sale of fixed asset	4.6	—	—	—	4.6
Investment in unconsolidated affiliate	—	—	(8.1)	—	(8.1)
Net cash received from unconsolidated affiliates	—	—	—	—	—
Advances to unconsolidated affiliates	(0.8)	—	—	—	(0.8)

Net cash provided by (used in) investing activities	1.1	(0.5)	(38.4)	—	(37.8)

Financing activities:
Dividends paid to parent	(35.0)	—	—	—	(35.0)
Repayment of long term debt	(75.2)	—	—	—	(75.2)
Repayments of senior notes	(4.1)	—	—	—	(4.1)
Cash contributions by parent	—	—	898.6	(898.6)	—
Cash distributions from subsidiaries	1,000.9	—	—	(1,000.9)	—
Cash distributions to parent	—	(46.9)	(954.0)	1,000.9	—
Cash distributions to subsidiaries	(898.6)	—	—	898.6	—
Shares issued to minority shareholders for cash	—	—	3.6	—	3.6
Other	2.5	—	—	—	2.5
Intercompany advances—net of repayments	67.8	39.1	(106.9)	—	—

Net cash provided by (used in) financing activities	58.3	(7.8)	(158.7)	—	(108.2)

Effect of exchange rate changes on cash	—	—	(1.6)	—	(1.6)

Decrease in cash and cash equivalents	(1.7)	—	(15.2)	—	(16.9)
Cash and cash equivalents at beginning of period	7.4	(0.4)	131.0	—	138.0

Cash and cash equivalents at end of period	$5.7	$(0.4)	$115.8	$—	$121.1

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2004
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Net cash (used in) provided by operating activities	$(88.7)	$27.3	$0.1	$—	$(61.3)
Investing activities:
Capital expenditures	(1.5)	(2.1)	(34.6)	—	(38.2)
Investment in unconsolidated affiliate	—	—	(11.9)	—	(11.9)
Net cash received from unconsolidated affiliates	—	1.8	—	—	1.8
Advances to unconsolidated affiliates	(0.6)	—	—	—	(0.6)

Net cash used in investing activities	(2.1)	(0.3)	(46.5)	—	(48.9)

Financing activities:
Borrowings under revolving loan facilities	88.0	—	—	—	88.0
Net borrowings under overdraft facility	4.9	—	—	—	4.9
Cash contributions by parent	—	129.1	1,102.2	(1,231.3)	—
Cash distributions from subsidiaries	1,174.1	—	—	(1,174.1)	—
Cash distributions to parent	—	(65.9)	(1,108.2)	1,174.1	—
Cash distributions to subsidiaries	(1,231.3)	—	—	1,231.3	—
Intercompany advances—net of repayments	38.8	(89.0)	50.2	—	—

Net cash provided by (used in) financing activities	74.5	(25.8)	44.2	—	92.9

Effect of exchange rate changes on cash	—	—	—	—	—

(Decrease) increase in cash and cash equivalents	(16.3)	1.2	(2.2)	—	(17.3)
Cash and cash equivalents at beginning of period	16.6	(0.3)	81.5	—	97.8

Cash and cash equivalents at end of period	$0.3	$0.9	$79.3	$—	$80.5

RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL STATEMENTS

        Company management is responsible for the preparation, accuracy and integrity of the consolidated financial statements and other financial information included in this Annual Report. This responsibility includes preparing the statements in accordance with accounting principles generally accepted in the United States of America and necessarily includes estimates based upon management's best judgment.

        To help ensure the accuracy and integrity of Company financial data, management maintains internal controls which are designed to provide reasonable assurance that transactions are executed as authorized, that they are accurately recorded and that assets are properly safeguarded. It is essential for all Company employees to conduct their business affairs in keeping with the highest ethical standards as outlined in our code of conduct policy, "Business Conduct Guidelines." Careful selection of employees, and appropriate divisions of responsibility also help us to achieve our control objectives.

        The consolidated balance sheets of Huntsman International LLC and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive income (loss), member's equity, and cash flows for the years ended December 31, 2004, 2003 and 2002 have been audited by the Company's independent registered public accounting firm Deloitte & Touche LLP. Their report is shown on page F-35.

        The Board of Managers oversees the adequacy of the Company's control environment. Representatives of the Audit Committee meet periodically with representatives of Deloitte & Touche LLP, internal financial management and the internal auditor to review accounting, control, auditing and financial reporting matters. The independent registered public accounting firm and the internal auditor also have full and free access to meet privately with the Audit Committee.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Member of
Huntsman International LLC and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of Huntsman International LLC and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive income (loss), member's equity, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed on page F-1. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its controls over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman International LLC and subsidiaries as of December 31, 2004 and 2003 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 14, 2005

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$138.0	$97.8
Accounts receivable (net of allowance for doubtful accounts of $10.7 and $13.4, respectively)	770.1	538.5
Accounts receivable from affiliates	35.9	25.9
Inventories	735.6	596.9
Prepaid expenses	30.8	23.6
Deferred income taxes	10.2	3.0
Other current assets	50.5	83.6

Total current assets	1,771.1	1,369.3
Property, plant and equipment, net	3,183.7	3,256.2
Investment in unconsolidated affiliates	146.2	138.7
Intangible assets, net	254.0	283.4
Notes receivable—affiliates	10.8	13.5
Other noncurrent assets	483.1	431.6

Total assets	$5,848.9	$5,492.7

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
Accounts payable (including overdraft facilities of nil and $7.5, respectively)	$589.2	$483.6
Accounts payable to affiliates	99.1	77.7
Accrued liabilities	419.7	387.7
Current portion of long-term debt	10.5	1.8

Total current liabilities	1,118.5	950.8
Long-term debt	3,044.3	2,925.3
Deferred income taxes	179.2	234.8
Notes payable—affiliates	29.9	29.1
Other noncurrent liabilities	269.5	195.4

Total liabilities	4,641.4	4,335.4

Minority interests	8.8	3.6

Commitments and contingencies (Notes 19, 21, and 22)
Member's equity:
Member's equity, 1,000 units	1,026.1	1,026.1
Retained earnings	6.1	55.6
Accumulated other comprehensive income	166.5	72.0

Total member's equity	1,198.7	1,153.7

Total liabilities and member's equity	$5,848.9	$5,492.7

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Dollars in Millions)

	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Revenues:
Trade sales, services, and fees	$6,312.1	$5,041.7	$4,184.4
Related party sales	191.3	203.8	333.7

Total revenues	6,503.4	5,245.5	4,518.1
Cost of goods sold	5,678.5	4,661.1	3,902.7

Gross profit	824.9	584.4	615.4

Expenses:
Selling, general and administrative	367.7	368.0	331.6
Research and development	40.9	49.4	54.6
Other operating income	(14.4)	(65.6)	(6.6)
Restructuring and plant closing costs	249.5	56.7	7.7

Total expenses	643.7	408.5	387.3

Operating income	181.2	175.9	228.1
Interest expense, net	(254.2)	(251.5)	(245.4)
Loss on accounts receivable securitization program	(15.6)	(32.4)	(5.5)
Other (expense) income	(19.5)	(1.3)	1.3

Loss before income taxes	(108.1)	(109.3)	(21.5)
Income tax benefit (expense)	58.6	(21.6)	41.5
Minority interests	—	—	0.1

Net (loss) income	(49.5)	(130.9)	20.1
Other comprehensive income	94.5	219.4	53.4

Comprehensive income	$45.0	$88.5	$73.5

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY

(Dollars in Millions)

	Member's Equity			Accumulated Other Comprehensive Income (Loss)
			Retained Earnings
	Units	Amount			Total
Balance, January 1, 2002	1,000	$1,026.1	$166.4	$(200.8)	$991.7
Net income		—	20.1	—	20.1
Other comprehensive income		—	—	53.4	53.4

Balance, December 31, 2002	1,000	1,026.1	186.5	(147.4)	1,065.2
Net loss		—	(130.9)	—	(130.9)
Other comprehensive income		—	—	219.4	219.4

Balance, December 31, 2003	1,000	1,026.1	55.6	72.0	1,153.7
Net loss		—	(49.5)	—	(49.5)
Other comprehensive income		—	—	94.5	94.5

Balance, December 31, 2004	1,000	$1,026.1	$6.1	$166.5	$1,198.7

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Cash Flows From Operating Activities:
Net (loss) income	$(49.5)	$(130.9)	$20.1
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	312.4	277.9	256.2
Provision for losses on accounts receivable	2.0	10.2	4.1
Loss on early extinguishment of debt	19.5	—	—
Noncash restructuring and plant closing charges	116.4	11.4	6.1
Noncash interest expense	16.5	16.2	12.9
Deferred income taxes	(75.3)	—	(59.8)
Gain on foreign currency transactions	(61.5)	(64.3)	(29.5)
Minority interests in subsidiaries	—	—	(0.1)
Equity in earnings of investment in unconsolidated affiliates	—	—	(0.2)
Changes in operating assets and liabilities:
Accounts and notes receivables	(94.2)	(6.6)	1.6
Change in receivables sold, net	(90.0)	18.6	99.7
Inventories	(93.6)	26.6	(12.6)
Prepaid expenses	(4.2)	1.1	(9.1)
Other current assets	59.7	(29.2)	(15.0)
Other noncurrent assets	(1.1)	—	(9.4)
Accounts payable	46.0	(58.5)	(0.5)
Accrued liabilities	41.9	32.6	(70.2)
Other noncurrent liabilities	0.8	(6.6)	(16.2)

Net cash provided by operating activities	145.8	98.5	178.1

Investing Activities:
Capital expenditures	(141.3)	(127.4)	(190.5)
Acquisitions of business and minority interest	—	—	(9.0)
Investments in unconsolidated affiliate	(11.8)	(6.1)	—
Net cash received from unconsolidated affiliate	8.6	0.8	8.0
Advances to unconsolidated affiliates	(2.6)	(3.0)	(3.3)
Proceeds from sale of fixed assets	—	—	5.9

Net cash used in investing activities	(147.1)	(135.7)	(188.9)

Financing Activities:
Repayments under revolving loan facilities	(22.0)	(45.0)	(43.6)
Proceeds from long-term debt	1,369.6	205.0	300.0
Issuance of Senior Notes	354.5	157.9	—
Repayment of long-term debt	(1,302.4)	(264.0)	(245.0)
Repayments under overdraft facility	(7.5)	7.5	—
Repayments of Senior Notes	(333.4)	—	—
Shares issued to minority shareholders for cash	5.4	2.7	—
Cost of early extinguishment of debt	(17.0)	—	—
Debt issuance costs	(17.2)	(9.7)	(10.3)

Net cash provided by financing activities	30.0	54.4	1.1

Effect of exchange rate changes on cash	11.5	5.2	1.2

Increase (decrease) in cash and cash equivalents	40.2	22.4	(8.5)
Cash and cash equivalents at beginning of period	97.8	75.4	83.9

Cash and cash equivalents at end of period	$138.0	$97.8	$75.4

Supplemental cash flow information:
Cash paid for interest	$260.9	$222.5	$235.0
Cash paid for income taxes	$13.2	$13.8	$12.3

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    General

Description of Business

        Huntsman International LLC (the "Company," including its subsidiaries, unless the context otherwise requires) is a global manufacturer and marketer of differentiated and commodity chemicals. The Company manages its business through four segments: Polyurethanes, Performance Products, Pigments and Base Chemicals. The Company manufactures its products at facilities located in North America, Europe, Asia and Africa and sells its products throughout the world.

Company

        The Company is a wholly-owned subsidiary of Huntsman International Holdings LLC ("HIH"). All of the membership interests of HIH are owned directly and indirectly by Huntsman Corporation.

Initial Public Offering of Huntsman Corporation

        On February 16, 2005, Huntsman Corporation, the Company's parent corporation, completed initial public offerings of (i) 55,681,819 shares of its common stock sold by Huntsman Corporation and 13,579,546 shares of its common stock sold by a selling stockholder, in each case at a price to the public of $23 per share, and (ii) 5,750,000 shares of its 5% Mandatory Convertible Preferred Stock sold by Huntsman Corporation at a price to the public of $50 per share. Net proceeds to Huntsman Corporation from the offering were approximately $1,500 million, substantially all of which has been used to repay outstanding indebtedness of certain of Huntsman Corporation's subsidiaries, including HMP, Huntsman LLC and HIH.

2.    Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements of the Company include the accounts of the Company and its majority wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Revenue Recognition

        The Company generates substantially all of its revenues through sales in the open market and long-term supply agreements. The Company recognizes revenue when it is realized or realizable, and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectibility is reasonably assured, and pricing is fixed or determinable. This occurs at the time shipment is made.

Cost of Goods Sold

        The Company classifies the costs of manufacturing and distributing its products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Manufacturing costs include, among other things, plant site operating costs and overhead, production planning and logistics costs, repair and maintenance costs, plant site purchasing costs, and engineering and technical support costs. Distribution, freight and warehousing costs are also included in cost of goods sold.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers cash in checking accounts and cash in short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

Securitization of Accounts Receivable

        The Company securitizes certain trade receivables in connection with a revolving accounts receivable securitization program in which the Company grants a participating undivided interest in certain of its trade receivables to a qualified off-balance sheet entity. The Company retains the servicing rights and a retained interest in the securitized receivables. Losses are recorded on the sale and are based on the carrying value of the receivables as allocated between the receivables sold and the retained interests and their relative fair value at the date of the transfer. Retained interests are subsequently carried at fair value which is estimated based on the present value of expected cash flows, calculated using management's best estimates of key assumptions including credit losses and discount rates commensurate with the risks involved. For more information, see "Note 11 Securitization of Accounts Receivable".

Inventories

        Inventories are stated at the lower of cost or market, with cost determined using last-in first-out, first-in first-out, and average costs methods for different components of inventory.

Property, Plant and Equipment

        Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives or lease term as follows:

Buildings	20 - 30 years
Plant and equipment	3 - 20 years

        Interest costs are capitalized as part of major construction projects. Interest expense capitalized as part of plant and equipment was $4.5 million, $4.4 million and $10.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        Periodic maintenance and repairs applicable to major units of manufacturing facilities are accounted for on the prepaid basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. Normal maintenance and repairs of all other plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

Investment in Unconsolidated Affiliates

        Investments in companies in which the Company exercises significant management influence are accounted for using the equity method.

Intangible Assets

        Intangible assets are stated at cost (fair value at the time of acquisition) and are amortized using the straight-line method over the estimated useful lives or the life of the related agreement as follows:

Patents and technology	5 - 30 years
Trademarks	15 - 30 years
Other intangibles	5 - 15 years

Other Noncurrent Assets

        Other noncurrent assets consist primarily of spare parts, debt issuance costs, notes receivable, employee benefit assets and turnaround costs. Debt issuance costs are amortized using the interest method over the term of the related debt.

Carrying Value of Long-Term Assets

        Upon the occurrence of a triggering event, the Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows and recognizes an impairment when such estimated cash flows are less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. Fair value is generally estimated by discounting estimated future cash flows using a discount rate commensurate with the risks involved. See "Note 10—Restructuring, Plant Closing and Impairment Costs."

Financial Instruments

        The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the senior secured credit facilities of the Company's subsidiaries approximates fair value since they bear interest at a variable rate plus an applicable margin.

Derivatives and Hedging Activities

        The Company follows Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting For Derivative Instruments And Hedging Activities." SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the hedged items are recognized in earnings. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income and will be recognized in the income statement when the hedged item affects earnings. SFAS

No. 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized in earnings.

Income Taxes

        The Company and its U.S. subsidiaries are organized as limited liability companies. These entities are treated similar to a partnership for U.S. income tax purposes, and therefore are not subject to U.S. federal tax on their income. Subsidiaries outside the U.S. are generally taxed on the income generated in the local country.

        Deferred income taxes are provided for temporary differences between financial statement income and taxable income using the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." The Company evaluates the resulting deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances have been established against certain of the non-U.S. deferred tax assets due to uncertainty of realization. Valuation allowances are reviewed each period on a tax jurisdiction by jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax asset. The Company does not provide for income taxes or benefits on the undistributed earnings of its international subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

Asset Retirement Obligations

        The Company accrues for asset retirement obligations, which consist primarily of landfill closure costs in the period in which the obligations are incurred and the Company has sufficient information to estimate a range of potential settlement dates for the obligation. These costs are accrued at estimated fair value. When the related liability is initially recorded, the Company capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the Company will recognize a gain or loss for any difference between the settlement amount and the liability recorded.

        Asset retirement obligations consist primarily of landfill capping and closure and post-closure costs. The Company is legally required to perform capping and closure and post-closure care on the landfills and reclamation on the quarries. In accordance with SFAS No. 143, "Accounting for Asset Retirement Obligations," each landfill the Company recognizes the fair value of a liability for an asset retirement obligation and capitalizes that cost as part of the cost basis of the related asset. The related assets are being depreciated on a straight-line basis over 27 years. The Company has additional asset retirement obligations with indeterminate settlement dates; the fair value of these asset retirement obligations cannot be estimated due to the lack of sufficient information to estimate a range of potential settlement dates for the obligation. An asset retirement obligation related to these assets will be recognized when the Company knows such information.

        The following table describes changes to the asset retirement obligation liability:

Year Ended December 31, 2004
In millions
Asset retirement obligation at the beginning of the period	$—
Liabilities incurred	6.7
Accretion expense	0.5
Liabilities settled	—
Revisions in estimated cash flows	—

Asset retirement obligation at the end of the period	$7.2

        If the asset retirement obligation and measurement provisions of SFAS No. 143 had been in effect on January 1, 2002, the aggregate carrying amount of those obligations would have been $5.0 million. The amortization of the asset retirement cost and accretion of asset retirement obligation for each of 2002 and 2003 would have been immaterial.

Research and Development

        Research and development costs are expensed as incurred.

Foreign Currency Translation

        The accounts of the Company's subsidiaries outside of the United States, except for those operating in highly inflationary economic environments, consider local currency to be the functional currency. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to stockholder's equity as a component of accumulated other comprehensive income (loss).

        Subsidiaries that operate in economic environments that are highly inflationary consider the U.S dollar to be the functional currency and include gains and losses from translation to the U.S. dollar from the local currency in the statement of operations.

        Transaction gains and losses are recorded in selling, general and administrative expenses in the consolidated statement of operations and were net gains of $67.6 million, $91.9 million and $48.3 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Environmental Expenditures

        Environmental related restoration and remediation costs are recorded as liabilities and expensed when site restoration and environmental remediation and cleanup obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures, which are principally maintenance or preventative in nature, are recorded when incurred and are expensed or capitalized as appropriate. See "Note 22—Environmental, Health and Safety Matters."

Earnings per Member Equity Unit

        Earnings per member equity unit is not presented because it is not considered meaningful information due to the Company's ownership by a single equity holder.

Reclassifications

        Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform with the current presentation.

Recently Issued Accounting Standards

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Financial Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities." FIN 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. In December 2003, the FASB issued a complete replacement of FIN 46 (FIN 46R) to clarify certain complexities. The Company is required to adopt this financial interpretation on January 1, 2005. The adoption of the standard will require the consolidation of the Company's Rubicon LLC joint venture; however the consolidation of the joint venture will not be significant to the financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company's consolidated financial statements.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—an amendment of ARB No. 43". SFAS No. 151 requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The requirements of the standard will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is reviewing SFAS No. 151 to determine the statement's impact on its consolidated financial statements.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets an amendment of APB Opinion No. 29." SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in APB Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this standard are effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company will apply this standard prospectively.

        In December 2004, the FASB issued SFAS No. 123R, "Share Based Payment." SFAS No. 123R requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. This standard eliminates the alternative to use the intrinsic value method of accounting for share based payments as previously provided in APB Opinion No. 25, "Accounting for Stock Issued to Employees." This standard is effective for the Company beginning in January 2006. The Company is reviewing SFAS No. 123R to determine the statement's impact on its consolidated financial statements.

3.    Inventories

        Inventories consist of the following (dollars in millions):

	December 31, 2004	December 31, 2003
Raw materials and supplies	$191.4	$180.2
Work in progress	45.4	18.0
Finished goods	498.8	398.7

Total	$735.6	$596.9

        In the normal course of operations, the Company exchanges raw materials with other companies. No gains or losses are recognized on these exchanges, and the net open exchange positions are valued at the Company's cost. The amount included in inventory under open exchange agreements receivable by the Company at December 31, 2004 was $1.1 million (2.1 million pounds of feedstock and products), which represented the amount to be received by the Company under open exchange agreements. The amount deducted from inventory under open exchange agreements owed by the Company at December 31, 2003 was $6.6 million (18.7 million pounds of feedstock and products), which represented the amount payable by the Company under open exchange agreements.

4.    Property, Plant and Equipment

        The cost and accumulated depreciation of property, plant and equipment are as follows (dollars in millions):

	December 31, 2004	December 31, 2003
Land	$56.7	$49.4
Buildings	230.9	201.0
Plant and equipment	4,095.9	3,938.9
Construction in progress	173.2	156.1

Total	4,556.7	4,345.4
Less accumulated depreciation	(1,373.0)	(1,089.2)

Net	$3,183.7	$3,256.2

        Depreciation expense for the years ended December 31, 2004, 2003 and 2002 was $281.3 million, $245.5 million, and $220.4 million respectively.

        Property, plant and equipment includes gross assets acquired under capital leases of $19.6 million and $19.0 million at December 31, 2004 and December 31, 2003, respectively; related amounts included in accumulated depreciation were $7.6 million and $5.3 million at December 31, 2004 and December 31, 2003, respectively.

5.    Investments in Unconsolidated Affiliates

        The Company's ownership percentage and investments in unconsolidated affiliates, primarily manufacturing joint ventures, are as follows (dollars in millions):

	December 31, 2004	December 31, 2003
Louisiana Pigment Company, L.P. (50%)	$121.6	$130.4
BASF Huntsman Shanghai Isocyanate Investment BV (50%)	17.9	6.1
Rubicon LLC (50%)	5.7	1.0
Others	1.0	1.2

Total	$146.2	$138.7

        As noted, the Company owns 50% of BASF Huntsman Shanghai Isocyanate Investment BV. BASF Huntsman Shanghai Isocyanate Investment BV owns a 70% interest in a manufacturing joint venture, thus giving the Company an indirect 35% interest in the manufacturing joint venture.

        Summarized approximate financial information of such affiliated companies as a group as of December 31, 2004 and 2003 and for the years then ended is presented below (dollars in millions):

	December 31, 2004	December 31, 2003	December 31, 2002
Assets	$507.1	$466.1	$488.3
Liabilities	216.8	189.9	222.5
Revenues	976.1	768.0	651.3
Net income	0.2	0.1	0.2
The Company's equity in:
Net assets	146.2	138.7	133.9
Net income	0.4	0.1	0.2

6.    Intangible Assets

        The gross carrying amount and accumulated amortization of intangible assets were as follows (dollars in millions):

	December 31, 2004			December 31, 2003
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$389.9	$142.7	$247.2	$389.2	$116.9	$272.3
Non-compete agreements	49.9	43.1	6.8	49.6	38.5	11.1

Total	$439.8	$185.8	$254.0	$438.8	$155.4	$283.4

        Amortization expense for intangible assets for years ended 2004, 2003 and 2002 was $28.6 million, $32.4 million and $33.9 million, respectively. Estimated future amortization expense for intangible assets through December 31, 2009 is $26.2 million annually in 2005, $25.9 million annually in 2006, $23.9 million annually for 2007, 2008 and 2009.

7.    Other Noncurrent Assets

        Other noncurrent assets consist of the following (dollars in millions):

	December 31, 2004	December 31, 2003
Prepaid pension costs	$266.0	$235.1
Debt issuance costs	52.5	54.4
Capitalized turnaround expense	72.7	52.6
Spare parts inventory	56.7	55.6
Other noncurrent assets	35.2	33.9

Total	$483.1	$431.6

8.    Accrued Liabilities

        Accrued liabilities consist of the following (dollars in millions):

	December 31, 2004	December 31, 2003
Payroll and related costs	$112.1	$77.1
Interest	62.8	78.5
Volume and rebates accruals	64.1	64.8
Income tax payable	26.7	35.5
Taxes (property and VAT)	36.5	32.0
Restructuring and plant closing costs	87.6	22.5
Interest and commodity hedging accruals	—	10.8
Environmental accruals	5.7	5.7
Other miscellaneous accruals	24.2	60.8

Total	$419.7	$387.7

9.    Other Noncurrent Liabilities

        Other noncurrent liabilities consist of the following (dollars in millions):

	December 31, 2004	December 31, 2003
Pension liabilities	$168.6	$149.0
Restructuring and plant closing costs	19.0	—
Other postretirement benefits	12.2	11.8
Environmental accruals	15.5	11.6
Other noncurrent liabilities	54.2	23.0

Total	$269.5	$195.4

10.    Restructuring and Plant Closing Costs

        As of December 31, 2004, accrued restructuring and plant closing costs by type of cost and activity consist of the following (dollars in millions):

	Workforce reductions(1)	Demolition and decommissioning	Non-cancelable lease costs	Other restructuring costs	Total(2)
Accrued liabilities as of December 31, 2001	$31.3	$—	$—	$—	$31.3
2002 charges for 2002 initiatives	—	—	—	1.6	1.6
2002 payments for 2001 initiatives(3)	(24.2)	—	—	—	(24.2)
2002 payments for 2002 initiatives(3)	—	—	—	(1.6)	(1.6)

Accrued liabilities as of December 31, 2002	7.1	—	—	—	7.1
2003 charges for 2003 initiatives	45.2	—	—	—	45.2
2003 payments for 2001 initiatives(3)	(7.1)	—	—	—	(7.1)
2003 payments for 2003 initiatives(3)	(22.7)	—	—	—	(22.7)

Accrued liabilities as of December 31, 2003	22.5	—	—	—	22.5
2004 charges for 2003 initiatives	24.5	—	—	0.4	24.9
2004 charges for 2004 initiatives	84.9	4.8	5.1	13.4	108.2
2004 payments for 2003 initiatives(3)	(24.8)	—	—	—	(24.8)
2004 payments for 2004 initiatives(3)	(27.9)	—	—	—	(27.9)
Foreign currency effect on reserve balance	3.7	—	—	—	3.7

Accrued liabilities as of December 31, 2004	$82.9	$4.8	$5.1	$13.8	$106.6

(1)
Substantially all of the positions terminated in connection with the restructuring programs were terminated under ongoing termination benefit arrangements. Accordingly, the related liabilities were accrued as a one-time charge to earnings in accordance with SFAS No. 112, "Employers' Accounting for Post employment Benefits."

(2)
Accrued liabilities by initiatives are as follows (dollars in millions):

	December 31, 2004	December 31, 2003	December 31, 2002
2001 initiatives	$—	$—	$7.1
2002 initiatives	—	—	—
2003 initiatives	22.6	22.5	—
2004 initiatives	80.3	—	—
Foreign currency effect on reserve balance	3.7	—	—

Total	$106.6	$22.5	$7.1

(3)
Includes impact of foreign currency translation.

        Details with respect to the Company's reserves for restructuring and plant closing costs are provided below by segments and activity (dollars in millions):

	Polyurethanes	Performance Products	Pigments	Base Chemicals	Total
Accrued liabilities as of December 31, 2001	$29.4	$—	$1.9	$—	$31.3
2002 charges for 2002 initiatives	—	1.6	—	—	1.6
2002 payments for 2001 initiatives(2)	(22.3)	—	(1.9)	—	(24.2)
2002 payments for 2002 initiatives(2)	—	(1.6)	—	—	(1.6)

Accrued liabilities as of December 31, 2002	7.1	—	—	—	7.1
2003 charges for 2003 initiatives	28.0	10.7	6.5	—	45.2
2003 payments for 2001 initiatives(2)	(7.1)	—	—	—	(7.1)
2003 payments for 2003 initiatives(2)	(12.2)	(8.3)	(2.2)	—	(22.7)

Accrued liabilities as of December 31, 2003	15.8	2.4	4.3	—	22.5
2004 charges for 2003 initiatives	10.0	0.4	14.5	—	24.9
2004 charges for 2004 initiatives(1)	16.4	48.2	27.3	16.3	108.2
2004 payments for 2003 initiatives	(11.5)	(2.4)	(10.9)	—	(24.8)
2004 payments for 2004 initiatives	(11.8)	—	(14.3)	(1.8)	(27.9)
Foreign currency effect on reserve balance	0.1	1.9	1.1	0.6	3.7

Accrued liabilities as of December 31, 2004	$(19.0)	$50.5	$22.0	$15.1	$106.6

Current portion of restructuring reserve	$19.0	$31.5	$22.0	$15.1	$87.6
Long-term portion of restructuring reserve	—	19.0	—	—	19.0
Estimated additional future charges for current restructuring projects:
Estimated additional charges within one year
Cash charges	$5.5	$—	$6.0	$3.5	$15.0
Noncash charges	—	—	—	—	—
Estimated additional charges beyond one year
Cash charges	$—	$—	$4.7	$—	$4.7
Noncash charges	—	—	—	—	—

(1)
Does not include non-cash charges of $116.4 million for asset impairments and write downs.

(2)
Includes impact of foreign currency translation.

2004 Restructuring Activities

        As of December 31, 2004 and December 31, 2003, the Company had reserves for restructuring and plant closing costs of $106.6 million and $22.5 million, respectively. During the year ended December 31, 2004, the Company, on a consolidated basis, recorded additional charges of $249.5 million, including $116.4 million of charges for asset impairment and write downs, and $133.1 million payable in cash for workforce reductions, demolition and decommissioning and other restructuring costs associated with closure or curtailment of activities at the Company's smaller, less efficient manufacturing facilities. During the 2004 period, the Company made cash payments against these reserves of $52.7 million. For purposes of measuring impairment charges, the fair value of the assets was determined by using the present value of expected cash flows.

        As of December 31, 2003, the Polyurethanes segment reserve consisted of $15.8 million related to the restructuring activities at the Rozenburg, Netherlands site (as announced in 2003), the workforce reductions throughout the Polyurethanes segment (as announced in 2003), and the closure of the Shepton Mallet, U.K. site (as announced in 2002). During the year ended December 31, 2004, the Polyurethanes segment recorded additional restructuring charges of $36.9 million consisting of $26.4 million of cash charges and $10.5 of asset impairment and made cash payments of $23.3 million. These restructuring activities are expected to result in additional restructuring charges of approximately $5.5 million through 2005 and result in workforce reductions of approximately 160 positions, of which 86 positions have been reduced during the year ended December 31, 2004. As of December 31, 2004, the balance of the Polyurethanes segment reserve totaled $19.0 million.

        As of December 31, 2003, the Performance Products segment reserve consisted of $2.4 million relating to the closure of a number of plants at the Whitehaven, U.K. facility, the closure of an administrative office in London, U.K., the rationalization of a surfactants technical center in Oldbury, U.K., and the restructuring of a facility in Barcelona, Spain. During the year ended December 31, 2004, the Performance Products segment recorded additional restructuring charges of $73 million consisting of $48.6 million of charges payable in cash and $24.4 million of asset impairment charges. During 2004, the Company adopted a plan to reduce the workforce across all locations in its European surfactants business by approximately 320 positions over a period of 15 months. This plan included the closure of substantially all of the Company's Whitehaven, U.K. surfactants facility. During the third quarter the Company recorded a restructuring charge of $17.5 million, all payable in cash, in respect of workforce reductions across a number of its European facilities. In connection with the further rationalization of the Whitehaven facility, the Company recognized a restructuring charge of $55.4 million in the fourth quarter of 2004, of which approximately $31.1 million is payable in cash and $24.4 million is impairment of assets. During the year ended December 31, 2004, the Company made cash payments of $2.4 million related to restructuring activities. These restructuring activities are not expected to result in additional charges. As of December 31, 2004, the balance of the Performance Products segment reserve totaled $50.5 million.

        As of December 31, 2003, the Pigments segment reserve consisted of $4.3 million relating to its global workforce reductions announced in August 2003. During the year ended December 31, 2004, the Pigments segment recorded additional restructuring charges of $123.3 million and made cash payments of $25.2 million. During 2004, the Pigments segment recorded restructuring expenses of $17.3 million related to global workforce reductions, all of which are payable in cash. In addition, in April 2004, the Company announced that, following a review of the Pigments business, it would idle approximately

55,000 tonnes, or about 10%, of its total titanium dioxide ("TiO2") production capacity in the third and fourth quarter of 2004. As a result of this decision, the Company recorded a restructuring charge of $24.5 million to be paid in cash, a $77.2 million asset impairment charge and a $4.3 million charge for the write-off of spare parts inventory and other assets. These combined restructuring activities are expected to result in additional restructuring charges of approximately $11 million through 2010 and result in workforce reductions of approximately 600 positions, of which approximately 400 positions have been reduced as of December 31, 2004. As of December 31, 2004, the balance of the Pigments segment reserve totaled $22.0 million.

        As of December 31, 2004, the Base Chemicals segment reserve consisted of $15.1 million related to workforce reductions arising from the announced change in work shift schedules and in the engineering and support functions at the Wilton and North Tees, U.K. facilities. During the year ended December 31, 2004, the Base Chemicals segment recorded restructuring charges of $16.3 million, all of which is payable in cash. These restructuring activities are expected to result in additional charges of approximately $3.5 million and in workforce reductions of approximately 100 positions through 2005. As of December 31, 2004, the balance of the Base Chemicals segment reserve totaled $15.1 million.

2003 Restructuring Activities

        On March 11, 2003, the Polyurethanes segment announced that it would integrate its global flexible products unit into its urethane specialties unit, and recorded a restructuring charge of $19.2 million for workforce reductions of approximately 118 employees. During the remainder of the year, charges of $8.8 million were taken for workforce reductions relating to this restructuring at the Rozenberg, Netherlands site.

        In June 2003, the Company announced that its Performance Products segment would close a number of plants at its Whitehaven, U.K. facility and recorded a charge of $20.1 million in the second quarter 2003. This charge represents $11.4 million relating to an impairment of assets at Whitehaven (in connection with the plant shutdowns) and $8.7 million of workforce reduction costs. The Company also recorded a $2.0 million charge in respect of severance costs arising from the closure of an administrative office in London, U.K., the rationalization of the surfactants technical center in Oldbury, U.K., and the restructuring of the facility in Barcelona, Spain. These charges are part of an overall cost reduction program for this segment that is expected to be implemented through 2005.

        In August 2003, the Company recorded a restructuring charge of $6.5 million related to workforce reductions of approximately 63 employees across its global Pigments operations. The overall cost reduction program to be completed through 2005 for the Pigments segment will involve 250 employees and is estimated to cost an additional $16.5 million. At December 31, 2003, $4.3 million remains in the reserve for restructuring and plant closing costs related to these restructuring activities.

2002 Restructuring Activities

        In 2002, the Pigments segment recorded $3.1 million in asset write-downs related to the closure of the Company's titanium dioxide manufacturing facility in Greatham, U.K..

        During 2002, the Performance Products segment recorded $4.6 million in restructuring charges. These charges consist of $1.4 million in asset impairments related to the closure of the Alcover, Spain surfactants plant, $1.6 million in asset impairments at the Castiglione, Italy surfactants plant and $1.6 million in cash charges for other exit costs.

11.    Securitization of Accounts Receivable

        On December 21, 2000, the Company initiated an accounts receivable securitization program under which it grants an undivided interest in certain of its trade receivables to a qualified off-balance sheet entity (the "Receivables Trust") at a discount. This undivided interest serves as security for the issuance of commercial paper and medium term notes by the Receivables Trust.

        At December 31, 2004 and December 31, 2003, the Receivables Trust had approximately $208.4 million and $198.4 million, respectively in U.S. dollar equivalents in medium term notes outstanding and approximately nil and $100 million, respectively in commercial paper outstanding. Under the terms of the agreements, the Company and its subsidiaries continue to service the receivables in exchange for a 1% fee of the outstanding receivables, and the Company is subject to recourse provisions.

        The Company's retained interest in receivables (including servicing assets) subject to the program was approximately $337.8 million and $154 million as of December 31, 2004 and 2003, respectively. The value of the retained interest is subject to credit and interest rate risk. For the year ended December 31, 2004 and 2003, new sales of accounts receivable sold into the program totaled approximately $5,057.1 million and $4,132 million, respectively, and cash collections from receivables sold into the program that were reinvested totaled approximately $5,016.9 million and $4,135.6 million, respectively. Servicing fees received during the year ended December 31, 2004 and 2003 were approximately $5.5 million and $4.9 million, respectively.

        The Company incurs losses on the accounts receivable securitization program for the discount on receivables sold into the program and fees and expenses associated with the program. The Company also retains responsibility for the economic gains and losses on forward contracts mandated by the terms of the program to hedge the currency exposures on the collateral supporting the off-balance sheet debt issued. Gains and losses on forward contracts included as a component of the loss on accounts receivable securitization program are a loss of $2.4 million and a loss of $24.6 million for the year ended December 31, 2004 and 2003, respectively. As of December 31, 2004 and December 31, 2003, the fair value of the open forward currency contracts was $0 million and $6.8 million, respectively, which is included as a component of the residual interest that is included as a component of trade receivables on the Company's balance sheet. On April 16, 2004, the Company amended the commercial paper facility. Pursuant to the amendment, the maturity of the commercial paper facility was extended to March 31, 2007. In addition, the amendment permits the issuance of euro-denominated commercial paper.

        The key economic assumptions used in valuing the residual interest are presented below:

	December 31, 2004	December 31, 2003
Weighted average life (in months)	Approx. 1.5	Approx. 3
Credit losses (annual rate)	Less than 1%	Less than 1%
Discount rate (annual rate)	Approx. 1%	Approx. 2%

        A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of December 31, 2004 and December 31, 2003 were $12.1 million and $15.6 million, respectively.

12.    Debt

        Outstanding debt consists of the following (dollars in millions):

	December 31, 2004	December 31, 2003
HI Credit Facilities:
Revolving loan facility	$—	$22.0
Term B loan	1,314.1	620.1
Term C loan	—	620.1
HI Senior Notes	456.0	457.1
HI Subordinated Notes	1,242.0	1,169.8
Other debt	42.7	38.0

Total Debt	3,054.8	2,927.1
Less current portion	(10.5)	(1.8)

Long Term Debt	$3,044.3	$2,925.3

HI Credit Facilities

        As of December 31, 2004, the Company had senior secured credit facilities (the "HI Credit Facilities") which consisted of a revolving loan facility of up to $375 million maturing in September 2008 (the "HI Revolving Facility"), which includes a $50 million multicurrency revolving loan facility available in euros, GBP Sterling and U.S. dollars, and a term loan B facility consisting of a $1,248.9 million term portion and a €47.8 million (approximately $65.2 million) term portion (the "HI Term Facility"). On July 13, 2004, the Company amended and restated the HI Credit Facilities. Prior to the amendment and restatement, the HI Credit Facilities consisted of a $400 million revolving facility that was scheduled to mature on June 30, 2005, a $620.1 million term loan B facility that was scheduled to mature on June 30, 2007, and a $620.1 million term loan C facility that was scheduled to mature on June 30, 2008. At the closing of the amendment and restatement of the HI Credit Facilities on July 13, 2004, the Company raised approximately $126.6 million of net proceeds from the issuance of additional term loan borrowings, of which $82.4 million was applied to repay all outstanding borrowings on the HI Revolving Facility and the balance, net of fees, increased cash and cash equivalents. The increase in cash and availability under the HI Revolving Facility is available for general corporate purposes and to provide a portion of funds for the construction of a polyethylene production facility at the Company's Wilton, U.K. facility. Scheduled amortization of the HI Term Facility is approximately $13.3 million per annum, commencing June 30, 2006, with the remaining unpaid balance due at maturity. The maturity of the HI Term Facility is December 31, 2010; provided that the maturity will be accelerated to December 31, 2008 if the Company has not refinanced all of the outstanding HI Senior Notes and the HI Subordinated Notes (as defined below) on or before December 31, 2008 on terms satisfactory to the administrative agent under the HI Credit Facilities.

        In compliance with applicable provisions in its credit facilities, on December 31, 2004, the Company prepaid $59 million on the HI Term Facility as a result of excess cash flow. Such prepayment has been applied in accordance with the provisions of the HI Credit Facilities in such a manner that there will be no scheduled maturities under the HI Credit Facilities due until June 2006 and such that all remaining scheduled maturities under the HI Term Facility shall be reduced pro rata.

        Interest rates for the amended and restated HI Credit Facilities are based upon, at the Company's option, either a eurocurrency rate (LIBOR) or a base rate (prime) plus the applicable spread. The applicable spreads vary based on a pricing grid, in the case of eurocurrency-based loans, from 2.25% to 3.25% per annum depending on the loan facility and whether specified conditions have been satisfied, and, in the case of base rate loans, from 1.00% to 2.00% per annum. As of December 31, 2004 and December 31, 2003 (which was prior to the amendment and restatement of the HI Credit Facilities), the average interest rates on the HI Credit Facilities were 5.0% and 5.6%, respectively, excluding the impact of interest rate hedges. On December 21, 2004, the Company amended the HI Credit Facilities which amendment, among other things, reduced the applicable base (prime) rate margin for the term loan B dollar loans from a range of 1.75% to 2.00% to a range of 1.00% to 1.25% and reduced the applicable Eurocurrency (LIBOR) rate margin for the term loan B dollar loans from a range of 3.00% to 3.25% to a range of 2.25% to 2.50%.

        The HI Credit Facilities are secured by a first priority lien on substantially all the assets of HIH, its domestic subsidiaries and certain of HIH's foreign subsidiaries. The HI Credit Facilities are also guaranteed by HIH, the Company's domestic subsidiaries and certain of its foreign subsidiaries (the "HI Guarantors").

        The HI Credit Facilities contain financial covenants including a minimum interest coverage ratio and a maximum debt to EBITDA ratio, as defined, and limits on capital expenditures. In addition to financial covenants, the HI Credit Facilities contain other customary covenants relating to the incurrence of debt, the purchase and sale of assets, limitations on investments, affiliate transactions, change in control provisions, events of default and acceleration provisions. Management believes that the Company was in compliance with the covenants of the HI Credit Facilities as of December 31, 2004.

        The HI Credit Facility allows the Company to borrow up to $100 million secured by letters of credit; however, the $375 million revolving credit facility is reduced dollar-for-dollar by any letters of credit outstanding. As of December 31, 2004, there were no loans outstanding on the HI Revolving Facility, and there were $7.4 million in letters of credit outstanding.

HI Senior Notes and HI Subordinated Notes

        In March 2002, the Company sold $300 million aggregate principal amount of HI Senior Notes due 2009. On April 11, 2003, the Company sold an additional $150 million aggregate principal amount of the HI Senior Notes at an issue price of 105.25%. Net proceeds from the sale of these notes were used to repay amounts outstanding under the HI Credit Facilities. The HI Senior Notes are unsecured obligations. Interest on the HI Senior Notes is payable semi-annually in March and September of each year. The HI Senior Notes are redeemable after March 1, 2006 at 104.937 of the principal amount thereof, declining ratably to par on and after March 1, 2008.

        On December 17, 2004, the Company completed an offering of $175 million of its 7.375% senior subordinated notes due 2015 and €135 million of its 7.5% senior subordinated notes due 2015 (the "HI Senior Subordinated Notes due 2015"). The Company used all of the net proceeds to redeem part of its outstanding 10.125% senior subordinated notes due 2009 (the "HI Senior Subordinated Notes due 2009" and, together with the HI Senior Subordinated Notes due 2015, the "HI Senior Subordinated Notes"). Prior to the partial redemptions of the HI Senior Subordinated Notes due 2009 discussed below, the Company had outstanding $600 million and €450 million ($559.6 million, which includes $5.2 million of unamortized premium). The HI Senior Subordinated Notes due 2009 became redeemable on July 1, 2004 at 105.063% of the principal amount thereof, which declines ratably to par on and after July 1, 2007. In advance of the issuance of the HI Senior Subordinated Notes due 2015, the Company gave notice that it would redeem $231 million and €77 million of Senior Subordinated Notes due 2009 on December 31, 2004 and $2.9 million and €1.0 million of Senior Subordinated Notes due 2009 on January 3, 2005. The Company completed these redemptions as scheduled. In connection with these redemptions, the Company paid approximately $17.0 million and $0.2 million in U.S. dollar equivalents in redemption premiums on December 31, 2004 and January 3, 2005, respectively.

        As of December 31, 2004, following the December 31, 2004 partial redemption of the HI Senior Subordinated Notes due 2009, the Company has outstanding $369 million and €373 million of Senior Subordinated Notes due 2009 and $175 million and €135 million of Senior Subordinated Notes due 2015, for a combined total of $544 million and €508 million of Senior Subordinated Notes plus $5.3 million of unamortized premium. Following the January 3, 2005 partial redemption, the Company has outstanding $366.1 million and €372 million of Senior Subordinated Notes due 2009 and $175 million and €135 million of Senior Subordinated Notes due 2015, for a combined total of $541.1 million and €507 million of Senior Subordinated Notes plus $5.3 million of unamortized premium. The $175 million and €135 million HI Senior Subordinated Notes due 2015 are redeemable on or after January 1, 2010 at 103.688% and 103.750%, respectively, of the principal amount thereof, which declines ratably to par on and after January 1, 2013. In addition, at any time prior to January 1, 2008, the Company may redeem up to 40% of the aggregate principal amount of the $175 million and €135 million Senior Subordinated Notes due 2015 at redemption prices of 107.375% and 107.5% plus accrued and unpaid interest, respectively. The HI Senior Subordinated Notes are unsecured and interest is payable semi-annually in January and July of each year.

        The HI Senior Notes and the HI Senior Subordinated Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. They also contain a change of control provision requiring the Company to offer to repurchase the HI Senior Notes and the HI Subordinated Notes upon a change of control. Management believes that the Company was in compliance with the covenants of the HI Senior Notes and the HI Senior Subordinated Notes as of December 31, 2004.

        On December 10, 2004, the Company entered into a cross-currency swap. The cross-currency swap requires the Company to pay euros and receive U.S. dollars at the maturity date of January 1, 2010. The U.S. dollar notional amount is $175 million and bears interest at a fixed rate of 7.375%, payable semiannually on January 1 and July 1. The euro notional amount is approximately €132 million and bears interest at a blended fixed rate of approximately 6.63%, payable semiannually on January 1 and July 1.

Other Debt

        The Company maintains a $25 million multicurrency overdraft facility for its European subsidiaries (the "HI European Overdraft Facility"), all of which was available as of December 31, 2004. As of December 31, 2003, the Company had approximately $7.5 million outstanding under the HI European Overdraft Facility included within trade payables. The HI European Overdraft Facility is used for daily working capital needs.

        Included within other debt is debt associated with one of the Company's Chinese MDI joint ventures. In January 2003, the Company entered into a joint venture agreement with Shanghai Chlor-Alkali Chemical Company, Ltd. to build MDI production facilities near Shanghai, China. The Company owns 70% of Huntsman Polyurethanes Shanghai Ltd. ("Consolidated Chinese Splitting JV"), which is a consolidated affiliate. On September 19, 2003, the Consolidated Chinese Splitting JV obtained secured financing for the construction of the production facilities, consisting of various committed loans in the aggregate amount of approximately $119 million in U.S. dollar equivalents. As of December 31, 2004, there were $8.0 million outstanding in U.S. dollar borrowings and 20.0 million in RMB borrowings ($2.4 million) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of December 31, 2004, the interest rate for U.S. dollar borrowings was approximately 3.1% and 5.5% for RMB borrowings. The loans are secured by substantially all the assets of the Consolidated Chinese Splitting JV and will be repaid in 16 semi-annual installments, beginning no later than June 30, 2007. The financing is non-recourse to the Company, but is guaranteed during the construction phase by affiliates of the Consolidated Chinese Splitting JV, including Huntsman Corporation, as the successor to Huntsman Holdings. Huntsman Corporation has unconditionally guaranteed 70% of any amounts due and unpaid by the Consolidated Chinese Splitting JV under the loans described above (except for the VAT facility, which is not guaranteed). Huntsman Corporation's guarantees remain in effect until the Consolidated Chinese Splitting JV has (i) commenced production at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1.5:1.

Maturities

        The scheduled maturities of the Company's debt are as follows (dollars in millions):

Year ended December 31:
2005	$10.5
2006	15.5
2007	15.0
2008	15.2
2009	1,354.6
Later Years	1,644.0

Total	$3,054.8

13.    Derivative Instruments and Hedging Activities

        The Company is exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, the Company enters into transactions, including transactions involving derivative instruments, to manage interest rate exposure, but does not currently hedge for movements in commodities or foreign exchange rates. The Company manages interest rate exposure through a program designed to reduce the impact of fluctuations in variable interest rates and to meet the requirements of certain credit agreements.

Interest Rate Hedging

        Through the Company's borrowing activities, it is exposed to interest rate risk. Such risk arises due to the structure of the Company's debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Prior to the amendment and restatement of the HI Credit Facilities on July 13, 2004, the HI Credit Facilities required that a certain portion of debt be at fixed rates through either interest rate hedges or through other means that provided a similar effect. Effective July 13, 2004, the HI Credit Facilities no longer require interest rate hedging. In recent years, the Company has issued fixed rate debt in the form of the HI Senior Notes and HI Subordinated Notes that serves to reduce overall risk to interest fluctuations.

        Prior to September 30, 2004, the Company purchased interest rate cap and interest rate collar agreements to reduce the impact of changes in interest rates on its floating-rate long-term debt. The cap agreements entitled the Company to receive from the counterparties (major banks) the amounts, if any, by which the Company's interest payments on certain of its floating-rate borrowings exceeded a certain rate. The floor agreements required the Company to pay to the counterparties (major banks) the amount, if any, by which the Company's interest payments on certain of its floating-rate borrowings were less than a certain rate.

	December 31, 2003	December 31, 2002
	(Dollars in Millions)
Interest rate swaps
Notional amount	$212.7	$202.4
Fair value	(4.9)	(11.8)
Weighted average pay rate	5.65%	5.72%
Maximum weighted average pay rate	6.60%	6.62%
Maturing	2004	2004
Interest rate collars
Notional amount	$150.0	$150.0
Fair value	(4.8)	(11.6)
Weighted average cap rate	7.00%	7.00%
Weighted average floor rate	5.08%	5.08%
Maximum weighted average floor rate	6.25%	6.25%
Maturing	2004	2004

        As of December 31, 2003, the majority of the interest rate contracts had been designated as cash flow hedges of future interest payments on its variable rate debt. The fair value of these interest rate contracts designated as hedges as of December 31, 2003 was a loss of approximately $6.2 million, which is recorded in accrued liabilities and in accumulated other comprehensive income (loss) to the extent of the effective portions of the hedging instruments. Gains and losses related to these contracts will be reclassified from other comprehensive income (loss) into earnings in the periods in which the related hedged interest payments are made. Gains and losses on these agreements, including amounts recorded related to hedge ineffectiveness, are reflected as interest expense in the statement of operations. A gain of $0.2 million, a gain of $2.5 million, and a net loss of $4.2 million were recorded in interest income in 2004, 2003, and 2002, respectively.

        As of December 31, 2004 there were no swap agreement liabilities. As of December 31, 2003, swap agreement liabilities with a fair value of $3.4 million have not been designated as hedges for financial reporting purposes. The change in the liability resulted in interest income for 2004, 2003 and 2002 of $3.4 million, $4.6 million and $0.2 million respectively.

Commodity Price Hedging

        As of December 31, 2004, there was $0.1 million included in other current assets and accrued liabilities relating to cash flow commodity price hedging contracts. As of December 31, 2003, there were no cash flow commodity price hedging contracts recorded in other current assets, accrued liabilities or other comprehensive income.

        As of December 31, 2004, commodity price hedging contracts designated as fair value hedges are included in the balance sheet as $1.5 million increase in other current assets and $1.8 million decrease in inventory. As of December 31, 2003, commodity price hedging contracts designated as fair value hedges are included in the balance sheet as $0.8 million increase in accrued liabilities and $0.5 million increase in inventory.

        Commodity price contracts not designated as hedges as defined by SFAS No. 133 are reflected in the balance sheet as $5.6 million and $1.8 million in other current assets and accrued liabilities, respectively, as of December 31, 2004, and as $0.5 million and $0.3 million in other current assets and accrued liabilities, respectively, as of December 31, 2003.

        During 2004, 2003, and 2002, the Company recorded increases of $2.4 million, $1.2 million, and $3.5 million respectively, in cost of goods sold related to net gains and losses from settled contracts, net gains and losses in fair value price hedges, and the change in fair value on commodity price hedges not designated as hedges as defined in SFAS No. 133.

Foreign Currency Rate Hedging

        The Company may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. These contracts are designated as hedges for financial reporting purposes and are recorded at fair value. As of December 31, 2004 and December 31, 2003 and for the year ended December 31, 2004, 2003, and 2002, the fair value, change in fair value, and realized gains (losses) of outstanding foreign currency rate hedging contracts was not material.

Net Investment Hedging

        The Company has designated all of its Euro-denominated debt as a hedge of its net investments in foreign operations. Currency effects of net investment hedges produced a loss of $45.2 million, a loss of $93.6 million, and loss of $95.9 million in other comprehensive income (loss) (foreign currency translation adjustments) for the years ended December 31, 2004, 2003, and 2002, respectively. As of December 31, 2004 and December 31, 2003, there was a cumulative net loss of approximately $171.5 million and $126.3 million, respectively.

        On December 10, 2004, we entered into a cross-currency swap. The cross-currency swap requires the Company to pay euros and receive U.S. dollars at the maturity date of January 1, 2010. The U.S. dollar notional amount is $175 million and bears interest at a fixed rate of 7.375%, payable semiannually on January 1 and July 1. The euro notional amount is approximately €132 million and bears interest at a blended fixed rate of approximately 6.63%, payable semiannually on January 1 and July 1. The Company has designated this cross-currency swap as a hedge of its net investment in euro-denominated operations.

14.    Lease Commitments

        The Company leases a number of assets which are accounted for as operating leases. The lease obligation reflected in the Company's statement of operations as rental expense, totaled $9.1 million, $11.0 million and $15.8 million for the three years ended December 31, 2004, 2003 and 2002, respectively. The minimum future rental payments due under existing agreements are by year (dollars in millions):

Year	Amount
2005	$16.4
2006	11.5
2007	7.8
2008	4.1
2009	3.5
Later years	46.7

Total minimum lease payments	$90.0

        The Company also has lease obligations accounted for as capital leases which are included in other long term debt. The present value of the future net minimum lease payments is $10.0 million at December 31, 2004.

15.    Income Taxes

        The loss before income tax consists of the following (dollars in millions):

	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
U.S. income (loss)	$38.0	$11.5	$101.3
Non-U.S. income (loss)	(146.1)	(120.8)	(122.8)

Total	$(108.1)	$(109.3)	$(21.5)

        The provision (benefit) for income taxes consists of the following (dollars in millions):

	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
U.S.:
Current	$0.5	$0.5	$1.4
Deferred	—	—	—
Non-U.S.:
Current	16.2	21.1	16.9
Deferred	(75.3)	—	(59.8)

Total	$(58.6)	$21.6	$(41.5)

        The following schedule reconciles the differences between the United States federal income taxes at the United States statutory rate to the Company's provision (benefit) for income taxes (dollars in millions):

	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Income taxes at U.S. federal statutory rate	$(37.7)	$(38.3)	$(7.5)
Income not subject to U.S. federal income tax	(13.3)	(4.0)	(23.10)
State income taxes	0.5	0.5	0.4
Foreign country incentive tax benefits	(13.3)	(3.5)	(17.0)
Foreign currency exchange gains and losses	(6.2)	(13.0)	0.8
Effects of non-U.S. operations and tax rate differential	(24.1)	21.9	8.8
Change in valuation allowance	35.3	50.6	—
Expiration and utilization of net operating losses	—	7.6	—
Other	0.2	(0.2)	(3.9)

Total	$(58.6)	$21.6	$(41.5)

Effective income tax rate	54%	19%	193%

        The components of deferred tax assets and liabilities are as follows (dollars in millions):

	December 31, 2004		December 31, 2003
	Current	Long-term	Current	Long-term
Deferred income tax assets:
Net operating loss carryforwards	$—	$228.1	$—	$266.5
Tax basis of plant and equipment in excess of book basis	—	36.4	—	31.9
Employee benefits	—	24.2	—	0.5
Intangible Assets		14.6
Other accruals and reserves	38.0	—	14.6	—
Valuation allowance—Operations	(25.2)	(69.3)	—	(64.5)
Valuation allowance—Other Comprehensive Income	—	(5.8)	—	—

Total	12.8	228.2	14.6	234.4
Deferred income tax liabilities:
Book basis of plant and equipment in excess of tax basis	—	(359.9)	—	(413.6)
Employee benefits	—	(47.5)	—	(55.6)
Other accruals and reserves	(2.6)	—	(11.6)	—

Total	(2.6)	(407.4)	(11.6)	(469.2)

Net deferred tax asset (liability)	$10.2	$(179.2)	$3.0	$(234.8)

        The Company is treated as a partnership for U.S. federal income tax purposes and as such is generally not subject to U.S. income tax, but rather such income is taxed directly to the Company's owners. For the year ended December 31, 2004, the Company recognized non-recurring benefits in Spain, France and Holland of approximately $28.3 million associated with enacted changes in tax rates, the settlement of tax authority examinations and the reversal of previously established valuation allowances. In addition, the Company recognized an approximately $63.6 million benefit from losses in jurisdictions not subject to valuation allowances as well as treaty negotiated reductions in statutory rates.

        The Company has net operating loss carryforwards ("NOLs") of approximately $721.4 million in various non-U.S. jurisdictions. While the majority of the NOLs have no expiration date, $132.3 million have a limited life and begin to expire in 2006. If the valuation allowance recorded against the deferred tax asset is reversed, substantially all of the benefit will be allocated to the income tax provision on the statement of operations while $2.9 million of the benefit will be used to reduce intangible assets. During 2003 and 2004, the company recorded additional valuation allowance of $54.4 and $35.3 million respectively as a result of increasing NOLs in the UK and other non-U.S. jurisdictions.

        For non-U.S. entities that are not treated as branches for U.S tax purposes, the Company does not provide for income taxes on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. The undistributed earnings of foreign subsidiaries that are deemed to be permanently invested were $9.5 million at December 31, 2004. It is not practicable to determine the unrecognized deferred tax liability on those earnings.

        Because the Company is treated as a partnership for U.S. federal income tax purposes, its income is taxed directly to the Company's owners. Pursuant to the Company's limited liability agreement and the limited liability company agreement of HIH, the Company has a tax sharing arrangement with HIH's membership interest holders. Under the arrangement, the Company will make payments to its parent, HIH, which will in turn make payments to its membership interest holders, in an amount approximately equal to the United States federal and state income taxes we and HIH would have paid had HIH been treated as a corporation for tax purposes. The arrangement also provides that, if we had previously made payments to HIH, and HIH had made payments out to its membership interest holders, the Company will receive cash payments back from the membership interest holders (through HIH) in amounts equal to the United States federal and state income tax refunds or benefit against future tax liabilities we would have received from the use of net operating losses or tax credits generated by the Company, up to the amount of payments that we had previously made. As of December 31, 2004, approximately $3.9 million is due to HIH from its membership interest holders (and from HIH) to the Company.

        As of December 31, 2004, the net difference of the Company's book basis of the U.S. assets and liabilities over the tax basis of those assets and liabilities is approximately $533 million.

16.    Other Comprehensive Income (Loss)

        The components of other comprehensive income (loss) are as follows (dollars in millions):

	December 31, 2004		December 31, 2003		December 31, 2002
	Accumulated other comprehensive income (loss)	Other comprehensive Income (loss)	Accumulated other comprehensive income (loss)	Other comprehensive Income (loss)	Accumulated other comprehensive income (loss)	Other comprehensive Income (loss)
Foreign currency translation adjustments	$273.3	$113.6	$159.7	$198.4	$(38.7)	$148.1
Additional minimum pension liability, net of tax of $29.3 million and $29.6 million as of December 31, 2004. and 2003 respectively	(93.2)	(16.1)	(77.1)	11.0	(88.1)	(88.1)
Additional minimum pension liability—unconsolidated affiliate	(8.8)	(3.2)	(5.6)	(0.2)	(5.4)	(5.4)
Unrealized gain (loss) on securities	0.9	(0.1)	1.0	4.6	(3.6)	(3.6)
Net unrealized gain (loss) on derivative instruments	(5.7)	0.3	(6.0)	5.6	(11.6)	2.4

Total	$166.5	$94.5	$72.0	$219.4	$(147.4)	$53.4

        Items of other comprehensive income of the Company and its consolidated affiliates have been recorded net of tax, with the exception of the foreign currency translation adjustments related to subsidiaries with earnings permanently reinvested. The tax effect is determined based upon the jurisdiction where the income or loss was recognized and is net of valuation allowances that have been recorded.

17.    Employee Benefit Plans

        The Company sponsors various contributory and non-contributory defined benefit pension plans covering employees in the U.S., the U.K., Netherlands, Belgium, Canada and a number of other countries. The Company funds the material plans through trust arrangements (or local equivalents) where the assets of the fund are held separately from the employer. The level of funding is in line with local practice and in accordance with the local tax and supervisory requirements. The plan assets consist primarily of equity and fixed income securities.

        The Company also sponsors unfunded post-retirement benefit plans other than pensions which provide medical and life insurance benefits covering certain employees in the U.S. and Canada. In 2004, the healthcare trend rate used to measure the expected increase in the cost of benefits was assumed to be 10% per annum decreasing to 5% per annum after four years. In 2003, the healthcare trend rate used to measure the expected increase in the cost of benefits was assumed to be 10% per annum decreasing to 5.0% per annum after five years.

        International employees are covered by various post employment arrangements consistent with local practices and regulations. Such obligations are included in the consolidated financial statements in other long term liabilities.

        Components of the net periodic benefit costs for the year ended December 31, 2004 and 2003, are as follows (dollars in millions):

	Defined Benefit Plans		Other Postretirement Benefit Plans
	2004	2003	2004	2003
Change in benefit obligation
Benefit obligation as of beginning of year	$1,424.5	$1,144.4	$13.7	$11.6
Service cost	40.2	36.9	0.4	0.4
Interest cost	77.7	64.2	0.8	0.8
Participant Contributions	2.6	2.4	—	—
Plan amendments	(8.5)	0.3	—	(1.4)
Exchange rate changes	125.9	162.6	0.3	0.7
Settlements/transfers	—	—	—	—
Other	2.7	3.9	—	—
Curtailments	(0.1)	(1.9)	—	—
Special termination benefits	10.5	9.8	—	—
Transfers	(1.2)	—	—
Actuarial (gain)/loss	90.6	45.2	(0.9)	2.3
Benefits Paid	(55.1)	(43.3)	(1.1)	(0.7)

Benefit obligation as of end of year	$1,709.8	$1,424.5	$13.2	$13.7

	Defined Benefit Plans		Other Postretirement Benefit Plans
	2004	2003	2004	2003
Change in plan assets
Fair Value of plan assets at beginning of year	$1,176.8	$907.9	—	$—
Actual return on plan assets	129.1	129.6	—	—
Adjustments to opening value	(4.0)	—	—	—
Exchange rate changes	105.2	139.6	—	—
Employer contributions	51.4		1.1
Participant contributions	2.6	2.4	—	—
Other	(2.3)	2.3	—	—
Administrative expenses	(0.5)	—	—	—
Company contributions	—	38.3	—	0.7
Transfers	(1.1)	—	—	—
Benefits Paid	(55.1)	(43.3)	(1.1)	(0.7)

Fair Value of plan assets at end of year	$1,402.1	$1,176.8	—	$—

Funded status
Funded status	$(307.7)	$(247.7)	$(13.2)	$(13.7)
Unrecognized net actuarial (gain)/loss	534.4	439.3	3.7	4.7
Unrecognized prior service cost	(2.6)	6.4	(2.7)	(2.8)

Fair Value of plan assets at end of year	$224.1	$198.0	$(12.2)	$(11.8)

Amounts recognized in balance sheet:
Accrued benefit cost recognized in accrued liabilities and other non current liabilities	$(42.0)	$(149.0)	$(12.2)	$(11.8)
Prepaid pension costs	266.0	235.1	—	—
Intangible asset	4.2	5.2	—	—
Additional minimum liability	(126.6)	—	—	—
Accumulated other comprehensive income	122.5	106.7	—	—

Accrued benefit cost	$224.1	$198.0	$(12.2)	$(11.8)

        Components of the net periodic benefit costs for the years ended December 31, 2004, 2003, and 2002 are as follows (dollars in millions):

	Defined Benefit Plans			Other Postretirement Benefit Plans
	2004	2003	2002	2004	2003	2002
Service Costs	$40.2	$36.9	$28.9	$0.4	$0.4	$0.4
Interest Costs	77.7	64.2	52.3	0.8	0.8	0.7
Expected return on assets	(86.0)	(66.5)	(73.4)	—	—	—
Amortization of prior service costs	0.5	0.6	0.3	(0.2)	(0.2)	(0.2)
Amortization of actuarial (gain)/loss	20.9	22.9	(0.2)	0.2	0.2	0.1

Benefit obligation as of end of year	$53.3	$58.1	$7.9	$1.2	$1.2	$1.0

        The following assumptions were used in the above calculations (dollars in millions):

	Defined Benefit Plans			Other Postretirement Benefit Plans
	2004	2003	2002	2004	2003	2002
Weighted average assumptions as of December 31:
Discount Rate	5.03%	5.51%	5.51%	5.75%	6.25%	6.62%
Expected return on plan assets	7.26%	7.29%	7.00%	N/A	N/A	N/A
Rate of compensation increase	3.90%	3.76%	3.39%	4.00%	4.00%	4.00%

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the defined benefit plans with accumulated benefit obligations in excess of plan assets were as follows (dollars in millions):

	2004	2003
Projected benefit obligation	$1,709.8	$1,424.5
Accumulated benefit obligation	1,400.6	1,172.1
Fair value of plan assets	1,402.1	1,176.8

        Expected future contributions and benefit payments are as follows for the U.S. plans (dollars in millions):

	Defined Benefit Plans	Other Postretirement Benefit Plans
2005 expected employer contributions:
To plan trusts	$43.3	$0.8
To plan participants	0.5	—
Expected benefit payments:
2005	62.1	0.8
2006	63.2	0.8
2007	63.7	0.8
2008	68.6	0.8
2009	69.1	0.8
2010-2014	355.6	4.4

        The asset allocation for the Company's pension plans at the end of 2004 and the target allocation for 2005, by asset category, follows. The fair value of plan assets for these plans is $1,402.1 million at the end of 2004. Based on historical returns, the expectations of the Company's investment committee and outside advisors, the long term rate of return on these assets is expected to be 7.26%.

Asset category	Target Allocation 2005	Allocation at December 31, 2004	Allocation at December 31, 2003
Large cap equities	25-35%	29%	28%
Small/Mid cap equities	15-25%	22%	21%
International equities	10-20%	16%	15%
Fixed income	15-25%	18%	19%
Real estate/other	10-20%	14%	5%
Cash	0-5%	1%	12%

Total U.S. plans		100%	100%

Equities	59%	62%	62%
Fixed income	36%	33%	32%
Real estate	4%	3%	4%
Cash	1%	2%	2%

Total non-U.S. plans		100%	100%

        If the healthcare cost trend rate assumptions were increased by 1%, the postretirement benefit obligation as of December 31, 2004 would be increased by $1.3 million. The effect of this change on the sum of the service cost and interest cost would be an increase of $0.2 million. If the healthcare cost trend rate assumptions were decreased by 1%, the postretirement benefit obligation as of December 31, 2004 would be decreased by $1.1 million. The effect of this change on the sum of the service cost and interest cost would be a decrease of $0.1 million.

        Equity securities in the Company's pension plans did not include any equity securities of the Company or its affiliates at the end of 2003.

        The Company's employees participate in a trusteed, non-contributory defined benefit pension plan (the "Plan") that covers substantially all full-time employees of the Company. The Plan provides benefits based on years of service and final average salary. However, effective July 1, 2004, the existing Plan formula for employees not covered by a collective bargaining agreement was converted to a cash balance design. For represented employees, participation in the cash balance design is subject to the terms of negotiated contracts. For participating employees, benefits accrued as of June 30, 2004 under the prior formula were converted to opening cash balance accounts. The new cash balance benefit formula provides annual pay credits from 4% to 12% of eligible pay, depending on age and service, plus accrued interest. Participants in the plan on July 1, 2004 may be eligible for additional annual pay credits from 1% to 8%, depending on their age and service as of that date, for up to five years.

        In May 2004, the FASB issued FASB Staff Position ("FSP") No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." FSP No. 106-2 provides accounting guidance for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") to a sponsor of a postretirement health care plan. On July 1, 2004, the Company adopted the provisions of FSP No. 106-2. The adoption of FSP No. 106-2 reduced the Company's non-pension postretirement accumulated benefit obligation by approximately $0.3 million, which has been recognized as a change in the Company's unrecognized actuarial gain (loss). The adoption of FSP No. 106-2 reduced the net periodic postretirement benefit cost recognized during the year ended December 31, 2004 by an insignificant amount.

Defined Contribution Plans

        The Company has defined contribution plans covering its domestic employees and employees in some foreign subsidiaries who have completed at least two years of service.

        The Company's total combined expense for the above defined contribution plans for the years ended December 31, 2004, 2003 and 2002 were approximately $7.4 million, $6.9 million, and $6.1 million.

18.    Related Party Transactions

        The Company shares numerous services and resources with Huntsman LLC and its subsidiaries. In accordance with various agreements, Huntsman LLC provides management, operating, maintenance, steam, electricity, water and other services to the Company. The Company also relies on Huntsman LLC to supply certain raw materials and to purchase products. Rubicon LLC, and Louisiana Pigment Company are unconsolidated 50% owned affiliates of the Company. The amounts which the Company purchased from or sold to related parties are as follows (dollars in millions):

	Year Ended December 31, 2004		Year Ended December 31, 2003		Year Ended December 31, 2002
	Purchases From	Sales To	Purchases From	Sales To	Purchases From	Sales To
Huntsman LLC and subsidiaries	$204.3	$138.4	$200.9	$72.4	$226.6	$57.7
ICI and subsidiaries(1)	—	—	6.7	107.5	188.6	252.6
Other unconsolidated affiliates	404.4	52.9	392.7	23.9	392.7	23.4

(1)
Effective May 1, 2003, HMP purchased ICI's remaining membership interest in the Company, after this date, ICI is no longer an affiliate.

        Included in purchases from Huntsman LLC and its subsidiaries for the years ended December 31, 2004, 2003 and 2002 is $84.6 million, $74 million and $65 million, respectively, of allocated management costs which are reported in selling, general and administrative expenses.

        The amounts which the Company is owed or owes to related parties are as follows (dollars in millions):

	December 31, 2004				December 31, 2003
	Receivables From		Payables To		Receivables From		Payables To
	Current	Non- current	Current	Non- current	Current	Non- current	Current	Non- current
Huntsman LLC and subsidiaries	$27.1	$—	$63.4	$—	$15.6	$—	$52.5	$—
Other unconsolidated affiliates	8.8	10.8	35.7	29.9	10.3	13.5	25.2	29.1

19.    Commitments and Contingencies

        The Company has various purchase commitments extending through 2023 for materials, supplies and services entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. The Company has also entered into a limited number of contracts which require minimum payments, even if no volume is purchased. These contracts approximate $143 million in 2005, declining to approximately $17 million after 2009. Historically, the Company has not made any minimum payments under its take or pay contracts.

20.    Fair Value of Financial Instruments

	As of December 31, 2004		As of December 31, 2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Dollars in Millions)
Total debt	$3,054.8	$3,111.2	$2,927.1	$2,995.6
Notes receivable from affiliates	10.8	10.8	13.5	13.5

        Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues that are not quoted on an exchange.

Other Financial Instruments

        The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments.

        The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2004 and 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

21.    Legal Matters

        The Company has settled certain claims relating to discoloration of unplasticized polyvinyl chloride products allegedly caused by its titanium dioxide ("Discoloration Claims") during and prior to the second quarter of 2004. Substantially all of the titanium dioxide that was the subject of these claims was manufactured prior to the Company's acquisition of its titanium dioxide business from ICI in 1999. Net of amounts it has received from insurers and pursuant to contracts of indemnity, the Company has paid approximately £8 million ($14.9 million) in costs and settlement amounts for Discoloration Claims as of December 31, 2004.

        The following table presents information about the number of Discoloration Claims for the periods indicated. Claims include all claims for which service has been received by the Company, and each such claim represents a plaintiff who is pursuing a claim against the Company.

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
Claims filed during period	1	1	0
Claims resolved during period	2	2	0
Claims unresolved at end of period	3	4	5

        The five Discoloration Claims unresolved at the end of 2002 included three claims that did not quantify monetary damages and two claims asserting aggregate damages of approximately $4.5 million. During the year ended December 31, 2003, the Company settled claims for approximately $77.7 million, all of which was paid by its insurers or ICI. The four Discoloration Claims unresolved at the end of 2003 included two claims that did not quantify monetary damages and two claims asserting aggregate damages of approximately $4.5 million. During the year ended December 31, 2004, the Company settled claims for approximately $45.3 million, approximately $30.4 million of which was paid by its insurers or ICI and approximately $14.9 million of which was paid by it. During 2004, the Company recorded charges of $15.1 million relating to Discoloration Claims. The three Discoloration Claims unresolved on December 31, 2004 asserted aggregate damages of approximately $6.7 million. A liability has been accrued for these Discoloration Claims. In March 2005, one of these Discoloration Claims was amended to assert additional damages of approximately $56 million. Based on the Company's understanding of the merits of this claim and its rights under contracts of indemnity and insurance, the Company does not believe that the net impact on its financial condition, results of operations or liquidity will be material.

        While additional Discoloration Claims may be made in the future, the Company cannot reasonably estimate the amount of loss related to such claims. Although the Company may incur additional costs as a result of future claims (including settlement costs), based on its history with Discoloration Claims to date, the fact that substantially all of the titanium dioxide that has been the subject of these Discoloration Claims was manufactured and sold more than five years ago, and the fact that it has rights under contract to indemnity, including from ICI, the Company does not believe that any unasserted possible Discoloration Claims, if any, will have a material impact on its financial condition, results of operations or liquidity. Based on this conclusion and the Company's inability to reasonably estimate its expected costs with respect to these unasserted possible claims, the Company has made no accruals in the Company's financial statements as of December 31, 2004 for costs associated with unasserted possible Discoloration Claims, if any.

        Certain insurers have denied coverage with respect to certain Discoloration Claims. The Company brought suit against these insurers to recover the amounts it believes are due to it. The court found in favor of the insurers, and the Company lodged an application for leave to appeal that decision. Leave to appeal was granted in December 2004. The Company expects the appeal to be heard during the third quarter of 2005.

        The Company is a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this prospectus, the Company does not believe that the outcome of any of these matters will have a material adverse effect on its financial condition, results of operations or liquidity. See "Note 22—Environmental, Health and Safety Matters" for a discussion of environmental proceedings.

22.    Environmental, Health and Safety Matters

  General

        The Company is subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, the Company is subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, the Company's production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt the Company's operations, or require it to modify its facilities or operations. Accordingly, environmental or regulatory matters may cause the Company to incur significant unanticipated losses, costs or liabilities.

  Environmental, Health and Safety Systems

        The Company is committed to achieving and maintaining compliance with all applicable environmental, health and safety ("EHS") legal requirements, and the Company has developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to its operations, enhance compliance with applicable legal requirements, ensure the safety of its employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist the Company in its compliance goals while also fostering efficiency and improvement and minimizing overall risk to the Company.

  EHS Capital Expenditures

        The Company may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. Since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, the Company cannot provide assurance that its expenditures will be indicative of future amounts required under EHS laws. The Company's EHS capital expenditures for 2004 and 2003 were $27.8 million and $31.0 million, respectively. Capital costs relating to environmental matters in 2005 are expected to total approximately $32 million. A total of $21.2 million has been accrued related to environmental related liabilities as of December 31, 2004.

  Governmental Enforcement Proceedings

        On occasion, the Company receive notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable EHS law. By way of example, the Company is aware of the individual matters set out below, which the Company believes to be the most significant presently pending matters and unasserted claims. Although the Company may incur costs or penalties in connection with the governmental proceedings discussed below, based on currently available information and its past experience, the Company believes that the ultimate resolution of these matters will not have a material impact on the Company's results of operations, financial position or liquidity.

        In the third quarter of 2004, the Company's Jefferson County, Texas facilities received notification from the Texas Commission on Environmental Quality ("TCEQ") of potential air emission violations relating to alleged upset air emissions. The Company has investigated the allegations and responded in writing to TCEQ. TCEQ has proposed a penalty of $174,219 for the alleged upset violations. Negotiations are anticipated between the Company and TCEQ with respect to the resolution of these alleged violations. The Company does not believe that the final cost to resolve these matters will be material.

  Remediation Liabilities

        The Company has incurred, and it may in the future incur, liability to investigate and clean up waste or contamination at its current or former facilities or facilities operated by third parties at which it may have disposed of waste or other materials. Similarly, the Company may incur costs for the cleanup of wastes that were disposed of prior to the purchase of its businesses. Under some circumstances, the scope of the Company's liability may extend to damages to natural resources. Specifically, under the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. In addition, under the U.S. Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and similar state laws, the Company may be required to remediate contamination originating from the Company's properties as a condition to its hazardous waste permit. In many cases, the Company's potential liability arising from historical contamination is based on operations and other events occurring prior to its ownership of the relevant facility. In these situations, the Company obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. The Company make no assurance, however, that its existing indemnities will be sufficient to cover its liabilities for such matters.

  Environmental Reserves

        The Company has established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. The Company's liability estimates are based upon available facts, existing technology and past experience. On a consolidated basis, the Company has accrued a total of approximately $21.2 million for environmental-related liabilities as of December 31, 2004. The Company believes these reserves are sufficient for known requirements relating to these matters. The Company may incur losses for environmental remediation in excess of the amounts accrued; however, the Company is not able to estimate the amount or range of such losses.

  Regulatory Developments

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross-media (air, water and waste) environmental permitting program for individual facilities. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, the Company has submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. The Company expects to submit all other IPPC applications and related documents on a timely basis as the various countries implement the IPPC permit program. Although the Company does not know with certainty what each IPPC permit will require, it believes, based upon its experience with the permits received to date, that the costs of compliance with the IPPC permit program will not be material to its results of operations, financial position or liquidity.

        In October 2003, the European Commission adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called "REACH" (Registration, Evaluation and Authorization of Chemicals), companies that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. The REACH initiative, as proposed, would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require capital expenditures by us. As proposed, REACH would take effect in three primary stages over the eleven years following the final effective date (assuming final approval). The impacts of REACH on the chemical industry and on us are unclear at this time because the parameters of the program are still being actively debated.

  MTBE Developments

        The use of MTBE is controversial in the U.S. and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, California, New York and Connecticut have adopted rules that prohibit the use of MTBE in gasoline sold in those states as of January 1, 2004. Overall, states that have taken some action to prohibit or restrict the use of MTBE in gasoline account for a substantial portion of the "pre-ban" U.S. MTBE market. Thus far, attempts by others to challenge these state bans in federal court under the reformulated gasoline provisions of the federal Clean Air Act have been unsuccessful.

        The U.S. Congress has been considering legislation that would eliminate the oxygenated fuels requirements in the Clean Air Act and phase out or curtail MTBE use over a period of several years. To date, no such legislation has become law. If it were to become law it could result in a federal phase-out of the use of MTBE in gasoline in the U.S., but it would not prevent the Company from manufacturing MTBE in its plants. In addition, in March 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. EPA has not yet acted on this proposal, however. In Europe, the EU issued a final risk assessment report on MTBE in September 2002. No ban of MTBE was recommended, though several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended.

        The Company currently markets approximately 95% of its MTBE to customers located in the U.S. for use as a gasoline additive. Any phase-out or other future regulation of MTBE in other jurisdictions, nationally or internationally, may result in a significant reduction in demand for the Company's MTBE and in a material loss in revenues or material costs or expenditures. In the event that there should be a complete phase-out of MTBE in the U.S., the Company believes it will be able to export MTBE to Europe, Asia or South America, although this may produce a lower level of cash flow than the sale of MTBE in the U.S. The Company may also elect to use all or a portion of its precursor TBA to produce saleable products other than MTBE. If the Company opts to produce products other than MTBE, necessary modifications to its facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        In addition to the use limitations described above, a number of lawsuits have been filed, primarily against gasoline manufacturers, marketers and distributors, by persons seeking to recover damages allegedly arising from the presence of MTBE in groundwater. While the Company has not been named as a defendant in any litigation concerning the environmental effects of MTBE, it cannot provide assurances that it will not be involved in any such litigation or that such litigation will not have a material adverse effect on its results of operations, financial position or liquidity.

23.    Other Operating Income

        Other operating income consists of the following (dollars in millions):

	Year Ended December 31,
	2004	2003	2002
Foreign exchange (gains) losses	$(67.6)	$(91.9)	$(48.3)
Bad debts	2.0	10.2	4.1
Legal settlements	15.1	—	—
Information systems implementation costs	—	—	3.8
Other	36.1	16.1	33.8

Total other operating income	$(14.4)	$(65.6)	$(6.6)

24.    Other Income (Expense)

        Other income (expense) is comprised of the following significant items (dollars in millions):

	Year Ended December 31,
	2004	2003	2002
Loss on early extinguishment of debt	(19.5)	—	—
Other	—	(1.3)	1.3

Total	$(19.5)	$(1.3)	$1.3

25.    Operating Segment Information

        The Company derives its revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. The Company has four reportable operating segments: Polyurethanes, Performance Products, Pigments and Base Chemicals. Sales between segments are generally recognized at external market prices.

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO and MTBE
Performance Products	Surfactants, ethyleneamines and other performance chemicals
Pigments	Titanium dioxide
Base Chemicals	Ethylene, propylene, benzene, cyclohexane and paraxylene

        The Company uses EBITDA to measure the financial performance of its global business units and for reporting the results of its operating segments. This measure includes all operating items relating to the businesses. The EBITDA of operating segments excludes items that principally apply to the Company as a whole. The Company believes that EBITDA is useful in helping investors assess the results of its business operations. The revenues and EBITDA for each of the Company's reportable operating segments are as follows (dollars in millions):

	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Revenues:
Polyurethanes	$2,877.4	$2,297.5	$2,066.0
Performance Products	751.3	659.6	574.3
Pigments	1,048.1	1,009.9	880.3
Base Chemicals	2,118.5	1,421.8	1,097.5
Eliminations	(291.9)	(143.3)	(100.0)

Total	$6,503.4	$5,245.5	$4,518.1

EBITDA(1):
Polyurethanes	$364.0	$233.4	$365.1
Performance Products	(69.1)	(15.8)	27.2
Pigments	(30.0)	105.4	68.3
Base Chemicals	206.9	77.7	13.8
Corporate and other items(2)	(13.3)	19.4	5.8

Total EBITDA	458.5	420.1	480.2
Interest expense, net	(254.2)	(251.5)	(245.4)
Income tax benefit (expense)	58.6	(21.6)	41.5
Depreciation and amortization	(312.4)	(277.9)	(256.2)

Net (loss) income	$(49.5)	$(130.9)	$20.1

Depreciation and Amortization:
Polyurethanes	$147.7	$142.6	$134.7
Performance Products	13.5	12.7	10.6
Pigments	85.6	65.2	54.2
Base Chemicals	60.6	49.9	47.3
Corporate and other items(2)	5.0	7.5	9.4

Total	$312.4	$277.9	$256.2

Capital Expenditures:
Polyurethanes	$45.8	$39.1	$58.3
Performance Products	12.3	12.2	11.5
Pigments	42.7	51.7	97.4
Base Chemicals	40.5	24.4	23.3
Corporate and other items	—	—	—

Total	$141.3	$127.4	$190.5

Total Assets:
Polyurethanes	$4,056.0	$3,733.9	$3,489.4
Performance Products	291.3	307.6	307.7
Pigments	1,514.5	1,554.5	1,502.8
Base Chemicals	1,455.1	1,168.2	1,052.6
Corporate and other items(2)	3,613.4	3,585.8	3,372.7
Eliminations	(5,081.4)	(4,857.3)	(4,557.9)

Total	$5,848.9	$5,492.7	$5,167.3

(1)
EBITDA is defined as net income (loss) from continuing operations before interest, depreciation and amortization and taxes.

(2)
Corporate and other items includes unallocated corporate overhead, loss on sale of accounts receivable, foreign exchange gains or losses and other non-operating income (expense).

	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
	(In millions)
By Geographic Area
Revenues:
United States	$2,213.4	$1,853.1	$1,742.4
United Kingdom	2,637.1	1,927.0	1,537.9
Netherlands	1,274.6	1,019.8	894.6
Other nations	1,815.2	1,640.6	1,457.6
Adjustments and eliminations	(1,436.9)	(1,195.0)	(1,114.4)

Total	$6,503.4	$5,245.5	$4,518.1

Long-lived Assets:
United States	$807.9	$858.0	$901.6
United Kingdom	1,084.7	1,133.5	1,077.8
Netherlands	402.6	410.6	366.7
Other nations	888.5	854.1	725.0

Total	$3,183.7	$3,256.2	$3,071.1

26.    Selected Unaudited Quarterly Financial Data

        A summary of selected unaudited quarterly financial data for the years ended December 31, 2004 and 2003 is as follows (dollars in millions):

	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004	Three Months Ended September 30, 2004	Three Months Ended December 31, 2004	Year Ended December 31, 2004
Revenues	$1,498.1	$1,623.7	$1,651.6	$1,730.0	$6,503.4
Gross profit	148.1	231.4	226.7	218.7	824.9
Restructuring and plant closing costs	8.7	124.9	37.9	78.0	249.5
Operating income	39.4	(19.9)	83.3	78.4	181.2
Net (loss) income	(36.9)	(90.5)	80.9	(3.0)	(49.5)
	Three Months Ended March 31, 2003	Three Months Ended June 30, 2003	Three Months Ended September 30, 2003	Three Months Ended December 31, 2003	Year Ended December 31, 2003
Revenues	$1,297.7	$1,307.4	$1,275.7	$1,364.7	$5,245.5
Gross profit	135.4	154.4	136.4	158.2	584.4
Restructuring and plant closing costs	17.1	21.5	4.8	13.3	56.7
Operating income:	35.0	52.4	32.5	56.0	175.9
Net loss	(32.1)	(22.3)	(25.9)	(50.6)	(130.9)

27.    Condensed Consolidating Financial Statements

        The following condensed consolidating financial statements present, in separate columns, financial information for the following: Huntsman International LLC (on a parent only basis), with its investment in subsidiaries recorded under the equity method; the HI Guarantors on a combined, and where appropriate, consolidated basis; and the non-guarantors on a combined, and where appropriate, consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of December 31, 2004 and December 31, 2003 and for the periods ended December 31, 2004, 2003, and 2002. There are no contractual restrictions limiting transfers of cash from guarantor subsidiaries to the Company. Each of the HI Guarantors is 100% owned by the Company and has fully and unconditionally guaranteed the HI Senior Notes and the HI Subordinated Notes on a joint and several basis. The Company has not presented separate financial statements and other disclosures for each of the HI Guarantors because management believes that such information is not material to investors.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2004
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
ASSETS
Current Assets:
Cash and cash equivalents	$7.4	$(0.4)	$131.0	$—	$138.0
Accounts and notes receivables, net	72.2	102.8	731.2	(100.2)	806.0
Inventories	81.3	85.0	569.3	—	735.6
Prepaid expenses	2.4	1.8	26.6	—	30.8
Deferred tax asset	—	—	10.2	—	10.2
Other current assets	59.5	401.6	71.5	(482.1)	50.5

Total current assets	222.8	590.8	1,539.8	(582.3)	1,771.1
Property, plant and equipment, net	494.0	313.9	2,375.8	—	3,183.7
Investment in unconsolidated affiliates	3,814.7	788.2	18.9	(4,475.6)	146.2
Intangible assets, net	230.6	2.9	20.5	—	254.0
Notes receivable—affiliates	10.8	1,889.9	—	(1,889.9)	10.8
Other noncurrent assets	65.2	28.0	389.9	—	483.1

Total assets	$4,838.1	$3,613.7	$4,344.9	$(6,947.8)	$5,848.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$70.2	$105.4	$612.9	$(100.2)	$688.3
Accrued liabilities	456.4	32.9	412.5	(482.1)	419.7
Current portion of long-term debt	1.6	—	8.9	—	10.5

Total current liabilities	528.2	138.3	1,034.3	(582.3)	1,118.5
Long-term debt	3,046.5	—	1,887.7	(1,889.9)	3,044.3
Deferred income taxes	—	—	179.2	—	179.2
Notes payable—affiliates	29.9	—	—	—	29.9
Other noncurrent liabilities	34.8	0.2	234.5	—	269.5

Total liabilities	3,639.4	138.5	3,335.7	(2,472.2)	4,641.4

Minority interests	—	—	8.8	—	8.8

Equity:
Member's equity	1,026.1	—	—	—	1,026.1
Subsidiary equity	—	2,198.3	1,128.0	(3,326.3)	—
Retained earnings	6.1	736.0	(146.6)	(589.4)	6.1
Accumulated other comprehensive income	166.5	540.9	19.0	(559.9)	166.5

Total equity	1,198.7	3,475.2	1,000.4	(4,475.6)	1,198.7

Total liabilities and equity	$4,838.1	$3,613.7	$4,344.9	$(6,947.8)	$5,848.9

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2003
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
ASSETS
Current Assets:
Cash and cash equivalents	$16.6	$(0.3)	$81.5	$—	$97.8
Accounts and notes receivables, net	63.5	91.3	515.0	(105.4)	564.4
Inventories	47.9	78.6	470.4	—	596.9
Prepaid expenses	5.8	1.7	16.1	—	23.6
Deferred tax asset	—	—	3.0	—	3.0
Other current assets	224.1	316.9	85.5	(542.9)	83.6

Total current assets	357.9	488.2	1,171.5	(648.3)	1,369.3
Property, plant and equipment, net	526.5	331.5	2,398.2	—	3,256.2
Investment in unconsolidated affiliates	3,356.8	791.8	7.3	(4,017.2)	138.7
Intangible assets, net	259.5	4.6	19.3	—	283.4
Notes receivable—affiliates	13.5	—	—	—	13.5
Other noncurrent assets	67.0	1,696.9	355.2	(1,687.5)	431.6

Total assets	$4,581.2	$3,313.0	$3,951.5	$(6,353.0)	$5,492.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$64.0	$68.3	$533.9	$(104.9)	$561.3
Accrued liabilities	381.4	40.1	509.6	(543.4)	387.7
Current portion of long- term debt	1.7	—	0.1	—	1.8

Total current liabilities	447.1	108.4	1,043.6	(648.3)	950.8
Long-term debt	2,926.5	—	1,686.3	(1,687.5)	2,925.3
Deferred income taxes	—	—	234.8	—	234.8
Notes payable—affiliates	29.1	—	—	—	29.1
Other noncurrent liabilities	24.8	—	170.6	—	195.4

Total liabilities	3,427.5	108.4	3,135.3	(2,335.8)	4,335.4

Minority interests	—	—	3.6	—	3.6

Equity:
Member's equity	1,026.1	—	—	—	1,026.1
Subsidiary equity	—	2,220.0	874.0	(3,094.0)	—
Retained earnings	55.6	591.1	(58.1)	(533.0)	55.6
Accumulated other comprehensive income (loss)	72.0	393.5	(3.3)	(390.2)	72.0

Total equity	1,153.7	3,204.6	812.6	(4,017.2)	1,153.7

Total liabilities and equity	$4,581.2	$3,313.0	$3,951.5	$(6,353.0)	$5,492.7

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
YEAR ENDED DECEMBER 31, 2004
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Revenues:
Trade sales, services, and fees	$821.2	$739.8	$4,751.1	$—	$6,312.1
Related party sales	181.3	228.3	85.0	(303.3)	191.3

Total revenue	1,002.5	968.1	4,836.1	(303.3)	6,503.4
Cost of goods sold	818.7	875.6	4,287.5	(303.3)	5,678.5

Gross profit	183.8	92.5	548.6	—	824.9
Expenses:
Selling, general and administrative	77.2	19.5	271.0	—	367.7
Research and development	32.2	1.5	7.2	—	40.9
Other operating (income) expense	(7.3)	(12.1)	5.0	—	(14.4)
Restructuring and plant closing costs	—	—	249.5	—	249.5

Total expenses	102.1	8.9	532.7	—	643.7

Operating income	81.7	83.6	15.9	—	181.2
Interest (expense) income, net	(260.5)	152.8	(146.5)	—	(254.2)
Gain (loss) on sale of accounts receivable	3.6	(2.0)	(17.2)	—	(15.6)
Equity in earnings (losses) of unconsolidated affiliates	145.2	(88.8)	—	(56.4)	—
Other (expense) income	(19.5)	(0.7)	0.7	—	(19.5)

(Loss) income before income taxes	(49.5)	144.9	(147.1)	(56.4)	(108.1)
Income tax expense	—	—	58.6	—	58.6

Net (loss) income	(49.5)	144.9	(88.5)	(56.4)	(49.5)
Other comprehensive income	94.5	147.4	22.3	(169.7)	94.5

Comprehensive income (loss)	$45.0	$292.3	$(66.2)	$(226.1)	$45.0

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
YEAR ENDED DECEMBER 31, 2003
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Revenues:
Trade sales, services, and fees	$705.0	$676.0	$3,660.7	$—	$5,041.7
Related party sales	138.7	118.6	201.0	(254.5)	203.8

Total revenue	843.7	794.6	3,861.7	(254.5)	5,245.5
Cost of goods sold	684.4	717.6	3,513.6	(254.5)	4,661.1

Gross profit	159.3	77.0	348.1	—	584.4
Expenses:
Selling, general and administrative	65.2	(3.4)	240.6	—	302.4
Research and development	37.7	1.9	9.8	—	49.4
Restructuring and plant closing costs	—	—	56.7	—	56.7

Total expenses	102.9	(1.5)	307.1	—	408.5

Operating income	56.4	78.5	41.0	—	175.9
Interest (expense) income, net	(254.4)	150.0	(147.1)	—	(251.5)
(Loss) gain on sale of accounts receivable	(64.3)	(2.8)	34.7	—	(32.4)
Equity in earnings (losses) of unconsolidated affiliates	132.7	(141.1)	—	8.4	—
Other expense	(1.3)	—	—	—	(1.3)

(Loss) income before income taxes	(130.9)	84.6	(71.4)	8.4	(109.3)
Income tax expense	—	—	(21.6)	—	(21.6)

Net (loss) income	(130.9)	84.6	(93.0)	8.4	(130.9)
Other comprehensive income	219.4	492.6	106.8	(599.4)	219.4

Comprehensive income	$88.5	$577.2	$13.8	$(591.0)	$88.5

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
YEAR ENDED DECEMBER 31, 2002
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Revenues:
Trade sales, services, and fees	$674.3	$628.5	$2,881.6	$—	$4,184.4
Related party sales	129.2	111.4	331.5	(238.4)	333.7

Total revenue	803.5	739.9	3,213.1	(238.4)	4,518.1
Cost of goods sold	573.2	603.2	2,964.7	(238.4)	3,902.7

Gross profit	230.3	136.7	248.4	—	615.4
Expenses:
Selling, general and administrative	100.1	8.1	216.8	—	325.0
Research and development	35.1	1.7	17.8	—	54.6
Restructuring and plant closing costs	—	—	7.7	—	7.7

Total expenses	135.2	9.8	242.3	—	387.3

Operating income	95.1	126.9	6.1	—	228.1
Interest (expense) income, net	(248.9)	117.9	(114.4)	—	(245.4)
Gain (loss) on sale of accounts receivable	0.6	(3.3)	(2.8)	—	(5.5)
Equity in earnings (losses) of unconsolidated affiliates	173.6	(79.6)	—	(93.8)	0.2
Other income	0.1	0.1	0.9	—	1.1

Income (loss) before income taxes	20.5	162.0	(110.2)	(93.8)	(21.5)
Income tax (expense) benefit	(0.4)	0.1	41.8	—	41.5
Minority interests in subsidiaries income	—	—	0.1	—	0.1

Net income (loss)	20.1	162.1	(68.3)	(93.8)	20.1
Other comprehensive income (loss)	53.4	155.9	(16.7)	(139.2)	53.4

Comprehensive income (loss)	$73.5	$318.0	$(85.0)	$(233.0)	$73.5

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
YEAR ENDED DECEMBER 31, 2004
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Net cash (used in) provided by operating activities	$(128.3)	$256.1	$18.0	$—	$145.8
Investing activities:
Capital expenditures	(13.7)	(7.1)	(120.5)	—	(141.3)
Investment in unconsolidated affiliate	—	—	(11.8)	—	(11.8)
Net cash received from unconsolidated affiliates	—	8.6	—	—	8.6
Advances to unconsolidated affiliates	(2.6)	—	—	—	(2.6)

Net cash (used in) provided by investing activities	(16.3)	1.5	(132.3)	—	(147.1)

Financing activities:
Net repayments under revolving loan facilities	(22.0)	—	—	—	(22.0)
Issuance of senior notes	354.5	—	—	—	354.5
Proceeds from long term debt	1,369.6	—	—	—	1,369.6
Repayment of long term debt	(1,302.4)	—	—	—	(1,302.4)
Repayments of senior notes	(333.4)	—	—	—	(333.4)
Net borrowings under overdraft facilities	(7.5)	—	—	—	(7.5)
Cash contributions by parent	—	331.3	5,240.3	(5,571.6)	—
Cash distributions from subsidiaries	5,343.5	—	—	(5,343.5)	—
Cash distributions to parent	—	(353.0)	(4,990.5)	5,343.5	—
Cash distributions to subsidiaries	(5,496.6)	(75.0)	—	5,571.6	—
Shares issued to minorities for cash	—	—	5.4	—	5.4
Cost of early extinguishment of debt	(17.0)	—	—	—	(17.0)
Debt issuance costs	(17.2)	—	—	—	(17.2)
Intercompany advances—net of repayments	263.9	(161.0)	(102.9)	—	—

Net cash provided by (used in) financing activities	135.4	(257.7)	152.3	—	30.0

Effect of exchange rate changes on cash	—	—	11.5	—	11.5

(Decrease) increase in cash and cash equivalents	(9.2)	(0.1)	49.5	—	40.2
Cash and cash equivalents at beginning of period	16.6	(0.3)	81.5	—	97.8

Cash and cash equivalents at end of period	$7.4	$(0.4)	$131.0	$—	$138.0

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
YEAR ENDED DECEMBER 31, 2003
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Net cash (used in) provided by operating activities	$(244.8)	$287.2	$56.1	$—	$98.5
Investing activities:
Capital expenditures	(6.9)	(9.5)	(111.0)	—	(127.4)
Investment in unconsolidated affiliate	—	—	(6.1)	—	(6.1)
Net cash received from unconsolidated affiliates	—	0.8	—	—	0.8
Advances to unconsolidated affiliates	(3.0)	—	—	—	(3.0)

Net cash used in investing activities	(9.9)	(8.7)	(117.1)	—	(135.7)

Financing activities:
Net repayments under revolving loan facilities	(45.0)	—	—	—	(45.0)
Issuance of senior notes	157.9	—	—	—	157.9
Proceeds from long term debt	205.0	—	—	—	205.0
Repayment of long term debt	(259.1)	—	(4.9)	—	(264.0)
Net borrowings under overdraft facilities	7.5	—	—	—	7.5
Cash contributions by parent	—	248.9	4,159.5	(4,408.4)	—
Cash distributions from subsidiaries	4,716.7	—	—	(4,716.7)	—
Cash distributions to parent	—	(548.9)	(4,167.8)	4,716.7	—
Cash distributions to subsidiaries	(4,408.4)	—	—	4,408.4	—
Shares issued to minorities for cash	—	—	2.7	—	2.7
Debt issuance costs	(9.7)	—	—	—	(9.7)
Intercompany advances—net of repayments	(112.6)	20.9	91.7	—	—

Net cash provided by (used in) financing activities	252.3	(279.1)	81.2	—	54.4

Effect of exchange rate changes on cash	—	—	5.2	—	5.2

(Decrease) increase in cash and cash equivalents	(2.4)	(0.6)	25.4	—	22.4
Cash and cash equivalents at beginning of period	19.0	0.3	56.1	—	75.4

Cash and cash equivalents at end of period	$16.6	$(0.3)	$81.5	$—	$97.8

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
YEAR ENDED DECEMBER 31, 2002
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Net cash provided by (used in) operating activities	$56.4	$(7.7)	$129.4	$—	$178.1
Investing activities:
Capital expenditures	(9.4)	(3.1)	(178.0)	—	(190.5)
Investment in unconsolidated affiliate	—	—	(9.0)	—	(9.0)
Net cash received from unconsolidated affiliates	—	8.0	—	—	8.0
Advances to unconsolidated affiliates	(3.3)	—	—	—	(3.3)
Proceeds from sale of fixed assets	(0.4)	—	6.3	—	5.9

Net cash (used in) investing activities	(13.1)	4.9	(180.7)	—	(188.9)

Financing activities:
Net repayments under revolving loan facilities	(43.6)	—	—	—	(43.6)
Issuance of senior notes	300.0	—	—	—	300.0
Repayment of long term debt	(247.2)	—	2.2	—	(245.0)
Debt issuance costs	(10.3)	—	—	—	(10.3)
Cash contributions by parent	—	441.5	3,232.5	(3,674.0)	—
Cash distributions from subsidiaries	3,612.5	—	—	(3,612.5)	—
Cash distributions to parent	—	(431.8)	(3,180.7)	3,612.5	—
Cash distributions to subsidiaries	(3,674.0)	—	—	3,674.0	—
Intercompany advances—net of repayments	17.3	(9.4)	(7.9)	—	—

Net cash (used in) provided by financing activities	(45.3)	0.3	46.1	—	1.1

Effect of exchange rate changes on cash	—	—	1.2	—	1.2

Decrease in cash and cash equivalents	(2.0)	(2.5)	(4.0)	—	(8.5)
Cash and cash equivalents at beginning of period	21.0	2.8	60.1	—	83.9

Cash and cash equivalents at end of period	$19.0	$0.3	$56.1	$—	$75.4

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

PROSPECTUS

Huntsman International LLC

Exchange Offer for
$175,000,000 7 3/8% Senior Subordinated Notes due 2015
and
€135,000,000 7 1/2% Senior Subordinated Notes due 2015

                        , 2005

PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Huntsman International LLC is empowered by Section 18-108 of the Delaware Limited Liability Company Act, subject to the procedures and limitations therein, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement. Huntsman International LLC's amended and restated limited liability company agreement contains no indemnification provisions.

        Each of Huntsman International Financial LLC, Huntsman Propylene Oxide Holdings LLC, Huntsman EA Holdings LLC, Huntsman Texas Holdings LLC, Eurofuels LLC and Eurostar Industries LLC is empowered by Section 18-108 of the Delaware Limited Liability Company Act, subject to the procedures and limitations therein, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its respective limited liability company agreement.

        Huntsman International Financial LLC's limited liability company agreement contains no indemnification provisions. Article 12.2 of the limited liability company agreement of each of Huntsman Propylene Oxide Holdings LLC, Huntsman EA Holdings LLC, Huntsman Texas Holdings LLC, Eurofuels LLC and Eurostar Industries LLC, each of which is filed as an exhibit to this registration statement, authorizes the respective company to indemnify its managers, members, officers, directors, stockholders, employees, representatives and agents, to the extent permitted by law, from and against all losses and claims arising from any suits or proceedings in which these persons may be involved by reason of their management of or relation to the business and affairs of the respective company and to reimburse these persons for expenses incurred in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of such persons to repay such amounts if so required.

        Each of Huntsman Ethyleneamines Ltd., Huntsman Propylene Oxide Ltd. and Huntsman International Fuels, L.P. is empowered by Article 11 of the Texas Revised Limited Partnership Act, subject to the procedures and limitations therein, to indemnify any partner, agent or employee who is or has been a party to or is threatened to be made a party to litigation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses.

        Article XII of the Articles of Limited Partnership of Huntsman Ethyleneamines Ltd., and Article XII of the First Amended and Restated Articles of Limited Partnership of each of Huntsman Propylene Oxide Ltd. and Huntsman International Fuels, L.P., each of which is filed as an exhibit to this registration statement, indemnifies its general partner and its officers to the extent permitted by law from and against all claims and liabilities in which they became involved be reason of their management of the business or affairs of the respective limited partnership.

        Tioxide Group is an unlimited company having share capital registered in England and Wales. Section 310 of the U.K. Companies Act of 1985 (as amended) nullifies any provision contained in a company's articles of association or in any other contract with the company for exempting any director, officer or auditor of the company, or indemnifying such person against, any liability that would attach to him by rule of law in respect of any negligence, default, breach of duty or breach of trust for which such person may be guilty with respect to such company. However, Section 310 permits a company to purchase or maintain insurance for its directors, officers and auditors against liabilities of this nature and permits a company to indemnify any director, officer or auditor against any liability incurred by such person that results from defending any proceedings (civil or criminal) in which a judgment is given in such person's favor or such person is acquitted or application is made under Section 144(3) or (4) of the Companies Act (acquisition of shares by innocent nominee) or Section 727 of the Companies Act

(general power to grant relief in the case of honest and reasonable conduct) where relief is granted to such director, officer or auditor by the court.

        Article 22(a) of the Articles of Association of Tioxide Group indemnifies every director, officer and auditor of Tioxide Group out of the assets of Tioxide Group against all losses and liabilities that such person may sustain in the performance of the duties of his office to the extent permitted by Section 310 of the Companies Act. Furthermore, Article 22(b) empowers the directors of Tioxide Group to purchase insurance for any director, officer or auditor of Tioxide Group as permitted by the Companies Act.

        Tioxide Americas Inc. is incorporated in the Cayman Islands. Cayman Islands law does not specifically limit the extent to which a company's articles of association may provide for the indemnification of officers and directors, except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy (e.g., for purporting to provide indemnification against the consequences of committing a crime). In addition, an officer or director may not be able to enforce indemnification for his own dishonesty or willful neglect or default.

        Article 123 of the Articles of Association of Tioxide Americas Inc., which is filed as an exhibit to this registration statement, contain provisions providing for the indemnification by Tioxide Americas of an officer, director or trustee of Tioxide Americas for all actions, proceedings, claims, costs, charges, losses, damages and expenses which they incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own respective willful neglect or default.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Number	Description of Exhibits
3.1	Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.1 to our registration statement on Form S-4 (File No. 333-85141))
3.2
Second Amended and Restated Limited Liability Company Agreement of Huntsman International LLC dated December 20, 2001 (incorporated by reference to Exhibit 3.2 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
3.3	Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.3 to our registration statement on Form S-4 (File No. 333-85141))
3.4
Limited Liability Company Agreement of Huntsman International Financial LLC dated June 18, 1999, as amended by the First Amendment dated June 19, 1999 (incorporated by reference to Exhibit 3.4 to our registration statement on Form S-4 (File No. 333-85141))
3.5	Memorandum of Association of Tioxide Group (incorporated by reference to Exhibit 3.5 to our registration statement on Form S-4 (File No. 333-85141))
3.6	Articles of Association of Tioxide Group (incorporated by reference to Exhibit 3.6 to our registration statement on Form S-4 (File No. 333-85141))
3.7	Memorandum of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-85141))
3.8	Articles of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-85141))

3.9	Certificate of Amendment to Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.9 to our annual report on Form 10-K for the year ended December 31, 2000)
3.10
Certificate of Amendment to Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.10 to our annual report on Form 10-K for the year ended December 31, 2000)
3.11	Certificate of Formation of Huntsman Propylene Oxide Holdings LLC (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-58578))
3.12
Limited Liability Company Agreement of Huntsman Propylene Oxide Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-58578))
3.13	Certificate of Formation of Huntsman EA Holdings LLC (incorporated by reference to Exhibit 3.9 to our registration statement on Form S-4 (File No. 333-58578))
3.14	Limited Liability Company Agreement of Huntsman EA Holdings LLC dated December 22, 2000 (incorporated by reference to Exhibit 3.10 to our registration statement on Form S-4 (File No. 333-58578))
3.15	Certificate of Formation of Huntsman Texas Holdings LLC (incorporated by reference to Exhibit 3.11 to our registration statement on Form S-4 (File No. 333-58578))
3.16	Limited Liability Company Agreement of Huntsman Texas Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.12 to our registration statement on Form S-4 (File No. 333-58578))
3.17	Certificate of Formation of Eurofuels LLC (incorporated by reference to Exhibit 3.13 to our registration statement on Form S-4 (File No. 333-58578))
3.18	Limited Liability Company Agreement of Eurofuels LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.14 to our registration statement on Form S-4 (File No. 333-58578))
3.19	Certificate of Formation of Eurostar Industries LLC (incorporated by reference to Exhibit 3.15 to our registration statement on Form S-4 (File No. 333-58578))
3.20	Limited Liability Company Agreement of Eurostar Industries LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.16 to our registration statement on Form S-4 (File No. 333-58578))
3.21	Certificate of Limited Partnership of Huntsman Ethyleneamines Ltd. (incorporated by reference to Exhibit 3.17 to our registration statement on Form S-4 (File No. 333-58578))
3.22	Articles of Limited Partnership of Huntsman Ethyleneamines Ltd. dated January 5, 2001 (incorporated by reference to Exhibit 3.18 to our registration statement on Form S-4 (File No. 333-58578))
3.23	Certificate of Limited Partnership of Huntsman Propylene Oxide Ltd. (incorporated by reference to Exhibit 3.19 to our registration statement on Form S-4 (File No. 333-58578))
3.24
First Amended and Restated Articles of Limited Partnership of Huntsman Propylene Oxide Ltd. dated October 1, 2000 (incorporated by reference to Exhibit 3.20 to our registration statement on Form S-4 (File No. 333-58578))
3.25	Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.21 to our registration statement on Form S-4 (File No. 333-58578))

3.26
Certificate of First Amendment to Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.22 to our registration statement on Form S-4 (File No. 333-58578))
3.27
First Amended and Restated Articles of Limited Partnership of Huntsman International Fuels, L.P. dated October 1, 2000 (incorporated by reference to Exhibit 3.23 to our registration statement on Form S-4 (File No. 333-58578))
4.1
Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), the Guarantors party thereto and Bank One, N.A., as Trustee, relating to the 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-4 (File No. 333-85141))
4.2	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.1)
4.3	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.1)
4.4	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.1)
4.5
First Amendment, dated January 5, 2000, to Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), as Issuer, each of the Guarantors named therein and Bank One, N.A., as Trustee (incorporated by reference to Exhibit 4.6 to our registration statement on Form S-4 (File No. 333-85141))
4.6
Indenture, dated as of March 13, 2001, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.6 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.7	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.6)
4.8	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.6)
4.9	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.6)
4.10
First Supplemental Indenture, dated as of January 11, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.7 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.11
Indenture, dated as of March 21, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.8 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.12	Form of 9 7/8% Senior Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.11)

4.13	Form of 9 7/8% Senior Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.11)
4.14	Form of Guarantee relating to the 9 7/8% Senior Notes due 2009 (included as Exhibit E of Exhibit 4.11)
4.15
Amended and Restated Guarantee, dated as of April 11, 2003, among the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.15 to our registration statement on Form S-4 (File No. 333-106482))
4.16
Exchange and Registration Rights Agreement, dated as of March 21, 2002, among Huntsman International LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.9 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.17
Exchange and Registration Rights Agreement, dated as of April 11, 2003, among Huntsman International LLC, the Guarantors, as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.17 to our registration statement on Form S-4 (File No. 333-106482))
4.18
Indenture, dated as of December 17, 2004, among Huntsman International LLC, as Issuer, the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee, relating to 7 3/8% Senior Subordinated Notes due 2015 and 7 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K dated December 17, 2004 (File No. 333-85141))
4.19	Form of 7 3/8% Senior Subordinated Notes due 2015 denominated in dollars (included as Exhibit A-1 to Exhibit 4.18)
4.20	Form of 7 1/2% Senior Subordinated Notes due 2015 denominated in euros (included as Exhibit A-2 to Exhibit 4.18)
4.21	Form of Guarantee (included as Exhibit E to Exhibit 4.18)
4.22
Exchange and Registration Rights Agreement, dated as of December 17, 2004, among Huntsman International LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to the 7 3/8% Senior Subordinated Notes due 2015 and the 7 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K dated December 17, 2004 (File No. 333-85141))
5.1††
Opinion and consent of Stoel Rives LLP as to the legality of the notes to be issued by Huntsman International LLC, and the guarantees to be issued by Huntsman International Financial LLC, Huntsman Propylene Oxide Holdings LLC, Huntsman EA Holdings LLC, Huntsman Texas Holdings LLC, Eurofuels LLC and Eurostar Industries LLC in the exchange offer
5.2††
Opinion and consent of Vinson & Elkins L.L.P. as to the legality of the guarantees to be issued by Huntsman Ethyleneamines Ltd., Huntsman Propylene Oxide Ltd., Huntsman International Fuels, L.P. and Tioxide Group in the exchange offer
5.3††	Opinion and consent of Walkers as to the legality of the guarantees to be issued by Tioxide Americas Inc. in the exchange offer

10.1
Contribution Agreement, dated as of April 15, 1999, by and among Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings LLC (f/k/a Huntsman ICI Holdings LLC) and Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC) as amended by the first Amending Agreement, dated June 4, 1999, the second Amending Agreement, dated June 30, 1999, and the third Amending Agreement, dated June 30, 1999 (incorporated by reference to Exhibit 10.1 to our registration statement on Form S-4 (File No. 333-85141))
10.2
Purchase and Sale Agreement (PO/MTBE Business), dated March 21, 1997, among Texaco, Texaco Chemical Inc. and Huntsman Specialty Chemicals Corporation (incorporated by reference to Exhibit 10.2 to our registration statement on Form S-4 (File No. 333-85141))
10.3
Operating and Maintenance Agreement, dated as of March 21, 1997, by and between Huntsman Specialty Chemicals Corporation and Huntsman Petrochemical Corporation (incorporated by reference to Exhibit 10.3 to our registration statement on Form S-4 (File No. 333-85141))
10.4
Credit Agreement, dated as of June 30, 1999, by and among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), Huntsman International Holdings LLC (f/k/a Huntsman ICI Holdings LLC), Bankers Trust Company, Goldman Sachs Credit Partners LP, The Chase Manhattan Bank, and Warburg Dillon Read and various lending institutions party thereto (incorporated by reference to Exhibit 10.4 to our registration statement on Form S-4 (File No. 333-85141))
10.5
Asset Sale Agreement, dated June 30, 1999, by and between BP Chemicals Limited and Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC) (incorporated by reference to Exhibit 10.5 to our registration statement on Form S-4 (File No. 333-85141))
10.6
First Amendment, dated as of December 21, 2000, by and among Huntsman International LLC, Huntsman International Holdings LLC, the financial institutions named therein, as Lenders, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and Warburg Dillon Read (a division of UBS AG), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.15 to our annual report on Form 10-K for the year ended December 31, 2000)
10.7
Second Amendment, dated as of March 5, 2001, is entered into by and among Huntsman International LLC, Huntsman International Holdings LLC, the undersigned financial institutions, including Bankers Trust Company, in their capacities as lenders hereunder, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and UBS Warburg LLC (as successor to Warburg Dillon Read), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.16 to our annual report on Form 10-K for the year ended December 31, 2000)
10.8
Contribution Agreement, among Huntsman International LLC, as Contributor and Originator, and Huntsman Receivables Finance LLC, as the Company, dated as of December 20, 2000 (incorporated by reference to Exhibit 10.17 to our annual report on Form 10-K for the year ended December 31, 2000)

10.9
Huntsman Master Trust Pooling Agreement, dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as Company, Huntsman (Europe) BVBA, as Master Servicer, and Chase Manhattan Bank (Ireland) Plc, as Trustee (incorporated by reference to Exhibit 10.18 to our annual report on Form 10-K for the year ended December 31, 2000)
10.10
Huntsman Master Trust, Series 2000-1 Supplement, dated as of December 21, 2000, to Pooling Agreement dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as Company, Huntsman (Europe), BVBA, as Master Servicer, The Chase Manhattan Bank, as Funding Agent, Park Avenue Receivables Corp., as Series 2000-1 Initial Purchaser, the several financial institutions party thereto from time to time as Series 2000-1 APA Banks, and Chase Manhattan Bank (Ireland) Plc, as Trustee (incorporated by reference to Exhibit 10.19 to our annual report on Form 10-K for the year ended December 31, 2000)
10.11
Servicing Agreement, dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as the Company, Huntsman (Europe) BVBA, as Master Servicer, Tioxide Americas Inc., Huntsman ICI Holland B.V., Tioxide Europe Limited, Huntsman International LLC, Huntsman Petrochemicals (U.K.) Limited, Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., as Local Servicers, Chase Manhattan Bank (Ireland) Plc, as Trustee, PricewaterhouseCoopers, as Liquidation Servicer, and Huntsman International LLC, as Servicer Guarantor (incorporated by reference to Exhibit 10.20 to our annual report on Form 10-K for the year ended December 31, 2000)
10.12
U.S. Receivables Purchase Agreement, Huntsman International LLC, as Purchaser, and Tioxide Americas Inc., Huntsman Propylene Oxide Ltd. and Huntsman International Fuels, L.P., each as a Seller and an Originator (incorporated by reference to Exhibit 10.21 to our annual report on Form 10-K for the year ended December 31, 2000)
10.13
Dutch Receivables Purchase Agreement, dated as of December 21, 2000, between Huntsman International LLC, as Purchaser, Huntsman ICI Holland B.V., as Originator, Huntsman ICI (Europe) B.V.B.A., as Master Servicer (incorporated by reference to Exhibit 10.22 to our annual report on Form 10-K for the year ended December 31, 2000)
10.14
U.K. Receivables Purchase Agreement, dated as of December 20, 2000, between Huntsman International LLC, as Purchaser, Tioxide Europe Limited and Huntsman Petrochemicals (U.K.) Limited, as Originators, and Huntsman (Europe) B.V.B.A., as Master Servicer (incorporated by reference to Exhibit 10.23 to our annual report on Form 10-K for the year ended December 31, 2000)
10.15
Third Amendment, dated as of November 30, 2001, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed December 4, 2001)
10.16
Fourth Amendment to Credit Agreement, dated as of March 15, 2002, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.25 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
10.17
Amendment Agreement, dated December 20, 2001, between Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings LLC and Huntsman International LLC, to amend the Contribution Agreement dated as of April 15, 1999 (incorporated by reference to Exhibit 10.26 to our registration statement on Form S-4 (File No. 333-106482))

10.18
Second Amendment, dated as of October 21, 2002, between Huntsman Receivables Finance LLC, Huntsman (Europe), BVBA, and J.P. Morgan (Ireland) PLC, to Series 2000-1 Supplement, dated as of December 21, 2000 (incorporated by reference to Exhibit 10.27 to our annual report on Form 10-K for the year ended December 31, 2002)
10.19
First Amendment to Series 2001-1 Supplement, dated as of October 21, 2002, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA and J.P. Morgan Bank (Ireland) PLC (incorporated by reference to Exhibit 10.28 to our annual report on Form 10-K for the year ended December 31, 2002)
10.20
First Amendment to Amended and Restated Pooling Agreement, dated as of October 21, 2002, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA and J.P. Morgan Bank (Ireland) PLC (incorporated by reference to Exhibit 10.29 to our annual report on Form 10-K for the year ended December 31, 2002)
10.21
Amended and Restated Servicing Agreement, dated as of October 21, 2002, among Huntsman Receivables Finance LLC, as the Company, Huntsman (Europe) BVBA, as Master Servicer, Tioxide Americas Inc., Huntsman Holland B.V., Tioxide Europe Limited, Huntsman International LLC, Huntsman Petrochemicals (UK) Limited, Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., Tioxide Europe SRL, Huntsman Surface Sciences Italia SRL, Huntsman Patrica S.R.L., Tioxide Europe S.L., Huntsman Surface Sciences Ibérica, S.L., Tioxide Europe SAS, Huntsman Surface Sciences (France) S.A.S., Huntsman Surface Sciences UK Ltd, Huntsman Ethyleneamines Ltd., as Local Servicers, J.P. Morgan Bank (Ireland) PLC, as Trustee, PricewaterhouseCoopers, as Liquidation Servicer, and Huntsman International LLC, as Servicer Guarantor (incorporated by reference to Exhibit 10.30 to our annual report on Form 10-K for the year ended December 31, 2002)
10.22
Amended and Restated U.S. Receivables Purchase Agreement, dated as of October 21, 2002, among Huntsman International LLC, as Purchaser, and Tioxide Americas Inc., Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., and Huntsman Ethyleneamines Ltd., each as a Seller and an Originator (incorporated by reference to Exhibit 10.31 to our annual report on Form 10-K for the year ended December 31, 2002)
10.23
Amended and Restated UK Receivables Purchase Agreement, dated as of October 21, 2002, among Huntsman International LLC, as Purchaser, Huntsman Surface Sciences UK Limited, Tioxide Europe Limited, and Huntsman Petrochemicals (UK) Limited, as Originators, Huntsman (Europe) B.V.B.A, as Master Servicer (incorporated by reference to Exhibit 10.32 to our annual report on Form 10-K for the year ended December 31, 2002)
10.24
Fifth Amendment to Credit Agreement, dated as of February 7, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.33 to our annual report on Form 10-K for the year ended December 31, 2002)
10.25
Deed of Amendment to Contribution Agreement, dated as of November 27, 2002, among Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings, LLC, and Huntsman International LLC (incorporated by reference to Exhibit 10.34 to our annual report on Form 10-K for the year ended December 31, 2002)
10.26
Sixth Amendment to Credit Agreement, dated as of April 9, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to our quarterly report on Form 10-Q for the quarter ended March 31, 2003)

10.27
Business Consulting Agreement, dated as of June 3, 2003, between Huntsman International LLC and Jon M. Huntsman (incorporated by reference to Exhibit 10.41 to our registration statement on Form S-4 (File No. 333-106482))
10.28
Seventh Amendment to Credit Agreement, dated as of October 17, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.42 to our registration statement on Form S-4 (File No. 333-106482))
10.29
First Amendment to Amended and Restated Credit Agreement, dated as of December 21, 2004, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K dated December 17, 2004 (File No. 333-85141))
12.1†	Statement re Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of Huntsman International LLC (incorporated by reference to Exhibit 21.1 to our annual report on Form 10-K for the year ended December 31, 2004)
23.1†	Consent of Deloitte & Touche LLP
23.2††	Consent of Stoel Rives LLP (included in Exhibit 5.1)
23.3††	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.2)
23.4††	Consent of Walkers (included in Exhibit 5.3)
24.1†	Powers of Attorney (included in the Signature Pages)
25.1†	Form T-1 Statement of Eligibility of Wells Fargo Bank, N.A. to act as Trustee under the Indenture
99.1††	Form of Letter of Transmittal for the notes
99.2††	Letter to Brokers for the notes
99.3††	Letter to Clients for the notes
99.4††	Notice of Guaranteed Delivery for the notes
99.5	Huntsman International LLC Schedule II—Valuation and Qualifying Accounts (incorporated by reference to page F-51 of our annual report on Form 10-K for the year ended December 31, 2004)

†
Filed herewith.

††
To be filed by amendment.

(B)    Financial Statement Schedules

        Huntsman International LLC Schedule II—Valuation and Qualifying Accounts (included in Exhibit 99.5 hereto)

        All other schedules have been omitted because they are not required, not applicable, or the information is otherwise set forth in the financial statements or notes therein.

ITEM 22. UNDERTAKINGS

        The undersigned registrants hereby undertake:

  (1)
  To file, during any period in which offers to sell are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 8th day of June, 2005.

HUNTSMAN INTERNATIONAL LLC
By:	/s/ JON M. HUNTSMAN Jon M. Huntsman Chairman of the Board of Managers and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 8th day of June, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Managers and Manager
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Manager (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Executive Vice President, Chief Financial Officer and Manager (Principal Financial Officer)
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs	Executive Vice President, General Counsel, Secretary and Manager
/s/ L. RUSSELL HEALY L. Russell Healy	Vice President and Controller (Principal Accounting Officer)

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 8th day of June, 2005.

HUNTSMAN INTERNATIONAL FINANCIAL LLC
By:	/s/ JON M. HUNTSMAN Jon M. Huntsman Chairman of the Board of Managers and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 8th day of June, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Managers and Manager
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Operating Officer and Manager (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 8th day of June, 2005.

EUROFUELS LLC
By:	/s/ ANTHONY P. HANKINS Anthony P. Hankins President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 8th day of June, 2005:

Name	Capacities

/s/ ANTHONY P. HANKINS Anthony P. Hankins	President and Manager (Principal Executive Officer)
/s/ STEVE L. HOSTETTER Steve L. Hostetter	Manager (Principal Financial and Accounting Officer)
/s/ PHILLIPE ROSE Phillipe Rose	Manager

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 8th day of June, 2005.

EUROSTAR INDUSTRIES LLC
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 8th day of June, 2005:

Name	Capacities

/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Manager (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Manager (Principal Financial and Accounting Officer)
/s/ SEAN DOUGLAS Sean Douglas	Vice President and Manager

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 8th day of June, 2005.

HUNTSMAN EA HOLDINGS LLC
By:	/s/ DONALD J. STANUTZ Donald J. Stanutz President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 8th day of June, 2005:

Name	Capacities

/s/ DONALD J. STANUTZ Donald J. Stanutz	President and Manager (Principal Executive Officer)
/s/ SEAN DOUGLAS Sean Douglas	Vice President (Principal Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 8th day of June, 2005.

HUNTSMAN PROPYLENE OXIDE HOLDINGS LLC
By:	/s/ ANTHONY P. HANKINS Anthony P. Hankins President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 8th day of June, 2005:

Name	Capacities

/s/ ANTHONY P. HANKINS Anthony P. Hankins	President and Manager (Principal Executive Officer)
/s/ SEAN DOUGLAS Sean Douglas	Vice President (Principal Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 8th day of June, 2005.

HUNTSMAN TEXAS HOLDINGS LLC
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 8th day of June, 2005:

Name	Capacities

/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Manager (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Manager (Principal Financial and Accounting Officer)
/s/ SEAN DOUGLAS Sean Douglas	Vice President and Manager

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 8th day of June, 2005.

HUNTSMAN ETHYLENEAMINES LTD.
By:	HUNTSMAN EA HOLDINGS LLC, General Partner
By:	/s/ DONALD J. STANUTZ Donald J. Stanutz President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 8th day of June, 2005:

Name	Capacities

/s/ DONALD J. STANUTZ Donald J. Stanutz	Manager of General Partner and President (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 8th day of June, 2005.

HUNTSMAN PROPYLENE OXIDE LTD.
By:	HUNTSMAN PROPYLENE OXIDE HOLDINGS LLC, General Partner
By:	/s/ ANTHONY P. HANKINS Anthony P. Hankins President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 8th day of June, 2005:

Name	Capacities

/s/ ANTHONY P. HANKINS Anthony P. Hankins	Manager of General Partner and President (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 8th day of June, 2005.

HUNTSMAN INTERNATIONAL FUELS, L.P.
By:	EUROFUELS LLC, General Partner
By:	/s/ ANTHONY P. HANKINS Anthony P. Hankins President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 8th day of June, 2005:

Name	Capacities

/s/ ANTHONY P. HANKINS Anthony P. Hankins	Manager of General Partner and President (Principal Executive Officer)
/s/ STEVE L. HOSTETTER Steve L. Hostetter	Manager of General Partner (Principal Financial and Accounting Officer)
/s/ PHILLIPE ROSE Phillipe Rose	Manager of General Partner

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 8th day of June, 2005.

TIOXIDE GROUP
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 8th day of June, 2005:

Name	Capacities

/s/ PETER R. HUNTSMAN Peter R. Huntsman	Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Director
/s/ THOMAS G. FISHER Thomas G. Fisher	Director
/s/ MICHAEL C. DIXON Michael C. Dixon	The Controller (Principal Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 8th day of June, 2005.

TIOXIDE AMERICAS INC.
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chairman of the Board of Directors and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 8th day of June, 2005:

Name	Capacities

/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chairman of the Board of Directors and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Director (Principal Financial Officer)
/s/ L. RUSSELL HEALY L. Russell Healy	Director, Vice President and Treasurer (Principal Accounting Officer)

EXHIBIT INDEX

Number	Description of Exhibits
3.1	Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.1 to our registration statement on Form S-4 (File No. 333-85141))
3.2
Second Amended and Restated Limited Liability Company Agreement of Huntsman International LLC dated December 20, 2001 (incorporated by reference to Exhibit 3.2 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
3.3	Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.3 to our registration statement on Form S-4 (File No. 333-85141))
3.4
Limited Liability Company Agreement of Huntsman International Financial LLC dated June 18, 1999, as amended by the First Amendment dated June 19, 1999 (incorporated by reference to Exhibit 3.4 to our registration statement on Form S-4 (File No. 333-85141))
3.5	Memorandum of Association of Tioxide Group (incorporated by reference to Exhibit 3.5 to our registration statement on Form S-4 (File No. 333-85141))
3.6	Articles of Association of Tioxide Group (incorporated by reference to Exhibit 3.6 to our registration statement on Form S-4 (File No. 333-85141))
3.7	Memorandum of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-85141))
3.8	Articles of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-85141))
3.9	Certificate of Amendment to Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.9 to our annual report on Form 10-K for the year ended December 31, 2000)
3.10
Certificate of Amendment to Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.10 to our annual report on Form 10-K for the year ended December 31, 2000)
3.11	Certificate of Formation of Huntsman Propylene Oxide Holdings LLC (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-58578))
3.12
Limited Liability Company Agreement of Huntsman Propylene Oxide Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-58578))
3.13	Certificate of Formation of Huntsman EA Holdings LLC (incorporated by reference to Exhibit 3.9 to our registration statement on Form S-4 (File No. 333-58578))
3.14	Limited Liability Company Agreement of Huntsman EA Holdings LLC dated December 22, 2000 (incorporated by reference to Exhibit 3.10 to our registration statement on Form S-4 (File No. 333-58578))
3.15	Certificate of Formation of Huntsman Texas Holdings LLC (incorporated by reference to Exhibit 3.11 to our registration statement on Form S-4 (File No. 333-58578))
3.16	Limited Liability Company Agreement of Huntsman Texas Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.12 to our registration statement on Form S-4 (File No. 333-58578))
3.17	Certificate of Formation of Eurofuels LLC (incorporated by reference to Exhibit 3.13 to our registration statement on Form S-4 (File No. 333-58578))

3.18	Limited Liability Company Agreement of Eurofuels LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.14 to our registration statement on Form S-4 (File No. 333-58578))
3.19	Certificate of Formation of Eurostar Industries LLC (incorporated by reference to Exhibit 3.15 to our registration statement on Form S-4 (File No. 333-58578))
3.20	Limited Liability Company Agreement of Eurostar Industries LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.16 to our registration statement on Form S-4 (File No. 333-58578))
3.21	Certificate of Limited Partnership of Huntsman Ethyleneamines Ltd. (incorporated by reference to Exhibit 3.17 to our registration statement on Form S-4 (File No. 333-58578))
3.22	Articles of Limited Partnership of Huntsman Ethyleneamines Ltd. dated January 5, 2001 (incorporated by reference to Exhibit 3.18 to our registration statement on Form S-4 (File No. 333-58578))
3.23	Certificate of Limited Partnership of Huntsman Propylene Oxide Ltd. (incorporated by reference to Exhibit 3.19 to our registration statement on Form S-4 (File No. 333-58578))
3.24
First Amended and Restated Articles of Limited Partnership of Huntsman Propylene Oxide Ltd. dated October 1, 2000 (incorporated by reference to Exhibit 3.20 to our registration statement on Form S-4 (File No. 333-58578))
3.25	Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.21 to our registration statement on Form S-4 (File No. 333-58578))
3.26
Certificate of First Amendment to Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.22 to our registration statement on Form S-4 (File No. 333-58578))
3.27
First Amended and Restated Articles of Limited Partnership of Huntsman International Fuels, L.P. dated October 1, 2000 (incorporated by reference to Exhibit 3.23 to our registration statement on Form S-4 (File No. 333-58578))
4.1
Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), the Guarantors party thereto and Bank One, N.A., as Trustee, relating to the 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-4 (File No. 333-85141))
4.2	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.1)
4.3	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.1)
4.4	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.1)
4.5
First Amendment, dated January 5, 2000, to Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), as Issuer, each of the Guarantors named therein and Bank One, N.A., as Trustee (incorporated by reference to Exhibit 4.6 to our registration statement on Form S-4 (File No. 333-85141))
4.6
Indenture, dated as of March 13, 2001, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.6 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.7	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.6)

4.8	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.6)
4.9	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.6)
4.10
First Supplemental Indenture, dated as of January 11, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.7 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.11
Indenture, dated as of March 21, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.8 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.12	Form of 9 7/8% Senior Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.11)
4.13	Form of 9 7/8% Senior Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.11)
4.14	Form of Guarantee relating to the 9 7/8% Senior Notes due 2009 (included as Exhibit E to Exhibit 4.11)
4.15
Amended and Restated Guarantee, dated as of April 11, 2003, among the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.15 to our registration statement on Form S-4 (File No. 333-106482))
4.16
Exchange and Registration Rights Agreement, dated as of March 21, 2002, among Huntsman International LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.9 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.17
Exchange and Registration Rights Agreement, dated as of April 11, 2003, among Huntsman International LLC, the Guarantors, as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.17 to our registration statement on Form S-4 (File No. 333-106482))
4.18
Indenture, dated as of December 17, 2004, among Huntsman International LLC, as Issuer, the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee, relating to 7 3/8% Senior Subordinated Notes due 2015 and 7 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K dated December 17, 2004 (File No. 333-85141))
4.19	Form of 7 3/8% Senior Subordinated Notes due 2015 denominated in dollars (included as Exhibit A-1 to Exhibit 4.18)
4.20	Form of 7 1/2% Senior Subordinated Notes due 2015 denominated in euros (included as Exhibit A-2 to Exhibit 4.18)
4.21	Form of Guarantee (included as Exhibit E to Exhibit 4.18)

4.22
Exchange and Registration Rights Agreement, dated as of December 17, 2004, among Huntsman International LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to the 7 3/8% Senior Subordinated Notes due 2015 and the 7 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K dated December 17, 2004 (File No. 333-85141))
5.1††
Opinion and consent of Stoel Rives LLP as to the legality of the notes to be issued by Huntsman International LLC, and the guarantees to be issued by Huntsman International Financial LLC, Huntsman Propylene Oxide Holdings LLC, Huntsman EA Holdings LLC, Huntsman Texas Holdings LLC, Eurofuels LLC and Eurostar Industries LLC in the exchange offer
5.2††
Opinion and consent of Vinson & Elkins L.L.P. as to the legality of the guarantees to be issued by Huntsman Ethyleneamines Ltd., Huntsman Propylene Oxide Ltd., Huntsman International Fuels, L.P. and Tioxide Group in the exchange offer
5.3††	Opinion and consent of Walkers as to the legality of the guarantees to be issued by Tioxide Americas Inc. in the exchange offer
10.1
Contribution Agreement, dated as of April 15, 1999, by and among Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings LLC (f/k/a Huntsman ICI Holdings LLC) and Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC) as amended by the first Amending Agreement, dated June 4, 1999, the second Amending Agreement, dated June 30, 1999, and the third Amending Agreement, dated June 30, 1999 (incorporated by reference to Exhibit 10.1 to our registration statement on Form S-4 (File No. 333-85141))
10.2
Purchase and Sale Agreement (PO/MTBE Business), dated March 21, 1997, among Texaco, Texaco Chemical Inc. and Huntsman Specialty Chemicals Corporation (incorporated by reference to Exhibit 10.2 to our registration statement on Form S-4 (File No. 333-85141))
10.3
Operating and Maintenance Agreement, dated as of March 21, 1997, by and between Huntsman Specialty Chemicals Corporation and Huntsman Petrochemical Corporation (incorporated by reference to Exhibit 10.3 to our registration statement on Form S-4 (File No. 333-85141))
10.4
Credit Agreement, dated as of June 30, 1999, by and among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), Huntsman International Holdings LLC (f/k/a Huntsman ICI Holdings LLC), Bankers Trust Company, Goldman Sachs Credit Partners LP, The Chase Manhattan Bank, and Warburg Dillon Read and various lending institutions party thereto (incorporated by reference to Exhibit 10.4 to our registration statement on Form S-4 (File No. 333-85141))
10.5
Asset Sale Agreement, dated June 30, 1999, by and between BP Chemicals Limited and Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC) (incorporated by reference to Exhibit 10.5 to our registration statement on Form S-4 (File No. 333-85141))
10.6
First Amendment, dated as of December 21, 2000, by and among Huntsman International LLC, Huntsman International Holdings LLC, the financial institutions named therein, as Lenders, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and Warburg Dillon Read (a division of UBS AG), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.15 to our annual report on Form 10-K for the year ended December 31, 2000)

10.7
Second Amendment, dated as of March 5, 2001, is entered into by and among Huntsman International LLC, Huntsman International Holdings LLC, the undersigned financial institutions, including Bankers Trust Company, in their capacities as lenders hereunder, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and UBS Warburg LLC (as successor to Warburg Dillon Read), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.16 to our annual report on Form 10-K for the year ended December 31, 2000)
10.8
Contribution Agreement, among Huntsman International LLC, as Contributor and Originator, and Huntsman Receivables Finance LLC, as the Company, dated as of December 20, 2000 (incorporated by reference to Exhibit 10.17 to our annual report on Form 10-K for the year ended December 31, 2000)
10.9
Huntsman Master Trust Pooling Agreement, dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as Company, Huntsman (Europe) BVBA, as Master Servicer, and Chase Manhattan Bank (Ireland) Plc, as Trustee (incorporated by reference to Exhibit 10.18 to our annual report on Form 10-K for the year ended December 31, 2000)
10.10
Huntsman Master Trust, Series 2000-1 Supplement, dated as of December 21, 2000, to Pooling Agreement dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as Company, Huntsman (Europe), BVBA, as Master Servicer, The Chase Manhattan Bank, as Funding Agent, Park Avenue Receivables Corp., as Series 2000-1 Initial Purchaser, the several financial institutions party thereto from time to time as Series 2000-1 APA Banks, and Chase Manhattan Bank (Ireland) Plc, as Trustee (incorporated by reference to Exhibit 10.19 to our annual report on Form 10-K for the year ended December 31, 2000)
10.11
Servicing Agreement, dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as the Company, Huntsman (Europe) BVBA, as Master Servicer, Tioxide Americas Inc., Huntsman ICI Holland B.V., Tioxide Europe Limited, Huntsman International LLC, Huntsman Petrochemicals (U.K.) Limited, Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., as Local Servicers, Chase Manhattan Bank (Ireland) Plc, as Trustee, PricewaterhouseCoopers, as Liquidation Servicer, and Huntsman International LLC, as Servicer Guarantor (incorporated by reference to Exhibit 10.20 to our annual report on Form 10-K for the year ended December 31, 2000)
10.12
U.S. Receivables Purchase Agreement, Huntsman International LLC, as Purchaser, and Tioxide Americas Inc., Huntsman Propylene Oxide Ltd. and Huntsman International Fuels, L.P., each as a Seller and an Originator (incorporated by reference to Exhibit 10.21 to our annual report on Form 10-K for the year ended December 31, 2000)
10.13
Dutch Receivables Purchase Agreement, dated as of December 21, 2000, between Huntsman International LLC, as Purchaser, Huntsman ICI Holland B.V., as Originator, Huntsman ICI (Europe) B.V.B.A., as Master Servicer (incorporated by reference to Exhibit 10.22 to our annual report on Form 10-K for the year ended December 31, 2000)
10.14
U.K. Receivables Purchase Agreement, dated as of December 20, 2000, between Huntsman International LLC, as Purchaser, Tioxide Europe Limited and Huntsman Petrochemicals (U.K.) Limited, as Originators, and Huntsman (Europe) B.V.B.A., as Master Servicer (incorporated by reference to Exhibit 10.23 to our annual report on Form 10-K for the year ended December 31, 2000)
10.15
Third Amendment, dated as of November 30, 2001, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed December 4, 2001)

10.16
Fourth Amendment to Credit Agreement, dated as of March 15, 2002, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.25 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
10.17
Amendment Agreement, dated December 20, 2001, between Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings LLC and Huntsman International LLC, to amend the Contribution Agreement dated as of April 15, 1999 (incorporated by reference to Exhibit 10.26 to our registration statement on Form S-4 (File No. 333-106482))
10.18
Second Amendment, dated as of October 21, 2002, between Huntsman Receivables Finance LLC, Huntsman (Europe), BVBA, and J.P. Morgan (Ireland) PLC, to Series 2000-1 Supplement, dated as of December 21, 2000 (incorporated by reference to Exhibit 10.27 to our annual report on Form 10-K for the year ended December 31, 2002)
10.19
First Amendment to Series 2001-1 Supplement, dated as of October 21, 2002, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA and J.P. Morgan Bank (Ireland) PLC (incorporated by reference to Exhibit 10.28 to our annual report on Form 10-K for the year ended December 31, 2002)
10.20
First Amendment to Amended and Restated Pooling Agreement, dated as of October 21, 2002, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA and J.P. Morgan Bank (Ireland) PLC (incorporated by reference to Exhibit 10.29 to our annual report on Form 10-K for the year ended December 31, 2002)
10.21
Amended and Restated Servicing Agreement, dated as of October 21, 2002, among Huntsman Receivables Finance LLC, as the Company, Huntsman (Europe) BVBA, as Master Servicer, Tioxide Americas Inc., Huntsman Holland B.V., Tioxide Europe Limited, Huntsman International LLC, Huntsman Petrochemicals (UK) Limited, Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., Tioxide Europe SRL, Huntsman Surface Sciences Italia SRL, Huntsman Patrica S.R.L., Tioxide Europe S.L., Huntsman Surface Sciences Ibérica, S.L., Tioxide Europe SAS, Huntsman Surface Sciences (France) S.A.S., Huntsman Surface Sciences UK Ltd, Huntsman Ethyleneamines Ltd., as Local Servicers, J.P. Morgan Bank (Ireland) PLC, as Trustee, PricewaterhouseCoopers, as Liquidation Servicer, and Huntsman International LLC, as Servicer Guarantor (incorporated by reference to Exhibit 10.30 to our annual report on Form 10-K for the year ended December 31, 2002)
10.22
Amended and Restated U.S. Receivables Purchase Agreement, dated as of October 21, 2002, among Huntsman International LLC, as Purchaser, and Tioxide Americas Inc., Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., and Huntsman Ethyleneamines Ltd., each as a Seller and an Originator (incorporated by reference to Exhibit 10.31 to our annual report on Form 10-K for the year ended December 31, 2002)
10.23
Amended and Restated UK Receivables Purchase Agreement, dated as of October 21, 2002, among Huntsman International LLC, as Purchaser, Huntsman Surface Sciences UK Limited, Tioxide Europe Limited, and Huntsman Petrochemicals (UK) Limited, as Originators, Huntsman (Europe) B.V.B.A, as Master Servicer (incorporated by reference to Exhibit 10.32 to our annual report on Form 10-K for the year ended December 31, 2002)
10.24
Fifth Amendment to Credit Agreement, dated as of February 7, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.33 to our annual report on Form 10-K for the year ended December 31, 2002)

10.25
Deed of Amendment to Contribution Agreement, dated as of November 27, 2002, among Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings, LLC, and Huntsman International LLC (incorporated by reference to Exhibit 10.34 to our annual report on Form 10-K for the year ended December 31, 2002)
10.26
Sixth Amendment to Credit Agreement, dated as of April 9, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to our quarterly report on Form 10-Q for the quarter ended March 31, 2003)
10.27
Business Consulting Agreement, dated as of June 3, 2003, between Huntsman International LLC and Jon M. Huntsman (incorporated by reference to Exhibit 10.41 to our registration statement on Form S-4 (File No. 333-106482))
10.28
Seventh Amendment to Credit Agreement, dated as of October 17, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.42 to our registration statement on Form S-4 (File No. 333-106482))
10.29
First Amendment to Amended and Restated Credit Agreement, dated as of December 21, 2004, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K dated December 17, 2004 (File No. 333-85141))
12.1†	Statement re Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of Huntsman International LLC (incorporated by reference to Exhibit 21.1 to our annual report on Form 10-K for the year ended December 31, 2004)
23.1†	Consent of Deloitte & Touche LLP
23.2††	Consent of Stoel Rives LLP (included in Exhibit 5.1)
23.3††	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.2)
23.4††	Consent of Walkers (included in Exhibit 5.3)
24.1†	Powers of Attorney (included in the Signature Pages)
25.1†	Form T-1 Statement of Eligibility of Wells Fargo Bank, N.A. to act as Trustee under the Indenture
99.1††	Form of Letter of Transmittal for the notes
99.2††	Letter to Brokers for the notes
99.3††	Letter to Clients for the notes
99.4††	Notice of Guaranteed Delivery for the notes
99.5	Huntsman International LLC Schedule II—Valuation and Qualifying Accounts (incorporated by reference to page F-51 of our annual report on Form 10-K for the year ended December 31, 2004)

†
Filed herewith.

††
To be filed by amendment.